As filed with the Securities and Exchange Commission on November 12, 2008

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

GOLDEN GREEN ENTERPRISES LIMITED

(Exact Name of Each Registrant as Specified in Its Charter)

British Virgin Islands	3310	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 69 Hualibei Street Longhai Middle Road Henan, China (011) 86-371-6897-0951	Mingwang Lu, Chairman and Chief Executive Officer No. 69 Hualibei Street Longhai Middle Road Henan, China (011) 86-371-6897-0951
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CHINA OPPORTUNITY ACQUISITION CORP.

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	6770	20-5331360
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Tice Boulevard Woodcliff Lake, New Jersey 07677 (201) 930-8900	Harry Edelson, Chairman and Chief Executive Officer China Opportunity Acquisition Corp. 300 Tice Boulevard Woodcliff Lake, New Jersey 07677 (201) 930-8900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger contemplated by the merger agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered(1)	Amount Being Registered	Proposed Maximum Offering Price per Security(5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Ordinary Shares(3)	7,468,814	$5.60	$41,825,358.40	$1,643.74
Warrants to purchase Ordinary Shares(3)	14,204,295	$0.19	$2,698,816.05	$106.07
Ordinary Shares underlying the Warrants(3)(4)	14,204,295	$5.60	$79,544,052	$3,126.09
Units, each consisting of One Ordinary Share and Two Warrants(3)	931,186	$5.60	$5,214,641.60	$204.94
Ordinary Shares included in Units(4)	931,186	$5.60	$5,214,641.60	$204.94
Warrants included in Units	1,862,372	$0.19	$353,850.68	$13.91
Ordinary Shares underlying Warrants included in Units(4)	1,862,372	$5.60	$10,429,283.20	$409.87
Representative’s Unit Purchase Option (“UPO”)(3)(4)	1	$100	$100	(6)
Ordinary Shares issuable on exercise of UPO(4)	600,000	$5.60	$3,360,000	$132.05
Warrants issuable on exercise of UPO	1,200,000	$0.19	$228,000	$8.96
Ordinary Shares underlying Warrants included in UPO(4)	1,200,000	$5.60	$6,720,000	$264.09
Total Fee Due			$155,588,743.53	$6,114.66

(1)	All securities being registered are issued by Golden Green Enterprises Limited (“BVICo”), a British Virgin Islands company. In connection with the merger of China Opportunity Acquisition Corp. (“COAC”), a publicly traded Delaware corporation, into BVICo, as described in the proxy statement/prospectus forming a part of this registration statement, all of the outstanding Common Stock, Warrants, Units and Unit Purchase Option of COAC will be exchanged for like securities of BVICo having like tenor on a one-for-one basis. As a result of the merger and related transactions, BVICo will become the public company, domiciled in the British Virgin Islands, and the current security holders of COAC will become security holders of BVICo.
(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price.
(3)	Ordinary Shares, Units, Warrants and Unit Purchase Option that will be issued to holders of securities of COAC upon merger of COAC into BVICo in exchange for like securities of COAC.
(4)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.
(5)	Based on the market price on November 10, 2008 of the common stock, warrants and units of COAC pursuant to Rule 457(f)(1).
(6)	No fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

CHINA OPPORTUNITY ACQUISITION CORP.
300 TICE BOULEVARD
WOODCLIFF LAKE, NEW JERSEY 07677

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF CHINA OPPORTUNITY ACQUISITION CORP.
TO BE HELD ON , 2009

To the Stockholders of China Opportunity Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of China Opportunity Acquisition Corp. (“COAC”), a Delaware corporation, will be held at  a.m. eastern time, on , 2009, at the offices of Graubard Miller, COAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve the Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008, among COAC, Golden Green Enterprises Limited (“BVICo”), Wealth Rainbow Development Limited (“HKCo”), Henan Green Complex Materials Co., Ltd (“Ge Rui”) and the shareholders of BVICo, which, among other things, provides for the merger of COAC with and into BVICo, with BVICo being the surviving entity of such merger — this proposal is referred to as the merger proposal; and
(2)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, COAC is not authorized to consummate the merger — this proposal is referred to as the adjournment proposal.

These items of business are described in the attached proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of COAC common stock at the close of business on , 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, COAC’s board of directors has determined that the merger proposal and the adjournment proposal are fair to and in the best interests of COAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of both of the proposals.

All COAC stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of COAC common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger proposal.

A complete list of COAC stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of COAC for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Harry Edelson
Chairman and Chief Executive Officer

, 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF COAC’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT COAC CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE MERGER AND THEN TENDER YOUR STOCK TO COAC’S STOCK TRANSFER AGENT WITHIN THE TIME PERIOD SPECIFIED IN A NOTICE YOU WILL RECEIVE FROM OR ON BEHALF OF BVICo, WHICH PERIOD WILL BE NOT LESS THAN 20 DAYS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF COAC STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

  SUBJECT TO AMENDMENT AND COMPLETION, DATED NOVEMBER 12, 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
CHINA OPPORTUNITY ACQUISITION CORP.

PROSPECTUS FOR
931,186 UNITS (EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND TWO WARRANTS),
8,400,000 ORDINARY SHARES (INCLUDING SHARES INCLUDED IN THE UNITS),
16,066,667 WARRANTS (INCLUDING WARRANTS INCLUDED IN THE UNITS)
AND
1 UNIT PURCHASE OPTION

China Opportunity Acquisition Corp. (“COAC”) is pleased to report that its board of directors and the board of directors of Golden Green Enterprises Limited (“BVICo”) have approved an agreement of merger and plan of reorganization that provides for the merger between COAC and BVICo, in which BVICo will be the surviving entity. As a result of such merger, COAC’s corporate existence will cease and BVICo will succeed COAC as the publicly traded corporation of which the present holders of COAC securities will be security holders, together with the present holders of BVICo Ordinary Shares. All outstanding securities of COAC (common stock, warrants, units and the Representative’s unit purchase option) will be converted into like securities of BVICo, on a one-to-one basis. Proposals to approve the merger agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of COAC scheduled to be held on , 2009.

Upon completion of the merger, the three current shareholders of BVICo will own 30,000,000 BVICo Ordinary Shares and the holders of common stock of COAC will own 8,400,000 BVICo Ordinary Shares (including shares that are part of units). In addition, the holders of the existing COAC warrants and units will receive like securities of BVICo that will be exercisable or exchangeable into BVICo securities. See the section entitled “The Merger Proposal — Structure of the Merger.” Of the 30,000,000 BVICo Ordinary Shares to be owned by BVICo shareholders, 3,000,000 will be placed in escrow to provide a fund to satisfy their indemnification obligations under the merger agreement.

COAC’s common stock, units and warrants are currently quoted on the Over-the-Counter Bulletin Board under the symbols CHNQ, CHNQU and CHNQW, respectively. After the closing of the transactions contemplated by the merger agreement, the securities of BVICo are expected to be listed on the Nasdaq Stock Market under the symbols CHOP, CHOPU and CHOPW.

COAC is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders of COAC and at any adjournments or postponements of the special meeting. Unless the context requires otherwise, references to “you” are references to COAC stockholders, and references to “we”, “us” and “our” are to COAC. This proxy statement/prospectus also constitutes a prospectus of BVICo for the securities of BVICo to be issued to the security holders of COAC pursuant to terms of the merger. Unless otherwise specifically stated, all currency amounts stated in this proxy statement/prospectus are expressed in United States dollars.

This proxy statement/prospectus provides you with detailed information about the merger and other matters to be considered by the COAC stockholders. You are encouraged to carefully read the entire document and the documents incorporated by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 24.

Your vote is very important.  Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus statement is dated , 2009, and is first being mailed on or about , 2009.

This proxy statement/prospectus incorporates important business and financial information about COAC and BVICo that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. To make this request, or if you would like additional copies of this proxy statement/prospectus or have questions about the merger, you should contact Harry Edelson, Chairman and Chief Executive Officer, China Opportunity Acquisition Corp., 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677, (201) 930-8900.

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is , 2009.

i

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•	The parties to the merger agreement are China Opportunity Acquisition Corp. (“COAC”), Golden Green Enterprises Limited (“BVICo”), Wealth Rainbow Development Limited (“HKCo”), which is a wholly owned subsidiary of BVICo, Henan Green Complex Materials Co., Ltd (“Ge Rui), which is a wholly owned subsidiary of HKCo, and the three current shareholders of BVICo. The merger agreement provides for (i) the merger of COAC into BVICo, with BVICo being the surviving entity of the merger, and (ii) the holders of securities of COAC (in the aggregate, 931,186 units, each consisting of one share of common stock and two warrants, 8,400,000 shares of common stock (including shares included in the units), warrants to purchase 16,066,667 shares of COAC common stock (including warrants included in the units) and one Representative’s unit purchase option to purchase 600,000 units) to receive like securities of BVICo, on a one-to-one basis, in exchange for their existing COAC securities. Immediately prior to the merger, the current shareholders of BVICo will own 30,000,000 BVICo Ordinary Shares, which they will continue to own after the merger is consummated. The current shareholders of BVICo will also be entitled to be issued 1,000,000 BVICo Ordinary Shares for each of the years ending on December 31, 2009, 2010 and 2011 in which BVICo has net after tax income that equals or exceeds the target specified for such year in the merger agreement ($45 million, $60 million and $80 million, respectively). In addition, if at least 75% of the warrants that BVICo will issue to the public holders of COAC’s current warrants are exercised, the current BVICo shareholders will be entitled to an aggregate cash payment of $5 million. See the section entitled “The Merger Proposal.”
•	BVICo is a holding company that owns all of the outstanding shares of HKCo, a Hong Kong corporation that in turn owns all of the registered capital of Ge Rui, a limited liability company organized under the law of the People’s Republic of China. Neither BVICo or HKCo owns any other material assets or operates any business. Ge Rui is a leading private manufacturer of high precision cold-rolled specialty steel products in China. See the section entitled “Business of BVICo.”
•	To provide a fund for payment to BVICo with respect to its post-closing rights to indemnification under the merger agreement, at the closing of the merger, the current shareholders or BVICo will place in escrow (with an independent escrow agent) an aggregate of 3,000,000 BVICo Ordinary Shares. See the section entitled “The Merger Proposal — Indemnification of BVICo.”
•	The merger agreement provides that either COAC or BVICo may terminate the agreement if the merger is not consummated by March 20, 2009. The merger agreement may also be terminated, among other reasons, upon material breach by a party. See the section entitled “The Merger Agreement — Termination.”
•	In addition to voting on the merger, the stockholders of COAC will vote on a proposal to approve an adjournment of the meeting, if necessary. See the section entitled “The Adjournment Proposal.”
•	After the merger, the directors of BVICo will be Mingwang Lu, Yi Lu, Wong Kwok Keung, Maotong Xu and Yunlong Wang, who are designees of the BVICo shareholders, Harry Edelson, who is COAC’s chairman and chief executive officer, and J.P. Huang, who is a designee of Harry Edelson. Maotong Xu, Yunlong Wang, Wong Kwok Keung and J.P. Huang will be considered independent directors under applicable regulatory rules. The current shareholders of BVICo and Mr. Edelson will enter into a voting agreement at the time of closing of the merger (to which BVICo will also be a party) that will provide that they will each vote their BVICo Ordinary Shares in favor of the election of such persons as directors of BVICo in specified classes in all elections through the annual meeting that will be held in 2011.
•	The current BVICo shareholders will not be able to sell any of their BVICo Ordinary Shares during either the twelve month period (for Oasis Green Investments Limited) or the six month period (for the other shareholders) after the closing date of the merger other than as permitted pursuant to the lock-up agreements they will enter into at the closing. Further, the officers and directors of COAC will not be able to sell any of the BVICo Ordinary Shares that they receive as a result of the merger during such twelve month period other than as permitted pursuant to the Stock Escrow Agreement dated as of March 20, 2007, between COAC and each of the persons who were stockholders of COAC prior to its initial public offering (“IPO”) and the lock-up agreements they will enter into upon the closing.

•	After the merger, COAC anticipates that BVICo will have approximately $ million in cash available from the trust account that was established in connection with COAC’s IPO from which payment of certain deal expenses (including investment banking and finder fees), deferred underwriters compensation and payments for conversions of shares issued in COAC’s IPO (“Public Shares”) into cash would be made. If the maximum number of Public Shares are converted that would still allow COAC to consummate the merger (2,759,999 shares), such payments would total $ based on a conversion price of $ per share.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/ prospectus?	A.	COAC and BVICo have agreed to a business combination under the terms of the Agreement of Merger and Plan of Reorganization that is described in this proxy statement/prospectus. This agreement is referred to as the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, which you are encouraged to read.
You are being asked to consider and vote upon a proposal to approve the merger agreement, which, among other things, provides for (i) the merger of COAC into BVICo, with BVICo being the surviving entity of the merger, and (ii) the holders of securities of COAC (in the aggregate, 931,186 units, each consisting of one share of common stock and two warrants, 8,400,000 shares of common stock (including shares included in the units), warrants to purchase 16,066,667 shares of COAC common stock (including warrants included in the units) and one Representative’s unit purchase option to purchase 600,000 units) to receive like securities of BVICo, on a one-to-one basis, in exchange for their existing COAC securities.
The approval of the merger proposal is a condition to the consummation of the merger. As a result of the merger, COAC’s corporate existence will cease and BVICo will succeed COAC as the publicly traded corporation of which the present holders of COAC securities will be security holders, together with the present holders of BVICo Ordinary Shares. All outstanding securities of COAC (common stock, warrants, units and the Representative’s unit purchase option) will be converted into like securities of BVICo, on a one-to-one basis.) BVICo’s memorandum and articles of association, which is its governing document, is annexed hereto as Annex B. The stockholders will also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, COAC would not have been authorized to consummate the merger. COAC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed merger and the other matters to be acted upon at the special meeting. You should read it carefully.
Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q.	Why is COAC proposing the merger?	A.	COAC was organized for the purpose of consummating a business combination with an operating business that has its principal operations located in the People’s Republic of China.
COAC consummated its IPO on March 26, 2007 and the exercise of the over-allotment option on March 29, 2007, raising net proceeds of $38,929,040. Of these net proceeds, $38,357,000 (including $414,000 of deferred underwriting commissions), together with $1,360,000 raised from the private sale of warrants (for a total of $39,717,000), was placed in a trust account immediately following the IPO and, in accordance with COAC’s amended and restated certificate of incorporation, will be released upon the consummation of a business combination. As of September 30, 2008, approximately $41,200,000 was held in deposit in the trust account. COAC intends to use funds held in the trust account to pay certain transaction expenses and deferred underwriters compensation. The balance of the funds will be released to BVICo after the closing of the merger to pay stockholders who properly exercise their conversion rights and for working capital and general corporate purposes.
BVICo is a holding company that owns all of the outstanding capital stock of HKCo, a Hong Kong corporation that in turn owns all of the registered capital of Ge Rui. Neither BVICo nor HKCo owns any other material assets or operates any business. Ge Rui is a leading private manufacturer of high precision cold-rolled specialty steel products in China. It utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into thin steel sheet and plates. Ge Rui’s product offerings are focused predominantly on high-end, value-added finished steel products.
Based on its due diligence investigations of Ge Rui and the industry in which it operates, including the financial and other information provided by BVICo in the course of their negotiations, COAC believes that Ge Rui’s management has been successful in running Ge Rui’s business and that Ge Rui has in place the infrastructure for strong business operations and to achieve growth both organically and through accretive strategic acquisitions. As a result, COAC also believes that a business combination with BVICo will provide COAC stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Factors Considered by COAC’s Board of Directors.”
In accordance with COAC’s amended and restated certificate of incorporation, if COAC is unable to complete a business combination by March 20, 2009, its corporate existence will automatically terminate and it will be required to liquidate. The merger agreement provides that either COAC or BVICo may terminate the merger agreement if the merger is not consummated by March 20, 2009.
Q.	Do I have conversion rights?	A.	If you are a holder of Public Shares, you have the right to vote against the merger proposal and demand that COAC convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of COAC’s IPO are held. These rights to vote against the merger and demand conversion of the Public Shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights. COAC stockholders who elect to convert their shares into cash will not have appraisal rights under the General Corporation Law of the State of Delaware (“DGCL”).
Q.	How do I exercise my conversion rights?	A.	If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the merger proposal, which must be approved and completed, (ii) demand that COAC convert your shares into cash, and (iii) deliver your stock to COAC’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System within the period specified in a notice you will receive from or on behalf of BVICo after the meeting, which period will be not less than 20 days.

Any action that does not include an affirmative vote against the merger will prevent you from exercising your conversion rights. Your vote on any proposal other than the merger proposal will have no impact on your right to convert.
You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Harry Edelson, COAC’s chairman and chief executive officer, at the address listed at the end of this section. If you (i) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to COAC to exercise your conversion rights, or (iii) initially vote against the merger but later wish to vote for it, you may request COAC to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting COAC at the phone number or address listed at the end of this section. Any request for conversion, once made, may be withdrawn at any time up to the vote taken with respect to the merger proposal.
Any corrected or changed proxy card must be received by COAC’s secretary prior to the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent after the meeting within the time period (at least 20 days) specified in a letter that will be sent after the meeting to all COAC stockholders who have voted against the merger proposal and demanded to convert their Public Shares into cash.
If the merger is completed, then, if you have also properly exercised your conversion rights, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the merger. As of September 30, 2008, there was approximately $41,200,000 in the trust account, which would amount to approximately $5.97 per Public Share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of COAC common stock for cash and will no longer own these shares.
Exercise of your conversion rights does not result in either the exercise or loss of any COAC warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock, shall be automatically converted into a warrant of like tenor to purchase a BVICo Ordinary Share and will become exercisable upon consummation of the merger. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow BVICo to call the warrants for redemption if the redemption conditions are satisfied. If the merger is not consummated, the warrants will not become exercisable and will be worthless.
Q.	Do I have appraisal rights if I object to the proposed merger?	A.	Yes. COAC stockholders have appraisal rights in connection with the merger under the DGCL. Stockholders who exercise their appraisal rights will not be entitled to seek conversion of their shares into cash. See the section entitled “Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the merger?	A.	At the closing of the merger, the funds in the trust account will be released to pay (i) transaction expenses (including an aggregate of $860,000 to EarlyBirdCapital, Inc. for investment banking and finder fees), and (ii) deferred underwriters compensation of $414,000. The balance of the funds will be released to BVICo to pay COAC stockholders who properly exercise their conversion rights and for working capital and general corporate purposes.
Q.	What happens if the merger is not consummated?	A.	If the merger is not consummated by March 20, 2009, either party may terminate the merger agreement. If COAC is unable to complete the merger or another business combination by March 20, 2009, it must liquidate. In any liquidation of COAC, the funds deposited in the trust account, plus any interest earned thereon, less claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the holders of COAC’s Public Shares. Holders of COAC common stock issued prior to the IPO, including all of COAC’s officers and directors, have waived any right to any liquidation distribution with respect to those shares. Harry Edelson, COAC’s chairman and chief executive officer, has agreed to be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by COAC for services rendered or products sold to it. COAC cannot assure you that Mr. Edelson will be able to satisfy those obligations. See the section entitled “Other Information Related to COAC — Liquidation If No Business Combination” for additional information.
Q.	When do you expect the merger to be completed?	A.	It is currently anticipated that the merger will be consummated promptly following the COAC special meeting on _________, 2009.
For a description of the conditions for the completion of the merger, see the section entitled “The Merger Agreement — Conditions to the Closing of the Merger.”
Q.	What do I need to do now?	A.	COAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of COAC. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of COAC common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.
Q.	May I change my vote after I have mailed my signed proxy card?	A.	Yes. Send a later-dated, signed proxy card to COAC’s secretary at the address set forth below so that it is received by COAC’s secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to COAC’s secretary, which must be received by COAC’s secretary prior to the special meeting.
Q.	What should I do with my stock certificates?	A.	If the merger is approved and consummated, COAC stockholders who do not elect to have their shares converted into the pro rata share of the trust account will need to exchange their shares of common stock for common stock of BVICo. BVICo will cause each COAC stockholder to be mailed instructions and a letter of transmittal for exchanging their COAC stock certificates for BVICo stock certificates. COAC stockholders who vote against the merger and exercise their conversion rights must deliver their stock to COAC’s transfer agent (either physically or electronically) as instructed by COAC or COAC’s transfer agent as instructed by or on behalf of BVICo after the meeting. If your shares are held electronically, they will automatically be exchanged for new shares.
Q.	What should I do with my warrant certificates?	A.	If the merger is approved and consummated, COAC stockholders will need to exchange their warrants for warrants of BVICo. BVICo will cause each COAC stockholder to be mailed instructions and a letter of transmittal for exchanging their COAC warrant certificates for BVICo warrant certificates.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your COAC shares.
Q.	Who can help answer my questions?	A.	If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Mr. Nicholas Puro Secretary China Opportunity Acquisition Corp. 300 Tice Boulevard Woodcliff Lake, New Jersey 07677 Tel: (201) 930-8900
Or
[Proxy solicitation firm]
You may also obtain additional information about COAC from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you intend to vote against the merger and seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to COAC’s transfer agent at the address below after the meeting and after receiving delivery instructions from or on behalf of BVICo. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Tel: (212) 509-5100 Fax: (212) 845-3201

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement, attached as Annex A to this proxy statement/prospectus. The merger agreement is the legal document that governs the merger and the other transactions that will be undertaken in connection with the merger. It is also described in detail elsewhere in this proxy statement/prospectus.

The Parties

BVICo

Golden Green Enterprises Limited is a British Virgin Islands company that was incorporated on March 11, 2008 solely for the purpose of acquiring the issued share capital of HKCo. BVICo owns no material assets other than the issued share capital of HKCo and does not operate any business other than as the holding company of HKCo. Immediately upon the completion of the merger, the current shareholders of BVICo will hold approximately 78% of the outstanding BVICo Ordinary Shares and the former stockholders of COAC will own approximately 22% of the outstanding BVICo Ordinary Shares. Following the merger, BVICo expects to conduct its business substantially as it is currently conducted as a holding company. Following the completion of the transactions described in this proxy statement/prospectus, it is expected that the securities of BVICo will be listed on the Nasdaq Stock Market.

BVICo’s principal executive office is currently at No. 69 Hualibei Street, Longhai Middle Road, Henan, China, which will continue to be its principal executive office after the merger. Its telephone number is [011] 86-371-6897-0951.

COAC

China Opportunity Acquisition Corp. is a blank check company formed on August 7, 2006 as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has its principal operations located in the People’s Republic of China.

On March 26, 2007, COAC closed its initial public offering of 6,000,000 units, with each unit consisting of one share of its common stock and two warrants, each to purchase one share of its common stock at an exercise price of $5.00 per share. On March 29, 2007, COAC closed an additional 900,000 units that were subject to the over-allotment option. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $6.00 per unit, generating total gross proceeds of $41,400,000. Simultaneously with the consummation of the IPO, COAC consummated the private sale of 2,266,667 warrants (“Insider Warrants”) at $0.60 per warrant to certain of its initial stockholders and affiliates for an aggregate purchase price of $1,360,000. Net proceeds from the offering, including proceeds from the exercise of the underwriter’s over-allotment option, were $38,929,040, including $414,000 of deferred underwriting compensation. Of these net proceeds, $38,357,000, together with the entire $1,360,000 raised from the private sale of warrants, for a total of $39,717,000, were deposited into the trust account and the remaining proceeds of approximately $572,000 became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Notwithstanding the foregoing, COAC was entitled to have an aggregate of $250,000 of the interest earned on the funds in the trust account released to fund expense relating to investigating and selecting a target business and other working capital requirements, as well as any amounts needed to pay income or other tax obligations. COAC has used all of such available interest earned on the funds in the trust account. As of September 30, 2008, there was approximately $ held in the trust account.

The funds deposited in the trust account, with the interest earned thereon, will be released to pay (i) transaction expenses (including an aggregate of $860,000 to EarlyBirdCapital, Inc. for investment banking and finder fees), and (ii) deferred underwriters compensation of $414,000. The balance of the funds will be released to BVICo to pay stockholders who properly exercise their conversion rights and for working capital and general corporate purposes.

If the merger is not consummated by March 20, 2009, either party may terminate the merger agreement. If COAC is unable to complete the merger or another business combination by March 20, 2009, its corporate existence will automatically terminate and it will liquidate and promptly distribute to its public stockholders the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities.

COAC’s common stock, units and warrants are currently quoted on the Over-the-Counter Bulletin Board under the symbols CHNQ, CHNQU and CHNQW, respectively. After the closing of the transactions contemplated by the merger agreement, the securities of BVICo are expected to be listed on the Nasdaq Stock Market under the symbols CHOP, CHOPU and CHOPW.

The mailing address of COAC’s principal executive office is 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677. Its telephone number is (201) 930-8900. COAC’s corporate existence will cease to exist upon consummation of the merger.

HKCo

Wealth Rainbow Development Limited is a Hong Kong corporation that was organized in 2008 for the sole purpose of acquiring and holding all of outstanding capital of Ge Rui. All of HKCo’s capital stock is owned by BVICo. HKCo has no material assets other than the capital of Ge Rui and does not operate any business.

HKCo’s principal executive office is currently, and will continue to be after the merger, at Room 1711, No. 113, Agryle Street, Kowloon, Hong Kong. Its telephone number is [011] 852-2246-8368.

Ge Rui

Henan Green Complex Materials Co., Ltd is a company organized under the law of the People’s Republic of China in 2000 that became a limited liability company on August 7, 2008. It is presently a wholly owned subsidiary of HKCo and will continue to be so after consummation of the merger.

Ge Rui is a private manufacturer of high precision cold-rolled specialty steel products in China. It utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into thin steel sheet and plates. Its products are focused predominantly on high-end, value added finished steel products and are sold entirely to companies within China.

Ge Rui’s principal executive offices are located at No. 69 Huaibei Street, Longhai Middle Road, Henan, China. The telephone number at its executive offices is [011] 86-371-6897-0951. Ge Rui’s manufacturing facilities are located at No. 1 Economic Development Zone, Shuanghu, Xinzheng, Henan, China. Ge Rui believes that its existing facilities are adequate to meet current requirements and anticipates that suitable additional or substitute space will be available, as necessary. Ge Rui’s website addresses are www.henangr.com and www.hngerui.com.cn. The information on Ge Rui’s websites is in the Chinese language and is not a part of this proxy statement/prospectus.

The Merger

The merger agreement provides for a business combination transaction by means of a merger of COAC into BVICo, with BVICo being the surviving entity. As a result of this merger, the corporate existence of COAC will cease.

Upon consummation of the merger, the current BVICo shareholders will own 30,000,000 BVICo Ordinary Shares and the former holders of common stock of COAC will own 8,400,000 BVICo Ordinary Shares (including shares that are part of units). In addition, the existing COAC warrants and units will be converted into like securities of BVICo that will be exercisable or exchangeable into BVICo securities.

To provide a fund to secure indemnification protection to BVICo against losses that it, as surviving entity of the merger, may sustain, at the closing of the merger, the current BVICo shareholders will place in escrow (with an independent escrow agent) an aggregate of 3,000,000 BVICo Ordinary Shares. Other than with respect to certain specified matters, the escrow will be the sole remedy for BVICo for its rights to indemnification under the merger agreement. See the section entitled “The Merger Proposal — Indemnification.”

COAC and BVICo plan to complete the merger promptly after the COAC special meeting, provided that:

•	COAC’s stockholders have approved the merger proposal;
•	holders of fewer than 40% of COAC’s Public Shares have voted against the merger proposal and demanded conversion of their shares into cash; and
•	the other conditions specified in the merger agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Factors Considered by COAC’s Board of Directors,” COAC’s board of directors concluded that the merger met all of the requirements disclosed in COAC’s Registration Statement on Form S-1 (Reg. No. 333-137716), that became effective on March 20, 2007, including that BVICo has a fair market value of at least 80% of COAC’s net assets at the time of the merger.

Upon completion of the merger, assuming that none of the holders of the Public Shares elects to convert such shares into cash, the current BVICo shareholders will own approximately 78% of the BVICo Ordinary Shares outstanding immediately after the closing of the merger and the former COAC stockholders will own approximately 22% of BVICo’s Ordinary Shares. If 39.99% of the holders of Public Shares elect to convert their shares into cash, such percentages would be approximately 84% and 16%, respectively.

Fairness Opinion

Pursuant to an engagement letter dated September 26, 2008, COAC engaged Baumann Moreau Consulting Group (“BMCG”) to render an opinion that the terms and conditions set forth in the merger agreement are fair to its stockholders from a financial point of view and that the fair market value of BVICo is at least equal to 80% of COAC’s net assets. BMCG is a consulting firm that regularly is engaged in the evaluation of businesses in China and the United States and securities of such businesses in connection with acquisitions, corporate restructuring, private placements and for other purposes. COAC’s board of directors decided to use the services of BMCG because it has substantial experience in matters similar to the transaction with BVICo. The engagement letter provides that COAC will pay BMCG a fee of $30,000 (which has been paid) and will reimburse BMCG for its reasonable out-of-pocket expenses, including attorneys’ fees. COAC has also agreed to indemnify BMCG against certain liabilities that may arise out of the opinion.

BMCG delivered its written opinion to COAC’s board of directors on November 5, 2008, which opinion stated that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, (i) the merger transaction was fair to COAC’s stockholders from a financial point of view, and (ii) the fair market value of BVICo was at least equal to 80% of COAC’s net assets at the time of the merger. Unless COAC management believes there has been a material adverse change in BVICo’s business or its fair market value since the date of such opinion, such opinion will not be updated.

The terms of the merger, including the relative percentages of BVICo Ordinary Shares that are to be owned by the current BVICo shareholders and the COAC stockholders, were determined pursuant to negotiations between COAC and BVICo and not pursuant to recommendations of BMCG. The full text of BMCG’s written opinion, attached hereto as Annex F, is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the BMCG opinion carefully and in its entirety for descriptions of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by BMCG in rendering them. The summary of the BMCG opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. See the section entitled “The Merger Proposal — Fairness Opinion.”

Management of BVICo

Upon consummation of the merger, the directors of BVICo will be Mingwang Lu, Yi Lu, Wong Kwok Keung, Maotong Xu and Yunlong Wang, who are designees of the BVICo shareholders, Harry Edelson, who is COAC’s chairman and chief executive officer, and J.P. Huang, who is a designee of Harry Edelson. Maotong Xu, Yunlong Wang, Wong Kwok Keung and J.P. Huang will be considered independent directors under applicable regulatory rules. The current BVICo shareholders and Mr. Edelson will enter into a voting agreement at the time of closing of the merger (to which BVICo will also be a party) that will provide that they will each vote their BVICo Ordinary Shares in favor of the election of such persons as directors of BVICo in specified classes in all elections through and including the annual meeting that will be held in 2011.

The directors of BVICo will be classified as follows:

•	in the class to stand for reelection in 2009: Maotong Xu and J.P. Huang;
•	in the class to stand for reelection in 2010: Wong Kwok Keung and Harry Edelson; and
•	in the class to stand for reelection in 2011: Mingwang Lu, Yi Lu and Yunlong Wang.

Upon the consummation of the merger, the executive officers of BVICo will be Mingwang Lu, chairman of the board and chief executive officer, Liyong Qu, Chief accounting officer, Yi Lu, general manager, and Qihong Zhang, finance director. Each of such persons is currently an executive officer of Ge Rui.

If the merger proposal is not approved by COAC’s stockholders at the special meeting or an adjournment thereof, COAC’s current directors and executive officers will continue in office until COAC is liquidated.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize COAC to consummate the merger (because either the merger proposal is not approved or 40% or more of the holders of the Public Shares vote against the merger proposal and elect to convert their Public Shares into cash), the adjournment proposal allows COAC’s board of directors to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

Vote of COAC Inside Stockholders

As of , 2009, the record date for the COAC special meeting, Harry Edelson, COAC’s chairman of the board and chief executive officer, Nicholas Puro, COAC’s president and secretary and a director, Barry M. Shereck, COAC’s chief financial officer and a director, Rose-Marie Fox, a director of COAC, Daxi Li, Shengyun Qiu and China Investment Group LLC, each of whom is a special advisor to COAC, and Bailin Zheng, a former special advisor to COAC, who are collectively referred to as the COAC Inside Stockholders, beneficially owned and were entitled to vote 1,500,000 shares (“Original Shares”). The Original Shares constituted 17.9% of the outstanding shares of COAC’s common stock immediately after the IPO.

In connection with the IPO, COAC and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), the representative of the underwriters of the IPO, entered into agreements with each of the COAC Inside Stockholders pursuant to which each COAC Inside Stockholder agreed to vote his, her or its Original Shares on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares. The COAC Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if no business combination is effected by COAC. In connection with the IPO, the COAC Inside Stockholders have placed their Original Shares in escrow with Continental Stock Transfer & Trust Company pursuant to agreements restricting the sale of their Original Shares until the earlier of twelve months after a business combination or COAC’s liquidation, subject to earlier release within such twelve month period if COAC consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of COAC’s stockholders having the right to exchange their shares for cash, securities or other property. Also, if holders of more than 20% of the Public Shares vote against the merger and seek to exercise their conversion rights and the merger is nevertheless consummated, Mr. Edelson and Ms. Fox have agreed to forfeit and return for cancellation such number of shares so that the COAC Inside Stockholders will own no more than 23.81% of the Ordinary Shares that will be issued to the stockholders of COAC upon consummation of the merger.

As of the date of this proxy statement/prospectus, no COAC Inside Stockholder has purchased any shares of COAC common stock in the open market. However, in connection with COAC’s IPO, Mr. Edelson has entered into an agreement with EarlyBirdCapital, Inc., which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of COAC’s common stock commencing November 26, 2008, which, pursuant to such agreement, was ten business days after COAC filed its Current Report on Form 8-K announcing COAC’s execution of the merger agreement, and ending on the business day immediately preceding the record date for the special meeting of stockholders. Additionally, if the COAC Inside Stockholders believe it would be desirable for them or their affiliates to purchase shares in advance of the special meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the merger proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. Any additional shares purchased by the COAC Inside Stockholders may be voted by them in any way they choose.

Date, Time and Place of Special Meeting of COAC’s Stockholders

The special meeting of the stockholders of COAC will be held at 10:00 a.m., Eastern time, on , 2009, at the offices of Graubard Miller, COAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174 to consider and vote upon the merger proposal and the adjournment proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of COAC common stock at the close of business on , 2009, which is the record date for the special meeting. You will have one vote for each share of COAC common stock you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. COAC warrants do not have voting rights. On the record date, there were 8,400,000 shares of COAC common stock outstanding, of which 6,900,000 were Public Shares and 1,500,000 were shares held by the COAC Inside Stockholders that were acquired prior to the IPO.

Quorum and Vote of COAC Stockholders

A quorum of COAC stockholders is necessary to hold a valid meeting. A quorum will be present at the COAC special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The COAC Inside Stockholders hold 17.9% of the outstanding shares of COAC common stock, none of which are Public Shares. Such shares will be voted on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares and in favor of all of the other proposals and for the election as directors of management’s nominees.

•	Pursuant to COAC’s charter, the approval of the merger proposal will require the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the proposal at the meeting. There are currently 8,400,000 shares of COAC common stock outstanding, of which 6,900,000 are Public Shares. The merger will not be consummated if the holders of 40% or more of the Public Shares (2,760,000 shares or more) properly demand conversion of their Public Shares into cash.
•	The approval of an adjournment proposal will require the affirmative vote of the holders of a majority of the shares of COAC common stock represented in person or by proxy and entitled to vote thereon at the meeting.

Abstentions will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal, if the latter is presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal or an adjournment proposal. Please note that you cannot seek conversion of your shares unless you affirmatively vote against the merger proposal.

Conversion Rights

Pursuant to COAC’s amended and restated certificate of incorporation, a holder of Public Shares may, if the stockholder affirmatively votes against the merger, demand that COAC convert such shares into cash if the merger is consummated. See the section entitled “Special Meeting of COAC Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash. If properly demanded, COAC will convert each Public Share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. As of September 30, 2008, this would amount to approximately $5.97 per share. If you exercise your conversion rights, then you will be exchanging your shares of COAC common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger, properly demand conversion and, after the meeting, tender your stock (either physically or electronically) to COAC’s transfer agent within the period specified in a notice you will receive from or on behalf of BVICo, which period will be not less than 20 days from the date of such notice. If the merger is not completed, these shares will not be converted into cash. If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, Mr. Edelson and Ms. Fox will forfeit a portion of their Original Shares, which were placed into escrow at the time of the IPO, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.

If the merger is not consummated by March 20, 2009, either party may terminate the merger agreement. If COAC is unable to complete the merger or another business combination by March 20, 2009, its corporate existence will terminate on that date and, upon its resulting liquidation, the holders of Public Shares will receive an amount equal to the amount of funds in the trust account at the time of the liquidation distribution divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount of trust accounts in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be more or less than the amount such a holder would have received had it sought conversion of its shares in connection with the merger because (i) there will be greater earned interest in the trust account at the time of a liquidation distribution since it would occur at a later date than a conversion and (ii) COAC may incur expenses it otherwise would not incur if COAC consummates the merger, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. Harry Edelson, COAC’s chairman and chief executive officer, will be personally liable under certain circumstances (for example, if a vendor successfully makes a claim against funds in the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by COAC for services rendered or products sold to it. While COAC has no reason to believe that Mr. Edelson will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to COAC — Liquidation If No Business Combination” for additional information.

The merger will not be consummated if the holders of 40% or more of the Public Shares (2,760,000 shares or more) properly demand conversion of their shares into cash.

Appraisal Rights

COAC stockholders have appraisal rights in connection with the merger under the DGCL, as described in the section entitled “Appraisal Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. COAC has engaged  to assist in the solicitation of proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of COAC Stockholders — Revoking Your Proxy.”

Interests of COAC’s Directors, Officers and Others in the Merger

When you consider the recommendation of COAC’s board of directors in favor of approval of the merger proposal, you should keep in mind that COAC’s directors and officers have interests in the merger transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the merger is not consummated by March 20, 2009, COAC will automatically be liquidated. In such event, the 1,500,000 Original Shares held by COAC’s directors and officers that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because COAC’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based upon the closing bid price of $ on the Over-the-Counter Bulletin Board on , 2009, the record date for the COAC special meeting.
•	The COAC officers, directors and special advisors have also purchased 2,266,667 warrants (“Insider Warrants”), for an aggregate purchase price of $1,360,000 (or $0.60 per warrant) pursuant to agreements with COAC and EarlyBirdCapital, Inc. and entered into in connection with COAC’s IPO. These purchases took place on a private placement basis simultaneously with the consummation of COAC’s IPO. All of the proceeds COAC received from these purchases were placed in COAC’s trust fund. These Insider Warrants are identical to the warrants underlying COAC’s units, except that if COAC calls the warrants for redemption, the Insider Warrants will not be redeemable by COAC so long as they are held by these purchasers or their affiliates. Such warrants had an aggregate market value of $, based on the closing bid price of $ on the Over-the-Counter Bulletin Board on , 2009, the record date for the COAC special meeting. All of the warrants will become worthless if the merger is not consummated (as will the remainder of the public warrants).
•	The transactions contemplated by the merger agreement provide that Harry Edelson and J.P. Huang, a designee of Mr. Edelson, will be directors of BVICo after the closing of the merger. As such, in the future they will receive any cash fees, stock options or stock awards that the BVICo board of directors determines to pay to its non-executive directors.
•	If COAC liquidates prior to the consummation of a business combination, Harry Edelson, COAC’s chairman and chief executive officer, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by COAC for services rendered or products sold to COAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Based on COAC’s estimated debts and obligations, it is not currently expected that Mr. Edelson will have any exposure under this arrangement in the event of a liquidation.
•	If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, Mr. Edelson and Ms. Fox will forfeit a portion of their Original Shares, which were placed into escrow at the time of the IPO, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.
•	Harry Edelson has loaned COAC $125,000 to cover its expenses in connection with the merger and may make further loans for this purpose in the future. Such loans will be unsecured, non-interest bearing and will be repaid at the closing of the merger. If the merger is not consummated and COAC is required to liquidate, such loans will not be repaid to Mr. Edelson.

Additionally, upon consummation of the merger, COAC is obligated to pay EarlyBirdCapital, Inc. a cash fee at closing equal to an aggregate of $860,000 representing investment banking and finder fees. The underwriters in COAC’s IPO, including EarlyBirdCapital, Inc., will also be entitled to receive $414,000 of deferred underwriting commissions upon consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding COAC or its securities, the COAC Inside Stockholders, BVICo or the current BVICo shareholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or COAC may enter into transactions with such persons and others to provide them with incentives to acquire shares of COAC’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the merger proposal vote in its favor and that holders of fewer than 40% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the COAC Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of COAC.

Entering into any such arrangements may have a depressive effect on COAC’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 40% or more of the Public Shares will vote against the merger proposal and exercise their conversion shares.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. COAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

In connection with COAC’s IPO, Mr. Edelson has entered into an agreement with EarlyBirdCapital, Inc., which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of COAC’s common stock commencing November 26, 2008 which, pursuant to such agreement, was ten business days after COAC filed its Current Report on Form 8-K announcing COAC’s execution of the merger agreement, and ending on the business day immediately preceding the record date for the special meeting of stockholders. Mr. Edelson may vote these shares any way he chooses. Mr. Edelson has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after COAC has completed the merger. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act and, accordingly, any purchases that are not permitted by Rule 10b-18 will not be made. These purchases will be made at a price equal to the per share amount held in COAC’s trust account as of November 12, 2008 (the date of the signing of the merger agreement) and will be made by EarlyBirdCapital or an independent broker dealer mutually agreed upon by Mr. Edelson and EarlyBirdCapital (including in the event that EarlyBirdCapital’s participation in the purchases would not comply with Rule 10b-18) in such amounts and at such times as EarlyBirdCapital or such other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price. As a result of EarlyBirdCapital’s interest in COAC’s consummation of a business combination, it may not be deemed to be independent for purposes of this agreement.

Recommendation to Stockholders

COAC’s board of directors believes that the merger proposal is fair to and in the best interest of COAC’s stockholders and unanimously recommends that its stockholders vote “FOR” the merger proposal and an adjournment proposal, if presented.

Conditions to the Closing of the Merger

General Conditions

Consummation of the merger is conditioned on (i) the holders of the Public Shares, at a meeting called for this and other related purposes, approving the merger proposal and (ii) the holders of fewer than 40% of the Public Shares voting against the merger and exercising their right to convert their Public Shares into a pro-rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by each party, and (iv) the receipt of consents and approvals by third parties and the completion of necessary proceedings.

Other Conditions

The obligations of COAC, BVICo and the Shareholders to consummate the transactions contemplated by the merger agreement also are conditioned upon a number of other matters that are described in the section entitled “The Merger Agreement — Conditions to Closing of the Merger.”

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of COAC and BVICo;
•	by either COAC or BVICo if the merger is not consummated on or before March 20, 2009, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the merger agreement;
•	by either COAC or BVICo if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;
•	by either COAC or BVICo if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and
•	by either COAC or BVICo if, at the COAC stockholder meeting, the merger agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the meeting or the holders of 40% or more of the Public Shares exercise conversion rights.

If permitted under the applicable law, either BVICo or COAC may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. The condition requiring that the holders of fewer than 40% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. COAC cannot assure you that any or all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for COAC and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Tax Consequences of the Merger

COAC has obtained an opinion from Graubard Miller, its counsel, that indicates that the merger will qualify as a reorganization for United States tax purposes. No gain or loss will be recognized on the exchange of the COAC common stock for the Ordinary Shares of BVICo by a holder of COAC common stock who owns less than 5% of the stock of BVICo following the merger nor by a holder of COAC common stock who owns 5% or more of the Ordinary Shares of BVICo following the merger if such stockholder files a gain recognition agreement with such stockholder’s federal income tax return. Stockholders of COAC are encouraged to consult their own tax advisors, because the tax consequences may be different among the stockholders depending on their personal circumstances.

COAC also believes that it will not incur any material amount of federal tax as a result of the merger. It is expected that COAC will not recognize any gain or loss as a result of COAC merger with BVICo. An evaluation will be made to establish whether COAC has any intangible assets that will be transferred to BVICo in connection with the merger. If there are any such intangible assets, it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligations for BVICo, the surviving company, to pay based on the value of COAC’s appreciated assets at the time of the merger.

A stockholder of COAC who exercises conversion rights and effects a termination of the stockholder’s interest in COAC will be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of COAC for cash, if such shares were held as a capital asset on the date of the business combination. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of COAC common stock.

The tax opinion is attached to this proxy statement/prospectus as Annex G. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus. For a description of the material federal income tax consequences of the business combination, please see the information set forth in “The Merger Proposal — Material Federal Income Tax Consequences of the Merger to COAC and its Stockholders.”

Anticipated Accounting Treatment

The merger will be accounted for utilizing the “purchase method” of accounting, in accordance with U.S. generally accepted accounting principles. The purchase will be consummated through the issuance of BVICo Ordinary Shares in exchange for COAC’s net assets. The purchase price is based on the book value of the acquired net assets, since they are primarily cash, which is deemed the more reliably measurable asset in the transaction.

The shareholders of BVICo will own at least 50.1% of the outstanding shares of the common stock immediately following the completion of the merger, will have its current officers assuming almost all corporate and day-to-day management of BVICo and will control a majority of the board of BVICo. COAC's assets and liabilities will be consolidated with the assets and liabilities of BVICo upon consummation of the merger. Accordingly, following consummation of the merger, COAC will cease to exist as a corporate entity and BVICo's financial statements will continue as the surviving company's financial statements. The combined company's assets and liabilities and the historical operations will be those of BVICo and will be recorded at the historical cost basis of BVICo.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware and the Registrar of Corporate Affairs of the British Virgin Islands necessary to effectuate the merger.

Risk Factors

In evaluating the merger proposal and the adjournment proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

COAC and BVICo are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger. BVICo is a holding company with no operations and its only asset is all of the outstanding capital stock of HKCo. HKCo in turn is a holding company with no operations and its only asset is all of the registered capital of Ge Rui, BVICo's ultimate operating subsidiary. Consolidated financial information of BVICo has not been prepared as BVICo's acquisition of Ge Rui occurred after June 30, 2008. Accordingly, for purposes of presentation, the historical financial information of Ge Rui is presented as if it were the historical financial information of BVICo and all references to BVICo's financial data and information are therefore Ge Rui's financial data and information. Separate historical financial information of BVICo and HKCo is not being presented as it is immaterial to the consolidated operations of BVICo.

Ge Rui’s balance sheet data as of June 30, 2008 and statement of operations data for the six months then ended and for the six months ended June 30, 2007 are derived from its unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. Ge Rui’s balance sheet data as of December 31, 2007 and 2006 and statement of operations data for the years then ended and for the year ended December 31, 2005 are derived from its audited financial statements, which are included elsewhere in this proxy statement/prospectus. Ge Rui’s balance sheet data as of December 31, 2005, 2004 and 2003 and statement of operations data for the years ended December 31, 2004 and 2003 are derived from its audited consolidated financial statements, which are not included in this proxy statement/prospectus.

COAC’s balance sheet data as of June 30, 2008 and statement of operations data for the six months then ended are derived from COAC’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. COAC’s balance sheet data as of December 31, 2007 and statement of operations data for the period from August 7, 2006 (Inception) to December 31, 2007 are derived from COAC’s audited financial statements, which are included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of COAC’s and Ge Rui’s historical financial statements and related notes and “Other Information Related to COAC — COAC’s Plan of Operation” and “BVICo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of BVICo.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION — GE RUI

(000’s of USD)

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Statement of Operations Data:
Revenue	$100,979	$67,790	$139,649	$99,017	$62,520	$45,530	$37,012
Cost of revenue	71,776	48,557	100,577	72,654	48,865	37,534	32,628
Gross profit	29,203	19,233	39,072	26,363	13,655	7,996	4,384
Operating expenses	1,889	1,668	3,301	2,470	1,930	1,583	1,150
Operating income (loss)	27,314	17,565	35,771	23,893	11,725	6,413	3,234
Total other income (expense)	(1,135)	(726)	(699)	(244)	(157)	(474)	(321)
Income (loss) before income tax expense	26,179	16,839	35,072	23,649	11,568	5,939	2,913
Income tax expense	6,423	5,671	11,422	7,770	3,780	1,960	961
Net income	$19,756	$11,168	$23,650	$15,879	$7,788	$3,979	$1,952

	As of June 30,	As of December 31,
	2008	2007	2006	2005	2004	2003
Balance Sheet Data:
Cash and cash equivalents	$28,868	$218	$804	$478	$834	$1,450
Restricted cash	35,996	19,227	27,562	48,823	16,863	3,680
Accounts receivable, net	14,788	10,176	5,739	761	3,384	382
Inventory	9,077	8,660	8,511	6,283	6,655	4,589
Due from owners	1,084	25,126	17,923	6,714	6,605	2,826
Prepaid expenses and other current assets	22,170	11,245	8,283	7,962	6,500	1,463
Net property and equipment	18,003	17,164	16,960	14,675	8,316	10,953
Total assets	129,986	91,817	85,782	85,695	49,157	25,343
Total liabilities	101,655	60,273	63,239	72,051	39,867	19,975
Owners’ equity	28,331	31,544	22,543	13,644	9,290	5,368

SELECTED HISTORICAL FINANCIAL INFORMATION — COAC

	Six Months Ended June 30, 2008	For the Period from August 7, 2006 (Inception) to December 31, 2007
Statement of Operations Data:
Operating expenses	$157,999		$265,506
Total expenses	157,999		265,506
Interest, dividend and other income	460,120		1,075,291
Income before income tax expense	302,121		809,785
Income tax expense	30,223		74,508
Net income	271,898		735,277
Accretion of trust account relating to common stock subject to possible conversion	83,659		427,634
Net income attributable to common stockholders	$188,239		$307,643
Weighted average number of shares outstanding – basic and diluted	5,640,690
Net income per share – basic and diluted	$.03	$
Weighted average shares outstanding subject to possible conversion – basic and diluted	2,759,310
Net income per share subject to possible conversion – basic and diluted	$.03	$

	As of June 30, 2008	As of December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$191,549	$256,253
Total current assets	261,200	280,711
Cash equivalents held in trust	40,995,551	40,786,353
Total assets	41,256,751	41,067,064
Common stock subject to possible conversion	16,394,121	16,310,462
Total current liabilities	16,868,545	16,867,097
Total liabilities	16,868,545	16,867,097
Total stockholders' equity	24,388,206	24,199,967

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

As indicated elsewhere in this proxy statement/prospectus, due to the nature of the operations of BVICo, for purposes of presentation, the financial information of Ge Rui is presented as if it were the historical financial information of BVICo and all references to BVICo's financial data and information are therefore Ge Rui's financial data and information.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 give pro forma effect to the merger as if it had occurred on January 1, 2007 and 2008. The pro forma statements of operations are based on the historical results of operations of BVICo and COAC for the year ended December 31, 2007 and the six months ended June 30, 2008.

The unaudited pro forma combined condensed balance sheet as of June 30, 2008 gives pro forma effect to the merger as if it had occurred on that date.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Information” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of Ge Rui is derived from the unaudited financial information of Ge Rui for the six months ended June 30, 2008 and the audited financial information of Ge Rui for the year ended December 31, 2007 included elsewhere in this proxy statement/prospectus. The historical financial information of COAC is derived from the audited financial statements of COAC for the year ended December 31, 2007 included elsewhere in this proxy statement/prospectus.

This information should be read together with BVICo’s and COAC’s financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “BVICo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to COAC — COAC’s Plan of Operation” and other financial information included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2008 and the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2008 and the year ended December 31, 2007 have been prepared using two different levels of approval of the transaction by the COAC stockholders, as follows:

•	Assuming No Conversion: This presentation assumes that no COAC stockholders seek conversion of their COAC stock into pro rata shares of the trust account; and
•	Assuming Maximum Conversion: This presentation assumes that holders of 39.99% (2,759,310) of the Public Shares exercise their conversion rights and that such shares were converted into their pro rata share of the trust account.

The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(000’s USD Except EPS)

	Six Months Ended June 30, 2008		Year Ended December 31, 2007
	Assuming No Conversion	Assuming Maximum Conversion	Assuming No Conversion	Assuming Maximum Conversion
Statement of Operations Data:
Revenue	$100,979	$100,979	$139,649	$139,649
Cost of revenue	71,776	71,776	100,577	100,577
Operating expenses	2,002	2,002	3,494	3,494
Operating income (loss)	27,201	27,201	35,578	35,578
Total other income (expense)	(675)	(758)	376	(52)
Income (loss) before income tax expense	26,526	26,443	35,954	35,526
Income tax expense	6,457	6,450	11,503	11,463
Net income	$20,069	$19,993	$24,451	$24,063
Pro forma weighted average number of shares outstanding – basic and diluted	38,400,000	35,640,690	38,400,000	35,640,690
Pro forma net income per share – basic and diluted	$0.52	$0.56	$0.64	$0.68

	As of June 30, 2008
	Assuming No Conversion	Assuming Maximum Conversion
Balance Sheet Data:
Cash and cash equivalents	$49,141	$32,747
Restricted cash	35,996	35,996
Accounts receivable, net	14,788	14,788
Inventory	9,077	9,077
Due from owners	1,084	1,084
Prepaid expenses and other current assets	22,239	22,239
Net property and equipment	18,003	18,003
Total assets	150,329	133,934
Total liabilities	101,715	101,715
Total stockholders' equity	48,614	32,219

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

General Risks Related to BVICo’s Business and Operations Following the Merger

The value of your investment in BVICo following consummation of the merger will be subject to the significant risks affecting BVICo and inherent in its business, through Ge Rui. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, BVICo’s post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

If COAC shareholders approve a business combination with BVICo, the current shareholders of BVICo ownership interests will have significant influence on decisions regarding the business of the resulting entity.

If a business combination with BVICo is consummated, the current shareholders of BVICo will own 78% of the shares of the resulting entity. In addition, the current management of BVICo will constitute all of the management of the resulting entity. As a result, the current shareholders of BVICo and/or BVICo’s current management will have a significant influence on decisions regarding the business of the resulting entity.

BVICo may be unable to attract and retain key management personnel and other employees, which may have an adverse impact on the effectiveness of its management and its operating results.

BVICo’s success depends to a significant extent upon the abilities and efforts of its current officers and employees and those of its subsidiaries, particularly Ge Rui. BVICo’s key employees’ reputations, expertise and relationships with customers and other third parties are each critical elements in operating and expanding its business. The loss of any of these individuals could adversely affect BVICo’s business prospects and financial condition and impede the achievement of its business objectives. Difficulty in hiring and retaining personnel could adversely affect BVICo’s business and results of operations.

The financial information of BVICo included in this proxy statement/prospectus is not necessarily indicative of its future performance.

The financial information included of BVICo included in this proxy statement/prospectus is not indicative of future financial results. The results of future periods are likely to be materially different as a result of:

•	the additional costs associated with being a public company; and
•	the pace of growth of BVICo’s business in the future, which is likely to differ from the historical growth reflected in the BVICo financial information.

BVICo will incur increased costs as a result of being a public company, which may adversely affect its business.

As a public company, BVICo will incur significant legal, accounting and other expenses that it did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC and Nasdaq have required changes in corporate governance practices of public companies. BVICo expects these new rules and regulations to significantly increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, in anticipation of becoming a public company, BVICo will be creating additional board committees and adopting policies regarding internal controls and disclosure controls and procedures. BVICo will also incur additional costs associated with its public company reporting requirements. Further, BVICo expects these new rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and BVICo may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for BVICo to attract and retain qualified persons to serve on its board of directors or as executive officers. BVICo is currently evaluating and monitoring developments with respect to these new rules, and it cannot accurately predict the amount of additional costs it may incur, or the timing of such costs.

BVICo’s internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on its business.

BVICo’s internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that it will eventually be required to meet. BVICo is in the process of addressing its internal controls over financial reporting and is establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within its organization.

Additionally, BVICo has begun the process of documenting its internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of its internal controls over financial reporting and a report by its independent registered public accounting firm addressing these assessments. Because BVICo does not currently have comprehensive documentation of its internal controls and have not yet tested its internal controls in accordance with Section 404, BVICo cannot conclude in accordance with Section 404 that it does not have a material weakness in its internal controls or a combination of significant deficiencies that could result in the conclusion that it has a material weakness in its internal controls. As a public entity, BVICo will be required to complete its initial assessment in a timely manner. If BVICo is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, its independent registered public accounting firm may not be able to certify as to the adequacy of its internal controls over financial reporting. Matters impacting BVICo’s internal controls may cause it to be unable to report its financial information on a timely basis and thereby subject it to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in BVICo and the reliability of its financial statements. Confidence in the reliability of BVICo’s financial statements could also suffer if its independent registered public accounting firm were to report a material weakness in its internal controls over financial reporting. This could materially adversely affect BVICo and lead to a decline in the price of its Ordinary Shares.

Risks Related to Operations in China

Business combinations with companies with operations in China entail special considerations and risks. If the merger is successfully completed, BVICo will be subject to, and possibly adversely affected by, the following risks:

After the merger, substantially all of BVICo’s operating assets will likely be located in China and substantially all of its revenue will be derived from its operations in China. Accordingly, BVICo’s results of operations and prospects will be subject, to a significant extent, to the economic, political and legal policies, developments and conditions in China.

The PRC’s economic, political and social conditions, as well as government policies, could affect BVICo’s business. The PRC economy differs from the economies of most developed countries in many respects. China’s GDP has grown consistently since 1978 (National Bureau of Statistics of China). However, COAC cannot assure you that such growth will be sustained in the future. If in the future China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could materially and adversely affect BVICo’s ability to remain profitable.

The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on BVICo. For example, BVICo’s financial condition and results of operations may be adversely affected by PRC government control over capital investments or changes in tax regulations.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this merger, this merger may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. Under these new regulations, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange. BVICo believes, based on the opinion of the PRC legal counsel, Jingtian & Gongcheng Law Offices, that BVICo is not required to obtain CSRC approval for the listing and trading of our securities on the Nasdaq Global Market because it is not an offshore special purpose vehicle that is directly or indirectly controlled by PRC companies or individuals. However, there remains some uncertainty as to the interpretation and implementation of these regulations. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this merger, BVICo may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this merger into China, restrict or prohibit payment or remittance of dividends by Ge Rui to us, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. The CSRC or another PRC regulatory agency may also take actions requiring us, or making it advisable for us, to delay or cancel this merger.

Ambiguities in the regulations of September 8, 2006 may make it difficult for COAC, BVICo and HKCo to properly comply with all applicable rules and may affect their ability to consummate the merger.

Although the merger and acquisition regulations provide specific requirements and procedures, there are many ambiguities which give the regulators great latitude in the approval process which will cause uncertainty in the parties’ ability to complete a transaction on a timely basis.

The merger and acquisition regulations set forth many requirements that have to be followed, but there are still many ambiguities in the meaning of many provisions. Although further regulations are anticipated in the future, until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations. Moreover, the ambiguities give the regulators wide latitude in the enforcement of the regulations and approval of transactions. Therefore, COAC cannot predict the extent to which the regulations will apply to a transaction, and therefore, there may be uncertainty in whether or not a transaction will be completed until the approval process is under way or until the preliminary approvals are obtained. This may negatively impact its ability to consummate the merger.

In addition, BVICo believes, based on the opinion of the PRC legal counsel, Jingtian & Gongcheng Law Offices, that all the necessary approvals and registrations for HKCo’s acquisition of the equity interest in Ge Rui has been obtained. However, there remains some uncertainty as to the interpretation and implementation of these regulations, especially when taking into consideration that the sole owner of HKCo and majority owner of BVICo is the daughter of Mingwang Lu. If a PRC regulatory agency, such as the Ministry of Commerce, subsequently determines that its approval is required for the acquisition, BVICo may face sanctions by such PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from the acquisition into China, restrict or prohibit payment or remittance of dividends by Ge Rui to us, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. The PRC regulatory agency may also take actions requiring us, or making it advisable for us, to delay or cancel this merger.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could materially and adversely impact BVICo’s profitability following the merger.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Imposition of similar restrictions may lead to a slowing of economic growth and decrease the interest in the services or products BVICo may ultimately offer, leading to a material and adverse impact on its profitability.

Any devaluation of currencies used in the PRC could negatively impact BVICo’s results of operations and any appreciation thereof could cause the cost of a target business as measured in United States dollars to increase.

Because COAC’s objective is to complete a business combination with a target business having its primary operating facilities located in the PRC, and because substantially all revenues and income following a business combination would be received in a foreign currency such as Renminbi, the main currency used in the PRC, the dollar equivalent of COAC’s net assets and distributions, if any, would be adversely affected by reductions in the value of the Renminbi. The value of the Renminbi fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the United States dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Historically, China “pegged” its currency to the United States dollar. This meant that each unit of Chinese currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the Chinese currency low when compared to other countries gave Chinese companies an unfair price advantage over foreign companies. Due to mounting pressure from other countries, the PRC recently reformed its economic policies to establish a floating value for its currency. However, China recently adopted a floating rate with respect to the Renminbi, with a 0.3% fluctuation. As of September 30, 2008, the exchange rate of the Renminbi was _______ RMB against the United States dollar, amounting to an __% appreciation of the Renminbi. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could cause the cost of a target business as measured in dollars to increase. Further, BVICo may be adversely affected since the competitive advantages that existed as a result of the former policies will cease. COAC cannot assure you that BVICo will be able to compete effectively with the new policies in place.

Fluctuations in the value of the Renminbi relative to foreign currencies could affect BVICo’s operating results.

Following a business combination, BVICo’s payroll and other costs of non-United States operations will be payable in foreign currencies, primarily Renminbi. To the extent future revenue is denominated in non-United States currencies, BVICo would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on its business, financial condition and operating results. The value of Renminbi against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As BVICo’s operations will be primarily in China, any significant revaluation of the Renminbi may materially and adversely affect its cash flows, revenues and financial condition. For example, to the extent that BVICo needs to convert United States dollars into Chinese Renminbi for its operations, appreciation of this currency against the United States dollar could have a material adverse effect on its business, financial condition and results of operations. Conversely, if BVICo decides to convert its Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi that is converted would be reduced. The Chinese government recently announced that it is pegging the exchange rate of the Renminbi against a number of currencies, rather than just the United States dollar.

Exchange controls that exist in the PRC may limit BVICo’s ability to utilize its cash flow effectively.

Ge Rui is subject to the PRC’s rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” Following the merger, BVICo will likely be an FIE as a result of its ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency conversion within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investment, loans and securities, still require approval of the SAFE. COAC cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit BVICo’s ability to use its cash flow for the distribution of dividends to its shareholders or to fund operations it may have outside of the PRC.

A failure by BVICo’s shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict BVICo’s overseas and cross-border investment activities or subject us to liability under PRC laws.

Notice on Issues Relating to Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, was issued on October 21, 2005 by the SAFE (that replaced two previously issued regulations on January 24, 2005 and April 8, 2005, respectively) that will require approvals from, and registrations with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities. The SAFE regulations retroactively require approval and registration of direct or indirect investments previously made by PRC residents in offshore companies. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion.

Although SAFE issued an implementation Notice No. 106, or Notice 106, on May 29, 2007 to its local branches or agencies (but not openly disclosed to the public), the uncertainty as to when and how the new procedure and requirements will take effect or be enforced, and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. BVICo is committed to complying with the relevant rules. BVICo understands that none of its shareholders and beneficial owners is a PRC citizen or resident but cannot assure that that has been or will be the case. If one or several of its shareholders or beneficial owners are PRC citizens or residents, BVICo cannot assure that these shareholders or beneficial owners have always complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE Circular 75 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 75 could subject us to fines or legal sanctions, restrict BVICo overseas or cross-border investment activities, limit its subsidiary’s ability to make distributions or pay dividends or affect BVICo ownership structure, which could adversely affect our business and prospects.

Because Chinese law will govern almost all of BVICo’s material agreements, BVICo may not be able to enforce its rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

Chinese law will govern almost all of BVICo’s material agreements, many of which may be with Chinese governmental agencies. BVICo cannot assure you that it will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws and contracts in the PRC may not be as certain in implementation and interpretation as in the

United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of BVICo’s future agreements could result in a significant loss of business, business opportunities or capital.

BVICo’s management is unfamiliar with United States securities laws and will have to expend time and resources becoming familiar with such laws which could lead to various regulatory issues.

Following the merger, management of BVICo will largely be persons who were management of Ge Rui. They are not familiar with United States securities laws and will have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect BVICo’s operations.

BVICo will be subject to restrictions on dividend payments from its subsidiaries.

After the merger, BVICo will rely on dividends and other distributions from Ge Rui to provide it with cash flow and to meet its other obligations. Current regulations in China would permit Ge Rui to pay dividends to BVICo only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Ge Rui will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such reserve account may not be distributed as cash dividends. In addition, if Ge Rui incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to BVICo.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder, you will be taxed on the U.S. dollar value of your dividends at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the conversion rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

BVICo face significant risks if the Chinese government changes its policies, laws, regulations, tax structure or its current interpretations of its laws, rules and regulations relating to BVICo’s operations in China.

Ge Rui’s manufacturing facility is located in Henan, China. All of Ge Rui’s assets are located in China and all of Ge Rui’s sales revenues are generated in China. BVICo’s results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. BVICo’s operations and results could be materially affected by a number of factors, including, but not limited to:

•	changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,
•	changes in taxation,
•	changes in employment restrictions,
•	restrictions on imports and sources of supply,
•	import duties, and
•	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in

China, or if these policies are either not successful or are significantly altered, then BVICo’s business could be adversely affected. Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by Ge Rui. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications.

Chinese laws and regulations governing Ge Rui’s current business operations are sometimes vague and uncertain. Any changes in such Chinese laws and regulations may have a material and adverse effect on BVICo’s business.

China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing Ge Rui’s business, or the enforcement and performance of Ge Rui’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. Ge Rui is considered a foreign invested enterprise under Chinese laws, and as a result, is required to comply with Chinese laws and regulations. BVICo cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on its business. If the relevant authorities find Ge Rui in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking Ge Rui’s business and other licenses;
•	requiring that BVICo restructure Ge Rui’s ownership or operations; and
•	requiring that BVICo discontinue any portion or all of Ge Rui’s business.

BVICo’s business, results of operations and overall profitability are linked to the economic, political and social conditions in China.

All of BVICo’s business, assets and operations, through Ge Rui, are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy may affect BVICo’s business operations, results of operations and BVICo’s financial condition.

A slowdown or other adverse developments in the Chinese economy may materially and adversely affect Ge Rui’s customers, demand for Ge Rui’s services and Ge Rui’s business.

All of Ge Rui’s operations are conducted in China and all of Ge Rui’s revenues are generated from sales to businesses operating in China. Although the Chinese economy has grown significantly in recent years, such growth may not continue. BVICo does not know how sensitive Ge Rui is to a slowdown in economic growth or other adverse changes in Chinese economy which may affect demand for precision steel products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for Ge Rui’s products and in turn reduce BVICo’s results of operations.

Inflation in China could negatively affect BVICo’s profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for Ge Rui’s products rise at a rate that is insufficient to compensate for the rise in the costs of raw materials, it may have an adverse effect on Ge Rui’s profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth.

Controversies affecting China’s trade with the United States could depress BVICo’s stock price.

While China has been granted permanent most favored nation trade status in the United States through its entry into the World Trade Organization, controversies and trade disagreements between the United States and China may arise that have a material adverse effect upon BVICo’s stock price. Political or trade friction between the United States and China, whether or not actually affecting its business, could also materially and adversely affect the prevailing market price of BVICo’s common stock.

Imposition of trade barriers and taxes may reduce BVICo’s ability to do business internationally, and the resulting loss of revenue could harm BVICo’s profitability.

BVICo may experience barriers to conducting business and trade in BVICo’s targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, BVICo may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which BVICo plan to operate may impose onerous and unpredictable duties, tariffs and taxes on BVICo’s business and products, and there can be no assurance that this will not reduce the level of sales that BVICo achieve in such markets, which would reduce BVICo’s revenues and profits.

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization, which could leave Ge Rui subject to retaliatory actions by other governments and reduce Ge Rui’s ability to sell its products internationally.

China has agreed that foreign companies will be allowed to import most products into any part of China. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all. If China does not fulfill its obligations to the World Trade Organization, Ge Rui may be subject to retaliatory actions by the governments of the countries into which it sell its products, which could render its products less attractive, thus reducing revenues and profits.

The implementation of the new PRC employment contract law and increases in the labor costs in China may adversely affect the business and profitability of Ge Rui.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than on year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employees’ service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, the labor costs of Ge Rui may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with the employees of Ge Rui could adversely affect the business, financial condition or operating results of Ge Rui.

The Chinese government has been adopting increasingly stringent environmental, health and safety protection requirements, which could affect the business of Ge Rui.

The continuance of the operations of Ge Rui depends upon compliance with the applicable environmental, health and safety, fire prevention and other regulations. Any change in the scope or application of these laws and regulations may limit the production capacity of Ge Rui or increase its cost of operation and could therefore have an adverse effect on the business operations, financial condition and operating results of Ge Rui. Any failure to comply with these laws and regulations could result in fines, penalties or legal proceedings. There can be no assurance that the Chinese government will not impose additional or stricter laws or regulations, compliance with which may cause Ge Rui to incur significant capital expenditures, which it may not be able to pass on to its customers.

Under China’s New EIT Law, BVICo may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and U.S. holders of our ordinary shares.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with its “de facto management body” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Currently no official interpretation or application of this new “resident enterprise” classification is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that BVICo is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, BVICo would be subject to enterprise income tax at a rate of 25% on its worldwide taxable income as well as PRC enterprise income tax reporting obligations. In such case, this would mean that income from non-China sources would be subject to PRC enterprise income tax at a rate of 25%, in comparison to no taxation in BVI. Second, although under the New EIT Law and its implementing rules dividends paid to BVICo from its PRC subsidiary would qualify as “tax-exempt income,” BVICo cannot guarantee that such dividends will not be subject to a withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, if BVICo is deemed to be a PRC tax resident enterprise, a 10% withholding tax shall be imposed on dividends it pays to its non-PRC shareholders and with respect to gains derived from its non-PRC shareholders transferring its shares. HKCo is also subject to the risk of being treated as a PRC resident enterprise.

Fluctuations in exchange rates of the Renminbi, or RMB, could adversely affect the value of dividends, if any, payable on BVICo’s Ordinary Shares or otherwise impact BVICo’s operations and profitability.

Substantially all of BVICo’s revenues and a substantial majority of its expenditures are denominated in Renminbi, while a significant portion of our assets are denominated in U.S. dollars. As a result, fluctuations in the exchange rate between the U.S. dollar and Renminbi will affect the relative purchasing power in Renminbi terms of BVICo’s U.S. dollar assets. Fluctuations in the exchange rate may also cause BVICo to incur foreign exchange losses and affect the relative value of any dividend issued to it by its PRC subsidiary. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect its financial results in U.S. dollar terms without giving effect to any underlying change in its business or results of operations.

Movements in the Renminbi exchange rate are affected by, among other things, changes in political and economic conditions and China’s foreign exchange regime and policy. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to limit short-term fluctuations in the Renminbi exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Any future outbreak of avian flu, or severe acute respiratory syndrome in China, or similar adverse public health developments, may severely disrupt Ge Rui’s business and operations and reduce demand for its products.

Adverse public health epidemics or pandemics could disrupt Ge Rui’s business operations and damage China’s economy. For example, from December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. The World Health Organization has announced that there is a high likelihood of an outbreak of avian flu, with the potential to be as or more disruptive than SARS. Any recurrence of the SARS outbreak, an avian flu outbreak, or the development of a similar health hazard in China may disrupt consumer spending. In addition, health or other governmental regulation may require temporary closure of Ge Rui’s offices and operations or of the Internet cafés that participate in our content delivery network. Lastly, such an outbreak may cause the sickness or death of key management and employees.

Risks Specific to BVICo’s Business

Steel consumption is cyclical and worldwide overcapacity in the steel industry and the availability of alternative products has resulted in intense competition, which may have an adverse effect on BVICo’s profitability and cash flow.

Steel consumption is highly cyclical and generally follows general economic and industrial conditions both worldwide and in various smaller geographic areas. The steel industry has historically been characterized by excess world supply. This has led to substantial price decreases during periods of economic weakness, which have not been offset by commensurate price increases during periods of economic strength. Substitute materials are increasingly available for many steel products, which may further reduce demand for steel. Additional overcapacity or the use of alternative products could have a material adverse effect upon BVICo’s results of operations.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

BVICo’s operating subsidiary, Ge Rui, is subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. BVICo’s business and operating results could be materially and adversely affected if Ge Rui were required to increase expenditures to comply with any new environmental regulations affecting its operations.

BVICo may require additional capital in the future and BVICo cannot assure that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to stockholdings.

The development of high quality specialty precision steel requires substantial funds. Sourcing external capital funds for product development and requisite capital expenditures are key factors that have and may in the future constrain BVICo’s growth, production capability and profitability. To achieve the next phase of BVICo’s corporate growth, increased production capacity, successful product development and additional external capital will be necessary. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to BVICo, if at all. Any sale of a substantial number of additional shares of common stock or securities convertible into common stock will cause dilution to the holders of BVICo’s common stock and could also cause the market price of BVICo’s common stock to decline.

BVICo face significant competition from competitors who have greater resources than BVICo do, and BVICo may not have the resources necessary to successfully compete with them.

Ge Rui is one of a few manufacturers of specialty precision cold-rolled steel products in China. Differences in the type and nature of the specialty precision steel products in China’s steel industry are relatively small, and, coupled with intense competition from international and local suppliers, to a limited extent, consumers’ demand can be price sensitive. Competitors may increase their market share through pricing strategies that adversely impact BVICo’s business. BVICo’s business is in an industry that is becoming increasingly competitive and capital intensive, and competition comes from manufacturers located in China as well as from international competition. BVICo’s competitors may have financial resources, staff and facilities substantially greater than BVICo’s and BVICo may be at a competitive disadvantage compared with larger companies.

BVICo produces a limited number of products and may not be able to respond quickly to significant changes in the market or new market entrants.

Cold-rolled specialty precision steel is a relatively new industry in China; Chinese manufacturers of durable goods previously relied solely on imports from Japan, Korea, the European Union and the United States. BVICo believes the average quality and standards of products of China’s high precision steel industry lags behind the international norm. Ge Rui has developed a nationally recognizable brand; however, it is not yet an internationally recognizable brand for BVICo’s specialty steel products. Although BVICo offers more than 40 high precision steel products, there are many other specialty precision steel products of similar nature in the market, even though none currently compete directly with BVICo’s products. If there are significant changes in market demands and/or competitive forces, BVICo may not be able to change its product mix or adapt its production equipment quickly enough to meet customers’ needs. Under such circumstances, BVICo’s narrow band of precision steel products and/or new market entrants may negatively impact BVICo’s financial performance.

Increased imports of steel products into China could negatively affect domestic steel prices and demand levels and reduce profitability of domestic producers, including Ge Rui.

Through June 2008, China’s total production of cold-rolled steel sheets increased approximately 36% over the comparable period in 2007. However, domestic production continues to be insufficient to meet demand. As a result, China continues to import a significant portion of its steel products. Foreign competitors may have lower labor costs, and are often owned, controlled or subsidized by their governments, which allows their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions. Import levels may also be impacted by decisions of government agencies, under trade laws. Increases in future levels of imported steel could negatively impact future market prices and demand levels for BVICo’s precision steel products.

BVICo is dependent on its Chinese manufacturing operations to generate all of its income and profits and the deterioration of any current favorable local conditions may make it difficult or prohibitive to continue to operate or expand in China.

BVICo’s current manufacturing operations are located in China, BVICo’s administrative offices are in Hong Kong and BVICo has additional establishments in the British Virgin Islands. The geographical distances between these facilities create a number of logistical and communications challenges, including time differences and differences in the cultures in each location, which makes communication and effective cooperation more difficult. In addition, because of the location of the manufacturing facilities in China, BVICo’s operations could be affected by, among other things:

•	economic and political instability in China, including problems related to labor unrest,
•	lack of developed infrastructure,
•	variances in payment cycles,
•	currency fluctuations,
•	overlapping taxes and multiple taxation issues,

•	employment and severance taxes,
•	compliance with local laws and regulatory requirements,
•	greater difficulty in collecting accounts receivable, and
•	the burdens of cost and compliance with a variety of foreign laws.

Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate or expand BVICo’s facilities in China.

The end-use markets for certain of BVICo’s products are highly competitive and customers are willing to accept substitutes for BVICo’s products which could reduce BVICo’s results of operations.

Buyers of certain cold-rolled steel products are in highly competitive markets. Cold-rolled precision steel competes with other materials, such as aluminum, plastics, composite materials and glass, among others, for industrial and commercial applications. Customers have demonstrated a willingness to substitute other materials for cold-rolled steel. The willingness of BVICo’s customers to accept substitutes for cold-rolled steel products could have a material adverse effect on BVICo’s financial results.

Although BVICo is dependent on a steady flow of raw materials for its operations, it does not have in place long-term supply agreements for all of its material requirements.

BVICo relies on several suppliers to provide it with the raw materials used in BVICo’s operations but does not currently have long-term supply contracts with any particular supplier to assure a continued supply of the raw materials. While BVICo maintains good relationships with these suppliers, the supply of raw materials may nevertheless be interrupted on account of events outside its control, which will negatively impact its operations.

BVICo is subject to risks associated with changing technology and manufacturing techniques, which could place it at a competitive disadvantage.

The successful implementation of BVICo’s business strategy requires it to continuously evolve its existing products and services and introduce new products and services to meet customers’ needs. BVICo’s designs and products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. BVICo believes that its customers rigorously evaluate its services and products on the basis of a number of factors, including, but not limited to:

•	quality,
•	price competitiveness,
•	technical expertise and development capability,
•	innovation,
•	reliability and timeliness of delivery,
•	product design capability,
•	operational flexibility,
•	customer service, and
•	overall management.

BVICo’s success depends on its ability to continue to meet its customers’ changing requirements and specifications with respect to these and other criteria. There can be no assurance that BVICo will be able to address technological advances or introduce new designs or products that may be necessary to remain competitive within the precision steel industry.

BVICo depends upon its largest customers for a significant portion of its sales revenue, and it cannot be certain that sales to these customers will continue. If sales to these customers do not continue, then BVICo’s sales may decline and its business may be negatively impacted.

BVICo currently supplies high precision steel products to more than 20 major customers in the Chinese domestic market. For the six months ended June 30, 2008 and 2007, sales revenues generated from the top 10 customers amounted to 48.2% and 58.1% of total sales revenues, respectively; sales to the largest single customer for the same periods amounted to 6.1% and 24.0% of total sales revenues, respectively. BVICo does not enter into long-term contracts with its customers and therefore cannot be certain that sales to these customers will continue. The loss of any of BVICo’s largest customers would likely have a material negative impact on its sales revenues and business.

BVICo’s production facilities are subject to risks of power shortages which may adversely affect its ability to meet its customers’ needs.

Many cities and provinces in China have suffered serious power shortages since the second quarter of 2004. Many of the regional grids do not have sufficient power generating capacity to fully satisfy the increased demand for electricity driven by continual economic growth and persistent hot weather. Local governments have occasionally required local factories to temporarily shut down their operations or reduce their daily operational hours in order to reduce local power consumption levels. To date, BVICo’s operations have not been affected by those administrative measures. However, there is a risk that BVICo’s operations may be affected by those administrative measures in the future, thereby causing material production disruption and delay in delivery schedule. In such event, BVICo’s business, results of operation and financial conditions could be materially adversely affected. BVICo do not have any back-up power generation system. Although BVICo have not experienced any power outages in the past, it may be adversely affected by power outages in the future.

BVICo shareholders may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. or British Virgin Island laws, including the federal securities laws or other foreign laws, against BVICo or BVICo’s management.

All of BVICo’s current operations are conducted in China. Moreover, all but one of BVICo’s directors and all of BVICo’s officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China or Hong Kong upon these persons. In addition, uncertainty exists as to whether the courts of China or Hong Kong would recognize or enforce judgments of U.S. courts obtained against BVICo or its officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China or Hong Kong against BVICo or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related to the Merger

The COAC Inside Stockholders, including its officers and directors, control a substantial interest in COAC and thus may influence certain actions requiring stockholder vote.

The COAC Inside Stockholders collectively own approximately 18% of COAC’s issued and outstanding shares of common stock. In addition, Harry Edelson has entered into an agreement with EarlyBirdCapital, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of COAC’s common stock commencing November 26, 2008 (ten business days after COAC files its Current Report on Form 8-K announcing its execution of the merger agreement) and ending on the business day immediately preceding the record date for the special meeting of stockholders. Mr. Edelson may vote these shares on a proposed business combination in any manner he chooses. If Mr. Edelson purchases the full $3 million worth of stock pursuant to this agreement (assuming a purchase price of $___ per share), the COAC Inside Stockholders will collectively hold approximately 22% of COAC’s issued and outstanding shares of common stock and, accordingly, may influence actions requiring a stockholder vote, including the merger proposal.

If COAC is unable to effect a business combination and is forced to liquidate, its warrants will expire worthless.

If COAC does not complete the merger or another business combination by March 20, 2009, its corporate existence will automatically terminate and it will distribute to all holders of IPO Shares, in proportion to the number of IPO Shares held by them, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. In such event, there will be no distribution with respect to COAC’s outstanding warrants. Accordingly, the warrants will expire worthless.

COAC’s stockholders may be held liable for claims by third parties against COAC to the extent of distributions received by them.

COAC’s amended and restated certificate of incorporation provides that COAC will continue in existence only until March 20, 2009. If COAC has not completed a business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is COAC’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after March 20, 2009 and, therefore, it does not intend to comply with those procedures.

Because COAC will not be complying with those procedures, it is required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for its payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, COAC would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. COAC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, COAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of COAC’s stockholders may extend well beyond the third anniversary of such date. Accordingly, there can be no assurance that third parties will not seek to recover from COAC’s stockholders amounts owed to them by COAC.

If COAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by COAC’s stockholders. Furthermore, because COAC intends to distribute the proceeds held in the trust fund to its public stockholders promptly after March 20, 2009 if it has not completed a business combination by such date, this may be viewed or interpreted as giving preference to COAC’s public stockholders over any potential creditors with respect to access to or distributions from COAC’s assets. Furthermore, COAC’s board may be viewed as having breached their fiduciary duties to COAC’s creditors and/or may have acted in bad faith; thereby exposing itself and COAC to claims of punitive damages, by paying public stockholders from the trust fund prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against COAC for these reasons.

You will not be able to exercise your warrants if an effective registration statement is not in place when you desire to do so.

No public warrant will be exercisable and BVICo will not be obligated to issue Ordinary Shares unless, at the time a holder seeks to exercise such public warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current. Under the terms of the warrant agreement, BVICo will be required to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants until the expiration of the warrants. However, there can be no assurance that BVICo will be able to do so, and if it does not maintain a current prospectus related to the Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants. Additionally, BVICo will have no obligation to settle the warrants for cash or “net cash settle” any warrant exercise. Accordingly, if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $6.00 for a unit in COAC’s IPO and who did not sell the warrant included in the unit would have effectively paid $6.00 for one BVICo Ordinary Share.

An investor will only be able to exercise a warrant if the issuance of BVICo Ordinary Shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable by a warrant holder and BVICo will not be obligated to issue Ordinary Shares unless the Ordinary Shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. At the time that the warrants become exercisable (following completion of the merger), BVICo expects to become listed on the Nasdaq Stock Market, which would provide an exemption from registration in every state. Accordingly, BVICo believes holders in every state will be able to exercise their warrants as long as its prospectus relating to the Ordinary Shares issuable upon exercise of the warrants is current. However, there can be no assurance of this fact. If a warrant holder is unable to exercise his warrants in a particular state, he may be forced to sell his warrant and therefore lose out of the benefit of purchasing BVICo stock. Furthermore, the price he receives for his warrant may not equal the difference between the exercise price and the stock price.

BVICo’s working capital will be reduced if COAC stockholders exercise their right to convert their shares into cash, which reduced working capital may adversely affect BVICo’s business and future operations.

Pursuant to COAC’s certificate of incorporation, holders of Public Shares may vote against the merger proposal and demand that it convert their shares, calculated as of two business days prior to the anticipated consummation of the merger, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. COAC and BVICo will not consummate the merger if holders of 2,760,000 or more Public Shares exercise these conversion rights. If no holders elect to convert their Public Shares, the trust account will be approximately $41.5 million at closing. To the extent the merger is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to BVICo. If conversion rights are exercised with respect to 2,759,999 shares, the maximum potential conversion cost would be approximately $__ million.

BVICo’s outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution BVICo’s stockholders.

Outstanding redeemable warrants to purchase an aggregate of 16,066,667 BVICo Ordinary Shares (issued in exchange for COAC common stock issued in the IPO) and warrants to purchase an aggregate of 2,266,667 Ordinary Shares (issued in exchange for COAC warrants issued to certain of the COAC Inside Stockholders and others in a private placement concurrently with the IPO) will become exercisable after the consummation of the merger. These warrants likely will be exercised only if the $5.00 per share exercise price is below the market price of BVICo’s Ordinary Shares. To the extent such warrants or options are exercised, additional shares of BVICo’s Ordinary Shares will be issued, which will result in dilution to BVICo’s stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of BVICo’s common stock.

BVICo’s management’s ability to require holders of its warrants to exercise such warrants on a cashless basis will cause holders to receive fewer shares of common stock upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If BVICo calls its warrants for redemption after the redemption criteria described in the prospectus for COAC’s IPO have been satisfied, BVICo’s management will have the option to require any holder that wishes to exercise his warrant to do so on a “cashless basis.” If BVICo’s management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in BVICo.

If COAC stockholders fail to vote against the merger proposal and fail to deliver their shares in accordance with the conversion requirements specified in this proxy statement/prospectus, they will not be entitled to convert their shares of common stock of COAC into a pro rata portion of the trust account.

COAC stockholders holding Public Shares who affirmatively vote against the merger proposal may demand that COAC convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. COAC stockholders who seek to exercise this conversion right must affirmatively vote against the merger and deliver their stock (either physically or electronically) to COAC’s transfer agent within the time period described in this proxy statement/prospectus. Any COAC stockholder who fails to vote against the merger proposal and who fails to deliver his or her stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his or her shares. See the section entitled “Special Meeting of COAC Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Nasdaq Stock Market may not list BVICo’s securities on its exchange, which could limit investors’ ability to make transactions in BVICo’s securities and subject BVICo to additional trading restrictions.

BVICo will seek listing of its securities on the Nasdaq Stock Market as soon as practicable after the consummation of the merger. BVICo will be required to meet Nasdaq’s initial listing requirements as opposed to its more lenient continued listing requirements. BVICo may not be able to meet those initial listing requirements. Even if such application is accepted and BVICo’s securities are so listed, BVICo may be unable to maintain the listing of its securities in the future.

If Nasdaq does not list BVICo’s securities for trading on its exchange, BVICo could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	reduced liquidity with respect to its securities;
•	a determination that its Ordinary Shares are “penny stock,” which will require brokers trading in its Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Ordinary Shares;
•	a limited amount of news and analyst coverage for BVICo; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

BVICo’s ability to request indemnification from BVICo’s shareholders for damages arising out of the merger is limited in certain instances to those claims where damages exceed $250,000 and, except in very limited circumstances, is also limited to the Ordinary Shares placed in escrow.

To provide a fund to secure indemnification protection to COAC and its stockholders against losses that BVICo, as surviving entity of the merger, may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by BVICo and its shareholders in the merger agreement or any schedule or certificate delivered by them in connection with the merger agreement, (ii) the non-fulfillment or breach of any covenant or agreement made by BVICo or its shareholders in the merger agreement, (iii) any assessment against BVICo, HKCo or Ge Rui for taxes for any period ending prior to the closing date, and (iv) the operation of the businesses of BVICo, HKCo and Ge Rui prior to the closing date of the merger, the current BVICo shareholders will place in escrow (with an independent escrow agent) an aggregate of 3,000,000 BVICo Ordinary Shares, which will be canceled to the extent that BVICo has damages for which it is entitled to indemnification. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the escrow will be the sole remedy for BVICo for its rights to indemnification pursuant to the merger agreement. Claims for indemnification may be asserted against the escrow by BVICo once its damages exceed a deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed funds, except that claims made with respect to representations and warranties regarding corporate organization, subsidiaries, capitalization, authority, title to property and taxes and those specific to BVICo’s shareholders will not be subject to such deductible. Claims for indemnification may be asserted until the later of one year after the closing of the merger or thirty (30) days after the date on which BVICo has filed its annual report on Form 10-K (or, if BVICo is deemed to be a “foreign private issuer,” its annual report on Form 20-F) for the fiscal year ending December 31, 2009, except that there is no limitation as to the period during which claims may be asserted for breaches of the representations and warranties regarding corporate organization, subsidiaries, capitalization, authority and those specific to BVICo’s shareholders and claims for breaches of the representations and warranties regarding title to property and taxes may be made until the sixtieth day following the expiration of the applicable statute of limitations. As a consequence of these limitations, BVICo may not be able to be entirely compensated for indemnifiable damages that it may sustain.

COAC’s current directors and executive officers own shares of COAC common stock and warrants that will be worthless if the merger is not approved. Such interests may have influenced their decision to approve the business combination with BVICo.

Certain of COAC’s officers, directors, initial shareholders and/or their affiliates beneficially own stock in COAC that they purchased prior to its IPO. Additionally, certain of such persons and others purchased 2,266,667 Insider Warrants in a private placement that occurred simultaneously with COAC’s IPO. Such persons are not entitled to receive any of the cash proceeds that may be distributed upon COAC’s liquidation with respect to shares they acquired prior to its IPO. Therefore, if the merger is not approved and COAC does not consummate another business combination by March 20, 2009 and is forced to liquidate, such shares held by such persons will be worthless, as will the warrants. As of the _______, 2009, the record date for the special meeting, COAC’s officers, directors and initial shareholders held $_______ in common stock (based on a market price of $___) and $_______ in warrants (based on a market price of $___). See the section entitled “The Merger Proposal — Interests of COAC’s Directors and Officers in the Merger.”

These financial interests of COAC’s directors, officers and initial shareholders may have influenced their decision to approve COAC’s merger with BVICo and to continue to pursue the merger. In considering the recommendations of COAC’s board of directors to vote for the merger proposal and other proposals, you should consider these interests.

COAC’s chairman and chief executive officer is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the merger is not consummated. Such liability may have influenced his decision to approve the merger with BVICo.

If COAC liquidates prior to the consummation of a business combination, Harry Edelson, its chairman and chief executive officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by COAC for services rendered or contracted for or products sold to COAC. On the other hand, if COAC consummates the merger, BVICo will be liable for all such claims. Neither COAC nor Mr. Edelson has any reason to believe that Mr. Edelson will not be able to fulfill his indemnity obligations to COAC. See the section entitled “Other Information Related to COAC — COAC’s Plan of Operation” for further information.

This personal obligation may have influenced Mr. Edelson’s decision to approve COAC’s merger with BVICo and to continue to pursue the merger. In considering the recommendations of COAC’s board of directors to vote for the merger proposal and other proposals, you should consider these interests.

If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, certain of the COAC Inside Stockholders will forfeit a portion of their Original Shares. Such requirement may have influenced their decision to approve the business combination with BVICo.

Any of the COAC stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the merger proposal may also demand that COAC convert such shares into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the merger. If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, Harry Edelson and Rose-Marie Fox will forfeit a portion of their Original Shares, which were placed into escrow at the time of the IPO, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.

These personal obligations of Mr. Edelson and Ms. Fox may have influenced their decision to approve COAC’s with BVICo and to continue to pursue the merger. In considering the recommendations of COAC’s board of directors to vote for the merger proposal and other proposals, you should consider these interests.

The exercise of COAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes to the terms of the merger or waivers of conditions are appropriate and in COAC’s stockholders’ best interest.

In the period leading up to the closing of the merger, events may occur that, pursuant to the merger agreement, would require COAC to agree to amend the merger agreement, to consent to certain actions taken by BVICo or to waive rights that COAC is entitled to under the merger agreement. Such events could arise because of changes in the course of BVICo’s business, a request by BVICo to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on BVICo’s business and would entitle COAC to terminate the merger agreement. In any of such circumstances, it would be discretionary on COAC, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for COAC and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, COAC does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained. While certain changes could be made without further stockholder approval, COAC will circulate a new or amended proxy statement/prospectus and resolicit its stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the stockholder vote on the merger proposal.

If COAC is unable to complete the merger with BVICo or another business combination by March 20, 2009, its corporate existence will automatically terminate and, it will be forced to liquidate. In such event, third parties may bring claims against COAC and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $____ per share.

COAC must complete a business combination with BVICo or another target business by March 20, 2009, when its corporate existence will terminate and it will be required to liquidate. In such event, third parties may bring claims against COAC. Although COAC has obtained waiver agreements from certain vendors and service providers it has engaged and owe money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of COAC’s public stockholders. Additionally, if COAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in COAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of COAC’s stockholders. To the extent any bankruptcy or other claims deplete the trust account, there can be no assurance that COAC will be able to return to its public stockholders at least $____ per share.

If COAC is unable to consummate the business combination with BVICo or another target company, its public stockholders will be forced to wait until after March 20, 2009 before receiving liquidation distributions.

COAC has until March 20, 2009 to complete an initial business combination. It has no obligation to return funds to its public stockholders prior to such date unless it consummates an initial business combination prior thereto and only then in cases where public stockholders have sought conversion of their shares. Only after the expiration of this full time period will public stockholders be entitled to liquidation distributions if COAC is unable to complete an initial business combination. Accordingly, public stockholders’ funds may be unavailable to them until such date.

Activities taken by existing COAC stockholders to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on COAC’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding COAC or its securities, the COAC Inside Stockholders, BVICo and BVICo’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or COAC may enter into transactions with such persons and others to provide them with incentives to acquire shares of COAC’s common stock and vote the acquired shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the merger proposal at the meeting vote in its favor and that holders of fewer than 40% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on COAC’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting. See the section entitled “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management.”

FORWARD-LOOKING STATEMENTS

COAC and BVICo believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because COAC is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

COAC and BVICo believe it is important to communicate their expectations to their stockholders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by COAC or BVICo in such forward-looking statements, including among other things:

•	the number and percentage of COAC’s stockholders voting against the merger proposal and seeking conversion;
•	changes adversely affecting the business in which BVICo is engaged;
•	management of growth;
•	general economic conditions;
•	BVICo’s business strategy and plans; and
•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of COAC, BVICo or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, COAC and BVICo undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the merger proposal or any of the other proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect COAC and/or BVICo.

SPECIAL MEETING OF COAC STOCKHOLDERS

General

COAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of COAC stockholders to be held on _______ __, 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to COAC stockholders on or about _______ __, 2009 in connection with the vote on the merger proposal and the adjournment proposal. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on _______ __, 2009, at 10:00 a.m., eastern time, at the offices of Graubard Miller, COAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the COAC Special Meeting

At the special meeting, COAC will ask holders of its common stock to:

•	consider and vote upon a proposal to approve the Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008, among COAC, BVICo, HKCo, Ge Rui and the shareholders of BVICo, which, among other things, provides for (i) the merger of COAC into BVICo and (ii) each holder of common stock of COAC to receive a like number of shares of BVICo Ordinary Shares (reorganization proposal); and
•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, COAC is not authorized to consummate the merger (adjournment proposal).

Recommendation of COAC Board of Directors

COAC’s board of directors:

•	has unanimously determined that the merger proposal is fair to and in the best interests of COAC and its stockholders;
•	has unanimously approved the merger proposal;
•	unanimously recommends that COAC’s common stockholders vote “FOR” the merger proposal; and
•	unanimously recommends that COAC’s stockholders vote “FOR” the adjournment proposal.

Record Date; Who is Entitled to Vote

COAC has fixed the close of business on _______ __, 2009, as the “record date” for determining COAC stockholders entitled to notice of and to attend and vote at its special meeting. As of the close of business on _______ __, 2009, there were 8,400,000 shares of COAC’s common stock outstanding and entitled to vote. Each share of COAC’s common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with COAC, the 1,500,000 Original Shares held by the COAC Inside Stockholders will be voted on the merger proposal in accordance with the majority of the votes cast at the special meeting on such proposal by the holders of the Public Shares. The vote of such shares will not affect the outcome of the vote on the merger proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to COAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on “non-routine” proposals, such as the merger proposal. Since a stockholder must affirmatively vote against the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in “Special Meeting of COAC Stockholders — Conversion Rights.”

Vote of COAC’s Stockholders Required

The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as a vote “AGAINST” the merger proposal and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal. You cannot seek conversion unless you affirmatively vote against the merger proposal.

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of COAC’s common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposal. Therefore, they have the same effect as a vote against the proposal. Broker non-votes are not deemed entitled to vote on such proposal and, therefore, they will have no effect on the vote on the proposal.

Voting Your Shares

Each share of COAC common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of COAC’s common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of COAC common stock at the special meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by COAC’s board “FOR” the merger proposal and, if necessary, an adjournment proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You Can Attend the Special Meeting and Vote in Person. COAC will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way COAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Harry Edelson, COAC’s chairman and chief executive officer, in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of COAC’s common stock, you may call __________, COAC’s proxy solicitor, at (___) ___-____, or Nicholas Puro, COAC’s secretary, at (201) 930-8900.

Conversion Rights

Any of COAC’s stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the merger proposal may also demand that such shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the merger. If demand is properly made and the merger is consummated, these shares will be converted into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

COAC stockholders who seek to exercise this conversion right (“converting stockholders”) must affirmatively vote against the merger proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their stock (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to COAC’s transfer agent after the meeting within the time period specified in a notice you will receive after the meeting from or on behalf of BVICo, which period will be not less than 20 days. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, Harry Edelson and Rose-Marie Fox will forfeit a portion of their Original Shares, which were placed into escrow at the time of the IPO, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.

If the holders of at least 2,760,000 or more Public Shares (an amount equal to 40% or more of the Public Shares) vote against the merger proposal and properly demand conversion of their shares, COAC will not be able to consummate the merger.

The closing bid price of COAC’s common stock on ________, 2009 (the record date for the COAC special meeting) was $____. The cash held in the trust account on _______ __, 2009 was approximately $_______ ($____ per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of COAC’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. COAC cannot assure its stockholders that they will be able to sell their shares of COAC common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in COAC’s securities when COAC’s stockholders wish to sell their shares.

If you exercise your conversion rights, then you will be exchanging your shares of COAC common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to COAC’s transfer agent after the meeting within the time period specified in a notice you will receive from or on behalf of BVICo, which period will be not less than 20 days.

Appraisal Rights

Stockholders of COAC have appraisal rights in connection the merger under the DGCL. See the section entitled “Appraisal Rights.” Stockholders who vote against the merger proposal and elect to convert their shares into cash will not have appraisal rights.

Proxy Solicitation Costs

COAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. COAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

COAC has hired __________ to assist in the proxy solicitation process. It will pay that firm a fee of $_____ plus disbursements. Such fee will be paid with non-trust account funds.

COAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. COAC will reimburse them for their reasonable expenses.

COAC Inside Stockholders

As of ___________, 2009, the record date for the COAC special meeting, Harry Edelson, COAC’s chairman of the board and chief executive officer, Nicholas Puro, COAC’s president and secretary and a director, Barry M. Shereck, COAC’s chief financial officer and a director, Rose-Marie Fox, a director of COAC, Daxi Li, Shengyun Qiu and China Investment Group LLC, each of whom is a special advisor to COAC, and Bailin Zheng, a former special advisor to COAC, beneficially owned and were entitled to vote the 1,500,000 Original Shares. The Original Shares constituted 17.9% of the outstanding shares of COAC’s common stock immediately after the IPO (including shares of common stock issued pursuant to the exercise of the over-allotment option). In connection with COAC’s IPO, COAC and EarlyBirdCapital, Inc. entered into agreements with each of the COAC Inside Stockholders pursuant to which each COAC Inside Stockholder agreed to vote his or its Original Shares on the merger proposal in accordance with the majority of the votes cast by the holders of Public Shares. Further, Mr. Edelson and Ms. Fox have agreed that if holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, they will forfeit a portion of their Original Shares, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger. The COAC Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if no business combination is effected by COAC. In connection with the IPO, the COAC Inside Stockholders entered into an escrow agreement pursuant to which their Original Shares will be held in escrow until the earlier of twelve months after a business combination or COAC’s liquidation.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding COAC or its securities, the COAC Inside Stockholders, BVICo or BVICo’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or COAC may enter into transactions with such persons and others to provide them with incentives to acquire shares of COAC’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the merger proposal vote in its favor and that holders of fewer than 40% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the COAC Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of COAC.

Entering into any such arrangements may have a depressive effect on COAC’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 40% or more of the Public Shares will vote against the merger proposal and exercise their conversion shares.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. COAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

In connection with COAC’s IPO, Mr. Edelson has entered into an agreement with EarlyBirdCapital, which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of COAC’s common stock commencing November 26, 2008, which, pursuant to such agreement, was ten business days after COAC filed its Current Report on Form 8-K announcing COAC’s execution of the merger agreement, and ending on the business day immediately preceding the record date for the special meeting of stockholders. Mr. Edelson may vote these shares any way he chooses. Mr. Edelson has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after COAC has completed the merger. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act and, accordingly, any purchases that are not permitted by Rule 10b-18 will not be made. These purchases will be made at a price equal to the per share amount held in COAC’s trust account as of November 12, 2008 (the date of the signing of the merger agreement) and will be made by EarlyBirdCapital or an independent broker dealer mutually agreed upon by Mr. Edelson and EarlyBirdCapital (including in the event that EarlyBirdCapital’s participation in the purchases would not comply with Rule 10b-18) in such amounts and at such times as EarlyBirdCapital or such other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price. As a result of EarlyBirdCapital’s interest in COAC’s consummation of a business combination, it may not be deemed to be independent for purposes of this agreement.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement by and among COAC, BVICo and the current BVICo shareholders is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for (i) the merger of COAC into BVICo, with BVICo being the surviving entity of the merger and (ii) the holders of securities of COAC (in the aggregate, 931,186 units, each consisting of one share of common stock and two warrants, 8,400,000 shares of common stock (including shares included in the units), warrants to purchase 16,066,667 shares of COAC common stock (incuding warrants included in the units) and one Representative’s unit purchase option to purchase 600,000 units) to receive like securities of BVICo, on a one-to-one basis, in exchange for their existing COAC securities.

Immediately prior to the merger, the current shareholders of BVICo will own 30,000,000 BVICo Ordinary Shares, which they will continue to own after the merger is consummated. The current shareholders of BVICo will also be entitled to be issued 1,000,000 BVICo Ordinary Shares for each of the years ending on December 31, 2009, 2010 and 2011 in which Ge Rui, BVICo’s operating subsidiary, has net after tax income that equals or exceeds the target specified for such year in the merger agreement ($45 million, $60 million and $80 million, respectively). In addition, if at least 75% of the warrants that BVICo will issue to the public holders of COAC’s current warrants are exercised, the current BVICo shareholders will be entitled to an aggregate cash payment of $5 million.

Name; Headquarters; Stock Symbols

After completion of the merger:

•	the corporate headquarters and principal executive offices of BVICo will be located at No. 69 Huaibei Street, Longhai Middle Road, Henan, China; and
•	BVICo’s Ordinary Shares, warrants and units (each consisting of one share of common stock and two warrants), will be listed for trading on the Nasdaq Stock Market under the symbols CHOP, CHOPW and CHOPU, respectively if an application made by BVICo to such effect is granted.

Indemnification

To provide a fund to secure indemnification protection to BVICo against losses that BVICo, as surviving entity of the merger, may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by BVICo and its shareholders in the merger agreement or any schedule or certificate delivered by them in connection with the merger agreement, (ii) the non-fulfillment or breach of any covenant or agreement made by BVICo or its shareholders in the merger agreement, (iii) any assessment against BVICo, HKCo or Ge Rui for taxes for any period ending prior to the closing date, and (iv) the operation of the businesses of BVICo, HKCo and Ge Rui prior to the closing of the merger, the current shareholders of BVICo will place in escrow (with an independent escrow agent) an aggregate of 3,000,000 BVICo Ordinary Shares, which will be canceled to the extent that BVICo has damages for which it is entitled to indemnification. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the escrow will be the sole remedy for BVICo for its rights to indemnification pursuant to the merger agreement. Claims for indemnification may be asserted against the escrow by BVICo once its damages exceed a $250,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed funds, except that claims made with respect to representations and warranties regarding corporate organization, subsidiaries, capitalization, authority, title to property and taxes and those specific to BVICo’s shareholders will not be subject to such deductible. Claims for indemnification may be asserted until the later of one year after the closing of the merger or thirty (30) days after the date on which BVICo has filed its annual report on Form 10-K (or, if BVICo is deemed to be a “foreign private issuer,” its annual report on Form 20-F) for the fiscal year ending December 31, 2009, except that there is no limitation as to the period during which claims may be asserted for breaches of the representations and warranties regarding corporate organization, subsidiaries, capitalization, authority and those specific to BVICo’s shareholders and claims for breaches of the representations and warranties regarding title to property and taxes may be made until the sixtieth day following the expiration of the applicable statute of limitations. A copy of the escrow agreement is attached to this proxy statement/prospectus as Annex C.

Voting Agreement

After the merger, the directors of BVICo will be Mingwang Lu, Yi Lu, Wong Kwok Keung, Maotong Xu and Yunlong Wang, who are designees of the BVICo shareholders, Harry Edelson, who is COAC’s chairman and chief executive officer, and J.P. Huang, who is a designee of Harry Edelson. Maotong Xu, Yunlong Wang, Wong Kwok Keung and J.P. Huang will be considered independent directors under applicable regulatory rules. The current BVICo shareholders and Mr. Edelson will enter into a voting agreement at the time of closing of the merger (to which BVICo will also be a party) that will provide that they will each vote their BVICo Ordinary Shares in favor of the election of such persons as directors of BVICo in specified classes in all elections through and including the annual meeting that will be held in 2011. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex D.

Lock-Up Agreements

The current BVICo shareholders will not be able to sell any of their BVICo Ordinary Shares during either the twelve month period (for Oasis Green Investments Limited) or the six month period (for the other shareholders) after the closing date of the merger other than as permitted pursuant to the lock-up agreements they will enter into at the closing. Further, the officers and directors of COAC will not be able to sell any of the BVICo Ordinary Shares that they receive as a result of the merger during such twelve month period other than as permitted pursuant to the Stock Escrow Agreement dated as of March 20, 2007, between COAC and each of the persons who were stockholders of COAC prior to its IPO and the lock-up agreements they will enter into upon the closing.

Background of the Merger

The terms of the merger agreement are the result of arms’-length negotiations between representatives of BVICo and COAC. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

COAC was formed on August 7, 2006 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in China. COAC completed its IPO on March 20, 2007, raising net proceeds of $38,929,040, including net proceeds from the sale of units on exercise of the underwriter’s overallotment option, of which $38,357,000 was deposited into the trust account. In addition, all of the proceeds from the private sale of warrants ($1,360,000) were deposited into the trust fund, for a total of $39,717,000 held in trust (or approximately $5.76 per share sold in the offering). In accordance with COAC’s certificate of incorporation, these funds will be released upon either its consummation of a business combination or its liquidation. COAC must liquidate unless it has consummated a business combination by March 20, 2009. As of September 30, 2008, approximately $41,200,000 was held in deposit in the trust account.

Promptly following the IPO of COAC, COAC contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as numerous other business relationships. Through these and further efforts, COAC identified and reviewed information with respect to more than 100 potential target companies.

Starting in July 2007, COAC had entered into substantial discussions with several companies, including the type and amount of consideration to be provided relative to a potential transaction. Eleven of these companies were provided with non-binding preliminary letters of intent, none of which was executed for the reasons stated below:

•	In July 2007, COAC entered into discussions with a Chinese coal mining company and delivered a non-binding letter of intent. After several meetings with the chairman and other representatives of the company in the US and Asia, discussions ended when the company indicated it was not prepared to enter into a transaction with COAC on terms that would be acceptable to COAC’s stockholders.

•	In August 2007 COAC met with a large Chinese steel company in China and delivered a non-binding letter of intent. COAC subsequently met with them again in New York City. This company eventually decided to enter into a transaction with a major U.S. based investment bank.
•	In October 2007, COAC entered into discussions with a Chinese seed company. COAC presented the majority owner with a non-binding letter of intent and a Confidentiality Agreement in December 2007. COAC terminated the negotiations in January 2008 following initial due diligence that showed the company to be an unacceptable candidate for a business combination with COAC.
•	In October 2007, COAC entered into discussions with another steel company firm in China. COAC presented a letter of intent in October 2007, but discussions were discontinued shortly thereafter when it became clear that a business combination could not be completed on terms that would be acceptable to COAC’s stockholders.
•	In October 2007, COAC presented a non-binding letter of intent to a Chinese sanitary building materials company that COAC met through an intermediary in China. The letter of intent was subsequently revised in late October 2007, but the negotiations were terminated because the parties could not agree upon the valuation of the target.
•	In October 2007, COAC met with a Chinese real estate firm and presented a non-binding letter of intent to them. The letter of intent was subsequently revised in June 2008, but the negotiations were terminated because the parties could not agree upon the valuation of the target.
•	In November 2007, COAC entered into discussions with and delivered a non-binding letter of intent to an intermediary of a Chinese set-top box company. COAC were unable to reach an agreement with the seller and discussions were terminated.
•	In December 2007, COAC commenced discussions with and delivered a non-binding letter of intent to a China-based magnesium company. Discussions were terminated when the company elected to pursue an initial public offering on the Asian markets.
•	In January 2008, COAC met in China with a Chinese company manufacturing high fashion clothing. In February 2008, COAC presented this company with a non-binding letter of intent. In the course of due diligence, COAC could not get a sufficient level of comfort with the company’s financial statements and terminated COAC’s consideration of the proposed transaction.
•	In March 2008, COAC entered into discussions with a Chinese-based paper company and presented it with a non-binding letter of intent. Later that month, COAC presented a confidentiality agreement. During COAC’s initial due diligence COAC ascertained that the company’s financial history and projections made it too small for a business combination with COAC.
•	In March 2008, COAC entered into discussions with and presented a non-binding letter of intent to a Chinese titanium mining company. The company decided that it was not interested in entering into a transaction that would result in the company being publicly traded.

On April 14, 2008, COAC was introduced to Ge Rui when Harry Edelson, COAC’s CEO, received a short business description of Ge Rui labeled “ABC Composite Material Company Ltd.” from a representative of EarlyBirdCapital who knew that Ge Rui was exploring strategic alternatives. On April 23, 2008, Mr. Edelson met in China with Michael Wu, a representative of Ge Rui, to discuss the business operations of Ge Rui. On May 12, 2008, COAC hired Jpigroup Inc. in Beijing to assist in due diligence and verbal contact in the Mandarin language with company management. Mr. Edelson visited Michael Wu again in Beijing on May 27, 2008 to further discuss a business merger. Thereafter, a confidentiality agreement was executed by and between COAC and Ge Rui. In the next several months Mr. Edelson had a series of phone calls with Michael Wu and Wong Kwok Keung (Francis), special advisor to the Chairman of Ge Rui. The term sheet was discussed over the next few weeks and a revised term sheet was sent on June 7, 2008. The revised term sheet was signed by Mr. Edelson for COAC on June 11, 2008 and by the Chairman of Ge Rui, Mr. Lu, on June 12, 2008. On July 6, 2008 Mr. Edelson met with Michael Wu, Chairman Lu and the entire management team of Ge Rui in Zhengzhou for dinner. The next day, Mr. Edelson toured the Ge Rui facilities and had lunch with the executive team. On June 17, 2008, a Chinese law firm, Commerce & Finance Law Offices, was engaged by COAC to do legal due diligence on Ge Rui.

During the period following the signing of the term sheet, COAC’s attorneys prepared drafts of the merger agreement and the other transaction documents, including the escrow agreement, the voting agreement and the lock-up agreement. These were submitted to the BVICo parties, their attorneys and other representatives and were revised several times through the course of the negotiations, which took place by email and teleconference. During this period, the parties agreed on the terms of indemnification provisions, which were not addressed in the term sheet.

At meetings on July 22, August 19, September 16 and October 3, 2008, the board of COAC met to discuss progress on the negotiations, the financial results and forecasts of Ge Rui and to review the legal progress to complete the transaction. On November 5, 2008, another telephonic meeting of the board of directors was held. All directors attended, as did, by invitation, Noah Scooler and Jeffrey M. Gallant of Graubard Miller, and representatives of BMCG. Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to the directors. Paul Baumann of BMCG made a presentation regarding the fairness of the consideration to be paid in the merger. Mr. Baumann advised the board that it was the opinion of BMCG that the consideration to be paid in the merger was fair to COAC’s stockholders from a financial point of view, and that the fair market value of BVICo is at least 80% of COAC’s net assets. Mr. Baumann detailed for the board the analysis performed by BMCG and made a presentation concerning how BMCG had arrived at its opinion. Mr. Baumann discussed at length with COAC’s board the different analyses used to determine whether or not the merger consideration to be paid by COAC was fair from a financial point of view, as well as to determine the fair market value of BVICo. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the merger agreement. For a more detailed description of the BMCG fairness opinion, see the subsection below entitled “The Merger Proposal — BMCG Fairness Opinion.”

The merger agreement was signed on November 12, 2008. Prior to the market open on November __, 2008, COAC issued a press release and filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the terms of the merger agreement.

COAC’s Board of Directors’ Reasons for the Approval of the Merger

The final agreed-upon consideration in the merger agreement was determined by several factors. COAC’s board of directors reviewed industry and financial data in order to determine that the transaction terms were reasonable and that the merger was in the best interests of COAC’s stockholders.

COAC conducted a due diligence review of Ge Rui that included an industry analysis, a description of Ge Rui’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the of consideration. During its negotiations with Ge Rui, COAC did not receive consulting services from any unrelated financial advisors because its officers and directors believe that their experience and backgrounds, together with the experience and background of COAC’s consultant, J.P. Huang, were sufficient to enable them to make the necessary analysis and determinations.

Board discussions covered various topics regarding the proposed merger. The board decided that the offer of 30 million shares of stock was appropriate as was the offer of 3 million bonus shares for meeting 90% of targeted net earnings in 2009, 2010 and 2011. COAC was able to move the bonus shares out one year from the original offer of bonus shares for 2008, 2009 and 2010. This was done because by the time a merger was accomplished, 2008 results would most likely have been finalized.

The board also studied research reports on the steel industry and determined that COAC’s offering price was favorable to COAC stockholders. The board kept track of the negotiations by Ge Rui to make it a wholly foreign owned enterprise (WFOE). It took several months for BVICo’s shareholders to establish BVI and Hong Kong entities in order to facilitate the acquisition of Ge Rui and convert Ge Rui into a wholly foreign owned enterprise (WFOE). The Chinese advisors of COAC, Ambassador Qui and Daxi Li, advised the board of their investigation and contacts with Ge Rui. Harry Edelson described his visits with Ge Rui management and his visit to Ge Rui’s headquarters and plant facilities. Using his background in securities analysis, Mr.

Edelson informed the board of his strong belief that Ge Rui would be an excellent merger partner. The board requested and received information on the steel industry from two major investment banking firms and numerous research resources on a continuing basis. The board discussed the spike in steel prices and its inevitable fall. It was decided that Ge Rui would be a good investment even if a recession ensued in the US and Europe and a slow down occurred in China and other parts of Asia. Ge Rui was considered by the board to be a sound investment in good times or bad.

The management of COAC, including members of its board of directors, has long and diverse experience in operational management, investments and financial management and analysis. In the opinion of COAC, it is well qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a merger partner. Harry Edelson has been a board member of seventy-five companies in numerous industries, in addition to having extensive experience in the public markets as a securities analyst and as a venture capitalist in the private markets. Nicholas Puro has been a board member of seven companies in several industries, a venture capitalist, a venture capital attorney and the president of a technology manufacturing company. Barry Shereck has been the CFO of six companies, public and private, domestic and foreign. Rose-Marie Fox was a Senior Vice President of Lehman Brothers Investment Banking Division and for the past 14 years has her own private investment firm in China of which she is the sole owner. COAC believes that this experience makes COAC’s board highly qualified to render an opinion on the merits of this transaction. More detailed descriptions of the experience of Messrs. Edelson, Puro and Shereck and Ms. Fox are included in the section of this proxy statement/prospectus entitled “Directors and Executive Officers of BVICo Following the Merger.”

The COAC board of directors concluded that the merger agreement with Ge Rui is in the best interests of COAC’s stockholders. In reaching this conclusion, it considered a wide variety of factors. In light of the complexity of those factors, the board did not consider it practicable to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the board may have given different weight to different factors. The board also determined to engage Baumann Moreau Consulting Group to provide a fairness opinion as further support for its opinion. In considering the merger, the board of directors gave considerable weight to the following factors:

Record of Growth and Potential for Future Growth

Important criteria established by the board in identifying an acquisition target were that the company must have steady and profitable business operations in China, that it must be generating substantial revenues and that it have the potential for sustainable high growth in revenues and earnings. The board believes that Ge Rui has the appropriate infrastructure in place and is well positioned in its industry to achieve growth both organically and through acquisitions. The board also believes that the growth potential of Ge Rui is very good based on its historical growth rate, acquisition of more than 40 acres adjacent to its facilities to permit plant expansion, possible introduction of new lines of manufacturing, a loyal customer base and technology leadership in its field. In the six months ended June 30, 2008 revenues increased 49% over the corresponding period a year earlier from $67.8 million to $100.9 million and net income increased 77% over the corresponding period for the prior year from $11.2 million to $19.8 million. Ge Rui intends to continue or enhance its growth through new product introductions or transactions such as acquisitions using COAC’s cash and stock as a valuable currency. For a description of BVICo’s post-merger plans for additional acquisitions, please see the section entitled “Business of BVICo — Business Strategy.”

A business downturn and sharp decline in market prices in the United States has spread to Europe and could eventually hinder the growth of the Chinese steel industry including Ge Rui. The effects of the recession in the United States have caused the price of steel and the prices of US steel companies to decline sharply. As worldwide steel demand diminishes, it is only a matter of time before the Chinese steel industry feels the effects. It is COAC’s belief that larger manufacturers will be more affected than smaller steel milling companies like Ge Rui. Nevertheless, the steel industry is cyclical in nature and a slow down in demand is likely to affect almost all steel companies.

The Experience of Ge Rui’s Management

Another important attribute of Ge Rui is its seasoned management team, which has a specialized knowledge of its markets. It works closely with its customers to provide products to exact specifications. The

Chairman and founder, Mr. Lu, has twenty-three years experience in the steel industry in China. In addition, the executive management team has an average of fifteen years of industry experience. Their long tenure with the company and the industry has enabled the management team to build close relationships with suppliers and customers. The expertise of management and technical innovation of the company give it a strong competitive advantage.

Financial Condition and Results of Operations

The balance sheet, revenue, net income and return on equity of Ge Rui were reviewed in absolute terms and in relation to other companies in the steel industry. The board believes that the company is well capitalized and has a liquid balance sheet that will be improved with the cash it will receive from COAC’s trust fund. As a result, it also believes that the BVICo public stock will be well positioned to experience significant growth as a result of the transaction. The net profit margins of Ge Rui have increased from 12% in 2005 to 16% in 2006 and 17% in 2007. This can be attributed to production efficiencies, small price increases and economies of scale that result from spreading fixed costs over a larger revenue base.

Valuation

The board considered the value of BVICo in relation to its growth potential and found it to be attractive when compared to other publicly traded steel companies. The price/earnings ratio of 3.7 at the price based upon the transaction terms is approximately 25% of the lowest P/E ratio of 15 for the companies in the S&P 500 in the past 12 years. The board noted that the PEG ratio (see discussion below under “Comparable Company Analysis”) of 0.11 for BVICo is at the extreme low end of almost all public companies. Based on the company’s past performance of high growth and high return on equity, a seasoned management team, favorable comparisons to domestic and foreign steel companies, and the board’s significant transaction experience, the board negotiated terms that they felt were in the best interests of the stockholders of COAC.

Projections Furnished by BVICo to COAC

BVICo provided COAC with its internally prepared projections for each of the years in the three-year period ended December 31, 2011. The projections did not include costs associated with a merger transaction with COAC. The projections were not prepared with a view to public disclosure or in compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts (upon which the projections were based in part) were, in general, prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments.

In compiling the projections, BVICo took into account historical performance as well as estimates of revenue, gross profit, operating income and net income. The projections reflect numerous assumptions that BVICo’s management believed were reasonable when made, including assumptions with respect to general business, economic, market, regulatory and financial conditions, all of which are difficult to predict and many of which are beyond the control of BVICo, such as the risks and uncertainties contained in the “Risk Factors” section of this proxy statement/prospectus.

While all projections are necessarily somewhat speculative, BVICo believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results and actual results may be materially greater or materially less than those contained in the projections.

The projections were disclosed to COAC for use as a component in its overall evaluation of Ge Rui and are indicated below. Neither Ge Rui’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Ge Rui compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.

The projections were prepared by, and are the responsibility of, the management of Ge Rui. Its auditor, UHY Vocation HK CPA Limited, has neither examined nor compiled the projections and, accordingly, UHY Vocation HK CPA Limited does not express an opinion or any other form of assurance with respect thereto. The UHY Vocation HK CPA Limited report included in this proxy statement/prospectus relates to Ge Rui’s historical financial information. It does not extend to the projections and should not be read as if it does so. The projections do not include the impact of any acquisitions, employee stock options plans, any non-cash interest expenses due to the amortization of debt, or any costs associated with the proposed merger with COAC.

The management of COAC discussed the forecast with the management of Ge Rui and offered 1 million bonus shares for each of years 2009, 2010 and 2011 if Ge Rui achieves 90% of its estimates of net income for those three years. This offer was accepted by the management of Ge Rui. The net income targets involve a 35% increase in 2009 to $45 million, 33.3% increase to $60 million in 2010 and 33.3% increase to $80 million 2011. The base year of 2008 has a projected net income of $33.4 million. These targets of net income would be less than 33.3% increases on an annual basis if net income were higher than expected in earlier years including the base year of 2008.

The income statement projections were supported by the trend of the past three years, increasing demand by customers, the lack of additional manufacturing production lines, the additional funds that would be provided by the merger with COAC, the purchase of additional land adjacent to existing facilities, the possibility of export sales when production capacity is increased, the possibility of adding new products and the robust demand for steel in China where the growth in gross national product has been at least 3 times that of the United States in the past decade. If Ge Rui fails to meet the targeted net income in 2009, 2010 or 2011, the current BVICo shareholders will fail to receive bonus shares for each year in which it fails to meet the target. Bonus shares, if earned, will be issued only after audits are issued confirming the results.

Comparable Company Analysis

The management of COAC used a comparable company analysis to assess the value of BVICo after the merger. Although it is difficult to find public companies exactly like BVICo, COAC chose six companies of different sizes in the steel industry, which are located in either China or the United States. Four of the companies had market capitalizations of at least $2 billion and the other two companies had market capitalizations of between $100 and $200 million. One of the latter was China Precision Steel, Inc., a Chinese company listed in the United States; the other was Universal Stainless & Alloy Products, Inc., a United States based company.

Management of COAC looked at a number of ways to ascertain appropriate valuations, including discounted cash flow, enterprise value and PEG ratios. It decided on the latter because it can be applied fairly to companies of different sizes. The PEG ratio is a ratio of the P/E of a company compared to its growth rate, looking backward or forward. The numerator or the P/E is the ratio of price to earnings, or similarly, market capitalization to net income. For example, if a company is earning $1 a share in a particular year and the price of its stock is 10, the P/E would be 10. The P/E ratio is probably the most common method of valuing stocks. If two companies in the same industry have a P/E of 10, but one company is growing much faster than the other company, that company would normally be considered a better buy. The PEG ratio takes the factor of growth into the analysis — the lower a PEG ratio the more attractive the stock. A company with a P/E of 10 and a growth rate of 10% would have a PEG of 1. PEGs normally range from 0.5 to 1.5, but can fall outside that range, on the higher (less attractive) side because of such things as balance sheet problems or poor management and on the lower (more attractive) side because of extremely high growth or product innovations. COAC’s board believes PEGs are fair to both fast and slow growing companies because the P/E is considered in relation to growth.

Because of the recent severe slide in stock prices, the price/earnings ratios and PEG ratios often varied widely even in the course of a single week. For this reason, COAC’s board decided to show PEG ratios for the past year and the following year for each quarter starting with the end of 2005. There was a wide variation in PEG ratios but in most financial quarters PEG ratios exceeded 1.0 and in some cases rose to as high as 2.0 or 3.0. In virtually all cases the PEG ratios declined on the latest date because of market conditions. As prices for all of these stocks declined, security analysts did not yet have a chance to reduce estimated growth rates. When this is done, PEG ratios will increase.

The management of COAC calculated the P/E of its investment in BVICo as follows. As a public stock, COAC has a market capitalization of approximately $47 million. The $47 million market capitalization is derived by multiplying its stock price of $5.60 by its 8.4 million shares outstanding. Using 8.4 million as the numerator and 38.4 million as the denominator (8.4 million plus 30 million outstanding shares of BVICo), the COAC shareholders would have approximately 22% of the total shares of the combined company. By dividing the $47 million valuation of COAC by its 22% ownership position, a value of $215 million post the merger is calculated. Subtracting $47 million from this figure gives $168 million as the value of BVICo before the merger. On 2009 estimated earnings of $45 million (90% of BVICo’s estimate), the price/earnings ratio is approximately 3.7. The forward growth rate of BVICo’s earnings in the 2009 – 2011 period to earn contingent shares is 33.3%; therefore, the PEG ratio is 3.7 divided by 33.3, or 0.11. Using the post-money valuation of $227 million, the price earnings ratio is approximately 4.8 and the PEG is 0.14.The actual growth rate of Ge Rui for the past three years was 45%.

The management of COAC reasoned that BVICo should have a PEG ratio of as much as 1.2 considering its track record, supported forecast, high demand for steel in China, seasoned and stable management team and strong balance sheet strengthened by the merger with COAC. This analysis would indicate that the investment in BVICo is undervalued by as much as 8 times. There are many caveats to this analysis. Growth could slow because of the effects of a worldwide recession. The Chinese government could decide to slow steel production because of environmental concerns or other reasons. Plant expansions could be mishandled or there could be machinery malfunctions, competition is always a threat in any business.

The recent sharp decline in steel prices in China and abroad is hurting the steel industry badly. But GeRui is not a steel mill; rather, it is a leading manufacturer of cold-rolled precision specialty steel products. Its products replace expensive imports, and the demand is still larger than its capacity. GeRui uses cold-rolled steel from steel mills as a raw material to produce high value cold-rolled precision specialty steel products. The drop in steel prices means that GeRui will have lower material costs and GeRui may sell its products at a lower price, but profit margins may hold firm. Lower costs for material could mean that GeRui will need less money for the costs of production. After considering all of the factors, the positive and negative, the management of COAC decided to proceed with the business combination.

Comparable company analysis is a difficult task because there are thousands of steel companies operating in diverse markets, offering different products and having balance sheets that may vary from weak to strong. Moreover, the stocks markets in the US, China and elsewhere have recently plummeted in value in an uneven manner. The price/earnings ratios of some steel companies have been nearly halved in just the last few months because of the declines in stock market values caused by economic distress in the broader markets. A recession could afflict the steel industry here or abroad by trimming demand and causing earnings to decline from forecast and in some circumstances to even turn into losses. The management of COAC has evaluated these circumstances and come to the conclusion that, at its stage of development, BVICo should stand out as a good investment in bad times or good times not only for its performance but also because of its location in China which, according to the World Steel Association (World Steel in Figures, 2008), accounted for 33.8% of the worldwide use of steel in 2007.

	Baoshan Iron & Steel		United States Steel		Steel Dynamics Inc.
Date	Trailing FY1	Leading FY2	Trailing FY1	Leading FY2	Trailing FY1	Leading FY2
30-Sep-2008	0.76	0.79	1.06	0.96	0.80	0.79
30-Jun-2008	0.92	0.80	2.39	2.06	2.08	1.98
31-Mar-2008	1.22	1.08	2.23	2.16	2.10	2.08
31-Dec-2007	2.03	1.60	3.02	2.81	2.09	1.68
28-Sep-2007	1.99	1.61	2.50	2.54	2.03	1.85
29-Jun-2007	1.19	1.04	2.65	2.81	1.85	1.81
30-Mar-2007	1.10	0.99	2.72	2.85	2.08	2.12
29-Dec-2006	1.34	1.15	1.66	2.08	1.62	1.65
29-Sep-2006	0.79	0.70	N/A	N/A	1.27	1.30
30-Jun-2006	0.85	0.74	N/A	N/A	2.00	1.95
31-Mar-2006	0.89	0.85	0.95	1.04	1.94	2.08
30-Dec-2005	0.38	0.49	0.69	0.89	1.43	1.54

	China Precision Steel		Gerdau AmeriSteel		Universal Stainless
Date	Trailing FY1	Leading FY2	Trailing FY1	Leading FY2	Trailing FY1	Leading FY2
30-Sep-2008	0.67	0.55	1.52	1.58	0.86	0.76
30-Jun-2008	1.32	1.32	3.62	3.46	N/A	N/A
31-Mar-2008	4.16	4.02	2.89	2.99	N/A	N/A
31-Dec-2007	N/A	N/A	2.96	2.95	N/A	N/A
28-Sep-2007	N/A	N/A	0.74	0.75	N/A	N/A
29-Jun-2007	N/A	N/A	N/A	N/A	N/A	N/A

Available information on PEG ratios courtesy of Navellier & Associates

Satisfaction of 80% Test

It is a requirement that any business acquired by COAC have a fair market value equal to at least 80% of COAC’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of BVICo generally used to approve the transaction, including a comparison of comparable companies and a discounted cash flow analysis, the COAC board of directors determined that this requirement was met. The COAC board of directors believes because of the financial skills and background of several of its shareholders, it was qualified to conclude that the acquisition of BVICo met this requirement. However, COAC has also received an opinion from BMCG that the 80% test has been met.

Interests of COAC’s Directors, Officers and Others in the Merger

In considering the recommendation of the board of directors of COAC to vote for the proposal to approve the merger proposal, you should be aware that certain COAC directors and officers have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of COAC stockholders generally. In particular:

•	If the merger is not consummated by March 20, 2009, COAC will be liquidated. In such event, the 1,500,000 Original Shares held by COAC’s directors and officers that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because COAC’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ ______ based upon the closing bid price of $ _____ on the Over-the-Counter Bulletin Board on _________, 2009, the record date for the COAC special meeting.
•	The COAC officers, directors and special advisors have also purchased 2,266,667 Insider Warrants, for an aggregate purchase price of $1,360,000 (or $0.60 per warrant) pursuant to agreements with COAC and EarlyBirdCapital, Inc. and entered into in connection with COAC’s IPO. These purchases took place on a private placement basis simultaneously with the consummation of COAC’s IPO. All of the proceeds COAC received from these purchases were placed in COAC’s trust fund. These Insider Warrants are identical to the warrants underlying COAC’s units, except that if COAC calls the warrants for redemption, the Insider Warrants will not be redeemable by COAC so long as they are held by these purchasers or their affiliates. Such warrants had an aggregate market value of $____, based on the closing bid price of $_______. on the Over-the-Counter Bulletin Board on ________, 2009, the record date for the COAC special meeting. All of the warrants will become worthless if the merger is not consummated (as will the remainder of the public warrants).
•	The transactions contemplated by the merger agreement provide that Harry Edelson and J.P. Huang, a designee of Mr. Edelson, will be directors of BVICo after the closing of the merger. As such, in the future they will receive any cash fees, stock options or stock awards that the BVICo board of directors determines to pay to its non-executive directors.
•	If COAC liquidates prior to the consummation of a business combination, Harry Edelson, COAC’s chairman and chief executive officer, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by COAC for services rendered or products sold to

COAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Based on COAC’s estimated debts and obligations, it is not currently expected that Mr. Edelson will have any exposure under this arrangement in the event of a liquidation.
•	If holders of more than 20% of the Public Shares properly exercise their conversion rights and the merger is consummated, Mr. Edelson and Ms. Fox will forfeit a portion of their Original Shares, which were placed into escrow at the time of the IPO, so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.
•	Harry Edelson has loaned COAC $125,000 to cover its expenses in connection with the merger and may make further loans for this purpose in the future. Such loans will be unsecured, non-interest bearing and will be repaid at the closing of the merger. If the merger is not consummated and COAC is required to liquidate, such loans will not be repaid to Mr. Edelson.

Additionally, upon consummation of the merger, COAC is obligated to pay EarlyBirdCapital, Inc. a cash fee at closing equal to an aggregate of $860,000 representing investment banking and finder fees. The underwriters in COAC’s IPO, including EarlyBirdCapital, Inc., will also be entitled to receive $414,000 of deferred underwriting commissions upon consummation of the merger.

Recommendation of COAC’s Board of Directors

After careful consideration of the matters described above, particularly Ge Rui’s record of growth, high return on equity, potential for growth and profitability, the experience of BVICo’s management, the company’s competitive positioning, its customer and labor relationships, and technical skills, COAC’s board of directors determined unanimously that the merger proposal is fair to and in the best interests of COAC and its stockholders. COAC’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the merger proposal.

The foregoing discussion of the information and factors considered by the COAC board of directors is not meant to be exhaustive, but includes the material information and factors considered by the COAC board of directors.

BMCG Fairness Opinion

In connection with its determination to approve the merger agreement at its meeting of November 5, 2008, COAC’s board of directors engaged Baumann Moreau Consulting Group (“BMCG”), in partnership with Chengjun Wang, Phd., Chairman of DeveChina International Appraisal Company, to provide it with a “fairness opinion” as to whether the terms of the transaction with BVICo are fair, from a financial point of view, to the stockholders of COAC and whether the fair market value of Ge Rui is at least equal to 80% of COAC’s net assets at the time of the merger.

BMCG is an international business valuation firm that, as part of its valuation practice, regularly is engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. COAC determined to use the services of BMCG because it is a recognized business valuation firm that has substantial experience in similar matters. BMCG does not beneficially own any interest in COAC or BVICo and has not previously provided, nor are there any pending agreements to provide, any other services to either company.

COAC has paid BMCG fees totaling $30,000 in connection with the preparation and issuance of BMCG’s opinion. Such fees are not contingent upon consummation of the merger. In addition, COAC has also agreed to indemnify and hold BMCG, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses (collectively the “Losses”) or expense whatsoever arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, or warranty made by COAC in its agreement with BMCG; or (ii) any activities or services performed under that agreement by BMCG, unless such Losses were the result of the intentional misconduct or gross negligence of BMCG. Losses would include, but not be limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition.

The BMCG opinion is for the use and benefit of COAC’s board of directors in connection with its consideration of the transaction and is not intended to be, and does not constitute a recommendation to you as to how you should vote or proceed with respect to the transaction. BMCG does not express any opinion as to the future performance of BVICo or the price at which either COAC’s or BVICo’s securities might trade at any time in the future, and its opinion does not in any manner address, the relative merits of the transaction as compared to any alternative business strategy that might exist for COAC, COAC’s underlying business decision to proceed with or effect the transaction, and other alternatives to the transaction that might exist for COAC. You are encouraged to read the BMCG opinion (a copy of which is attached as Annex __ to this proxy statement/prospectus to gain an understanding of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by BMCG, on which COAC’s board of directors has relied, as discussed above.

BMCG made a presentation to the COAC board of directors on November 5, 2008 and subsequently delivered its written opinion to the board of directors. The opinion stated that, as of November 5, 2008, based upon and subject to the assumptions made, matters considered, and limitations on BMCG’s review as set forth in the opinion, the terms of the transaction with BVICo are fair, from a financial point of view, to the stockholders of COAC and that the fair market value of Ge Rui is at least equal to 80% of COAC’s net assets. The terms of the merger transaction were determined pursuant to negotiations between COAC, the shareholders of BVICo and each of their respective financial advisors and not pursuant to recommendations of BMCG.

BMCG’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, November 5, 2008. Accordingly, although subsequent developments may affect its opinion, BMCG has not assumed any obligation to update, review or reaffirm its opinion.

In arriving at its opinion, BMCG took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally.

In so doing, among other things, BMCG:

•	Reviewed the draft merger agreement.
•	Reviewed publicly available financial information and other data with respect to COAC that it deemed relevant, including the Annual Report on Form 10-K for the year ended 2007 and the 10-Q for the quarter ending June 30, 2008.
•	Reviewed non-public information and other data with respect to Ge Rui, the sole and 100% owned subsidiary of BVICo, including audited financial statements for the three years ended December 31, 2005, 2006 and 2007, unaudited financial statements for the six months ended June 30, 2008, financial projections for the three years ending December 31, 2010, valuation report dated December 31, 2007, and other internal financial information and management reports.
•	Reviewed and analyzed the transaction’s pro forma impact on COAC’s securities outstanding and stockholder ownership.
•	Considered the historical financial results and present financial condition of Ge Rui, including but not limited to top clients and suppliers, fixed assets lists, accounts receivables, land use details and rights, and tax documents.
•	Reviewed certain publicly available information concerning the trading of, and the trading market for, COAC’s common stock and units.
•	Reviewed and analyzed the indicated value range of the merger consideration.

•	Reviewed and analyzed Ge Rui’s projected unlevered free cash flows and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly traded companies that were deemed to have characteristics comparable to Ge Rui.
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Ge Rui.
•	Reviewed and compared the net asset value of COAC to the indicated enterprise value range of Ge Rui.
•	Reviewed and discussed with representatives of Ge Rui’s management certain financial and operating information furnished by them, including financial projections and analyses with respect to Ge Rui’s business and operations.
•	Conducted a site visit of Ge Rui’s manufacturing facility and interviewed management regarding the operations of the Company on October 13, 2008 through October 16, 2008.
•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, BMCG relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to BMCG without assuming any responsibility for any independent verification of any such information. Further, BMCG relied upon the assurances of COAC’s and Ge Rui’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, BMCG assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of BMCG’s fairness opinion. Investors should not place reliance upon such projections, as they are not necessarily an indication of what COAC’s revenues and profit margins will be in the future. The projections were prepared by Ge Rui’s management and are not to be interpreted as projections of future performance (or “guidance”) by COAC or Ge Rui and were not audited or reviewed by the auditors of either COAC or Ge Rui. BMCG did not evaluate the solvency or fair value of COAC or Ge Rui under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. BMCG did make a physical inspection of the properties and facilities of Ge Rui but did not make or obtain any evaluations or appraisals of Ge Rui’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, BMCG did not attempt to confirm whether COAC and Ge Rui had good title to their respective assets.

BMCG assumes that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable foreign, federal and state statutes, rules and regulations. BMCG assumes that the transaction will be consummated substantially in accordance with the terms set forth in the draft merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to COAC’s stockholders. In addition, based upon discussions with COAC management, BMCG assumed that the transaction will qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“IRC”).

In connection with rendering its opinion, BMCG performed certain financial, comparative and other analyses. The summary below includes all material analyses performed by BMCG. Each of the analyses conducted by BMCG was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. BMCG did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to COAC’s stockholders. Further, the summary of BMCG’s analyses described below is not a complete description of the analyses underlying BMCG’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

In arriving at its opinion, BMCG made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, BMCG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be BMCG’s view of the value of Ge Rui’s assets. The estimates contained in BMCG’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, BMCG’s analyses and estimates are inherently subject to substantial uncertainty. BMCG believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by BMCG in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand BMCG’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BMCG.

The analyses performed were prepared solely as part of BMCG’s analysis of the fairness, from a financial point of view, of the merger consideration to COAC’s stockholders, and were provided to COAC’s board of directors in connection with the delivery of BMCG’s opinion. The opinion of BMCG was just one of the many factors taken into account by COAC’s board of directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.

Valuation Overview

Based upon a review of the historical and projected financial data and certain other qualitative data for Ge Rui, BMCG utilized several valuation methodologies and analyses to determine a range of the fair market value of a 100% interest in Ge Rui as of November 5, 2008. BMCG utilized the discounted cash flow and comparable company analyses for the valuation of Ge Rui. For the purpose of this analysis, fair market value is defined as the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

In arriving at an indicated valuation range, BMCG weighted the discounted cash flow and the comparable company analyses equally and determined an indicated Fair Market Value of between approximately $205 million and approximately $219.75 million for Ge Rui.

Financial Performance Review

BMCG undertook a review of Ge Rui’s historical financial data in order to understand and interpret its operating and financial performance and strength. BMCG reviewed Ge Rui's historical financial data for the three fiscal years ended December 31, 2007 and the six months ended June 30, 2008 and noted the following:

•	Revenue has increased significantly over the review period from approximately $62.5 million in FY2005 to approximately $139.6 million in FY2007.
•	EBIT grew from approximately $12.8 million in FY2005 to approximately $38.8 million FY2007 and to an estimated 49 million for the twelve months ended June 30, 2008.

Ge Rui operates, manufactures and sells its products in the Peoples Republic of China (PRC). Despite the considerable growth potential of the country and its low cost base, PRC remains a risky environment. BMCG noted the following significant risk factors:

•	Foreign exchange regulations;
•	Political and legal risk;

•	Lack of accounting transparency;
•	Limitations and restrictions on dividend repatriation;
•	Geographic concentration.

China is by far the largest steel producing country with more than four times the steel output of Japan, the second largest producer. According to the World Steel Association, the demand for steel increased 6.8% in 2007 and is expected to increase the same amount in 2008. China’s demand for steel rose 11.4% in 2007 and is expected to rise 11.5% in 2008, despite the global economic slowdown. China is the largest consumer of steel, requiring about 35% of the world output of steel.

Discounted Future Cash Flows

In order to arrive at a present Fair Market Value, BMCG utilized discount rates ranging from 19% to 23%. This was based on Ge Rui's estimated weighted average cost of debt of 12.5% and an estimated cost of equity between 22% and 27%. The cost of equity calculation was derived utilizing the Modified Capital Asset Pricing Model utilizing appropriate industry risk and size premiums provided by Duff and Phelps Risk Premium Report, and a country risk premium of 3% based on an analysis of volatility between the U.S. and China equity markets. Furthermore, an additional 3 to 8 percent premium was added to reflect the risk associated with achieving the forecasted growth and margins and was utilized by BMCG to calculate a range of indicated enterprise values.

BMCG presented a terminal value at the end of the forecast period by applying a long-term perpetual growth rate of 5%.

BMCG then deducted net debt of approximately $64.5 million (which includes approximately $25.5 million in interest bearing short term debt, and approximately $38.9 million in notes payable) to derive an indicated equity value range of approximately $180 million to approximately $259.5 million. The two indicated ranges were then weighted equally to arrive at a final indication of value of 219.75 million for the discounted cash flow method. The indicated value derived from this approach was used in the determination of the aggregate post-Transaction indicated equity value.

Ge Rui Comparable Company Analysis

BMCG located several companies that it deemed comparable to Ge Rui with respect to their industry sector and operating model (the “Ge Rui Comparable Companies”). All of the Ge Rui Comparable Companies are involved in manufacture and sale of steel products and are located in China. They are classified under SIC codes 3315 (Steel Wire and Related Products), 3312 (Blast Furnaces and Steel Mills), 3316 (Cold Finishing of Steel Shapes), and 3317 (Steel Pipe and Tubes).

The comparable companies selected had LTM revenue ranging from approximately $90 million to over $20 billion, compared with approximately LTM revenues of $170 million for Ge Rui.

BMCG noted that only two of the Ge Rui Comparable Companies are more profitable than Ge Rui, with EBITDA margins ranging from approximately 7.0% to over 30%, compared with approximately 28.6% for Ge Rui.

Ge Rui's historical and projected EBITDA growth is higher than all of the Ge Rui Comparable Companies, reflecting the additional capacity and the shift to higher margin steel products.

Multiples utilizing market value and enterprise value were used in the analyses. BMCG noted the following with respect to the multiples generated enterprise value to EBITDA multiple ranging from 3.0 times to 6.5 times during the 2006 and 2007 period, with a mean of approximately 4.5 times.

BMCG selected an appropriate multiple range for Ge Rui by examining the range indicated by the Ge Rui Comparable Companies and taking into account certain company-specific factors. BMCG expects Ge Rui's valuation multiples to be significantly above the mean of the Ge Rui Comparable Companies due to its higher projected revenue and EBITDA growth, and higher EBITDA margins.

Based on the above factors, BMCG applied the following multiple range of 5 to 6 to Ge Rui's LTM June 30, 2008 EBITDA.

Based on the selected multiple ranges, BMCG calculated a range of enterprise values for Ge Rui by weighting the above indications and then deducted net debt of approximately $64.5 million to derive an indicated equity value range of approximately $180.5 million to approximately $229.5 million. The two indication ranges of value were then weighted equally to arrive at an indication of value based on the comparable company approach of 205 million. None of the Ge Rui Comparable Companies have characteristics identical to Ge Rui. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Ge Rui Comparable Companies and other factors that could affect the public trading of the Ge Rui Comparable Companies. The indicated value derived from this approach was used in the determination of the pre-merger indicated equity value.

Net Asset Value of COAC

In determining the net asset value of COAC, BMCG utilized the reported 10q as of June 30, 2008. Based on the balance sheet as of June 30, 2008, the reported net asset value was 140,782,327 (does not take into account potential redemption). BMCG assumed that the net asset value of BVICo as of the date of their opinion is approximately the same. In order to apply the 80% test, BMCG then took this value and multiplied it by 80% to arrive at $32,625,862 which is the minimum value the fair market value of Ge Rui must be at the time of the merger, in order to be considered “fair.”

Conclusion of Opinion

Based on the information and analyses set forth above, BMCG calculated the fair market value of Ge Rui to be a range from $205 million as indicated by the guideline company method to $219.75 million as indicated by the discounted cash flow method with and average indicator of $212.375 million of Ge Rui as of November 5, 2008. BMCG delivered its written opinion to the Board of Directors, which stated that, as of November 5, 2008, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, that the transaction was “fair,” from a financial point of view, to COAC’s stockholders and that the fair market value of Ge Rui was at least equal to 80% of COAC’s net assets.

Material Federal Income Tax Consequences of the Merger to COAC and Its Stockholders

The following section is a summary of the opinion of Graubard Miller, counsel to COAC, regarding material United States federal income tax consequences of the business combination to holders of COAC common stock. This discussion addresses only those COAC security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“the Code”), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold COAC common stock as part of a straddle, hedge, constructive sale or conversion transaction; and
•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither COAC nor BVICo intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the business combination.

The merger has been structured to qualify as a reorganization under the Code. It is the opinion of Graubard Miller that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and pursuant to Section 367(a) of the Code and Treasury Regulations Sections 1.367(a)-3(c), will not result in the recognition of gain or loss by any holder of COAC common stock owning less than 5% of the stock of BVICo following the merger or any holder of COAC common stock owning 5% or more of the stock of BVICo following the merger if such stockholder files a gain recognition agreement, as further described below.

The U.S. federal tax basis of the stock of BVICo received by the holder of COAC common stock in the merger will be the same as the adjusted tax basis of the COAC common stock surrendered in exchange therefore. The holding period of the stock of BVICo received in the merger by a holder of COAC common stock will include the period during which such COAC common stock was held as a capital asset on the date of the merger.

A holder of COAC common stock who owns 5% or more of the Ordinary Shares of BVICo will recognize gain upon the exchange of such stockholder’s common stock in COAC for Ordinary Shares of BVICo, unless such stockholder files a gain recognition agreement with the stockholder’s income tax return for the taxable year that includes the date of the merger. Gain is measured by the difference between the fair market value of the shares of BVICo common stock received and the tax basis of that stockholder’s shares of COAC common stock. The gain recognition agreement requires, among other things, the five-percent or more BVICo stockholder:

•	to waive the statute of limitations on a Form 8838,
•	to file a statement with his or her income tax return for each of the five full taxable years following the year of the merger certifying that a taxable disposition of substantially all of the assets of BVICo has not occurred; and
•	if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares and pay interest on any resulting tax.

COAC stockholders required to file gain recognition agreements as described above are strongly encouraged to consult their own tax advisors regarding the specific information to be included in such agreements, and the requirements for recognizing gain with respect to the COAC securities.

The foregoing U.S. federal income tax consequences are not materially affected by the changes made to the Code by the American Jobs Creation Act of 2004 in the treatment of domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% continuing share ownership in the successor foreign entity by the former stockholders of the U.S. corporation and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the terms of the merger agreement, immediately following the merger the current holders of COAC will own less than 60% of the then outstanding shares of Ordinary Shares and warrants of BVICo. As a result, BVICo will be respected as a foreign corporation for U.S. income tax purposes and will not be classified as an expatriated entity.

As COAC’s assets consist primarily, if not solely, of cash, COAC should not incur any material amount of U.S. federal income or other tax as a result of the merger. No gain or loss will be recognized by COAC on the transfer of its cash assets to BVICo in the merger. An evaluation will be made to establish whether COAC has any intangible assets with respect to which it would be required to recognize gain in connection with the merger. If there are any such intangible assets, it is not expected that they are of substantial value or that any material U.S. federal income tax will be incurred.

For United States federal income tax purposes, the gross amount of all dividends paid with respect to BVICo’s Ordinary Shares out of current or accumulated earnings and profit (“E&P”) to a stockholder generally will be treated as foreign source ordinary income to such holder. United States corporations that hold shares of BVICo’s Ordinary Shares will not be entitled to the dividends received deduction available for dividends received from United States corporations. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the basis of the stockholder, and then as gain from the sale of a capital asset.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

It is also the opinion of Graubard Miller that a stockholder of COAC who exercises conversion rights and effects a termination of the stockholder’s interest in COAC will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of COAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of COAC common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the business combination and will be a long-term capital gain or loss if the holding period for the share of COAC common stock is more than one year. The tax opinion issued to COAC by Graubard Miller, its counsel, is attached to this proxy statement/prospectus as Annex G. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the business combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the business combination.

Anticipated Accounting Treatment

The merger will be accounted for utilizing the “purchase method” of accounting, in accordance with U.S. generally accepted accounting principles. The purchase will be consummated through the issuance of BVICo Ordinary Shares in exchange for COAC’s net assets. The purchase price is based on the book value of the acquired net assets, since they are primarily cash, which is deemed the more reliably measurable asset in the transaction.

The shareholders of BVICo will own at least 50.1% of the outstanding shares of the common stock immediately following the completion of the merger, will have its current officers assuming almost all corporate and day-to-day management of BVICo and will control a majority of the board of BVICo. COAC's assets and liabilities will be consolidated with the assets and liabilities of BVICo upon consummation of the merger. Accordingly, following consummation of the merger, COAC will cease to exist as a corporate entity and BVICo's financial statements will continue as the surviving company's financial statements. The combined company's assets and liabilities and the historical operations will be those of BVICo and will be recorded at the historical cost basis of BVICo.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the HSR Act, except for filings with the State of Delaware and the Registrar of Corporate Affairs of the British Virgin Islands necessary to effectuate the merger.

Required Vote

The approval of the merger proposal will require the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the COAC special meeting.

THE COAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger structure, merger consideration and indemnification provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place promptly following the satisfaction of the conditions described below under the subsection entitled “Conditions to the Closing of the Merger,” unless COAC and BVICo agree in writing to another time. The merger is expected to be consummated promptly after the special meeting of COAC’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The merger agreement contains representations and warranties of each of BVICo and COAC relating, among other things, to:

•	proper organization and similar limited liability and corporate matters;
•	capital structure of each constituent company;
•	the authorization, performance and enforceability of the merger agreement;
•	licenses and permits;
•	taxes;
•	financial statements, information and absence of undisclosed liabilities;
•	holding of leases and ownership of other properties, including intellectual property;
•	contracts;
•	title to, and condition of, properties and assets and environmental and other conditions thereof;
•	absence of certain changes;
•	employee matters;
•	compliance with laws;
•	litigation; and
•	regulatory matters and compliance.

Covenants

The parties have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. BVICo and COAC have each also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and, unless otherwise required or permitted under the merger agreement, not to take the following actions, among others, without the prior written consent of the other party:

•	waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
•	grant any severance or termination pay to any officer or employee (other than severance or termination pay to an employee consistent with past practices or as identified in schedules to the merger agreement) except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its intellectual property;
•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its own capital stock or other equity securities or ownership interests;
•	except as contemplated by the merger agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of its capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of its capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of its capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;
•	amend its charter documents;
•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;
•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;
•	except, with respect to COAC as permitted pursuant to the merger agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of COAC or BVICo, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
•	adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee incentive stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any applicable law;
•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities previously disclosed in financial statements to the other party in connection with the merger agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;
•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;
•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;
•	engage in any action that could reasonably be expected to cause the merger to fail to qualify as a tax-free transaction pursuant to Section 368 of the Code;
•	settle any litigation where an officer, director or stockholder is a party or the consideration is other than monetary;
•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;
•	form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the merger agreement;
•	permit any person or entity to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;
•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;
•	make or omit to take any action that would be reasonably anticipated to have a material adverse effect;
•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, shareholders or other affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or
•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	the parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;
•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
•	BVICo and COAC to prepare and file a registration statement, which shall contain this proxy statement/prospectus, to register, under the Securities Act, the shares that will be issued to COAC’s stockholders pursuant to the merger, and to solicit proxies from the COAC stockholders to vote on the proposals that will be presented for consideration at the special meeting;

•	COAC and BVICo to use commercially reasonable efforts to obtain the listing for trading on the Nasdaq Stock Market of BVICo’s Ordinary Shares, warrants and units. If such listing is not obtained by the closing, the parties shall continue to use their best efforts after the closing to obtain such listing.
•	BVICo and its shareholders to waive their rights to make claims against COAC to collect from the trust fund established for the benefit of the holders of the Public Shares for any monies that may be owed to them by COAC; and
•	BVICo to provide periodic financial information to COAC through the closing.

Conditions to Closing of the Merger

General Conditions

Consummation of the merger is conditioned on (i) the holders of the Public Shares, at a meeting called for this and other related purposes, approving the merger proposal and (ii) the holders of fewer than 40% of the Public Shares voting against the merger and properly demanding that their Public Shares be converted into a pro-rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things:

(i)	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;
(ii)	the execution by and delivery to each party of each of the various transaction documents;
(iii)	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by each party;
(iv)	the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings in compliance with the rules and regulations of each jurisdiction having jurisdiction over the subject matters.

BVICo’s Conditions to Closing

The obligations of BVICo and the the shareholders of BVICo to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things,

(i)	there being no material adverse change in the business of COAC since the date of the merger agreement;
(ii)	the lock-up agreements, the voting agreement and the escrow agreement shall have been executed and delivered by the parties thereto (other than the BVICo parties). See the section entitled “The Merger Proposal” for further details regarding these agreements;
(iii)	COAC shall have arranged for funds remaining in the trust account to be disbursed to it upon closing of the merger;
(iv)	receipt by BVICo of an opinion of COAC’s United States counsel in agreed form; and
(v)	COAC being in compliance with the reporting requirements under the Exchange Act.

COAC’s Conditions to Closing

The obligations of COAC to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

(i)	there shall have been no material adverse change in the business of BVICo, its subsidiaries or their businesses since the date of the merger agreement;
(ii)	the lock-up agreements, the voting agreement and the escrow agreement shall have been executed and delivered by the parties thereto (other than the COAC parties);

(iii)	(a) all outstanding indebtedness owed by any BVICo insider to BVICo, HKCo or Ge Rui shall have been repaid in full; (b) all guarantees or similar arrangements pursuant to which BVICo, HKCo or Ge Rui has guaranteed the payment or performance of any obligations of any BVICo insider to a third party shall have been terminated; and (c) except as set forth on Schedule 5.18 to the merger agreement, no BVICo insider shall own any direct equity interests in any entity that uses “Ge Rui” as part of its name;
(iv)	employment agreements between Ge Rui and certain of its executive officers shall be in full force and effect;
(v)	specified officers and directors of BVICo, HKCo and Ge Rui shall have resigned from their positions;
(vi)	the holders of no more than 39.99% (on a cumulative basis with any stockholders seeking conversion rights) of COAC’s outstanding common stock shall have taken action to exercise their appraisal rights pursuant to the DGCL; and
(vii)	receipt by COAC of opinions of BVICo’s United States, People’s Republic of China, Hong Kong and British Virgin Islands counsel.

Waiver

If permitted under applicable law, either BVICo or COAC may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement or in any document delivered pursuant to the merger agreement. The condition requiring that the holders of fewer than 40% of the Public Shares affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. There can be no assurance that all of the conditions will be satisfied or waived.

At any time prior to the closing, either BVICo or COAC may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for COAC and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of COAC and BVICo;
•	by either COAC or BVICo if the merger is not consummated on or before March 20, 2009, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the merger agreement;
•	by either COAC or BVICo if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;
•	by either COAC or BVICo if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and
•	by either COAC or BVICo if, at the COAC stockholder meeting, the merger agreement shall fail to be approved by the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the meeting or the holders of 40% or more of the Public Shares exercise conversion rights.

Effect of Termination

In the event of proper termination by either COAC or BVICo, the merger agreement will become void and have no effect, without any liability or obligation on the part of COAC or BVICo, except that:

•	the confidentiality obligations set forth in the merger agreement will survive;
•	the waiver by BVICo of all rights against COAC to collect from the trust account any monies that may be owed to it by COAC for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that BVICo will not seek recourse against the trust account for any reason whatsoever, will survive;
•	the rights of the parties to bring actions against each other for breach of the merger agreement will survive; and
•	the fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger agreement is consummated.

Confidentiality; Access to Information

COAC and BVICo will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. COAC and BVICo will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendments

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Public Announcements

COAC and BVICo have agreed that until closing or termination of the merger agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and
•	not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable law or court process.

Arbitration

Any disputes or claims arising under or in connection with the merger agreement or the transactions contemplated thereunder will be resolved by binding arbitration conducted and governed by applicable rules of the American Arbitration Association in New York City. Any award and/or decision shall be conclusive and binding on the parties. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to the merger agreement or to prevent irreparable harm prior to confirmation of an arbitration award, the other party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other parties pending the completion of the arbitration. The parties have consented to the exclusive jurisdiction of the federal and state courts located in the State of New York, County of New York for such purpose.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

BVICo and COAC are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger.

As indicated elsewhere in this proxy statement/prospectus, due to the nature of the operations of BVICo, for purposes of presentation, the financial information of Ge Rui is presented as if it were the historical financial information of BVICo and all references to BVICo's financial data and information are therefore Ge Rui's financial data and information.

The principal terms of the merger, among others, are:

•	BVICo would issue 8,400,000 Ordinary Shares to the stockholders of COAC, after which the COAC stockholders will own 22% of the 38,400,000 outstanding ordinary shares of BVICo outstanding after the merger.
•	BVICo will exchange on a one for one basis, the outstanding warrants of COAC on the merger date. After the merger, there will be 16,066,667 warrants outstanding for the purchase of BVICo ordinary shares at en exercise price of $5.00. In addition, the COAC underwriters have an option to purchase 600,000 units, each unit consisting of one ordinary share and warrants to purchase two ordinary shares. The underwriter option is exercisable at a price of $6.60 per unit and may be exercised on a cashless basis. The warrants are exercisable at a price of $5.00 per share.
•	The acquisition of COAC will be accounted for as a purchase at book value under U.S. GAAP, since COAC’s assets consist principally of cash and cash equivalents and its liabilities are de minimis operating expenses payable in cash. COAC is a shell company and does not conduct daily, ongoing operations. After the merger, COAC will cease to exist as a corporate entity and its capital structure will dissolve. The carrying value of its assets and liabilities carry over, while the common stock outstanding will be that of BVICo. Historical statements of operations up to the merger date will include only those of BVICo.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 give pro forma effect to the merger as if it had occurred on January 1, 2007 and 2008. The pro forma statements of operations are based on the historical results of operations of BVICo and COAC for the year ended December 31, 2007 and the six months ended June 30, 2008.

The unaudited pro forma combined condensed balance sheet as of June 30, 2008 gives pro forma effect to the merger as if it had occurred on that date.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Information” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of Ge Rui are derived from the unaudited financial information of Ge Rui for the six months ended June 30, 2008 and the audited financial information of Ge Rui for the year ended December 31, 2007 included elsewhere in this proxy statement/prospectus. The historical financial information of COAC are derived from the audited financial statements of COAC for the year ended December 31, 2007 included elsewhere in this proxy statement/prospectus.

This information should be read together with BVICo’s and COAC’s financial information and related notes, “Selected Unaudited Pro Forma Condensed Combined Financial Information,” “BVICo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to COAC — COAC’s Plan of Operation” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet data as of June 30, 2008 and the unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2008 and the year ended December 31, 2007 have been prepared using two different levels of approval of the transaction by the COAC stockholders, as follows:

•	Assuming No Conversion: This presentation assumes that no COAC stockholders seek conversion of their COAC stock into pro rata shares of the trust account; and
•	Assuming Maximum Conversion: This presentation assumes that holders of 39.99% (2,759,310) of the Public Shares exercise their conversion rights and that such shares were converted into their pro rata share of the trust account.

The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2008

	BVICo	COAC		Pro Forma Acquisition Adjustments	Combined Assuming No Conversion	Adjustments for Maximum Conversion		Combined Assuming Maximum Conversion
ASSETS
Current assets
Cash and equivalents	$28,868,106		$191,549	$40,995,551A	$49,141,206		$(16,394,121)G	$32,747,085
				(414,000)D
				(1,500,000)E
				(19,000,000)F
Restricted Cash	35,995,976				35,995,976			35,995,976
Accounts receivable	14,787,892				14,787,892			14,787,892
Inventories	9,077,347				9,077,347			9,077,347
Due from stockholders	1,084,253				1,084,253			1,084,253
Prepaid expenses	21,040,771		69,651		21,110,422			21,110,422
Other receivables	1,128,770				1,128,770			1,128,770
Total current assets	111,983,115		261,200	20,081,551	132,325,866		(16,394,121)	115,931,745
Cash equivalents held in trust			40,995,551	(40,995,551)A	0			0
Property, plant and equipment, net	16,579,460				16,579,460			16,579,460
Land use right, net	1,423,382				1,423,382			1,423,382
Total assets	$129,985,957		$41,256,751	$(20,914,000)	$150,328,708		$(16,394,121)	$133,934,587
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$38,919,100	$			$38,919,100	$		$38,919,100
Short term loans	25,557,288				25,557,288			25,557,288
Accounts payable	11,177,522		10,991		11,188,513			11,188,513
Taxes payable	12,902,272		49,433		12,951,705			12,951,705
Accrued liabilities and other payables	8,774,222				8,774,222			8,774,222
Receipts in advance	4,296,039				4,296,039			4,296,039
Deferred underwriting fees			414,000	(414,000)D	0			0
Common stock subject to redemption, 2,759,310 shares at redemption value			16,394,121	(16,394,121)B	0			0
Total current liabilities	101,626,443		16,868,545	(16,808,121)	101,686,867		0	101,686,867
Non-current liabilities
Land use right payable, net	28,369				28,369			28,369
Total non-current liabilities	28,369				28,369		0	28,369
Total liabilities	101,654,812		16,868,545	(16,808,121)	101,715,236		0	101,715,236
Stockholders' equity
Capital	3,335,043		23,381,031	16,394,121B	42,617,370		(16,394,121)G	26,223,249
				(1,500,000)E
				1,007,175C
Accumulated other comprehensive income – Foreign currency translation adjustment	3,454,981				3,454,981			3,454,981
Retained earnings	21,541,121		1,007,175	(19,000,000)F	2,541,121			2,541,121
				(1,007,175)C
Total stockholders’ equity	28,331,145		24,388,206	(4,105,879)	48,613,472		(16,394,121)	32,219,351
Total liabilities and stockholders’ equity	129,985,957		41,256,751	(20,914,000)	$150,328,708		$(16,394,121)	$133,934,587

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2008

	BVICo	COAC		Acquisition Adjustments	Combined Assuming No Conversion	Adjustments for Maximum Conversion	Combined Assuming Maximum Conversion
Revenue	$100,979,009	$			100,979,009		100,979,009
Cost of revenue	71,776,231				71,776,231		71,776,231
Gross profit	29,202,778		0	0	29,202,778	0	29,202,778
Selling, general and administrative expenses	1,888,838		157,999	(45,000)H	2,001,837		2,001,837
Operating income (loss)	27,313,940		(157,999)	45,000	27,200,941	0	27,200,941
Other income and expenses
Interest expense	(1,961,981)				(1,961,981)		(1,961,981)
Interest income	743,134		921		744,055		744,055
Interest on Trust Fund			459,199		459,199	(83,659)G	375,540
Other income and expenses	84,022				84,022		84,022
Income before income taxes	26,179,115		302,121	45,000	26,526,236	(83,659)	26,442,577
Income tax expense	6,422,773		30,223	4,212H	6,457,208	(7,830)	6,449,378
Net income	$19,756,342		$271,898	$40,788	$20,069,028	$(75,829)	$19,993,199
Maximum number of shares subject to possible conversion:
Weighted average number of shares			2,759,310
Income per share basic and diluted			$0.03
Weighted average number of shares outstanding not subject to possible conversion
Basic	30,000,000K		5,640,690K	8,400,000K	38,400,000K	(2,759,310)K	35,640,690K
Diluted
Income per share
Basic	$0.66K		$0.03K		$0.52K		$0.56K
Diluted

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2007

	BVICo	COAC		Acquisition Adjustments	Combined Assuming No Conversion	Adjustments for Maximum Conversion	Combined Assuming Maximum Conversion
Revenue	$139,649,209	$			139,649,209		139,649,209
Cost of revenue	100,577,079				100,577,079		100,577,079
Gross profit	39,072,130		0	0	39,072,130	0	39,072,130
Selling, general and administrative expenses	3,301,091		263,912	(70,403)H	3,494,600		3,494,600
Operating income (loss)	35,771,039		(263,912)	70,403	35,577,530	0	35,577,530
Other income and expenses
Interest expense	(2,147,451)				(2,147,451)		(2,147,451)
Interest income	1,432,019		4,867		1,436,886		1,436,886
Interest on Trust Fund			1,069,353		1,069,353	(427,634)G	641,719
Other income and expenses	16,165		1,071		17,236		17,236
Income before income taxes	35,071,772		811,379	70,403	35,953,554	(427,634)	35,525,920
Income tax expense	11,421,638		74,508	6,590H	11,502,736	(40,027)	11,462,709
Net income	$23,650,134		$736,871	$63,813	$24,450,818	$(387,607)	$24,063,211
Maximum number of shares subject to possible conversion:
Weighted average number of shares			2,759,310
Income per share basic and diluted			$0.15
Weighted average number of shares outstanding not subject to possible conversion
Basic	30,000,000K		4,683,325K	8,400,000K	38,400,000K	(2,759,310)K	35,640,690K
Diluted
Income per share
Basic	$0.79K		$0.07K		$0.64K		$0.68K
Diluted

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note A	To record the reclassification of funds held in trust by COAC.
Note B	Assuming no conversions, to reclassify common stock subject to conversion ($15,882,828) and related interest ($511,293 since inception — $427,634 for the period ended December 31, 2007 and $83,659 for the six months ended June 30, 2008) to permamnent capital.
Note C	The transaction constitutes a purchase transaction under US GAAP, with BVICo acquiring COAC. However, since the primary assets acquired by BVICo consist primarily of cash and cash equivalents, the acquisition of COAC is recorded at the net book value of COAC and no goodwill is recognized, pursuant to SFAS 141, Paragraphs 6, 23 and B87, wherin the value of the assets acquired, primarily cash, is the most reliable measurement. Accordingly, the capital accounts of BVICo reflect the issuance of 8,400,000 shares to the stockholders of COAC valued at the net book value of COAC resulting in capital as shown below:

	December 31, 2007
	Before Consummation of Transaction	Assuming No Conversions 0%	Assuming Maximum Conversions 39.99%
BVICo Capital, before transaction	3,335,043	3,335,043	3,335,043
COAC stockholders' equity		24,388,206	24,388,206
Common stock subject to redemption		16,394,121
Estimated expenses associated with the transaction		(1,500,000)	(1,500,000)
BVICo capital, post transaction	3,335,043	42,617,370	26,223,249
Note D	To record the payment of the deferred underwriter fees payable to the underwriters upon completion of a transaction.
Note E	To record estimated costs of completing the merger, including legal, accounting, consultants, proxy solicitation and financial advisory services and finders fee.
Note F	To record the estimated dividend to be paid to stockholders of BVICo prior to the merger with COAC.
Note G	Assuming maximum conversion, to record funds ($15,882,828) and related interest attributable to common stock subject to possible conversion ($511,293 since inception; $427,634 for the period ended December 31, 2007 and $83,659 for the six months ended June 30, 2008) to converting stockholders.
Note H	To eliminate the fee (year ended December 31, 2007 — $70,403; six months ended June 30, 2008 — $45,000) that per Agreement, Edelson Technology, Inc., an affilliate of Harry Edelson, the chairman and chief executive officer of COAC charges COAC for general and administrative services. This agreement will be terminated in accordance with its terms upon consummation of a business combination.
Note I	The operating expenses of COAC consist principally of legal, accounting, travel and administrative costs related to due diligence in seeking acquisition candidates and preparing SEC filings. These costs will not recur after the consummation of a business combination, however, no pro forma adjustments have been made to reflect the potential reduction in expenses except for the administrative fees described in Note H above.
Note J	COAC anticipates an additional $500,000 of annual recurring general and administrative costs related to public company administrative and reporting costs. However, since these costs are estimates and not currently factually supportable, they have not been included as pro forma adjustments.

Note K	COAC's historical statement of operations includes a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two class method of earnings per share. Since any conversions will be a one-time event occurring at closing, pro forma earnings per share is presented as a single class based on a basic and diluted basis assuming no conversions and maximum conversions. BVICo was capitalized with 30 million shares issued and outstanding. Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares as follows:

	Year Ended December 31, 2007
	Before Consummation of Transaction	Assuming No Conversions 0%	Assuming Maximum Conversions 39.99%
BVICo pro forma weighted average shares	30,000,000	30,000,000	30,000,000
Shares issued in transaction		8,400,000	5,640,690
COAC pro forma weighted average shares – basic and diluted	30,000,000	38,400,000	35,640,690

	Six Months Ended June 30, 2008
	Before Consummation of Transaction	Assuming No Conversions 0%	Assuming Maximum Conversions 39.99%
COAC weighted average shares	30,000,000	30,000,000	30,000,000
Shares issued in transaction		8,400,000	5,640,690
COAC pro forma weighted average shares – basic and diluted	30,000,000	38,400,000	35,640,690

Fully diluted earnings per share is not presented because the effect would be anti-dilutive under the treasury method. The $5.00 per share exercise price for the 16,066,667 outstanding warrants and the underwriter's purchase option to purchase 600,000 unts (600,000 common shares and 1,200,000 warrants) for $6.60 exceed the BVICo per share value of approximately $4.85 as determined through the issuance of BVICo shares for the net assets of COAC (which are primarily cash and equivalents), in the merger. In the event at least 75% of the warrants are exercised at a future date, a payment of $5 million will be required to be made to the shareholders of BVICo. See Section 1.15, Warrant Exercise Payment, of the Merger Agreement. No payment is required unless the warrants are exercised.

THE ADJOURNMENT PROPOSAL

The adjournment proposal, if adopted, will allow COAC’s board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger. In no event will COAC adjourn the special meeting or consummate the merger beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the COAC Inside Stockholders, BVICo and the current BVICo shareholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal and to meet the requirement that the holders of fewer than 40% of the Public Shares vote against the merger proposal and demand that their Public Shares be converted into cash (although no such purchases will be made by COAC itself). See the section entitled “Summary of the Proxy Statement/Prospectus — Interests of COAC’s Directors and Officers in the Merger.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of COAC is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, COAC will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is not approved by the stockholders, COAC’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger (because the merger proposal is not approved or because the holders of 40% or more of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash). In such event, the merger would not be completed and, unless COAC were able to consummate a business combination with another party no later than March 20, 2009, it would be required to liquidate.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of COAC’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

COAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

DIRECTORS AND EXECUTIVE OFFICERS OF BVICo FOLLOWING THE MERGER

At the effective time of the merger, the board of directors and executive officers of BVICo will be as follows:

Name	Age	Position
Mingwang Lu	55	Chairman of the Board
Liyong Qu	35	Chief Accounting Officer
Yi Lu	33	General Manager and Director
Qihong Zhang	41	Finance Director
Ping Li	36	Deputy General Manager
Zheyu Chan	54	Deputy General Manager & Chief of Engineering Research Center
Harry Edelson	75	Director
J.P. Huang	48	Director
Wong Kwok Keung	59	Director
Yunlong Wang	46	Director
Maotong Xu	69	Director

Information About the Nominees

Mingwang Lu has served as Ge Rui’s general manager since 2000. He was previously senior economist and engineer of Ge Rui. Mr. Lu has been in the steel industry since 1985, with expertise in managing and marketing cold-rolled steel construction, technologies, production and marketing. Mr. Lu was elected as a member of the 9th, 10th and 11th National People Congress in Henan Province. He has been awarded numerous honors including the “Wuyi Labor Medal,” “Excellent Director/Manager in Henan Province,” “National Excellent Town Entrepreneur,” “Expert in Steel Industry of Henan Province.” Mr. Lu graduated from Northwest Industrial University in 1996.

Liyong Qu has served as Ge Rui’s deputy general manager in charge of its finance and accounting departments since December 2007. Prior to this, he served as an accountant in Ge Rui’s finance ministry from July 1995 to December 2000 and as the director of the finance ministry from December 2000 to December 2007. Mr. Qu graduated from Henan College of Finance and Economics.

Yi Lu has served as the deputy general manager of Ge Rui since May 2008. From July 2003 to May 2008, he served as general manager of Ge Rui. While with Ge Rui, Mr. Lu has helped develop 5 series as well as over 20 types of high precision strip steel products. Prior to joining Ge Rui, Mr. Lu served as the recording department director of Zhengzhou television station. He has been honored as one of the sixth top ten excellent youth of Xinzheng in Jun. 2005, and elected into the second Union of Youth Committee in Apr. 2006. Mr. Lu graduated from Northwest College in business administration.

Qihong Zhang served as a civil servant from 1986 to 1982. She joined Zhengzhou No. 2 Steel and Iron Company Limited from 1992-2000 in charge of the Accounts Department. She worked as accounting supervisor of Ge Rui since 2000 and promoted to Finance Director in 2007. She holds a degree in Finance Accounting and graduated from Zhengzhou Institute of Finance, Commerce and Accounting in 1995.

Ping Li has served as general manager and minister of the production department of Ge Rui since April 2007. From April 2004 to April 2007, he served as the assistant of the Ge Rui general manager and minister of production department. From 2001 to April 2004, Mr. Li served as chief of the production division of the cold-rolled steel subsidiary of Zhengzhou No. 2 Steel. Prior to this, he worked as the technician in Delong Steel Company in Jiaxing, Zhejiang, mainly engaged in management of technics and production process. Mr. Li graduated from Chong High Steel College.

Zheyu Chan has served as assistant to the chief of the Henan Special Steel Complex Material Engineering Research Center since December 2000. From July 1998 to December 2000, he served as the deputy general manager of Ge Rui. FromJuly 1972 to July 1998, he had worked in Luoyang Steel Group as chief in the mechanism and repairing workshop, director in the power service department, party general secretary in the oxygen sub-plant, and director in its second smelting subsidiary. He began his career in 1970 as a fitter in Lizishan Iron Mechanism and Repairing Factory in Helongjiang Province. Mr. Chan graduated from Beijing Economic Correspondence College and Henan Economic College.

Harry Edelson has served as COAC’s chairman of the board and chief executive officer since its inception. Since August 1984, he has been the managing partner of Edelson Technology Partners, which manages a series of five venture capital technology funds (the “Edelson Funds”) for ten multinational corporations (AT&T, Viacom, Ford Motor, Cincinnati Bell, Colgate Palmolive, Reed Elsevier, Imation, Asea Brown Boveri and UPS) and two large pension funds. Mr. Edelson previously worked for Merrill Lynch, Drexel Burnham Lambert and CS First Boston and was ranked by Institutional Investor Magazine as an All Star analyst. Mr. Edelson is a former president of the Analyst Club, the oldest club on Wall Street, founded in 1925, and is a founding member of the China Investment Group LLC, an organization formed to provide a forum for update and exchange of its members’ knowledge of China. He has been a member of the Juilliard Council since 2001. The Julliard is one of the world’s leading schools in the fields of music, dance and acting. Mr. Edelson was honored in the Knesset by receiving the Israel 50th Anniversary Award from the Prime Minister of Israel. Mr. Edelson is a member of the Asia Society and the China Cultural Foundation. He is also an advisor to the China Cultural Foundation. He has given numerous speeches in Hong Kong, China and the United States on investing in China. Mr. Edelson received a B.S. from Brooklyn College and an MBA from New York University Graduate School of Business.

Dr. J.P. Huang has been Founder, Chairman Emeritus and Chief Strategic Adviser of Jpigroup Inc. since 1988. Under Dr. Huang’s advisory guidance, Jpigroup has become one of China's major private investment and development companies that has invested and advised in the areas of manufacturing, human capital development, technologies and financial services. From 1985 and prior to founding Jpigroup, Dr. Huang worked for the Government of China in the former Ministry of Foreign Economic Relations and Trade and during this time, he was very active and instrumental in helping formulating some of China's first open door strategies and reform plans, especially in the area of international investment and trade. Dr. Huang holds a Ph.D. in economics from University of International Business and Economics in Beijing, where he now concurrently holds a Professorship in Finance.

Wong Kwok Keung has been involved in China trade and investment since 1986 and been successfully involved in more than twenty chinese enterprises in the international markets. He is a financial adviser by profession. [BIO TO COME]

Yunlong Wang is currently the director and chief engineer of the Biotech Research Center of Henan Province. [BIO TO COME]

Maotong Xu has been the secretary of the board of directors of Ge Rui since 2000. Prior to joining Ge Rui, Mr. Xu had served with Henan Luoyang Steel Group from 1966 to 1997 as technician, engineer, vice general engineer and vice factory director. Mr. Xu received a bachelors degree from Beijing Steel College.

Independence of Directors

Upon the consummation of the merger, the board of directors of BVICo will consult with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq Stock Market listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Nasdaq requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, the board of directors of COAC has affirmatively determined that, upon the closing of the merger, Yunlong Wang, Maotong Xu, Wong Kwok Keung and J.P. Huang will be the independent directors of BVICo.

Audit Committee Information

COAC has not had an audit committee and is not required to have one under applicable rules and regulations. Upon the consummation of the merger, BVICo will establish an audit committee of the board of directors and adopt a charter having material provisions described below. The initial members of BVICo’s audit committee will be Maotong Xu, Wong Kwok Keung and J.P. Huang, with Maotong Xu serving as chairman. Each is an independent director under Nasdaq listing standards. The audit committee’s duties, which are specified in BVICo’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in BVICo’s Annual Report;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of BVICo’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management BVICo’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by BVICo’s independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by BVICo regarding accounting, internal accounting controls or reports which raise material issues regarding BVICo’s financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, a listed company must certify to Nasdaq that the committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The boards of directors of both COAC and BVICo have determined that Wong Kwok Keung satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Meetings and Attendance

As COAC has not had an audit committee, there have been no meetings of such committee.

Independent Auditors’ Fees

The firm of WithumSmith+Brown, P.C. (“WSB”) acts as COAC’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to WSB for services rendered. The firm of UHY Vocation HK CPA Limited (“UHY”) acts as BVICo’s independent registered public accounting firm and will continue to so act after consummation of the merger.

Audit Fees

The aggregate fees billed or to be billed by WSB for professional services rendered since its appointment as COAC’s independent registered public accounting firm are $128,300. Such fees relate to (i) the audit of COAC’s financial statements as of August 15, 2006 and for the period from August 7, 2006 (inception) through December 31, 2006, appearing in COAC’s prospectus and registration statement for its IPO; and the audit of COAC’s financial statements as of March 26, 2007 and for the period from August 7, 2006 (inception) through March 26, 2007 appearing in COAC’s Current Report on Form 8-K/A filed on March 28, 2007 (total $72,300); (ii) the review of COAC’s quarterly financial statements set forth in COAC’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2007 (total $15,000); (iii) the audit of COAC’s annual financial statements set forth in COAC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 ($25,000), (iv) the review of COAC’s quarterly financial statements set forth in COAC’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2008 (total $13,000); and (v) the preparation of corporate tax returns for 2007 ($3,000).

WSB has not waived its right to make claims against the funds in COAC’s trust account for fees of any nature owed to it.

Audit Related Fees

During the fiscal year ended December 31, 2007, WSB did not render assurance and related services unrelated to the performance of the audit or review of COAC’s financial statements.

Tax Fees

During the fiscal year ended December 31, 2007, WSB did not render services to COAC for tax compliance, tax advice and tax planning.

All Other Fees

During the fiscal year ended December 31, 2007, there were no fees billed for products and services provided by WSB to COAC other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

As COAC has not had an audit committee, its board of directors has approved the services described above.

Code of Ethics

In April 2007, COAC’s board of directors adopted a code of ethics that applies to COAC’s directors, officers and employees as well as those of its subsidiaries. A copy of COAC’s code of ethics may be obtained free of charge by submitting a request in writing to China Opportunity Acquisition Corp., 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

Upon the consummation of the merger, BVICo will adopt a similar Code of Ethics that will apply to BVICo’s directors, officers and employees as well as those of its subsidiaries.

Compensation Committee Information

COAC has not had a compensation committee and is not required to have one under applicable rules and regulations. Upon consummation of the merger, the board of directors of BVICo will establish a compensation committee with Wong Kwok Keung, J.P. Huang and _______ as its members with ___________ serving as chairman. Each is an independent director under Nasdaq listing standards. The purpose of the compensation committee will be to review and approve compensation paid to BVICo’s officers and directors and to administer BVICo’s incentive compensation plans, should any such plans be adopted in the future, including authority to make and modify awards under such plans.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as directors of BVICo currently serves on the compensation committee of any other company on which any other director designee of BVICo or any officer or director of COAC or BVICo is currently a member.

Nominations Committee Information

COAC has not had a nominations committee and is not required to have one under applicable rules and regulations. Upon consummation of the merger, the board of directors of BVICo will establish a nominations committee, with __________, _________ and ________ as its members with ________ serving as chairman, each of whom is an independent director under Nasdaq listing requirements. During the period commencing with the closing of the merger and ending with the BVICo 2011 annual meeting, the nominees for BVICo’s board of directors will be determined pursuant to the terms of the voting agreement and approved by the nominations committee.

Guidelines for Selecting Director Nominees

Upon the consummation of the merger, BVICo’s nominations committee will be responsible for overseeing the selection of persons to be nominated to serve on BVICo’s board of directors. The nominations committee will consider persons identified by its shareholders, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which will be specified in the nominations committee charter, will provide that, generally, persons to be nominated should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to the BVICo business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominations committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement BVICo’s business plan, perpetuate its business and represent shareholder interests. The nominations committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominations committee will not distinguish among nominees recommended by shareholders and other persons.

Specifically, the guidelines for selecting nominees provide that the nominations committee will consider and evaluate based on, among other factors, the following:

•	The candidate’s independence under the rules of Nasdaq;
•	The candidate’s accomplishments and reputations, both personal and professional;
•	The candidate’s relevant experience and expertise;
•	The candidate’s knowledge of the company and issues affecting BVICo;
•	The candidate’s moral and ethical character; and
•	The candidate’s ability to commit the required time necessary to discharge the duties of board membership.

Compensation of Officers and Directors

No compensation of any kind, including finders and consulting fees, has been or will be paid to any of COAC’s officers or their affiliates for services rendered through the closing of the merger. However, COAC’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on COAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of September 30, 2008, an aggregate of approximately $86,000 has been reimbursed to them for such expenses. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than COAC’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, BVICo generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement.

The policies of BVICo with respect to the compensation of its executive officers and following the merger will be administered by BVICo’s board in consultation with its compensation committee (as described above). The compensation policies followed by BVICo will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to BVICo’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as COAC and BVICo believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. COAC and BVICo believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. The adoption of the proposed incentive compensation plan and the management incentive compensation plan reflect and will reflect what COAC and BVICo believe is a focus on performance- and equity-based compensation. Since BVICo will not have a compensation committee until completion of the merger, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Compensation Discussion and Analysis

Upon consummation of the merger, BVICo will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of BVICo within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for BVICo stockholders. BVICo intends to be competitive with other similarly situated companies in its industry following completion of the merger.

The compensation decisions regarding BVICo’s executives will be based on BVICo’s need to attract individuals with the skills necessary for BVICo to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above BVICo’s expectations.

It is anticipated that BVICo’s executives’ compensation will have three primary components — salary, cash incentive bonus and stock-based awards. BVICo will view the three components of executive compensation as related but distinct. Although BVICo’s compensation committee will review total compensation, BVICo does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. BVICo anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since BVICo’s compensation committee will not be formed until consummation of the merger, BVICo has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, BVICo may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

BVICo’s compensation committee will be charged with performing an annual review of BVICo’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

BVICo and COAC both believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the similar field. It is expected that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the precision steel production and related industries through the review of such companies’ public reports and through other resources. It is also expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to BVICo, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of BVICo post-reorganization business and objectives that may be unique to BVICo, BVICo generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, BVICo, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. BVICo will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  BVICo intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards.  BVICo also will use share options and other share-based awards to reward long-term performance. It believes that providing a meaningful portion of its executives’ total compensation package in share options and other share-based awards will align the incentives of its executives with the interests of BVICo’s shareholders and with BVICo’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to BVICo’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through BVICo’s incentive compensation plan, which was adopted by COAC’s board and is being submitted to the stockholders of COAC for their consideration at the special meeting. All of BVICo’s employees, directors, officers and consultants will be eligible to participate in the incentive compensation plan and all BVICo’s senior management will be eligible to participate in the management incentive compensation plan.

BVICo will account for any equity compensation expense under the rules of SFAS 123R, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require BVICo to record cash compensation as an expense at the time the obligation is accrued.

Severance Benefit.  BVICo currently has no severance benefits plan. BVICo may consider the adoption of a severance plan for executive officers and other employee in the future.

Other Compensation.  BVICo will establish and maintain various employee benefit plans, including medical and retirement insurance plans. These plans will be available to all qualified employees.

Director and Consultant Compensation.  BVICo currently does not have a definitive compensation plan for its future directors or consultants. BVICo, working with the compensation committee, anticipates setting director and consultant compensation at a level comparable with those directors and consultants with similar positions at comparable companies. It is currently anticipated that such compensation will be based on cash and/or equity compensation under BVICo’s incentive compensation plan and management incentive compensation plan.

OTHER INFORMATION RELATED TO COAC

Business of COAC

COAC was formed on August 7, 2006, to acquire one or more operating businesses or assets through a merger, stock exchange, asset acquisition, reorganization or similar business combination with an operating company that has its principal operations located in the People’s Republic of China. Prior to executing the merger agreement with BVICo, COAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

On March 26, 2007, COAC consummated its IPO of 6,000,000 units. On March 29, 2007, COAC consummated the sale of an additional 900,000 units which were subject to the underwriters’ over-allotment option. The net proceeds of the offering, including proceeds from the over-allotment option and from the private sale of 2,266,667 Insider Warrants at a price of $0.60 per warrant and after deducting the underwriting discounts and commissions and the offering expenses, were $40,289,040. Of that amount, $39,717,000 was deposited into the trust account and invested in government securities. The remaining proceeds have been used by COAC in its pursuit of a business combination. In addition, as provided for in the prospectus for COAC’s IPO, COAC withdrew $250,000 from interest earned on funds in the trust account to fund its business combination expenses. Except as set forth above, no funds in the trust account have been released and no further funds will be released until the earlier of the consummation of a business combination or the liquidation of COAC. The trust account contained approximately $41,200,000 as of September 30, 2008. If the merger with BVICo is consummated, the trust account will be released to BVICo, less the amounts paid to holders of Public Shares who vote against the merger and elect to convert their shares of common stock into their pro-rata share of the trust account.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of COAC’s liquidation or if they seek to convert their shares into cash and the merger is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the underwriting agreement for COAC’s IPO, the initial target business that COAC acquires must have a fair market value equal to at least 80% of COAC’s net assets at the time of such business combination. COAC’s board of directors determined that this test was met in connection with its business combination with BVICo. Further, COAC has received an opinion from BMCG that this test has been met.

Stockholder Approval of Business Combination

COAC will proceed with the merger only if a majority of the Public Shares present and entitled to vote on the merger proposal at the special meeting is voted in favor of the merger proposal. The COAC Inside Stockholders have agreed to vote their common stock issued prior to the IPO on the merger proposal in accordance with the vote of holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote at the special meeting. If the holders of 40% or more of the Public Shares vote against the merger proposal and properly demand that COAC convert their Public Shares into their pro rata share of the trust account, COAC will not consummate the merger. In this case, COAC will be forced to liquidate.

Liquidation if No Business Combination

COAC’s certificate of incorporation provides for the automatic termination of COAC’s corporate existence and mandatory liquidation of COAC if COAC does not consummate a business combination by March 20, 2009. If COAC has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up its affairs liquidating, pursuant to Section 278 of the DGCL. This has the same effect as if COAC’s board of directors and stockholders had formally voted to approve COAC’s dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting COAC’s corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required COAC’s board of directors and stockholders to formally vote to approve its dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

COAC anticipates notifying the trustee of the trust account within 10 business days to begin liquidating such assets promptly after such date and anticipates it will take no more than 10 business days to effectuate such distribution. The COAC Inside Stockholders have waived their rights to participate in any liquidation distribution with respect to their Original Shares. Also, as there will be no funds remaining to pay the costs associated with the implementation and completion of the liquidation and distribution, the COAC Inside Stockholders have agreed to advance COAC the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In connection with its liquidation, COAC will distribute to the holders of its Public Shares, in proportion to their respective amounts of Public Shares, an aggregate sum equal to the amount in the trust account, inclusive of any interest thereon, plus remaining net assets (subject to COAC’s obligations under Delaware law to provide for claims of creditors as described below). COAC’s stockholders who obtained their COAC stock prior to COAC’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. As a consequence of the provisions of COAC’s certificate of incorporation and such waivers, a liquidating distribution will be made only with respect to the Public Shares and no liquidating distribution will be made with respect to any other shares of COAC capital stock. There will be no distribution from the trust account with respect to COAC’s warrants, which will expire worthless.

COAC expects to have expended all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, in pursuit of its business combination transaction. Accordingly, the per-share liquidation price for the Public Shares as of__________, 2009, the record date for COAC’s special meeting, is approximately $ ____, or $ ____ less than the per-unit offering price of $6.00 in COAC’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of COAC’s creditors (which could be prior to the claims of the holders of the Public Shares and could include vendors and service providers COAC has engaged to assist it in connection with its search for a target business and that are owed money by it, as well as target businesses themselves) and there is no assurance that the actual per-share liquidation price will not be less than $ ____, due to those claims. If COAC liquidates prior to the consummation of a business combination, Harry Edelson has personally agreed that he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by COAC for services rendered or contracted for or products sold to COAC in excess of the net proceeds of COAC’s IPO not held in the trust account. Accordingly, if a claim brought by a target business or vendor or other entity did not exceed the amount of funds available to COAC outside of the trust account or available to be released to COAC from interest earned on the trust account balance, Mr. Edelson would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, there is no exception to the obligations of Mr. Edelson to pay such claim. There is no assurance, however, that he would be able to satisfy those obligations. Accordingly, COAC cannot assure you that the per-share distribution from the trust account, if COAC liquidates, will not be less than $____, plus interest, due to claims of creditors.

The holders of COAC’s Public Shares will be entitled to receive funds from the trust account only in the event of COAC’s liquidation or if they seek to convert their shares into cash upon a business combination which the stockholder properly demanded conversion of his Public Shares into cash and which is completed by COAC. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, it is COAC’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after March 20, 2009 and, therefore, COAC does not intend to comply with those procedures. As such, COAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of COAC’s stockholders may extend well beyond the third anniversary of such date. Because COAC will not be complying with Section 280, Section 281(b) of the DGCL requires COAC s to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, COAC would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to it distributing the funds in the trust account to its public stockholders. However, because COAC is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from potential target businesses, many of whom have given COAC agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or COAC’s vendors (such as accountants, lawyers, investment bankers, etc.). As a result, the claims that could be made against COAC are significantly limited and the likelihood that any claim that would result in any liability extending to the trust is remote. Nevertheless, such agreements may not be enforceable. Accordingly, COAC cannot assure you that third parties will not seek to recover from COAC’s stockholders amounts owed to them by COAC.

Additionally, if COAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in COAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of COAC’s stockholders. Also, in any such case, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by COAC’s stockholders. Furthermore, because, in the event of a liquidation, COAC intends to distribute the proceeds held in the trust account to its public stockholders promptly after March 20, 2009, this may be viewed or interpreted as giving preference to COAC’s public stockholders over any potential creditors with respect to access to or distributions from COAC’s assets. In addition, COAC’s board may be viewed as having breached their fiduciary duties to COAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and COAC to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to COAC’s liquidation. COAC cannot assure you that claims will not be brought against it for these reasons. To the extent any bankruptcy or other claims deplete the trust account, COAC cannot assure you it will be able to return to its public stockholders at least $____ per share.

Facilities

COAC maintains executive offices at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677. An affiliate of Mr. Edelson is providing this space and administrative services to COAC for $7,500 per month.

Employees

COAC has three executive officers and four directors (of whom three are also the executive officers). These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to COAC’s affairs. COAC does not intend to have any full time employees prior to the consummation of the merger.

Periodic Reporting and Audited Financial Statements

COAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, COAC’s annual reports contain financial statements audited and reported on by COAC’s independent accountants. COAC has filed with the SEC its Annual Report on Form 10-KSB covering the fiscal year ended December 31, 2007.

Legal Proceedings

There are no legal proceedings pending against COAC.

COAC’s Plan of Operation

The following discussion should be read in conjunction with COAC’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

COAC is a blank check company formed on August 7, 2006 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has its principal operations located in the People’s Republic of China.

For the three months ended June 30, 2008, COAC had a net income of $87,697 derived from dividend and interest income of $196,298 offset by $13,804 in travel expenses, $22,500 for management fees, $35,124 for accounting, legal and consulting fees, $9,625 for state franchise taxes, $8,220 for directors and officers insurance, $7,955 for other operating expenses, primarily trustee and stock transfer fees and $11,373 in state income taxes.

For the three months ended June 30, 2007, COAC had a net income of $266,883 derived from dividend and interest income of $356,854 offset by $27,637 in travel expenses, $22,500 for management fees, $12,057 for accounting and legal fees, $9,280 for state franchise taxes, $8,672 for directors and officers insurance, $9,421 for other operating expenses, primarily trustee and stock transfer fees and $404 for state income taxes.

For the six months ended June 30, 2008, COAC had a net income of $271,898 derived from dividend and interest income of $460,120 offset by $22,978 in travel expenses, $45,000 for management fees, $40,824 for accounting, legal and consulting expenses, $20,775 for state franchise taxes, $16,259 for directors and officers insurance, $12,163 for other operating expenses, primarily trustee and stock transfer fees and $30,223 for state income taxes.

For the six months ended June 30, 2007, COAC had a net income of $266,019 derived from dividend and interest income of $374,372 offset by $27,826 in travel expenses, $25,403 for management fees, $12,057 for accounting and legal fees, $18,428 for state and local franchise taxes, $8,672 for directors and officers insurance, $13,948 for other operating expenses, primarily trustee and stock transfer fees and $2,019 for state income taxes.

For the twelve months ended December 31, 2007, COAC had a net income of $736,871 derived from dividend and interest income of $1,075,291 offset by $60,488 in travel and entertainment expenses, $70,403 for management fees, $47,615 for accounting and legal fees, $36,928 for state franchise taxes, $25,292 for directors and officers insurance, $17,896 for trustee, escrow and stock transfer fees, $5,290 for other operating expenses, primarily SEC filing fees expenses and $74,508 for state income taxes.

For the period from August 7, 2006 (inception) to June 30, 2008, COAC had a net income of $1,007,175 derived from dividend and interest income of $1,534,340 and $1,071 of other income offset by $83,466 in travel expenses, $115,403 for management fees, $88,439 for accounting, legal and consulting fees, $57,703 for state and local franchise taxes, $41,551 for directors and officers insurance, $1,594 for costs incurred in forming the company, $35,349 for other operating expenses, primarily trustee and stock transfer fees and $104,731 in state income taxes.

COAC consummated its initial public offering on March 26, 2007. On March 29, 2007, it consummated the closing of an additional 900,000 units that were subject to the over-allotment option. Gross proceeds from the initial public offering were $41,400,000. COAC paid a total of $2,018,000 in underwriting discounts and commissions (after deferring $414,000), and approximately $452,960 was paid for costs and expenses related to the offering. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to COAC from the offering were approximately $38,929,040, of which $38,357,000 was deposited into the trust fund. In addition, all of the proceeds from the private sale of the warrants, $1,360,000, were deposited into the trust fund, for a total of $39,717,000 held in trust (or approximately $5.76 per share sold in the offering). The remaining proceeds are available to be used by COAC to provide for business, legal and accounting due diligence on prospective acquisitions, tax payments and continuing general and administrative expenses.

COAC believes it will have sufficient available funds outside of the trust fund to operate through March 20, 2009, assuming that a business combination is not consummated during that time. From March 20,

2007 through March 20, 2009, COAC anticipates approximately $250,000 of expenses for legal, accounting and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Edelson Technology Inc. ($7,500 per month for 24 months), $100,000 of expenses in legal and accounting fees relating to its SEC reporting obligations, $50,000 of expenses for the due diligence and investigation of a target business by its officers, directors, existing stockholders and special advisors and $170,000 for general working capital that will be used for miscellaneous expenses, taxes and reserves, including approximately $50,000 for director and officer liability insurance premiums.

Commencing on March 20, 2007, COAC began incurring a fee from Edelson Technology Inc., an affiliate of Harry Edelson, its chairman of the board and chief executive officer, of $7,500 per month for providing it with office space and certain general and administrative services. Payment of this fee will end upon consummation of the merger with BVICo. Additionally, on August 9, 2006, Harry Edelson advanced an aggregate of $125,000 to COAC for payment of expenses in connection with COAC’s IPO on COAC’s behalf. This loan was repaid following COAC’s IPO from the proceeds of the offering.

Off-Balance Sheet Arrangements

As of December 31, 2007, COAC did not have any off-balance sheet arrangements as defined in Item 303 (a)(4)(ii) of Regulation S-K.

Contractual Obligations and Commitments

As of December 31, 2007, COAC had the following contractual obligations and commitments (all amounts in $):

		Payment Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Administrative services agreement	109,597	90,000	19,597	—	—
Fee due to investment banker on completion of business combination	414,000	—	414,000	—	—
Total	523,597	90,000	433,597	—	—

BUSINESS OF BVICo

Corporate Structure and History

All of BVICo’s business is conducted through Ge Rui. The following chart reflects BVICo’s organizational structure as of the date of this proxy statement/prospectus. (The current owner of Oasis Green Investments Limited is the original owner of Wealth Rainbow Development Limited.)

Overview of Business

Ge Rui is one of the leading private manufacturers of cold-rolled specialty steel products in China. It utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into thin steel sheet and plates. Its product offerings are focused predominantly on high-end, value-added finished steel products.

Ge Rui’s revenue increased from $62.5 million in fiscal year 2005 to $99.0 million in fiscal year 2006 and $139.6 million in fiscal year 2007, representing a compounded growth rate of approximately 49.5%. These significant increases reflect its success in expanding its production lines and its increasing market penetration. Ge Rui plans to broaden its product capacity and mix by introducing new production lines and improve its profit margin by introducing higher valued-added products such as zinc coated or galvanizing products. Ge Rui has submitted an application and obtained an approval from the local government for a plan to expand overall capacity from 250,000 metric tons to 500,000 metric tons in the next 12 months and expects that the addition of this new production will help the further growth of revenue in 2009 and beyond.

Ge Rui sells most of its products to customers who operate primarily in the decoration materials, chemistry, appliances, food and packaging, telecommunications, automobiles and infrastructure and manufacturing industries. Ge Rui’s principal market is the Chinese market, with domestic sales accounting for all of its total revenue in fiscal year 2007. Ge Rui’s products are sold primarily to East and Coastal areas of China, including Guangdong, Jiansu, Shanghai, Shandong, Liaoning, Shaanxi and Sichuan.

The steel industry is a large, cyclical and highly competitive industry whose overall performance is closely tied to the global economy. Historically, steel prices have increased during periods of overall economic growth and decreased during recessionary periods. According to China Steel Industry Statistical Book, 2007 version, China produced 565 million metric tons of steel products.

Growth in the global steel industry has been driven primarily by economic development in the Asia-Pacific region and increased commercial activity in Europe over the last five years. The Asia-Pacific area is the largest steel production region, accounting for approximately 51% of the global market’s steel production value. Europe accounts for approximately 29.6% of the market value.

The growth of the steel market in China has grown in tandem with the growth in overall economic activity in China, but the expansion rate of steel industry is well above the growth rate of the overall Chinese economy. Similar to the global steel market, the rate of growth in the Chinese steel market continues to increase, but at a decreasing rate due to oversupply in certain segments of the marketplace, particularly the low- and middle-grade segments.

Steel products can be categorized as low-end (long products such as pipes, tubes, wires and rods) and high-end (flat products such as hot-rolled steel or cold-rolled steel sheets). Based upon information obtained by Ge Rui, approximately 65% of China’s steel production are low-end long products and approximately 35% are high-end high value cold-rolled steel sheets. Ge Rui operates in the high-end category of this market with its niche precision steel processing and produces and sells high precision cold-rolled steel products.

Notwithstanding the oversupply trend in the low-and middle-grade steel segments, the demand in China for high-end products that utilize steel and steel products as a component, such as the steel products produced by Ge Rui, still exceeds the supply in China. According to China Steel Industry Statistical Book, 2007 version, total domestic consumption of cold-rolled plates amounts to approximately 30 million metric tons. The consumption of the cold-rolled products with width above 1,000mm, which are generally called wide plates, amount to 23.7 million metric tons, whereas the products with width below 1,000 mm and with thinness up to 1.5mm, which are generally called narrow plates, amount to approximately 6.2 million metric tons. Ge Rui’s current products are up to 650mm in width and therefore categorized as narrow plates. The cold-rolled products can also be measured by thinness. Among the narrow plates, products with thinness below 0.3mm are called ultra-thin products, and this is where Ge Rui’s product line resides (BVICo’s current product widths range from 0.05 to 0.25mm). China consumes approximately 2 million metric tons of these ultra-thin steel products annually. Based on Ge Rui’s 2007 volume, Ge Rui supplies approximately 9.35% of the market for ultra-thin cold-steel products in China. In 2006, the Chinese government issued the industrial structure reform directive for controlling low-end production. Ge Rui believes that this directive will have a positive impact on its business.

Like most marketplaces, there are various grades of products within the steel industry. Ge Rui produces high-end steel products, with varying thinness and specifications, using an advanced production technology that meets requirements and specifications of BVICo’s customers.

Continued strong demand led by exports, coupled with domestic demands for automobile parts and components, microelectronics, packing and containers in China’s booming economy, has required and is expected to continue to require increasing quantities of high precision steel products. With the increasing demands for high precision steel products and limited production in China, China’s manufacturers are expected to continue to import millions of tons of cold-rolled steel and sheets from abroad.

Cold-rolled specialty precision steel is a relatively new industry in China and manufacturers of products that use specialty precision steel products have traditionally imported precision steel products from Japan, Korea, the European Union and the United States. Cold-rolled steel products represent hot-rolled de-scaled (pickled) steel coils, which are used as raw materials in the precision steel industry, are processed by cold reduction through a cold-rolling mill to the desired thinness. The process does not involve heating and the primary feature of cold reduction is to reduce the thickness of the steel coils. However, because the cold reduction operation induces very high strains (work hardening) into the steel sheet, the precision steel sheet not only becomes thinner, but also becomes much harder, less ductile and very difficult to form. Thus, cold-reduced steel products are annealed (heated to high temperatures) to become soft and formable. Cold rolled sheet products are used in a wide variety of such end applications as appliances (refrigerators, washers, dryers, and other small appliances), automobiles (exposed as well as unexposed parts), electric motors and bathtubs, food and packaging. Cold rolled sheet products are used in these and many other areas of manufacturing.

In addition, China is a large architectural material manufacturer. Given that a significant portion of China’s GDP is driven by fixed asset investment, it is expected that the market for high-end construction steel will grow, which will result in a large consumption of high-end coated steel. Ge Rui has already started the process of expanding its capacity into coated steel products.

Several characteristics about the coated steel markets and production in China are noteworthy:

•	Despite the over-expansion of low and medium-end coated steel production, the high-end coated steel products are under-supplied. Since 2001, although low and medium-end coated steel production capacities have over expanded and the total supply has outstripped demand, high-end coated steel products remain in short supply and rely, in a significant part, on imports. Since high-end coated steel products require advanced technology and capital-intensive equipment, most Chinese manufactures are not technically capable of producing high-end coated steel products.
•	The coated steel market is highly fragmented. There is no significant market leader in the Chinese coal steel industry. Most manufacturers are small-scale private companies operating with out-of-date equipment and technology. Large state-owned enterprises are the main manufacturers; however, only a few of them can produce high-end coated steel products.
•	Barriers to entry. Due to the nature of the high-end steel products industry, there are significant barriers to entry for new players. The steel industry is capital-intensive. Companies in this industry must maintain large and advanced pieces of equipment that are used in the manufacturing process and that require considerable initial investment, maintenance and repair expenses.

Products

Ge Rui’s current products include high precision various cold-rolled steel, with different specifications in terms of width and thinness. Ge Rui’s products are typically up to 650mm in width and between 0.05 – 0.25mm in thinness that are manufactured from steel substrate of cold-rolled or hot-rolled pickled coils. Ge Rui is also capable of manufacturing more extreme specifications based on the needs of its customers. Ge Rui has the flexibility to adjust its production specifications to meet changes in market demand.

Ge Rui’s products are used for producing a large variety of down stream goods in electrical appliance, construction materials, chemical, food and packaging, telecommunications and military products. For example, Ge Rui is the leading producer of the galvanized steel materials with width of 0.15mm for use in the telecommunication fiber wires in China.

Ge Rui’s deliveries of products amounted to approximately 187,000 metric tons in fiscal year 2007, representing increase of 32.6% from previous year. Ge Rui believes that its high precision cold-rolled products has about 9.35% of the domestic market share in the segment.

Manufacturing

Ge Rui’s manufacturing facilities are located in Zhengzhou, Henan Province, China. It currently has six cold-rolled steel production lines, two acid pickling lines and its current annual production capacity is approximately 250,000 metric tons. Ge Rui has made an application to the local government and is constructing a new production facility that will produce coated steel products and its new capacity will increase its total capacity to 500,000 metric tons.

Ge Rui utilizes modern, progressive and automated production technology and its equipment setting combinations are strictly maintained.

Raw Materials and Suppliers

The principal raw materials used in producing Ge Rui’s products are steel coil. Ge Rui’s raw materials are sourced from various suppliers and it believes that its suppliers are sufficient to meet its present and anticipated future needs. Ge Rui does not depend on any one single supplier for its steel raw materials. Steel coil historically accounted for approximately 90% of Ge Rui’s total production cost.

The prices of steel rolls can be quite competitive, volatile and dependent on supplies and demands. To provide some protection from the pressure and volatility of the market, Ge Rui makes bulk purchases after taking into account customers’ orders on hand whenever steel prices are considered to be lower in the market. As steel rolls have an extremely long shelf-life, obsolescence is not a major concern and Ge Rui may build up its inventory during such periods when prices are low.

When sales orders are executed with the customers, the selling price agreed to is based on the cost of raw material at that date, effectively allowing Ge Rui to pass incremental cost increases in raw materials to its customers.

Customers, Sales and Marketing

Ge Rui’s products can be applied to various industries, including construction decoration materials, electrical household appliances, automobile parts, food and packaging, chemical, telecommunications and others, and Ge Rui’s main customers are the manufacturers operating in those industries. During the last fiscal year, 40% of Ge Rui’s products were sold to food and packaging sector, 30% were sold to the telecom sector, 20% were sold to the decoration materials sector and 10% were sold to the electric appliance sector.

Ge Rui’s high precision steel products are sold directly to the end users in various parts of China and its production is based on confirmed sales orders. Generally, an initial deposit (approximately 30% of the aggregate contracted sales amount) is pre-paid when the contract is signed. Ge Rui’s major customers are located in Shanghai, Zhejiang, Jiangsu, Shandong, Guangdong, Hebei, Tianjin, Guangxi, Fujian, Liaoning, and other provinces. During the last three years, Ge Rui has sold its products to more than 200 customers.

Major customers during 2007:

Customer Name	Quantity Sold (Tons)	% of Total Sales
Tianjin Shenyuan Steel Production Group	30,408	17.43%
Jiangsu Wuying Precision Steel Plates Co	14,169	8.12%
Luo Yang Lixin Commerce and Trading Co	11,308	6.48%
Wuxi Changmao Metal Products Co	11,228	6.43%
Jiangyin Kemao Metal Products Co	7,074	4.05%

Ge Rui sells its products mostly in China. Its sales network covers many provinces and regions, especially in the eastern coastal regions in China. Ge Rui is developing a diversified sales network that allows it to effectively market products and services to its customers. Its sales and marketing department currently consists of approximately 30 employees as of the date of this prospectus.

Ge Rui has also been marketing and promoting its products through the following means:

•	Promotion in industrial journals;
•	Hosting annual product promotion meeting with current and potential customers, in which it introduces its products and new improvements to the market;
•	Attending various exhibitions to improve its name recognition; and
•	Visiting its customers and collecting information regarding their needs.

Competition and Ge Rui’s Market Position

Competition within the steel industry, both in China and worldwide, is intense. There are many large state-owned enterprises and smaller private steel companies in China. In addition, Chinese steel makers also face competition from international steel manufacturers.

For high precision cold-rolled products, Ge Rui is not in direct competition with China’s local state-owned steel giants because those companies concentrate on the production of hot rolled de-scaled (pickled) steel coils and steel sheets from iron ores. Steel sheets produced by these large Chinese companies are then supplied as raw materials to high precision steel manufacturers such as Ge Rui for cold reduction processing to the desired thickness. Cold rolled products are then sold to customers in the further down stream manufacturers in industries such as electric alliances, construction, chemical and automobile industries.

Private steel product manufacturers in China generally focus on low-end products. Many of Ge Rui’s competitors are much smaller than Ge Rui and use older equipment and production techniques. In contrast, Ge Rui’s products are aimed at the high-end markets so Ge Rui attempts to manufacture them with superior quality and broader range of specifications. Ge Rui uses advanced manufacturing equipment that it has purchased from developed countries, such as Italy, and employs engineers and researchers who are experienced with different production techniques.

Ge Rui’s business is becoming increasingly competitive and capital intensive, and its competition comes from local Chinese firms and importers. Ge Rui believes that it is one of the largest privately-owned cold-rolled precision steel makers in China, and that its products have superior quality and consistency and can meet various needs of its customers. Ge Rui enjoys a high reputation among its customers and will continue to leverage these strengths in expanding its product mix and services. More of Ge Rui’s products are being placed as replacement for imported.

Ge Rui estimates its current market share in China for high precision cold-rolled thin steel products to be approximately 9.35%, based on the sales volume fiscal year 2007.

Ge Rui also competes with international steel product manufacturers in the global market, such as Posco Steel. As compared to its competitors in Korea and Japan, Ge Rui believes it has lower production costs and can offer more competitive pricing.

Research and Development

Ge Rui believes that the development of new products and new technology is critical to its success. It is continuously working to improve the quality, efficiency and cost-effectiveness of its existing products and develop technology to expand the range of specifications of its products.

Ge Rui has a strong research and development team that has approximately [20] employees devoted to research and development, all of whom have at least a bachelor’s degree. Its research and development staff has developed several production techniques that it believes improved its product quality and reduced its production costs.

In fiscal years 2007, 2006 and 2005, Ge Rui’s research and development expenses amounted to about $4.04 million, $2.66 million and $1.81 million, respectively. These expenses were mainly composed of staff costs, equipment purchases and other research and development-related expenses.

Intellectual Property

All of Ge Rui’s products are sold with the trademark of   , which is widely accepted by its customers. In addition, Ge Rui has registered the www.henangr.com and www.hngerui.com.cn domain names.

All Ge Rui’s key employees, especially engineers, have signed confidentiality and non-competition agreements with us. In addition, all Ge Rui employees are obligated to protect its confidential information. Where appropriate for its business strategy, Ge Rui will continue to take steps to protect its intellectual property rights.

Employees

Ge Rui currently employs approximately 585 full-time employees. Approximately 20% of its employees hold at least a bachelors degree. Ge Rui believes that it maintains a satisfactory working relationship with its employees and it has not experienced any significant labor disputes or any difficulty in recruiting staff for its operations.

As required by applicable Chinese law, Ge Rui has entered into employment contracts with all of its officers, managers and employees. It is required by Chinese law to make several mandatory contributions for its employees, including social pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance. As of the date of this proxy statement/prospectus, Ge Rui is in compliance with the applicable PRC employee law and regulations and has made the contributions required by the applicable laws.

Executive Compensation

During the past three years, Ge Rui’s senior managers received base salary and other cash awards, but there were no stock or option incentive plan awards. Some of the senior managers were also Ge Rui’s shareholders. The following table details the cash compensation paid to such individuals (all amounts are in U.S. dollars):

	2005	2006	2007	2008 First Half
Chairman	84,899	107,064	127,145	64,762
General Manager	64,875	71,236	70,327	36,405
Chief Engineer	63,635	70,366	70,567	36,570
Deputy General Manager	43,482	70,363	70,397	36,565
Deputy General Manager	64,003	69,651	70,370	36,442

Regulation

Ge Rui is subject to numerous provincial and local laws and regulations, which may be changed from time to time in response to economic or political conditions and have a significant impact upon overall operations. Changes in these regulations could require Ge Rui to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on it.

Included among these laws and regulations are numerous central and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The State Environmental Protection Administration Bureau is responsible for the supervision of environmental protection in, implementation of national standards for environmental quality and discharge of pollutants for and supervision of the environmental management system of the PRC. Environmental protection bureaus at the county level or above are responsible for environmental protection within their jurisdictions.

The laws and regulations on environmental protection require each company to prepare environmental impact statements for a construction project to the environmental protection bureaus at the county level. These must be prepared prior to when the construction, expansion or modification commences.

The Environment Protection Law requires production facilities that may cause pollution or produce other toxic materials to take steps to protect the environment and establish an environmental protection and management system. The system includes the adopting of effective measures to prevent and control exhaust gas, sewage, waste residues, dust and other waste materials. Entities discharging pollutants must register with the relevant environmental protection authorities.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity has failed to adopt preventive measures or control facilities that meet the requirements of environmental protection standards, it may be liable to suspension of its production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may be subject to criminal liabilities. Ge Rui believes that its current production and operating activities are in compliance with the environmental protection requirements of the PRC. Ge Rui has not been penalized as a result of any breach of the laws and regulations on environmental protection.

Litigation

From time to time, Ge Rui may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Ge Rui is currently not aware of any such legal proceedings or claims that it believes will have a material adverse affect on its business, financial condition or operating results.

BVICo’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes of Ge Rui appearing elsewhere in this proxy statement/prospectus.

Overview

GeRui is one of the leading private manufacturers of high precision cold-rolled specialty steel products in China. BVICo utilizes a variety of processes and technological methodologies to convert steel manufactured by third party into thin steel sheet and plates. Ge Rui’s product offerings are focused predominantly on high-end, value-added finished steel products.

Ge Rui’s revenue increased from $62.5 million in fiscal year 2005 to $99.0 million in fiscal year 2006 and $139.6 million in fiscal year 2007, representing a compounded growth rate of approximately 49%. These significant increases reflect Ge Rui’s success in expanding its production lines and its increased market penetration.

Ge Rui plans to broaden its product capacity and mix by introducing new production lines and improve its profit margin by introducing higher valued-added products, such as zinc coated or galvanizing products. It plans to expand overall capacity from 250,000 metric tons to 500,000 metric tons in the next 12 months. It expects that the addition of this new production will help the further growth of revenue in 2009 and beyond. Ge Rui’s current market share in the segment is 9.35%, based on production volume in 2007.

Factors that are Relevant to Ge Rui’s Business

Growth in the Chinese Economy.  Because of the steady increase in the size of the economy and disposable income, China is expected to experience continued rapid growth in all areas of investment and consumption, even in the face of a potential world-wide recession. Ge Rui believes that this rapid growth will drive the demand for BVICo’s products.

Demand for High-End Precision Cold-Rolled Steel.  There is an increasing shortage of high-end thin steel sheets and galvanized steel products in China. Since there are currently only limited producers of high-end thin steel sheet in China, Ge Rui expects that the shortage of supply in this steel market will continue. In addition, due to the continuing improvement of the standard of living in China, the demand for electrical household appliances and upscale architectural materials has soared in recent years. This provides support for continued strong demand for high-end steel products that Ge Rui produces.

Cyclicality.  The steel industry is highly cyclical and affected significantly by general economic conditions and other factors, such as worldwide production capacity, fluctuations in imports and exports, fluctuations in metal purchase prices and tariffs. Recently, the global steel markets have been experiencing larger and more pronounced cyclical fluctuations, primarily driven by the expected slower global economic growth and the increase in Chinese production and consumption. This trend, combined with the upward pressure on costs of key inputs, mainly metals and energy, as well as transportation costs and logistics, presents increasing uncertainty and challenge for steel producers on a worldwide basis.

However, processed steel demand and prices for the precision products manufactured by Ge Rui are driven by and sensitive to other factors. Substantially all of its customers are domestic customers in the Peoples Republic of China. Its products are utilized in products for domestic consumption. The key drivers for maintaining a competitive position and positive financial performance in this challenging environment continue to be product differentiation, customer service and cost reductions through improved efficiencies and economies of scale.

Consolidation in the Steel Industry.  There has been significant consolidation in the global steel industry and consolidation is also taking place in China. The government of China has publicly stated that it expects consolidation of the Chinese steel industry and the top several producers in China to account for the majority of national production. Cross border consolidation has also occurred with the aim of achieving greater efficiency and economies of scale, particularly in response to the effective consolidation undertaken by raw

Notwithstanding the general trend towards consolidation in the industry, China’s specialty steel sector in which the Company operates is dominated by privately-owned enterprises and is still highly fragmented. This presents an opportunity for companies like Ge Rui to grow rapidly both through internal expansion and acquisitions to develop into an industry leader.

Revenue

Ge Rui’s revenue was mainly generated from sales of its cold-rolled thin steel products. Its revenue has historically been affected by sales volume, sales price of its products and its ability to improve its product mix.

Cost of Revenue

Cost of revenue includes Ge Rui’s direct costs of manufacturing, including the cost of steel raw materials, labor and overhead.

Ge Rui’s direct costs of manufacturing are generally high when it first introduces a new product due to higher start-up costs and higher raw material consumption rate. As production volumes increase, Ge Rui typically improves its manufacturing efficiency and is able to strengthen its purchasing power by buying raw materials in greater quantities.

Gross Profit and Gross Margin

Gross profit is equal to the difference between Ge Rui’s revenue and its cost of revenue. Gross margin is equal to gross profit divided by revenue. In the six months ended June 30, 2008, Ge Rui’s gross margin was 28.9%, while for the full fiscal year 2007, its gross margin was 28.0%. Between fiscal years 2005 and 2007, Ge Rui was able to maintain gross margins between approximately 21.8% and 28.0%. Changes in Ge Rui’s gross margin are primarily driven by changes in its product mix and other factors that affect its revenue and cost of revenue.

To gain market penetration, Ge Rui prices its products at levels that it believes are competitive compared to imported products. Through its continuous efforts to improve manufacturing efficiency and reduce production costs, it believes that it is able to offer products of comparable quality to its Chinese state-owned competitors and international competitors at more competitive prices. General economic conditions, cost of raw materials as well as supply and demand of steel finishing fabrication products within Ge Rui’s markets influence sales prices. Its high-end, value-added products generally tend to have higher profit margin.

Operating Expenses

Ge Rui’s operating expenses consist of selling expense and general and administrative expenses.

Selling Expenses.  Selling expenses consist primarily of compensation and benefits to Ge Rui’s sales and marketing staff, sales commission, cost of advertising, promotion, business travel, after-sale support, transportation costs and other sales related costs.

General and Administrative Expenses.  General and administrative expenses consist primarily of compensation and benefits to Ge Rui’s general management, finance and administrative staff, professional advisor fees, bad debts reserve and other expenses incurred in connection with general operations. Ge Rui expects its general and administrative expenses will increase as its business grows and it incurs increased costs as a public company.

Provision for Income Taxes

United States.  No provision for income taxes in the United States has been made as Ge Rui has had no United States taxable income up to now.

BVI.  BVICo was incorporated in the British Virgin Islands (“BVI”) and, under the current laws of the BVI, is not subject to income taxes.

PRC.  Foreign Invested Entities, or FIE, established in the PRC are generally subject to an enterprise income tax, or EIT, at a rate of 33%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or Implementing Rules, which took effect on January 1, 2008. The EIT Law and Implementing Rules

impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the EIT, and its associated preferential tax treatments, beginning January 1, 2008.

Results of Operations

The following tables set forth key components of Ge Rui’s results of operations for the periods indicated, both in thousands (000s) of dollars and as a percentage of its revenues:

HENAN GREEN COMPLEX MATERIALS CO., LTD
STATEMENTS OF INCOME (UNAUDITED)

For the Periods Ended June 30, 2008 and 2007

	For the Six Months Ended June 30,
	2008		2007
	USD	% of Revenue	USD	% of Revenue
Revenue	$100,979	100.0%	$67,790	100.0%
Cost of revenue	(71,776)	-71.1%	(48,557)	-71.6%
Gross profit	29,203	28.9%	19,233	28.4%
General and administrative expenses	(1,484)	-1.5%	(1,397)	-2.1%
Selling and marketing expenses	(405)	-0.4%	(271)	-0.4%
Operating income	27,314	27.0%	17,565	25.9%
Other income and (expense)
Interest income	743	0.7%	456	0.7%
Interest expenses	(1,962)	-1.9%	(1,182)	-1.7%
Sundry income	84	0.1%	—
Income before income taxes	26,179	25.9%	16,839	24.8%
Income tax expense	(6,423)	-6.4%	(5,671)	-8.4%
Net income	$19,756	19.6%	$11,168	16.5%

HENAN GREEN COMPLEX MATERIALS CO., LTD
STATEMENTS OF INCOME

For the Years Ended December 31, 2007, 2006 and 2005

	2007		2006		2005
	USD	% of Revenue	USD	% of Revenue	USD	% of Revenue
Revenue	$139,649	100.0%	$99,017	100.0%	$62,520	63.1%
Cost of revenue	(100,577)	-72.0%	(72,654)	-73.4%	(48,865)	-49.4%
Gross profit	39,072	28.0%	26,363	26.6%	13,655	13.8%
General and administrative expenses	(2,767)	-2.0%	(1,999)	-2.0%	(1,556)	-1.6%
Selling and marketing expenses	(534)	-0.4%	(471)	-0.5%	(374)	-0.4%
Operating income	35,771	25.6%	23,893	24.1%	11,725	11.8%
Other income and (expense)
Interest income	1,432	1.0%	1,068	1.1%	870	0.9%
Interest expenses	(2,147)	-1.5%	(1,312)	-1.3%	(1,030)	-1.0%
Sundry income	16	0.0%	—		3
Income before income taxes	35,072	25.1%	23,649	23.9%	11,568	11.7%
Income tax expense	(11,422)	-8.2%	(7,770)	-7.8%	(3,780)	-3.8%
Net income	$23,650	16.9%	$15,879	16.0%	$7,788	7.9%

See accompanying notes to the financial statements.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Revenue.  Ge Rui’s revenue increased $33.2 million, or 49.0% to $101.0 million for the six months ended June 30, 2008 from $67.8 million for the same period in 2007. This increase was mainly attributable to the increase of the sales volumes of its steel products and slight increase of the sales price per ton during the first half of 2008 as compared to the same period in 2007.

Cost of Revenue.  Ge Rui’s cost of revenue increased $23.2 million, or 47.8% to $71.8 million for the six months ended June 30, 2008 from $48.6 million for the same period in 2007. This increase was mainly due to increased production and sales volume. As a percentage of revenue, the cost of revenue decreased slightly to 71.1% for the six months ended June 30, 2008 from 71.6% for the same period last year.

Gross Profit.  Ge Rui’s gross profit increased $10.0 million to $29.2 million for the six months ended June 30, 2008 from $19.2 million for the same period last year. Gross profit as a percentage of revenue (gross margin) was 28.9% for the six months ended June 30, 2008, as compared to 28.4% for the same period last year.

General and Administrative Expenses.  Ge Rui’s general and administrative expenses increased $86,000 to $1.5 million for the six months ended June 30, 2008 from $1.4 million for the same period last year. As a percentage of revenue, general and administrative expenses were 1.5% compared to 2.1% for the six months ended June 30, 2007. The dollar increase was mainly attributable to the increase in staff salary and other expenses.

Selling Expenses.  Ge Rui’s selling expenses increased $133,726 to $405,346 for the six months ended June 30, 2008 from $271,620 for the same period last year. As a percentage of revenue, its selling expenses was steady of 0.4% compared to the same period last year. Such dollar increase was mainly due to the increased sales revenue and volume.

Interest and Other Income.  Ge Rui’s other income was mainly interest income generated from the restricted cash balance and increased $370,625 to $827,156 for the six months ended June 30, 2008 from $456,531 for the same period last year. Such increase was mainly due to the increase of restricted cash balance during the period, and also the interest rate increased slightly compared to the last period.

Interest Expense.  Ge Rui’s interest expense is primarily interest expense on notes payable and short term loans. Interest expense for the six months ended June 30, 2008 of $1,961,981 increasd $779,901 or 66% from interest expense of $1,182,080 for the same period in 2007.

Provision for Income Taxes.  Ge Rui incurred income tax expense of $6.4 million and $5.7 million during the six months ended June 30, 2008 and 2007, respectively.

Net Income.  Net income increased $8.6 million, or 76.9%, to $19.8 million for the six months ended June 30, 2008 from $11.2 million for the same period last year, as a result of the factors described above. The net income margins were 19.5% and 16.5% for the six months ended June 30, 2008 and six months ended June 30, 2007, respectively.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenue.  Ge Rui’s revenue increased $40.6 million, or 41.0% to $139.6 million in fiscal year 2007 from $99.0 million in fiscal year 2006. This increase was mainly attributable to the increased sales volume and slight increase in its product prices during the periods.

Cost of Revenue.  Ge Rui’s cost of revenue increased $27.9 million, or 38.4% to $100.6 million in fiscal year 2007 from $72.7 million in fiscal year 2006. This dollar increase was mainly due to increased production and sales volume. As a percentage of revenue, the cost of revenue decreased to 72.0% in fiscal year 2007 from 73.4% in fiscal year 2006.

Gross Profit.  Ge Rui’s gross profit increased $12.7 million to $39.1 million in fiscal year 2007 from $26.4 million in fiscal year 2006. Gross profit as a percentage of revenue (gross margin) was 28.0% in fiscal year 2007, as compared to 26.7% in fiscal year 2006.

General and Administrative Expenses.  Ge Rui’s general and administrative expenses increased $0.8 million to $2.8 million in fiscal year 2007 from $2.0 million in fiscal year 2006. As a percentage of revenue, general and administrative expenses at 2.0% of revenue in fiscal year 2007 was unchanged from 2.0% in fiscal year 2006. The dollar increase was mainly attributable to the increase in number of workers.

Selling Expenses.  Ge Rui’s selling expenses increased $63,762 to $534,468 in fiscal year 2007 from $470,706 in fiscal year 2006. As a percentage of revenue, its selling expenses was 0.4% in fiscal year 2007 and 0.5% in fiscal year 2006.

Other Income.  Ge Rui’s other income, mainly interest income, increased $379,739 to $1,448,184 in fiscal year 2007 from $1,068,446 in fiscal year 2006. The increase was mainly due to the increase in the balance of the restricted cash.

Interest Expense.  Ge Rui’s interest expense is primarily interest expense on notes payable and short term loans. Interest expense in 2007 of $2,147,451 increased $835,195 or 54% from interest expense of $1,312,256 in 2006.

Provision for Income Taxes.  Ge Rui incurred income tax expense of $11.4 million and $7.8 million in fiscal years 2007 and 2006, respectively.

Net Income.  Net income, increased $7.8 million, or 49.0%, to $23.7 million in fiscal year 2007 from $15.9 million in fiscal year 2006, as a result of the factors described above. The net income margins were 16.9% and 16.0% for fiscal year ended December 31, 2007 and fiscal year ended December 31, 2006, respectively.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue.  Revenue increased $36.5 million, or 58.4% to $99.0 million in fiscal year 2006 from $62.5 million in fiscal year 2005. This increase was mainly attributable to the increased market demands for Ge Rui’s steel products and increased sales volume.

Cost of Revenue.  Ge Rui’s cost of revenue increased $23.8 million to $72.7 million in fiscal year 2006 from $48.9 million in fiscal year 2005. As a percentage of revenue, the cost of revenue decreased to 73.4% in fiscal year 2006 from 78.2% in fiscal year 2005.

Gross Profit.  Ge Rui’s gross profit increased $12.7 million, or 93.1% to $26.4 million in fiscal year 2006 from $13.7 million in fiscal year 2005. Gross margin increased to 26.7% in fiscal year 2006, as compared to 21.8% in fiscal year 2005. Such increase was due to the increased sales volume and resulting operating efficiencies.

General and Administrative Expenses.  Ge Rui’s general and administrative expenses increased $442,536, or 28.4%, to $2.0 million in fiscal year 2006 from $1.6 million in fiscal year 2005. As a percentage of revenue, the general and administrative expenses decreased to 2.0% in fiscal year 2006 from 2.5% in fiscal year 2005. This percentage decrease was primarily attributable to increased sales volumes and more efficient controls of its general and administrative expenses.

Selling Expenses.  Ge Rui’s selling expenses increased $97,047 to $470,706 in fiscal year 2006 from $373,659 in fiscal year 2005. As a percentage of revenue, its selling expenses decreased to 0.48% in fiscal year 2006 from 0.6% in fiscal year 2005. This increase in selling expenses was primarily attributable to the increase of its revenues.

Other Income.  Ge Rui’s other income, mainly interest income, increased $195,172 to $1,068,446 in fiscal year 2006 from $873,274 in fiscal year 2005. As a percentage of revenue, the other income decreased to 1.1% for fiscal year 2006 from 1.4% for fiscal year 2005.

Interest Expense.  Ge Rui’s interest expense is primarily interest expense on notes payable and short term loans. Interest expense in 2006 of $1,312,256 increased $281,733 or 27% from interest expense of $1,030,523 in 2005.

Provision for Income Taxes.  Ge Rui incurred income taxes of $7.8 million and $3.8 million in fiscal year 2006 and 2005, respectively.

Net Income.  Net income increased $8.1 million, or 103.9%, to $15.9 million in fiscal year 2006 from $7.8 million in fiscal year 2005, as a result of the factors described above. The net income margins were 16.0% and 12.5% for fiscal year ended December 31, 2006 and fiscal year ended December 31, 2005, respectively.

Liquidity and Capital Resources

As of June 30, 2008, Ge Rui had cash and cash equivalents (excluding restricted cash) of $28.9 million and restricted cash of $36.0 million. The following Statements of Cash Flows provide detailed information about BVICo’s net cash flow for all financial statement periods presented in this proxy statement/prospectus:

	For the Six Months Ended June 30,
	2008 USD	2007 USD
Cash flows from operating activities:
Net income	$19,756,342	$11,168,273
Adjustments to reconcile net income to net cash provided by/ (used in) operating activities
Depreciation of property, plant and equipment	1,175,786	1,049,375
Amortization of land use right	14,906	13,633
Changes in assets and liabilities:
Accounts receivable	(4,579,454)	(2,430,692)
Inventories	(416,724)	(1,074,704)
Prepaid income tax	(2,110,072)	—
Prepayments	(8,321,207)	94,959
Other receivables	(493,352)	(452,879)
Accounts payable	5,290,999	(1,568,258)
Tax payable	10,305,585	3,530,487
Receipts in advance	(4,152,926)	(2,116,344)
Accrued liabilities and other payables	3,485,051	1,248,855
Net cash provided by operating activities	19,954,934	9,462,705
Cash flows from investing activities:
Capital expenditures on addition of property, plant and equipment	(1,938,284)	(924,050)
Dividend paid	(24,501,225)	—
Change in restricted cash	(16,769,425)	(10,915,625)
Due from owner(s)	24,042,141	(399,757)
Net cash used in investing activities	(19,166,793)	(12,239,432)
Cash flows from financing activities:
Repayment of short term loans	(3,249,812)	(4,217,025)
Short term loans raised	11,451,797	5,736,406
Due to owners	(61,688)	(59,970)
Land use right	(125,756)	(310,891)
Notes payable	18,438,197	15,004,887
Net cash provided by financing activities	26,452,738	16,153,407
Net increase in cash	27,240,879	13,376,680
Effect on change of exchange rates	1,408,875	591,127
Cash as of January 1	218,352	804,160
Cash as of June 30	$28,868,106	$14,771,967
See accompanying notes to the financial statements.
Supplemental disclosures of cashflow and non-cash information:
Interest paid	1,961,981	1,182,080
Income tax paid	6,983,262	4,351,456

HENAN GREEN COMPLEX MATERIALS CO., LTD.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007, 2006 and 2005

	2007 USD	2006 USD	2005 USD
Cash flows from operating activities:
Net income	$23,650,134	$15,879,052	$7,787,740
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property, plant and equipment	2,156,130	1,815,676	1,362,074
Amortization of land use right	27,641	26,388	38,496
Gain on disposal of property, plant and equipment	(16,133)	—	—
Changes in assets and liabilities:
Accounts receivable	(4,400,574)	(4,933,521)	2,622,380
Inventories	(149,620)	(2,228,217)	372,659
Prepayments	(2,482,968)	(450,784)	(2,785,831)
Other receivables	(478,874)	129,314	1,414,031
Accounts payable	(76,729)	(673,911)	4,859,246
Tax payable	648,030	979,876	494,572
Receipts in advance	3,146,217	2,298,352	(3,233,384)
Accrued liabilities and other payables	(517,004)	4,562,754	(6,217,491)
Net cash provided by operating activities	21,506,250	17,404,979	6,714,492
Cash flows from investing activities:
Capital expenditures on addition of property, plant and equipment	(2,277,378)	(4,083,230)	(7,698,432)
Dividend paid	(16,134,445)	(7,464,078)	(3,624,720)
Change in restricted cash	8,335,884	21,260,491	(31,959,518)
Due from owners	(7,203,669)	(11,209,137)	(108,139)
Net cash used in investing activities	(17,279,608)	(1,495,954)	(43,390,809)
Cash flows from financing activities:
Repayment of short term loans	(5,887,615)	(4,404,828)	(25,302,223)
Short term loans raised	15,093,356	10,584,179	24,819,707
Notes payable	(15,006,853)	(22,009,057)	38,178,265
Land use right payable	(304,465)	(59,226)	(1,536,365)
Due to owners	(60,683)	(90,047)	121,286
Net cash (used in)/provided by financing activities	(6,166,260)	(15,978,979)	36,280,670
Net (decrease)/increase in cash	(1,939,618)	(69,954)	(395,647)
Effect on change of exchange rates	1,353,810	396,404	39,527
Cash as of January 1	804,160	477,710	833,830
Cash as of December 31	$218,352	$804,160	$477,710
See accompanying notes to the financial statements.
Supplemental disclosures of cashflow and non-cash information:
Interest paid	2,147,451	1,312,256	1,030,523
Income tax paid	10,930,112	6,841,773	3,304,464

Operating Activities.  Net cash generated in operating activities was $ 20.0 million for the six months ended June 30, 2008, an increase of $10.5 million from the $9.5 million net cash generated in operating activities for the same period in 2007. Such increase was primarily attributable to the increase net income achieved by Ge Rui.

Net cash provided by operating activities was $21.5 million in fiscal year 2007, an increase of $4.1 million from the $17.4 million net cash provided by operating activities in fiscal year 2006. Such increase of net cash provided by operating activities was primarily attributable to the increase in net income and depreciation in 2007 compared to 2006, offset in part by increased accounts receivable and prepayments as compared to 2006.

Net cash provided by operating activities was $17.4 million in fiscal year 2006, as compared to $6.7 million in fiscal year 2005. The increase of approximately $10.7 million in cash provided by operating activities was mainly attributable to the increased net income in 2006 as compared to 2005 offset in part by increases in accounts receivable, inventory and prepayments and increases in certain current liabilities.

Investing Activities.  For the six months ended June 30, 2008, Ge Rui used approximately $19.2 million in investing activities as compared to using approximately $9.5 million for the same period in 2007. Approximately $1.9 million was used in 2008 to acquire additional capital equipment as compared to $0.9 million in the same period in 2007 and restricted cash increased $16.8 million in the six months ended June 30, 2008 versus an increase of $10.9 million in the same period in 2007. In addition, in the six months ended June 30, 2008, Ge Rui paid a dividend of $24.5 million, offsetting $24.0 million owed by owners to Ge Rui. No dividend was paid in the same period in 2007. Additionally, in the six month period ended June 30, 2007, amounts advanced to shareholders increased by approximately $400,000.

Net cash used in investing activities in fiscal years 2007, 2006 and 2005 was approximately $17.3 million, $1.5 million and $43.4 million, respectively. In 2007, approximately $2.3 million was used to acquire capital equipment, $16.1 million was used to pay a dividend and approximately $7.2 million was advanced to owners and restricted cash decreased by $8.3 million. In 2006, approximately $4.1 million was used to acquire capital equipment, $7.5 million to pay a dividend, $11.2 million was advanced to owners and restricted cash decreased by approximately $21.3 million. In 2005, approximately $7.7 million was used to acquire capital equipment, $3.6 million was paid as a dividend approximately $108,000 was advanced to owners and restricted cash increased by approximately $32 million.

Financing Activities.  Net cash provided by financing activities for the six months ended June 30, 2008 was approximately $26.5 million as compared to $16.2 million in the same period in 2007. The increase in cash provided by financing activities in the six months ended June 30, 2008 and 2007 was primarily provided by additional short term loans and notes payable offset in part by repayment of such loans.

Net cash used by financing activities of approximately $6.2 million in 2007, $16.0 million in 2006 and $36.3 million provided in 2005 was derived primarily from net increases and decreases in short term loans and notes payable and payments for land use rights.

Loan Facilities.  Ge Rui believes it currently maintains a good business relationship with many banks. As of June 30, 2008, its outstanding bank loans were as follows.

(All Amounts in U.S. Dollars)

Banks	Amounts*
Guangdong Development Bank	1,895,293
Commercial Bank of Zhengzhou	7,289,586
Zhengzhou City Rural Credit Cooperative	1,239,230
Shanghai Pu Dong Development Bank	5,831,669
Zhengzhou City Urban Credit Cooperative	554,009
China Citic Bank	2,915,834
China Merchants Bank	5,831,668
Total	$25,557,288

Ge Rui believes that its currently available working capital, including anticipated cash flow from operations and available credit facilities referred to above are adequate to finance its operations at current levels through at least the next twelve months.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Ge Rui’s management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. Ge Rui considers its critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•	Functional Currency and Translating Financial Statements — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The functional currency of Ge Rui is the RMB; however, the reporting currency used in the accompanying consolidated financial statements is the United States dollars (“USD”). The accompanying balance sheets have been translated into US dollars at the exchange rates prevailing at each balance sheet date. The accompanying statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in equity securities have been recorded at the exchange rate existing at the time of the transaction.
•	Restricted Cash — Ge Rui has entered into loan agreements with banks to make advances to and purchase inventory from suppliers, which require it to maintain secured cash balances. These secured cash balances are presented in the consolidated balance sheets as restricted cash.
•	Advances to Suppliers and from Customers — Ge Rui, as is common practice in the PRC, will often make advance payments to its suppliers for materials, or receive advance payments from its customers. It had net advances to suppliers of $18.9 million and $10.6 million at June 30, 2008 and December 31, 2007, respectively. It also had advances from its customers in the amount of $4.3 million and $8.4 million at June 30, 2008 and December 31, 2007, respectively.
•	Basic and Diluted Earnings per Common Share — The computation of basic earnings per common share is based on net income divided by the weighted-average number of common shares outstanding. Diluted earnings per common share are calculated by dividing income assuming dilution by the weighted-average number of common shares outstanding, including dilutive qualified participating securities, and potential dilutive shares of common stock issuable upon conversion of non-participating securities. Ge Rui does not have any non-participating potentially dilutive securities. The calculations of basic and diluted income per share based on the the pro forma issuance of 30,000,000 common shares.
•	Accumulated Other Comprehensive Income — Accumulated other comprehensive income presented in the accompanying consolidated financial statements consists of foreign currency translation adjustments.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”). This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and to recognize the resulting gains and losses in the results of operations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The impact of adopting SFAS 159 on BVICo’s consolidated financial statements, if any, has not yet been determined.

Seasonality

Ge Rui’s operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Off-Balance Sheet Arrangements

Ge Rui does not have any off-balance arrangements.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk.  Ge Rui is exposed to interest rate risk due primarily to its short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Ge Rui monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds. Ge Rui has not entered into any hedging transactions in an effort to reduce its exposure to interest rate risk.

Foreign Exchange Risk.  The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that, in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of Ge Rui’s earnings and cash assets are denominated in RMB, but its reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect its balance sheet and its earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect Ge Rui’s financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend BVICo issues in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments BVICo makes in the future.

Very limited hedging transactions are available in China to reduce Ge Rui’s exposure to exchange rate fluctuations. To date, Ge Rui has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While Ge Rui may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure at all. In addition, Ge Rui’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert RMB into foreign currencies.

Inflation.  Inflationary factors, such as increases in the cost of its products and overhead costs, could impair Ge Rui’s operating results. Although Ge Rui does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of its products do not increase with these increased costs.

COMPARISON OF RIGHTS OF COAC AND BVICo

The rights of COAC’s stockholders are currently governed by the Delaware General Corporation Law and COAC’s amended and restated certificate of incorporation and bylaws. Under the merger agreement, at the closing of the merger, the stockholders of COAC will be entitled to receive BVICo Ordinary Shares. Accordingly, after the merger, the rights of any former stockholder of COAC who receives BVICo Ordinary Shares will be governed by the BVI Business Companies Act, 2004, of the British Virgin Islands and BVICo’s memorandum and articles of association.

The following discussion identifies material differences between current rights of COAC stockholders and those of BVICo shareholders following the transactions. The following discussions are summaries only. They do not give you a complete description of the differences that may affect you. You should also refer to the Delaware General Corporation Law, as well as BVICo’s memorandum and articles of association and COAC’s amended and restated certificate of incorporation and bylaws, copies of which are annexed hereto as Annexes B, I and J, respectively. For a more detailed discussion of your rights as shareholders of BVICo, you should also see “Description of COAC and BVICo Securities.”

	Current COAC Stockholder Rights	BVICo Shareholder Rights
Authorized Capital Stock	The authorized capital stock of COAC currently consists of 30,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.	The authorized shares of BVICo will consist of 100,000,000 ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share.
Preferred Stock	The board may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Same.
Voting Rights	Each share of common stock is entitled to one vote on all matters before the stockholders of COAC.	Each ordinary share is entitled to one vote on all matters before the shareholders of BVICo.
	COAC shall submit any business combination to its stockholders for approval regardless of whether the business combination is of a type which normally would require such stockholder approval under the Delaware General Corporation Law. COAC shall not consummate any business combination if holders of 40% or more of the shares of common stock issued in COAC’s initial public offering exercise their conversion rights as described below.	None.
Conversion Rights	Holders of common stock issued in COAC’s initial public offering, other than COAC’s initial stockholders, who vote against a business combination may demand COAC convert their shares of common stock into cash.	None.

	Current COAC Stockholder Rights	BVICo Shareholder Rights
Liquidation if No Business Combination	If a business combination is not consummated prior to the termination date set forth in COAC’s amended and certificate of incorporation, COAC shall liquidate and the holders of common stock issued in COAC’s initial public offering shall receive a pro rata distribution from COAC’s trust account.	None.
Classification of Board of Directors; Number of Directors; Election of Directors	COAC has a classified board consisting of three classes of directors serving staggered three-year terms. The number of directors shall not be less than one nor more than nine, with the exact number fixed by resolution of the board. A plurality of votes cast shall be sufficient to elect directors.	Same.
Except as the GCL may otherwise require, newly created directorships and any vacancies in the Board of Directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.
Removal of Directors	Directors may be removed with or without cause by the vote of a majority of the voting power of the shares of COAC.	Same.
Action by Written Consent	The stockholders of COAC may act by written consent.	Same.
Amendment of Certificate of Incorporation	COAC’s certificate of incorporation may be amended by the vote of a majority of the voting power of the shares of COAC.	Same.
Special Meetings	Special meetings of the stockholders may be called by the President or Chairman, a majority of the board of COAC or the holders of a majority of the outstanding COAC capital stock.	Same.

APPRAISAL RIGHTS

COAC stockholders (other than those who vote against the merger proposal and properly exercise their conversion rights) have appraisal rights in connection the merger and the issuance of BVICo Ordinary Shares pursuant to the merger.

Holders of shares of COAC common stock who properly demand appraisal of their shares may be entitled to receive consideration for their shares in accordance with Subchapter IX, Section 262 of the DGCL. The disclosure contained herein shall constitute COAC’s notice of appraisal rights under Section 262, and the full text of Section 262 is attached hereto as Annex H. Any holder of COAC common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and the full text of Section 262 carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

The board of directors of COAC has determined that the consideration to be paid to the COAC stockholders is reasonable and that the merger is in the best interests of COAC and its stockholders. Further, COAC will have received a fairness opinion from BMCG to the effect that the merger and the transactions contemplated thereby are fair to and in the best interests of the stockholders of COAC, as a condition to closing of the merger agreement.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of COAC common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COAC’S COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, FIDUCIARY (INCLUDING A VOTING TRUSTEE), DEPOSITARY OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

HOLDERS OF COAC COMMON STOCK WHO VOTE AGAINST THE MERGER PROPOSAL AND ELECT TO CONVERT THEIR SHARES INTO A PROPORTIONATE PART OF THE CASH IN COAC’S TRUST FUND WILL NOT BE ABLE TO PERFECT THEIR APPRAISAL RIGHTS BECAUSE THEIR SHARES WILL HAVE BEEN SURRENDERED AND CANCELED AS PART OF THE CONVERSION PROCESS.

Under Section 262, persons who hold shares of COAC common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger proposal is submitted for approval at a meeting of stockholders, as is the case in COAC’s proposed merger with BVICo, the constituent corporation (in this case, COAC) must notify each stockholder entitled to appraisal rights that appraisal rights are available to such stockholder. The notification must be given not less than 20 days prior to the meeting. The disclosure in this section constitutes such notification.

Each COAC stockholder electing to demand the appraisal of such stockholder’s shares must deliver to COAC, BEFORE THE TAKING OF THE VOTE ON THE MERGER PROPOSAL, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs COAC of the identity of the stockholder, including if applicable the beneficial holder of such shares, and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A PROXY OR VOTE AGAINST THE MERGER SHALL NOT CONSTITUTE SUCH A DEMAND and a stockholder electing to demand appraisal must do so by a separate written demand as herein described. Such demand is considered made on the date it is mailed. A COAC STOCKHOLDER’S FAILURE TO MAKE THE WRITTEN DEMAND BEFORE THE TAKING OF THE VOTE ON THE MERGER PROPOSAL WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.

Any COAC stockholder demanding appraisal rights as described above must not have consented or voted its shares of common stock in favor of the merger proposal. A holder of shares of COAC common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger.

Only a holder of record of shares of COAC common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of COAC common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates and must state that the person intends thereby to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee (including a voting trustee), guardian or custodian, execution of the demand should be made in that capacity and should identify the beneficial holder with respect to which such demand is being made, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of COAC common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to China Opportunity Acquisition Corp., 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677, Attention: Harry Edelson, Chairman and Chief Executive Officer.

Within 10 days after the effective time of the merger, BVICo, as the corporation surviving the merger (or its successor in interest, which is sometimes referred to herein as the surviving corporation) must notify each holder of COAC common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of COAC common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of COAC common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of COAC common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of COAC common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of COAC common stock not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of COAC common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware

Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of COAC common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and COAC and CEA reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of COAC common stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of COAC common stock have been appraised. The Court shall then direct payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled to payment. If such shares are represented by certificates, payment will be made upon the surrender to the corporation of the certificates. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of COAC common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of COAC common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of COAC common stock under Section 262 fails to perfect or effectively withdraws or loses such holder’s right to appraisal, the stockholder’s shares of COAC common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration such stockholder would have received if such stockholder had not demanded appraisal. A stockholder will fail to perfect or effectively lose or withdraw the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of COAC’s common stock as of November 12, 2008 (Pre-Merger) and, immediately following consummation of the merger (Post-Merger), ownership of BVICo Ordinary Shares, by:

•	each person known by COAC to be the beneficial owner of more than 5% of COAC’s outstanding shares of common stock either on October 31, 2008 (Pre-Merger) or of BVICo’s Ordinary Shares outstanding after the consummation of the merger (Post-Merger);
•	each of COAC’s current executive officers and directors;
•	each person who will become an executive officer or director of BVICo upon consummation of the merger;
•	all of COAC’s current executive officers and directors as a group; and
•	all of the executive officers and directors of BVICo as a group after the consummation of the merger.

Information (Pre-Merger) does not reflect beneficial ownership of COAC’s outstanding warrants as these warrants are not currently exercisable and will not become exercisable until consummation of the merger.

	Pre-Merger			Post-Merger
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Harry Edelson	1,100,000		13.10	2,766,667	(2)	6.91
Nicholas Puro	70,000		*	270,000	(3)	*
Barry M. Shereck	70,000		*	120,000	(4)	*
Rose-Marie Fox	100,000		1.19	200,000	(5)	*
Platinum Partners Value Arbitrage Fund LP(6)	1,056,000	(7)	12.58	1,056,000	(7)	2.75
HBK Services LLC(8)	839,900	(9)	9.9	839,900	(9)	2.19
Fir Tree, Inc.(10)	758,500	(11)	9.03	758,500	(11)	1.98
David M. Knott(12)	500,000	(13)	5.95	500,000	(13)	1.30
Farallon Partners, LLC.(14)	485,000	(15)	5.77	485,000	(15)	1.26
QVT Financial GP LLC(16)	453,750	(17)	5.40	453,750	(17)	1.18
Oasis Green Investments Limited(18)	0		0	27,600,000		71.88
Plumpton Group Limited(18)	0		0	1,500,000		3.90
Honest Joy Group Limited(18)	0		0	900,000		2.34
J.P. Huang	0		0	0		0
Mingwang Lu	0		0	0		0
Yi Lu	0		0	0		0
Wong Kwok Keung	0		0	0		0
Yunlong Wang	0		0	0		0
Maotong Xu	0		0	0		0
Liyong Qu	0		0	0		0
All Pre-Merger directors and executive officers as a group (4 individuals)	1,340,000		15.95	3,606,667	(19)	8.87
All Post-Merger directors and executive officers as a group (8 individuals)	1,340,000		15.95	3,606,667	(19)	8.87

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

(2)	Includes 1,666,667 shares of common stock issuable upon exercise of warrants held by Mr. Edelson that will become exercisable upon consummation of the merger.
(3)	Includes 200,000 shares of common stock issuable upon exercise of warrants held by Mr. Puro that will become exercisable upon consummation of the merger.
(4)	Includes 50,000 shares of common stock issuable upon exercise of warrants held by Mr. Shereck that will become exercisable upon consummation of the merger.
(5)	Includes 100,000 shares of common stock issuable upon exercise of warrants held by Ms. Fox that will become exercisable upon consummation of the merger.
(6)	The business address of Platinum Partners Value Arbitrage Fund LP is 152 West 57th Street, 54th Floor, New York, NY 10019.
(7)	Platinum Partners Value Arbitrage Fund LP is controlled by Platinum Management, Inc. Oliver Jimenez is the chief compliance officer of Platinum Management, Inc. The foregoing information was derived from a Schedule 13G filed with the SEC on September 22, 2008.
(8)	The business address of HBK Services LLC is 300 Crescent Court, Suite 700, Dallas, Texas 75201.
(9)	Represents shares of common stock held by HBK Investments L.P. HBK Investments L.P. has delegated discretion to vote and dispose of these shares to HBK Services LLC. Such entities are controlled by HBK Management LLC. Each of Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose is a managing member of HBK Management LLC. The foregoing information was derived from a Schedule 13G filed with the SEC on July 11, 2008.
(10)	The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY, 10017.
(11)	Represents (i) 608,965 shares of common stock held by Sapling, LLC (a Delaware limited liability company with address at 505 Fifth Avenue, 23rd Floor, New York, NY 10017) and (ii) 149,535 shares of common stock held by Fir Tree Capital Opportunity Master Fund, L.P. (a Cayman Islands exempted limited partnership, with address c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands). Fir Tree, Inc. is the investment manager of both entities. Jeffrey Tannenbaum is the president of each of Fir Tree, Inc. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 14, 2008.
(12)	The business address of Mr. Knott is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.
(13)	Represents 400,000 shares beneficially held by Dorset Management Corporation and 100,000 shares owned by Ostra Capital Partners, L.P. (“Ostra”). The general partner of Ostra is Ostra GP, LLC and the manager of Ostra GP, LLC is an individual employed by one or more entities controlled by David M. Knott. Mr. Knott is the president of Dorset Management Corporation. The address of Dorset Management Corporation is the same as that for Mr. Knott, above. Does not include 1,000,000 shares of common stock issuable upon exercise of warrants held by Dorset Management Corporation and Ostra that are not exercisable and will not become exercisable within 60 days. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 13, 2008.
(14)	The business address of Farallon Partners, L.L.C. is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.
(15)	Represents (i) 225,500 shares of common stock held by Farallon Capital Partners, L.P. (“FCP”), (ii) 15,400 shares of common stock held by Farallon Capital Institutional Partners, L.P. (“FCIP”), (iii) 9,300 shares of common stock held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”), (iv) 3,100 shares of common stock held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”), (v) 9,300 shares of common stock held by Tinicum Partners, L.P. (“Tinicum”) and (vi) 222,400 shares of common stock held by Farallon Capital Offshore Investors II, L.P. (“FCOI II”). The foregoing information was derived from a Schedule 13G/A filed with the SEC on September 20, 2007.
(16)	The business address of QVT Financial GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.
(17)	Represents 364,185 shares of common stock beneficially owned by QVT Fund L.P. (the “Fund”); 40,737 shares of common stock held by Quintessance Fund L.P. (“Quintessance”); and 48,828 shares of common stock held in a discretionary account managed for Deutsche Bank AG (the “Separate Account”). QVT Financial LP as the investment manager for the Fund, Quintessence and the Separate Account, beneficially owns 453,750 shares of common stock. QVT Financial GP LLC, as the general partner of QVT Financial LP beneficially owns 453,750 shares of common stock. Does not include 728,370 warrants held by the Fund, 81,474 warrants held by Quintessance and 97,656 warrants held by the Separate Account, which warrants amounting to 907,500 warrants also beneficially owned by QVT Financial LP and QVT Financial GP LLC that are not exercisable and will not become exercisable within 60 days. The foregoing information was derived from a Form 13 G/A filed with the SEC on January 31, 2008.
(18)	The business address of Oasis Green Investments Limited, Plumpton Group Limited and Honest Joy Group Limited is c/o Henan Green Complex Materials Co. Ltd., No. 69 Hualibei Street, Longhai Middle Road, Henan, China.
(19)	Includes 2,266,667 shares of common stock issuable upon exercise of Insider Warrants held by such individuals that will become exercisable upon consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding COAC or its securities, the COAC Inside Stockholders, and/or their affiliates, may enter into a written plan to purchase COAC securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares that may be purchased after _______ __, 2009.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding COAC or its securities, the COAC Inside Stockholders, BVICo or BVICo’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or COAC may enter into transactions with such persons and others to provide them with incentives to acquire shares of COAC’s common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the COAC Shares cast on the merger proposal vote in its favor and that holders of fewer than 40% of the Public Shares vote against the merger proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the COAC Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of COAC.

Entering into any such arrangements may have a depressive effect on COAC’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 40% or more of the Public Shares will vote against the merger proposal and exercise their conversion shares.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. COAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

In connection with COAC’s IPO, Mr. Edelson has entered into an agreement with EarlyBirdCapital, which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of COAC’s common stock commencing November 26, 2008 which, pursuant to such agreement, was ten business days after COAC filed its Current Report on Form 8-K announcing COAC’s execution of the merger agreement, and ending on the business day immediately preceding the record date for the special meeting of stockholders. Mr. Edelson may vote these shares any way he chooses. Mr. Edelson has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after COAC has completed the merger. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act and, accordingly, any purchases that are not permitted by Rule 10b-18 will not be made. These purchases will be made at a price equal to the per share amount held in COAC’s trust account as of November 12, 2008 (the date of the signing of the merger agreement) and will be made by EarlyBirdCapital or an independent broker dealer mutually agreed upon by Mr. Edelson and EarlyBirdCapital (including in the event that EarlyBirdCapital’s participation in the purchases would not comply with Rule 10b-18) in such amounts and at such times as EarlyBirdCapital or such other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price. As a result of EarlyBirdCapital’s interest in COAC’s consummation of a business combination, it may not be deemed to be independent for purposes of this agreement. Mr. Edelson has agreed to make available to EarlyBirdCapital monthly statements confirming that Mr. Edelson has sufficient funds to satisfy these transactions.

All 1,500,000 Original Shares owned by the COAC Inside Stockholders have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described below under the section entitled “Certain Relationships and Related Person Transactions — COAC Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

COAC’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) COAC or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of COAC’s common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. BVICo has adopted a similar Code of Ethics.

BVICo’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent BVICo enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, BVICo will require each of its directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

COAC Related Person Transactions

Prior Issuances

In August 2006, COAC issued the 1,500,000 Original Shares to the individuals set forth below for an aggregate of $25,000 in cash, at a purchase price of approximately $0.009 per share, as follows:

Stockholders	Number of Shares	Relationship to COAC
Harry Edelson	1,130,000	Chairman of the Board and Chief Executive Officer
Nicholas Puro	70,000	President, Secretary and Director
Barry M. Shereck	70,000	Chief Financial Officer and Director
Rose-Marie Fox	70,000	Director
Bailin Zheng	60,000	Special Advisor
Daxi Li	60,000	Special Advisor
China Investment Group LLC	40,000	Special Advisor

In November 2006, Bailin Zheng transferred 60,000 shares of common stock to Shengyun Qiu, one of COAC’s special advisors, for $0.0167 per share (for a purchase price of $1,000). Mr. Zheng is no longer a special advisor of COAC. In February 2007, Harry Edelson transferred 30,000 shares of common stock to Rose-Marie Fox for $0.0167 per share (for a purchase price of $500).

The following table reflects the current ownership of the Original Shares, accounting for the aforementioned transactions:

Name	Number of Shares	Relationship to COAC
Harry Edelson	1,100,000	Chairman of the Board and Chief Executive Officer
Nicholas Puro	70,000	President, Chief Financial Officer and Director
Barry M. Shereck	70,000	Director
Rose-Marie Fox	100,000	Director
Shengyun Qiu	60,000	Special Advisor
Daxi Li	60,000	Special Advisor
China Investment Group LLC	40,000	Special Advisor

Inside Stockholder Escrow

All of the Original Shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the consummation of a business combination. The Original Shares may be released from escrow earlier than this date if, within the first year after COAC consummates a business combination, COAC consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, if holders of more than 20% of the Public Shares vote against a proposed business combination and seek to exercise their conversion rights and such business combination is consummated, Harry Edelson and Rose-Marie Fox have agreed to forfeit and return to COAC for cancellation a number of shares so that the Inside Stockholders will collectively own no more than 23.81% of the BVICo Ordinary Shares that will be issued to the COAC stockholders upon consummation of the merger.

Initial Stockholder Warrant Purchase

In connection with the closing of the IPO, COAC sold 2,266,667 Insider Warrants to the individuals set forth below for $1,360,000 in cash, at a purchase price of $0.60 per warrant as follows:

Name of Holder	Number of Warrants
Harry Edelson	1,666,667
Nicholas Puro	200,000
Barry M. Shereck	50,000
Rose-Marie Fox	100,000
Daxi Li	150,000
Eliot Clauss(1)	50,000
John Allen(1)	50,000

(1)	Messrs. Clauss and Allen are members of China Investment Group LLC, one of COAC’s special advisors.

These purchases took place on a private placement basis simultaneously with the consummation of the IPO. The Insider Warrants are identical to the warrants underlying the units offered in the IPO except that if COAC calls the warrants for redemption, the Insider Warrants will not be redeemable by COAC so long as they are held by these purchasers or their affiliates. The purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after COAC has completed a business combination.

Registration Rights

The holders of the majority of the Original Shares and the holders of the majority the Insider Warrants (or underlying shares) each will be entitled to make up to two demands that COAC register such shares or warrants (or underlying shares) pursuant to a registration rights agreement entered into with COAC in connection with the IPO. The holders of the majority of the Original Shares can elect to exercise these registration rights at any time commencing nine months after the consummation of a business combination. The holders of a majority of the Insider Warrants (or underlying shares) can elect to exercise these registration rights at any time after COAC consummates the merger. In addition, these holders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. COAC will bear the expenses incurred in connection with the filing of any such registration statements. As a result of the merger, the Insider Warrants will become warrants to purchase BVICo Ordinary Shares and the obligations of COAC will become similar obligations of BVICo.

Other Transactions

COAC reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on COAC’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by COAC, which are reviewed only by its board or a court of competent jurisdiction if such reimbursement is challenged, provided that no proceeds held in the trust account will be used to reimburse out-of-pocket expenses prior to the merger.

Other than reimbursable out-of-pocket expenses payable to the officers and directors of COAC, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, has been or will be paid to any of the Inside Stockholders, including the officers and directors of COAC, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is), except for a $7,500 monthly fee paid by COAC to Edelson Technology Inc., an affiliate of Mr. Edelson, for office space and secretarial and administrative services. Such arrangement is solely for COAC’s benefit and is not intended to provide Mr. Edelson compensation in lieu of a salary. Payment of the fee will terminate upon consummation of the merger. Through September 30, 2008, a total of $129,194 has been paid to Edelson Technology Inc. pursuant to such arrangement.

In connection with COAC’s IPO, Mr. Edelson has entered into an agreement with EarlyBirdCapital, which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of COAC’s common stock commencing November 26, 2008 which, pursuant to such agreements was ten business days after COAC filed its Current Report on Form 8-K announcing COAC’s execution of the merger agreement, and ending on the business day immediately preceding the record date for the special meeting of stockholders. Mr. Edelson may vote these shares any way he chooses. Mr. Edelson has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after COAC has completed the merger. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act and, accordingly, any purchases that are not permitted by Rule 10b-18 will not be made. These purchases will be made at a price equal to the per share amount held in COAC’s trust account as of November 12, 2008 (the date of the signing of the merger agreement) and will be made by EarlyBirdCapital or an independent broker dealer mutually agreed upon by Mr. Edelson and EarlyBirdCapital (including in the event that EarlyBirdCapital’s participation in the purchases would not comply with Rule 10b-18) in such amounts and at such times as EarlyBirdCapital or such other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price. As a result of EarlyBirdCapital’s interest in COAC’s consummation of a business combination, it may not be deemed to be independent for purposes of this agreement. Mr. Edelson has agreed to make available to EarlyBirdCapital monthly statements confirming that Mr. Edelson has sufficient funds to satisfy these transactions.

Prior to COAC’s IPO, Mr. Edelson advanced COAC $125,000 to cover expenses related to the IPO, which was repaid from the proceeds of the IPO that were not placed in the trust account. On October 28, 2008, Harry Edelson loaned COAC $125,000 to cover its expenses in connection with the merger. Such loan is unsecured, non-interest bearing and will be repaid at the closing of the merger. If the merger is not consummated and COAC is required to liquidate, such loan will not be repaid to Mr. Edelson. Mr. Edelson may make further loans with the same terms for this purpose in the future.

COAC requires that all ongoing and future transactions between itself and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms that COAC believes to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, require prior approval by a majority of COAC’s uninterested “independent” directors (to the extent it has any) or the shareholders of its board who do not have an interest in the transaction, in either case who had access, at COAC’s expense, to COAC’s attorneys or independent legal counsel. COAC will not enter into any such transaction unless its disinterested directors determine that the terms of such transaction are no less favorable to COAC than those that would be available to COAC with respect to such a transaction from unaffiliated third parties. BVICo will continue such policy after the merger.

BVICo Related Person Transactions

Before 2007, Zhengzhou No. 2 Iron and Steel Company Limited was one of the owners of Ge Rui with 76.93% of the total ownership. In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited sold all of its ownership to Mingwang Lu and others, in which Mingwang Lu became the majority owner holding 40% of the total ownership. In 2008, the holders transferred their ownership interests in Ge Rui to BVICo. Mingwang Lu was the common owner of Ge Rui and Zhengzhou No. 2 Iron and Steel Company Limited. Zhengzhou No. 2 Iron and Steel Company Limited engaged in the same type of industry as Ge Rui but ceased its processing and selling of steel operation in 2003. Zhengzhou No. 2 Iron and Steel Company Limited’s principal business activity after the cessation of its steel operations is receiving rental income from its investments.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires COAC’s directors and officers and persons owning more than 10% of COAC common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on COAC’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, COAC believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2007.

DESCRIPTION OF COAC’s AND BVICo’S SECURITIES

General

On March 26, 2007, COAC closed its IPO of 6,900,000 units, with each unit consisting of one share of its common stock and two warrants, each to purchase one share of its common stock at an exercise price of $5.00 per share. On March 29, 2007, COAC closed the sale of 600,000 units which were subject to the underwriter’s over-allotment option. The units (including those subject to the over-allotment option) were sold at an offering price of $6.00 per unit, generating total gross proceeds of $41,400,000. COAC’s units, common stock and warrants are quoted on the Over-the-Counter Bulletin Board under the symbols CHNQU, CHNQ and CHNQW, respectively. The closing bid price for each unit, share of common stock, warrant of COAC on November 11, 2008, the last trading day before announcement of the execution of the merger agreement, was $____, $____ and $____, respectively.

The amended and restated certificate of incorporation of COAC authorizes the issuance of 30,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the record date, 8,400,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Upon the consummation of the merger, each holder of COAC common stock will receive a like number of Ordinary Shares of BVICo and BVICo will assume the outstanding COAC warrants and units, the terms and conditions of which will not change, except that, on exercise of the warrants, they will receive BVICo Ordinary Shares. BVICo’s memorandum and articles of association authorizes it to issue up to 100,000,000 Ordinary Shares and 1,000,000 Preferred Shares.

COAC Common Stock and BVICo Ordinary Shares

COAC’s stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the Inside Stockholders, including all of its officers and directors, have agreed to vote the Original Shares owned by them in accordance with the majority of the Public Shares. This voting arrangement will not apply to shares included in units purchased in the IPO or purchased following this offering in the open market by any of the Inside Stockholders, including the officers and directors and COAC. The Inside Stockholders, including the officers and directors of COAC, will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of COAC’s stockholders.

COAC will proceed with the business combination only if a majority of the Public Shares is voted in favor of the business combination and holders owning less than 40% of the Public Shares both exercise their conversion rights discussed below and vote against the business combination.

The board of directors of COAC is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors. BVICo’s board of directors is similarly classified.

If COAC is forced to liquidate, the holders of the Public Shares will be entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. The Inside Stockholders have agreed to waive their rights to share in any distribution with respect to the Original Shares.

COAC’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that holders of the Public Shares (other than the Inside Stockholders) have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination, properly demand conversion and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Upon consummation of the merger, the holders of BVICo Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by the stockholders.

Holders of BVICo Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Ordinary Shares.

Preferred Stock

COAC’s certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. No shares of preferred stock are being issued or registered in the merger. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement from its IPO prohibits COAC, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. COAC may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of COAC. There are no shares of preferred stock outstanding and COAC does not currently intend to issue any shares of preferred stock.

BVICo’s memorandum of association authorizes the issuance of up to 1,000,0000 preferred shares with such designations, rights and preferences as may be determined from time to time by BVICo’s board of directors. Accordingly, BVICo’s board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of BVICo.

Warrants

COAC currently has 16,066,667 redeemable common stock purchase warrants outstanding, including the Insider Warrants. Each warrant will entitle the registered holder to purchase one ordinary share of COAC at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of a business combination. However, the warrants will be exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current, as described below. The warrants will expire on March 19, 2011 at 5:00 p.m., New York City time. Upon the consummation of the merger, each outstanding common stock purchase warrant shall be automatically converted into a warrant of like tenor to purchase BVICo Ordinary Shares.

After the consummation of the merger, BVICo may call the warrants for redemption (excluding any Insider Warrants still held by the original purchasers of such warrants or their affiliates),

•	in whole and not in part,
•	at a price of $0.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $12.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of the redemption call, the redemption will not be expected to cause the stock price to drop below the exercise price of the warrants.

If BVICo calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If management takes advantage of this option, all holders would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. BVICo believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and COAC. You should review a copy of the warrant agreement, which has been filed as an exhibit to the Registration Statement on Form S-1 for COAC’s IPO (SEC File No. 333-137716), for a complete description of the terms and conditions applicable to the warrants. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of COAC common stock or BVICo Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to BVICo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and BVICo will not be obligated to issue Ordinary Shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Shares issuable upon exercise of the warrants is current and the Ordinary Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, BVICo will use its best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants until the expiration of the warrants. However, BVICo cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and BVICo will not be required to settle any such warrant exercise. If the prospectus relating to the Ordinary Shares issuable upon the exercise of the warrants is not current or if the Ordinary Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, BVICo will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, BVICo will, upon exercise, round up or down to the nearest whole number of Ordinary Shares.

Transfer Agent and Warrant Agent

The transfer agent for COAC’s securities and warrant agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. Continental Stock Transfer & Trust Company is currently COAC’s transfer agent. After the merger, BVICo’s transfer agent and warrant agent will be _________________.

PRICE RANGE OF COAC SECURITIES AND DIVIDENDS

COAC’s units, common stock and warrants are quoted on the Over-the-Counter Bulletin Board under the symbols CHNQU, CHNQ and CHNQW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since such units commenced public trading on March 22, 2007 and since such common stock and warrants commenced public trading on October April 18, 2007. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2008:
Fourth Quarter (through November 10, 2008)	5.85	5.40	5.63	5.40	0.30	0.16
Third Quarter	6.75	5.60	5.85	5.60	0.50	0.23
Second Quarter	6.95	6.51	5.75	5.52	0.62	0.46
First Quarter	7.75	6.95	5.62	5.50	0.99	0.62
2007:
Fourth Quarter	7.85	7.00	5.76	5.45	1.08	0.68
Third Quarter	7.50	6.90	5.57	5.33	0.90	0.73
Second Quarter	6.95	6.14	5.50	5.37	0.75	0.55
First Quarter	6.20	6.05	—	—	—	—

The closing bid price for each share of common stock, warrant and unit of COAC on November 11, 2008, the last trading day before announcement of the execution of the merger agreement, was $____, $____ and $____, respectively. As of _______ __, 2009, the record date for the COAC special meeting, the closing bid price for each share of common stock, warrant and unit of COAC was $____, $____ and $____, respectively.

Holders of COAC common stock, warrants and units should obtain current market quotations for their securities. The market price of COAC common stock, warrants and units could vary at any time before the merger. After the closing of the transactions contemplated by the merger agreement, the securities of BVICo are expected to be listed on the Nasdaq Stock Market and the symbols will change to CHOP, CHOPW and CHOPU.

Holders

As of _______ __, 2009, there were __ holders of record of COAC units, __ holders of record of COAC common stock and __ holders of record of COAC warrants. COAC believes that the aggregate number of beneficial holders of its units, common stock and warrants is in excess of ____ persons.

Dividends

COAC has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. The payment of any dividends subsequent to the merger will be within the discretion of BVICo’s then board of directors, subject to the relevant provision of BVI law. The payment of dividends subsequent to the merger will be contingent upon BVICo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger, as well as contractual restrictions and other considerations deemed relevant by BVICo’s then board of directors.

SHAREHOLDER PROPOSALS

The BVICo 2009 annual meeting of shareholders will be held on or about _______ __, 2009 unless the date is changed by the board of directors. If you are a shareholder and you want to include a proposal in the proxy statement for the year 2009 annual meeting, you need to provide it to BVICo by no later than _______ __, 200_. You should direct any proposals to COAC’s secretary at BVICo’s principal office which will be located at _______________________________. If you want to present a matter of business to be considered at the year 2009 annual meeting, under BVICo’s articles of association you must give timely notice of the matter, in writing, to its secretary. To be timely, the notice has to be given between _______ __, 2009 and _______ __, 2009.

LEGAL MATTERS

Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, will pass upon certain legal matters related to this proxy statement/prospectus. Conyers Dill & Pearman will pass upon the validity of theBVICo Ordinary Shares issued in connection with the merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The audited financial statements of Ge Rui as of December 31, 2007, December 31, 2006 and December 31, 2005 and for the years then ended included in this proxy statement/prospectus have been audited by UHY Vocation HK CPA Limited, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The audited financial statements of China Opportunity Acquisition Corp. as of December 31, 2007, and for the period then ended, included in this proxy statement/prospectus have been so included in the reliance on a report of WithumSmith+Brown, P.C., an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

Representatives of UHY Vocation HK CPA Limited and WithumSmith+Brown, P.C. will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, COAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of COAC’s annual report to stockholders and COAC’s proxy statement/prospectus. Upon written or oral request, COAC will deliver a separate copy of the annual report to stockholder and/or proxy statement/ prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that COAC deliver single copies of such documents in the future. Stockholders may notify COAC of their requests by calling or writing COAC at its principal executive offices at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (201) 930-8900.

WHERE YOU CAN FIND MORE INFORMATION

COAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by COAC with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on COAC at the SEC web site containing reports, proxy statement/prospectus and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you should contact via phone or in writing:

Nicholas Puro, Secretary
China Opportunity Acquisition Corp.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
(201) 930-8900

INDEX TO FINANCIAL STATEMENTS

Page
Henan Green Complex Materials Co., Ltd
Unaudited Balance Sheets as at June 30, 2008	FS-2
Unaudited Statements of Income for the Periods Ended June 30, 2008 and 2007	FS-3
Unaudited Statements of Owners’ Equity for the Six Months Ended June 30, 2008	FS-4
Unaudited Statements of Cash Flows for the Six Months Ended June 30, 2008 and 2007	FS-5
Notes to Unaudited Financial Statements for the Six Months Ended June 30, 2008	FS-6
Report of Independent Registered Public Accounting Firm	FS-15
Balance Sheets as at December 31, 2007, 2006 and 2005	FS-16
Statements of Income for the Years Ended December 31, 2007, 2006 and 2005	FS-17
Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005	FS-19
Notes to Financial Statements for the Years Ended December 31, 2007, 2006 and 2005	FS-20
China Opportunity Acquisition Corp.
Balance Sheets as of June 30, 2008 (Unaudited) and December 31, 2007 (Audited)	FS-30
Unaudited Statements of Income for the Three Months Ended June 30, 2008 and 2007	FS-31
Unaudited Statements of Income for the Six Months Ended June 30, 2008 and 2007 and the Period from August 7, 2006 (Inception) to June 30, 2008	FS-32
Unaudited Statement of Stockholders' Equity for the Period from August 7, 2006 (Inception) to June 30, 2008	FS-33
Unaudited Statement of Cash Flows for the Six Months Ended June 30, 2008 and 2007 and the Period from August 7, 2006 (Inception) to June 30, 2008	FS-34
Notes to Unaudited Financial Statements	FS-35
Report of Independent Registered Public Accounting Firm	FS-41
Balance Sheets as of December 31, 2007 and 2006	FS-42
Statement of Operations for the Year Ended December 31, 2007, the Period from August 7, 2006 (Inception) to December 31, 2006 and the Period from August 7, 2006 (Inception) to December 31, 2007	FS-43
Statements of Stockholders' Equity for the Period from August 7, 2006 (Inception) to December 31, 2007	FS-44
Statement of Cash Flows for the Year Ended December 31, 2007, the Period from August 7, 2006 (Inception) to December 31, 2006 and the Period from August 7, 2006 (Inception) to December 31, 2007	FS-45
Notes to Financial Statements	FS-46

HENAN GREEN COMPLEX MATERIALS CO., LTD

BALANCE SHEETS (Unaudited)
as at June 30 2008

	June 30 2008 USD	December 31 2007 USD
	(Unaudited)
ASSETS
Current assets
Cash	28,868,106	218,352
Restricted cash	35,995,976	19,226,551
Accounts receivable	14,787,892	10,176,454
Inventories	9,077,347	8,660,623
Due from owner(s)	1,084,253	25,126,394
Prepaid income tax	2,110,072	—
Prepayments	18,930,699	10,609,492
Other receivables	1,128,770	635,418
Total current assets	111,983,115	74,653,284
Non-current assets
Property, plant and equipment, net	16,579,460	15,816,962
Land use right, net	1,423,382	1,346,895
Total non-current assets	18,002,842	17,163,857
Total assets	129,985,957	91,817,141
LIABILITIES AND OWNERS' EQUITY
Current liabilities
Accounts payable	11,177,522	5,886,523
Notes payable	38,919,100	20,480,903
Tax payable	12,902,272	2,596,687
Receipts in advance	4,296,039	8,448,965
Accrued liabilities and other payables	8,774,222	5,289,171
Due to owners	—	61,688
Short term loans	25,557,288	17,355,303
Total current liabilities	101,626,443	60,119,240
Non-current liabilities Land use right payable, net	28,369	154,125
Total non-current liabilities	28,369	154,125
Total liabilities	101,654,812	60,273,365
Owners' equity
Registered capital	3,335,043	3,335,043
Retained earnings	21,541,121	26,286,004
Accumulated other comprehensive income	3,454,981	1,922,729
Total owners' equity	28,331,145	31,543,776
Total liabilities and owners' equity	129,985,957	91,817,141

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

STATEMENTS OF INCOME (Unaudited)
For the Periods Ended June 30, 2008 and 2007

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008 USD	2007 USD	2008 USD	2007 USD
Revenue	54,022,308	36,746,027	100,979,009	67,790,305
Cost of revenue	(39,188,452)	(26,400,750)	(71,776,231)	(48,556,924)
Gross profit	14,833,856	10,345,277	29,202,778	19,233,381
General and administrative expenses	(836,334)	(751,267)	(1,483,492)	(1,396,783)
Selling and marketing expenses	(267,143)	(117,704)	(405,346)	(271,620)
Operating income	13,730,379	9,476,306	27,313,940	17,564,978
Other income and (expense)
Interest income	401,605	210,074	743,134	456,504
Interest expenses	(1,071,869)	(694,211)	(1,961,981)	(1,182,080)
Sundry income	7,140	27	84,022	27
Income before income taxes	13,067,255	8,992,196	26,179,115	16,839,429
Income tax expense	(3,221,915)	(3,164,141)	(6,422,773)	(5,671,156)
Net income	9,845,340	5,828,055	19,756,342	11,168,273

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

STATEMENTS OF OWNERS' EQUITY (Unaudited)
For the Six Months Ended June 30, 2008

	Registered Capital USD	Retained Earnings USD	Accumulated Other Comprehensive Income USD	Total Owners' Equity USD
Balance, December 31, 2007	3,335,043	26,286,004	1,922,729	31,543,776
Comprehensive income:
Net income		19,756,342		19,756,342
Foreign currency translation			1,532,252	1,532,252
Total comprehensive income				21,288,594
Dividend		(24,501,225)		(24,501,225)
Balance at June 30, 2008	3,335,043	21,541,121	3,454,981	28,331,145

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

STATEMENT OF CASH FLOWS (Unaudited)
For the Six Months Ended June 30, 2008 and 2007

	For the Six Months Ended June 30,
	2008 USD	2007 USD
Cash flows from operating activities:
Net income	19,756,342	11,168,273
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation of property, plant and equipment	1,175,786	1,049,375
Amortization of land use right	14,906	13,633
Changes in assets and liabilities:
Accounts receivable	(4,579,454)	(2,430,692)
Inventories	(416,724)	(1,074,704)
Prepaid income tax	(2,110,072)	—
Prepayments	(8,321,207)	94,959
Other receivables	(493,352)	(452,879)
Accounts payable	5,290,999	(1,568,258)
Tax payable	10,305,585	3,530,487
Receipts in advance	(4,152,926)	(2,116,344)
Accrued liabilities and other payables	3,485,051	1,248,855
Net cash provided by operating activities	19,954,934	9,462,705
Cash flows from investing activities:
Capital expenditures on addition of property, plant and equipment	(1,938,284)	(924,050)
Dividend paid	(24,501,225)	—
Change in restricted cash	(16,769,425)	(10,915,625)
Due from owner(s)	24,042,141	(399,757)
Net cash used in investing activities	(19,166,793)	(12,239,432)
Cash flows from financing activities:
Repayment of short term loans	(3,249,812)	(4,217,025)
Short term loans raised	11,451,797	5,736,406
Due to owners	(61,688)	(59,970)
Land use right	(125,756)	(310,891)
Notes payable	18,438,197	15,004,887
Net cash provided by financing activities	26,452,738	16,153,407
Net increase in cash	27,240,879	13,376,680
Effect on change of exchange rates	1,408,875	591,127
Cash as of January 1	218,352	804,160
Cash as of June 30	28,868,106	14,771,967
Supplemental disclosures of cashflow and non-cash information:
Interest paid	1,961,981	1,182,080
Income tax paid	6,983,262	4,351,456

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

1. Description of Business and Organization

Henan Green Complex Materials Co., Ltd (the “Company”) is a China-based company that processes and sells steel mill flat-rolled products which are extensively used in the manufacturing industry throughout mainland China. The Company conducts business directly with its customers in the People’s Republic of China (PRC).

2. Basis of Presentation and Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying unaudited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial information and with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necesssary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. These consolidated financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2007 and notes thereto in Form 10-KSB. Interim results are not necessarily indicative of the results for the full year.

(b) Foreign Currency Translation

Assets and liabilities of foreign operation are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the period. The period-end rates for June 30, 2008 and December 31, 2007 of Renminbi to one US dollar are 6.8591 and 7.2946 respectively; average rates for the six months ended June 30, 2008 and 2007 are 7.0439 and 7.7014 respectively. The related translation adjustments are reflected in “Accumulated other comprehensive income” in the owners’ equity section of the balance sheet. As of June 30, 2008 and December 31, 2007, the accumulated foreign currency translation gain was USD3,454,981 and USD1,922,729 respectively. Foreign currency gains and losses resulting from transactions are included in earnings.

(c) Cash

Cash represents cash in bank and cash on hand.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts sales returns, trade discounts and value added tax. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic conditions. The Company has historically been able to collect all of its receivable balances, and accordingly, 2% allowance has been provided for doubtful accounts since year 2006.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. In the case of work in process and finished goods comprise of direct materials, direct labour and an appropriate proportion of overheads.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

(f) Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method over the assets estimated useful lives ranging from five to fifty years. Building improvements, if any, are amortized on a straight-line basis over the estimated useful life.

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Construction in progress represents the costs of property, plant and equipment under construction or installation. Depreciation commenced when the asset is places in service. The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed.

The estimated useful lives of the assets are as follows:

Years
Land	50
Buildings	10 – 20
Machinery and equipment	5 – 20
Vehicles	5
Furniture fixtures and office equipment	5

Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

(g) Land Use Right

Land use right is recorded at cost less accumulated amortization. Under SFAS 142, land use right classified as definite lived intangible assets and are amortized over its useful life. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Land use right is amortized using the straight-line method over the lease term of 50 years.

(h) Impairment of Long-lived Assets

Long-lived assets, including property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No impairment was recognized as at June 30, 2008.

(i) Revenue Recognition

The Company generates revenue primarily from sales of steel mill flat-rolled products.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Revenue is recognized when products have been delivered to the buyer and title and risk of ownership has passed to the buyer, the sales price is fixed and determinable and collectibility is reasonable assured.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

(j) Income Taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be effective when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the period that includes the enactment date.

(k) Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments.

Comprehensive income consist of the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008 USD	2007 USD	2008 USD	2007 USD
Net income	9,845,340	5,828,055	19,756,342	11,168,273
Other comprehensive income
– Foreign currency translation adjustments	505,097	170,601	1,532,252	357,509
	10,350,437	5,998,656	21,288,594	11,525,782

(l) Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may considers many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the last three years, the Company has not recognized a liability for product liability claims.

(m) Segment Information

Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information establishes standards for reporting information on operating segments in interim and annual financial statements. The Company operates in one segment, which is the business of manufacturing and selling of steel mill flat-rolled products. Our chief operating decision-makers review our operating results on an aggregate basis and manage our operations as a single operating segment.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

(n) Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. This Statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement does not require any new fair value measurement, rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this Statement are to be applied prospertively as of the begining of the fiscal year in which this Statement is initially applied, with any transition adjustment to the opening balance of retained earnings. The provisions of SFAS 157, as issued, are effective for fiscal years beginning after November 15, 2007. The Company expects the adoption of SFAS 157 to have no material impact on the financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159).” This Statement creates a fair value option under which an entity may irrevocably elect fair value as the initial and subsequent measurement attribute for certain assets and liabilities, on an instrument-by-instrument basis. If the fair value option is elected for an instrument, all subsequent changes in fair value for that instrument shall be reported in earnings. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of SFAS No. 159 will have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement no. 141, SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of any entity’s fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company’s financial condition, results of operations and cash flows.

In December 2007, SAB 109 supersedes SAB 105, “Application of Accounting Principles to Loan Commitments”, provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3 (FSP FAS 142-3) “Determination of the Useful Life of Intangible Assets.” FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets,” to include an entity’s historical experience in renewing or extending similar arrangements, adjusted for entity-specific factors, even when there is likely to be “substantial cost or material modifications.” FSP FAS 142-3 states that in the absence of historical experience an entity should use assumptions that market participants would make regarding renewals or extensions, adjusted for entity-specific factors. The guidance for determining the useful life of intangible assets included in this FSP will be applied prospectively to intangible assets acquired after the effective date of January 1, 2009. The Company does not expect FSP FAS 142-3 to have a material impact on our financial statements.

In May 2008, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard (FAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (FAS 162). Under FAS 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

financial statements in conformity with GAAP. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” FAS 162 will not impact our financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3. Cash

Cash represents cash in bank and cash on hand. Cash as of June 30, 2008 consists of the following:

Bank balances and cash	64,864,082
Less: Restricted cash	(35,995,976)
28,868,106

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

As at June 30, 2008, the Company’s cash of approximately USD35,995,976 was restricted and deposited in certain banks as guarantee deposits for the benefit of issuance of notes payable granted by the banks.

The restricted cash guaranteed USD38,919,100 notes payable at period ended 30 June 2008. It can only be released at the expiration date of corresponding notes payable.

4. Accounts Receivable

The Company performs ongoing credit evaluations of its customers’ financial conditions. The Company generally encourages its customers to use its products and settle the outstanding balance within credit terms. As of June 30 2008, the provision on accumulated allowance for doubtful accounts was USD124,716.

5. Inventories

Inventories as of June 30, 2008 consist of the following:

Raw materials	2,132,711
Work-in-process	2,112,504
Finished goods	4,832,132
9,077,347

6. Due from an Owner

Amount due from an owner is unsecured, non-interest bearing and with no fixed repayment terms. Advance to the principal owner, Lu Mingwang, will be set-off against future dividend declared in the view of the Company’s current healthy financial position.

7. Prepayments

Prepayments as of June 30, 2008 consist of the following:

Prepaid purchases	18,930,699

Prepaid purchases represent amounts prepaid for the purchase of raw materials and accessories to suppliers.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

8. Other Receivables

Other receivables as of June 30, 2008 consist of the following:

Other receivables
– Advances to staff	355,863
– Others	772,907
1,128,770

Other receivables represent advances to staff and petty cash to department staff for daily expenditures. These amounts are interest free and with no fixed repayment terms.

9. Property, Plant and Equipment

Property, plant and equipment as of June 30, 2008 consist of the following:

Buildings	3,164,403
Leasehold importment	20,076
Plant machinery and equipment	21,534,991
Vehicles	1,170,037
Office equipment	255,579
26,145,086
Accumulated depreciation	(9,565,626)
16,579,460

Depreciation charged to earnings for the period ended June 30, 2008 was USD1,175,786.

10. Land Use Right

Land use right as of June 30, 2008 consist of the following:

Land use right, net	1,423,382

Amount represents prepaid lease payments to Local Government for land use right held for a period of 50 years from July 9, 2004 to June 30, 2054 in Zhengzhou, People’s Republic of China. The Company’s liability will be paid in full by the end of 2008. Land use right payable as at June 30, 2008 is USD28,369.

Land use right is amortized using the straight-line method over the lease term of 50 years. The amortization expense for the six months ended June 30, 2008 was USD14,906.

11. Notes Payable

Classifed by financial institutions:
China Citic Bank	12,450,613
Commercial Bank of Zhengzhou	1,457,917
Guangdong Development Bank	6,429,414
Shanghai Pudong Development Bank	7,872,752
China Merchants Bank	8,958,901
China Construction Bank	1,749,503
38,919,100

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

11. Notes Payable  – (continued)

Additional information:
Maximum balance outstanding during the year	38,919,100
Finance cost	683,592
Finance charge per contract (basis point)	4.7 – 5.7pt
Weighted average interest rate	1.86%

All the above notes payable are secured by either 50% or 100% corresponding restricted cash. As at June 30, 2008, the Company’s cash of approximately USD35,995,976 was restricted on the such purpose. All the notes payable have terms of six months.

12. Accrued Liabilities and Other Payables

Accrued liabilities and other payables as of June 30, 2008 consist of the following:

Accrued expenses	1,073,134
Other payables	6,659,543
Other tax payables	1,041,545
8,774,222

Other tax payables represent payables other than income tax which consist of value added tax and city maintenance and construction tax.

13. Short Term Loans

In order to smooth working capital of daily operations, the Company entered into the following short term loan agreements as of June 30, 2008:

Classifed by financial institutions:
China Citic Bank	2,915,834
China Merchants Bank	5,831,668
Commercial Bank of Zhengzhou	7,289,586
Guangdong Development Bank	1,895,293
Shanghai Pudong Development Bank	5,831,669
Zhengzhou City Rural Credit Cooperative	1,239,230
Zhengzhou City Urban Credit Cooperative	554,008
25,557,288

Additional information:
Maximum balance outstanding during the year	25,557,288
Interest paid during the year	808,820
Range of interest rate (basis point)	65.7 – 96.5pt
Weighted average interest rate	2.32%

All of the above short terms loans are fixed term loans with a period of 12 months or less. These short terms loans are either guaranteed and secured by the Company’s fixed assets, including its machinery and land use right, or guaranteed and secured by a related party, Zhengzhou No. 2 Iron and Steel Company Limited’s fixed assets, or guaranteed by the Company’s owners or other third parties.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

14. Owners’ Equity and Retained Earnings

(a) Registered Capital

The Company was incorporated on December 31, 2000. The registered capital of the Company is USD3,335,043 originally contributed by thirteen natural persons.

On August 7, 2008, the Company has changed from a joint stock company to a company with limited liability. Then on October 21, 2008, the Company has become a wholly foreign owned enterprise. Its sole shareholder is Wealth Rainbow Development Limited.

(b) Retained Earnings

Retained earnings as of June 30, 2008 consist of the following:

Retained earnings	17,903,505
Statutory surplus reserves	1,582,902
19,486,407

In accordance with PRC Company Law, the Company is required to allocate at least 10% profit to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory surplus reserve reaches 50% of the owners’ equity. This statutory surplus reserve is not distributable in the form of cash dividends.

As the statutory surplus reserve has reached 50% of the owners’ equity in 2005, the Company ceased to allocate.

15. Income Taxes

All of the Company’s income is generated in the PRC.

Current income tax expense	6,422,773

The Company income tax provision in respect of operations in PRC is calculated at the applicable tax rates on the estimated assessable profits for the year based on existing legislation, interpretations and practices in respect thereof. The standard tax rate applicable to the Company changed from 33% to 25%, effective on January 1, 2008.

A reconciliation of the expected income tax expense to the actual income tax expense for the six months ended June 30, 2008 is as follows:

Income before tax	26,179,115
Expected PRC income tax expense at statutory tax rate of 25%	6,544,778
Effect on exchange rate	(122,005)
Actual income tax expense	6,422,773

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Company to substantial PRC taxes in the future.

Income tax prepaid for the period ended June 30, 2008 is USD2,110,072.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)
For the Six Months Ended June 30, 2008

15. Income Taxes  – (continued)

No deferred taxation has been provided as the effect of all temporary differences is immaterial.

16. Related Party Transactions

Before 2007, Zhengzhou No. 2 Iron and Steel Company Limited was one of owners of the Company with 76.93% of the total ownership. In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited sold all of its ownership to Lu Mingwang and others, in which Lu Mingwang becomes the majority owner holding 40% of the total ownership. Lu Mingwang is the common owner of the Company and Zhengzhou No. 2 Iron and Steel Company Limited. Zhengzhou No. 2 Iron and Steel Company Limited engaged in the same type of industry as the Company but ceased its processing and selling of steel operation in 2003. Zhengzhou No. 2 Iron and Steel Company Limited’s principal business activity after the cessation of its steel operations is receiving rental income from its investments.

In 2004, the Company entered into a rental agreement for land use right with Zhengzhou No. 2 Iron and Steel Company Limited with the period from January 1, 2005 to December 31, 2014. Rental paid to Zhengzhou No. 2 Iron and Steel Company Limited for the six months ended June 30, 2008 was USD4,323 (RMB30,450).

17. Operating Lease Commitments

Rental expense for obligations under operating leases was USD18,520 (RMB130,450) for the six months ended June 30, 2008. The total future minimum lease payments under non-cancellable operating leases in respect of premises as of June 30, 2008 are payable as follows:

June, 30	Leasehold Land	Reservoir Rental	Total
2009	8,878	14,579	23,457
2010	8,878	14,579	23,457
2011	9,766	14,579	24,345
2012	10,743	14,579	25,322
2013	11,817	14,579	26,396
Over five years	22,858	80,184	103,042
	72,940	153,079	226,019

Land use right is granted by Zhengzhou No. 2 Iron and Steel Company Limited, who sub-lets a part of its land with 27,066 m2 to the Company for use. The rental period is from January 1, 2005 to December 31, 2014. Annual rental paid for the land use right was USD8,015 (RMB60,900) for the period of January 1, 2005 to December 31, 2009. The rental payment will increase by 10% annually from 2009 onwards.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owners of
Henan Green Complex Materials Co., Ltd

We have audited the accompanying balance sheets of Henan Green Complex Materials Co., Ltd (the “Company”) as of December 31, 2007, 2006 and 2005, and the related statements of income, owners’ equity, and cash flows for each of the years in the three years then ended. Henan Green Complex Materials Co., Ltd’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Henan Green Complex Materials Co., Ltd as of December 31, 2007, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three years ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

UHY VOCATION HK CPA LIMITED

Hong Kong, the People’s Republic of China,
November 10, 2008.

HENAN GREEN COMPLEX MATERIALS CO., LTD

BALANCE SHEETS
As at December 31 2007, 2006 and 2005

	2007 December 31 USD	2006 December 31 USD	2005 December 31 USD
ASSETS
Current assets
Cash	218,352	804,160	477,710
Restricted cash	19,226,551	27,562,435	48,822,926
Accounts receivable	10,176,454	5,738,889	761,499
Inventories	8,660,623	8,511,003	6,282,786
Due from owners	25,126,394	17,922,725	6,713,588
Prepayments	10,609,492	8,126,524	7,675,740
Other receivables	635,418	156,544	285,858
Total current assets	74,653,284	68,822,280	71,020,107
Non-current assets
Property, plant and equipment, net	15,816,962	15,679,581	13,412,027
Land use right, net	1,346,895	1,280,562	1,262,586
Total non-current assets	17,163,857	16,960,143	14,674,613
Total assets	91,817,141	85,782,423	85,694,720
LIABILITIES AND OWNERS' EQUITY
Current liabilities
Accounts payable	5,886,523	5,963,252	6,637,163
Notes payable	20,480,903	35,487,756	57,496,813
Tax payable	2,596,687	1,948,657	968,781
Receipts in advance	8,448,965	5,302,748	3,004,396
Accrued liabilities and other payables	5,289,171	5,806,175	1,243,421
Due to owners	61,688	122,371	212,418
Short term loans	17,355,303	8,149,562	1,970,211
Total current liabilities	60,119,240	62,780,521	71,533,203
Non-current liabilities
Land use right payable	154,125	458,590	517,816
Total non-current liabilities	154,125	458,590	517,816
Total liabilities	60,273,365	63,239,111	72,051,019
Owners' equity
Registered capital	3,335,043	3,335,043	3,335,043
Retained earnings	26,286,004	18,770,315	10,355,341
Accumulated other comprehensive income/(loss)	1,922,729	437,954	(46,683)
Total owners' equity	31,543,776	22,543,312	13,643,701
Total liabilities and owners' equity	91,817,141	85,782,423	85,694,720

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

STATEMENTS OF INCOME
For the Years Ended December 31, 2007, 2006 and 2005

	2007 USD	2006 USD	2005 USD
Revenue	139,649,209	99,016,829	62,520,264
Cost of revenue	(100,577,079)	(72,653,972)	(48,864,893)
Gross profit	39,072,130	26,362,857	13,655,371
General and administrative expenses	(2,766,623)	(1,998,972)	(1,556,436)
Selling and marketing expenses	(534,468)	(470,706)	(373,659)
Operating income	35,771,039	23,893,179	11,725,276
Other income and (expense)
Interest income	1,432,019	1,068,434	869,902
Interest expenses	(2,147,451)	(1,312,256)	(1,030,523)
Sundry income	16,165	12	3,372
Income before income taxes	35,071,772	23,649,369	11,568,027
Income tax expense	(11,421,638)	(7,770,317)	(3,780,287)
Net income	23,650,134	15,879,052	7,787,740

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

STATEMENTS OF OWNERS' EQUITY
For the Years Ended December 31, 2007, 2006 and 2005

	Registered Capital USD	Retained Earnings USD	Accumulated Other Comprehensive Income/(Loss) USD	Total Owners' Equity USD
Balance, January 1, 2005	3,335,043	6,192,321	(237,361)	9,290,003
Comprehensive income:
Net income		7,787,740		7,787,740
Foreign currency translation			190,678	190,678
Total comprehensive income				7,978,418
Dividend		(3,624,720)		(3,624,720)
Balance, December 31, 2005	3,335,043	10,355,341	(46,683)	13,643,701
Comprehensive income:
Net income		15,879,052		15,879,052
Foreign currency translation			484,637	484,637
Total comprehensive income				16,363,689
Dividend		(7,464,078)		(7,464,078)
Balance, December 31, 2006	3,335,043	18,770,315	437,954	22,543,312
Comprehensive income:
Net income		23,650,134		23,650,134
Foreign currency translation			1,484,775	1,484,775
Total comprehensive income				25,134,909
Dividend		(16,134,445)		(16,134,445)
Balance, December 31, 2007	3,335,043	26,286,004	1,922,729	31,543,776

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007, 2006 and 2005

	2007 USD	2006 USD	2005 USD
Cash flows from operating activities:
Net income	23,650,134	15,879,052	7,787,740
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property, plant and equipment	2,156,130	1,815,676	1,362,074
Amortization of land use right	27,641	26,388	38,496
Gain on disposal of property, plant and equipment	(16,133)	—	—
Changes in assets and liabilities:
Accounts receivable	(4,400,574)	(4,933,521)	2,622,380
Inventories	(149,620)	(2,228,217)	372,659
Prepayments	(2,482,968)	(450,784)	(2,785,831)
Other receivables	(478,874)	129,314	1,414,031
Accounts payable	(76,729)	(673,911)	4,859,246
Tax payable	648,030	979,876	494,572
Receipts in advance	3,146,217	2,298,352	(3,233,384)
Accrued liabilities and other payables	(517,004)	4,562,754	(6,217,491)
Net cash provided by operating activities	21,506,250	17,404,979	6,714,492
Cash flows from investing activities:
Capital expenditures on addition of property, plant and equipment	(2,277,378)	(4,083,230)	(7,698,432)
Dividend paid	(16,134,445)	(7,464,078)	(3,624,720)
Change in restricted cash	8,335,884	21,260,491	(31,959,518)
Due from owners	(7,203,669)	(11,209,137)	(108,139)
Net cash used in investing activities	(17,279,608)	(1,495,954)	(43,390,809)
Cash flows from financing activities:
Repayment of short term loans	(5,887,615)	(4,404,828)	(25,302,223)
Short term loans raised	15,093,356	10,584,179	24,819,707
Notes payable	(15,006,853)	(22,009,057)	38,178,265
Land use right payable	(304,465)	(59,226)	(1,536,365)
Due to owners	(60,683)	(90,047)	121,286
Net cash (used in)/provided by financing activities	(6,166,260)	(15,978,979)	36,280,670
Net (decrease)/increase in cash	(1,939,618)	(69,954)	(395,647)
Effect on change of exchange rates	1,353,810	396,404	39,527
Cash as of January 1	804,160	477,710	833,830
Cash as of December 31	218,352	804,160	477,710
Supplemental disclosures of cashflow and non-cash information:
Interest paid	2,147,451	1,312,256	1,030,523
Income tax paid	10,930,112	6,841,773	3,304,464

See Accompanying Notes to the Financial Statements.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

1. Description of Business and Organization

Henan Green Complex Materials Co., Ltd (the “Company”) is a China-based company that processes and sells steel mill flat-rolled products which are extensively used in the manufacturing industry throughout mainland China. The Company conducts business directly with its customers in the People's Republic of China (PRC).

The Company was incorporated on December 31, 2000 with total registered capital Renminbi 26,000,000. Zhengzhou No. 2 Iron and Steel Company Limited contributed fixed assets of Renminbi 20,000,000 holding 76.93% of the total ownership. Other owners, Lu Baiwang held 11.54%, Yue Tiansui held 3.85%, Bai Zhensheng held 1.92%, Ren Shouze held 1.92%, Jiao Dahong held 1.92% and Li Xinhong held 1.92%.

In February 2005, Jiao Dahong and Li Xinhong sold their ownership to Lu Yi and Zhang Qihong. All other owner’s ownership remain unchanged.

In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited sold all of its ownership, Lu Baiwang and Yue Tiansui sold part of their ownership. Lu Mingwang becomes the principal owner holding 40% of the total ownership. Other owners, Ren Shouze holds 10%, Lu Baiwang holds 9.53%, Liu Bingshen holds 7.41%, Chen Zheyu holds 7.26%, Zhang Shuiping holds 6.95%, Lu Yi holds 5.49%, Zhang Qihong holds 3.57%, Bai Zhensheng holds 3.4%, Yue Tiansui holds 3%, Miao Yanchao holds 1.7%, Qu Liyong holds 1.19% and Xu Maotong holds 0.5%.

On August 7, 2008, the Company has changed from a joint stock company to a company with limited liability. Then on October 21, 2008, the Company has become a wholly foreign owned enterprise. Its sole shareholder is Wealth Rainbow Development Limited.

2. Basis of Presentation and Summary of Significant Accounting Policies

(a) Basis of Presentation

The preparation of the financial statements in conformity with US generally accepted accounting principles (the “GAAP”) requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories. Actual results could differ from those estimates.

(b) Foreign Currency Translation

Assets and liabilities of foreign operations are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. For 2007, 2006 and 2005, the year-end rates of Renminbi to one US dollar are 7.2946, 7.8041 and 8.0702 respectively; average rates are 7.5973, 7.9579 and 8.1826 respectively. The related translation adjustments are reflected in “Accumulated other comprehensive income/(loss)” in the owners' equity section of the balance sheet. As of December 31, 2007, 2006 and 2005, the accumulated foreign currency translation gain/(loss) was USD1,922,729, USD437,954 and USD(46,683) respectively. Foreign currency gains and losses resulting from transactions are included in earnings.

(c) Cash

Cash represents cash in bank and cash on hand.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts sales returns, trade discounts and value added tax. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. Management

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

determines the allowance based on historical write-off experience, customer specific facts and economic conditions. The Company has historically been able to collect all of its receivable balances, and accordingly, 2% allowance has been provided for doubtful accounts since year 2006.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Work in process and finished goods comprise of direct materials, direct labour and an appropriate proportion of overheads.

(f) Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property, plant and equipment is computed by the straight-line method over the assets estimated useful lives ranging from five to fifty years. Building improvements, if any, are amortized on a straight-line basis over the estimated useful life.

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Construction in progress represents the costs of property, plant and equipment under construction or installation. Depreciation commenced when the asset is places in service. The accumulated costs are reclassified as property, plant and equipment when installation or construction is completed.

The estimated useful lives of the assets are as follows:

Years
Buildings	10 – 20
Machinery and equipment	5 – 20
Vehicles	5
Furniture fixtures and office equipment	5

Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

(g) Land Use Right

Land use right is recorded at cost less accumulated amortization. Under SFAS 142, land use right classified as definite lived intangible assets and are amortized over its useful life. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Land use right is amortized using the straight-line method over the lease term of 50 years.

(h) Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No impairments were recognized in 2007, 2006 and 2005.

(i) Revenue Recognition

The Company generates revenue primarily from sales of steel mill flat-rolled products.

Revenue is recognized when products have been delivered to the buyer and title and risk of ownership has passed to the buyer, the sales price is fixed and determinable and collectibility is reasonable assured.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

(j) Income Taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be effective when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income in the year that includes the enactment date.

(k) Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income/(loss) and its components. Comprehensive income/(loss) consists of net income/(loss) and foreign currency translation adjustments.

Comprehensive income consist of the following:

	2007 USD	2006 USD	2005 USD
Net income	23,650,134	15,879,052	7,787,740
Other comprehensive income
— Foreign currency translation adjustments	1,484,775	484,637	190,678
	25,134,909	16,363,689	7,978,418

(l) Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may considers many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the last three years, the Company has not recognized a liability for product liability claims.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

(m) Segment Information

Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information establishes standards for reporting information on operating segments in interim and annual financial statements. The Company operates in one segment, which is the business of manufacturing and selling of steel mill flat-rolled products. Our chief operating decision-makers review our operating results on an aggregate basis and manage our operations as a single operating segment.

(n) Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” This Statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement does not require any new fair value measurement, rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this Statement are to be applied prospertively as of the begining of the fiscal year in which this Statement is initially applied, with any transition adjustment to the opening balance of retained earnings. The provisions of SFAS 157, as issued, are effective for fiscal years beginning after November 15, 2007. The Company expects the adoption of SFAS 157 to have no material impact on the financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159).” This Statement creates a fair value option under which an entity may irrevocably elect fair value as the initial and subsequent measurement attribute for certain assets and liabilities, on an instrument-by-instrument basis. If the fair value option is elected for an instrument, all subsequent changes in fair value for that instrument shall be reported in earnings. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of SFAS No. 159 will have a material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement no. 141, SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of any entity's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

In December 2007, SAB 109 supersedes SAB 105, “Application of Accounting Principles to Loan Commitments”, provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3 (FSP FAS 142-3) “Determination of the Useful Life of Intangible Assets.” FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets,” to include an entity's historical experience in renewing or extending similar arrangements, adjusted for entity-specific factors, even when there is likely to be “substantial cost or material modifications.” FSP FAS 142-3 states that in the absence of historical experience an entity should use assumptions that market participants would make regarding renewals or extensions, adjusted for entity-specific factors. The guidance for determining the useful life of intangible assets included

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

2. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

in this FSP will be applied prospectively to intangible assets acquired after the effective date of January 1, 2009. The Company does not expect FSP FAS 142-3 to have a material impact on our financial statements.

In May 2008, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard (FAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (FAS 162). Under FAS 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” FAS 162 will not impact our financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3. Cash

Cash represents cash in bank and cash on hand.

	2007 USD	2006 USD	2005 USD
Bank balances and cash	19,444,903	28,366,595	49,300,636
Less: Restricted cash	(19,226,551)	(27,562,435)	(48,822,926)
	218,352	804,160	477,710

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

As at December 31, 2007, 2006, and 2005, the Company's cash of approximately USD19,226,551, USD27,562,435 and USD48,822,926 were restricted respectively and deposited in certain banks as guarantee deposits for the benefit of issuance of notes payable granted by the banks.

The restricted cash guaranteed USD20,480,903, USD35,487,756 and USD57,496,813 notes payable at years ended 2007, 2006 and 2005 respectively. It can only be released at the expiration date of corresponding notes payable.

4. Accounts Receivable

The Company performs ongoing credit evaluations of its customers' financial conditions. The Company generally encourages its customers to use its products and settle the outstanding balance within the credit terms. As of December 31, 2007, 2006 and 2005, the provision on accumulated allowance for doubtful accounts were USD86,384, USD44,733 and none respectively.

5. Inventories

Inventories as of December 31, 2007, 2006 and 2005 consist of the following:

	2007 USD	2006 USD	2005 USD
Raw materials	4,763,939	3,295,859	3,111,204
Work-in-process	1,310,691	2,610,004	1,751,732
Finished goods	2,585,993	2,605,140	1,419,850
	8,660,623	8,511,003	6,282,786

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

6. Due from/(to) Owners

Amounts due from/(to) owners are unsecured, non-interest bearing and with no fixed repayment terms. Advances to owners will be set-off against dividends declared and paid in 2008.

7. Prepayments

Prepayments consist of the following:

	2007 USD	2006 USD	2005 USD
Prepaid purchases	10,609,492	8,126,524	7,675,740

Prepaid purchases represent amounts prepaid for the purchase of raw materials and accessories to suppliers.

8. Other Receivables

	2007 USD	2006 USD	2005 USD
Other receivables
– Advances to staff	156,404	95,706	—
– Others	479,014	60,838	285,858
	635,418	156,544	285,858

Other receivables represent advances to staff and petty cash to department staff for daily expenditures. These amounts are interest free and with no fixed repayment terms.

9. Property, Plant and Equipment

Property, plant and equipment consist of:

	2007 USD	2006 USD	2005 USD
Buildings	2,525,743	2,360,847	2,283,002
Leasehold improvement	18,877	14,799	—
Plant machinery and equipment	20,232,099	18,390,105	14,610,015
Vehicles	842,294	852,076	770,740
Office equipment	223,123	155,651	79,737
Construction in progress	364,666	156,669	103,423
	24,206,802	21,930,147	17,846,917
Accumulated depreciation	(8,389,840)	(6,250,566)	(4,434,890)
	15,816,962	15,679,581	13,412,027

Depreciation charged to earnings for the years ended 2007, 2006 and 2005 were USD2,156,130, USD1,815,676 and USD1,362,074 respectively.

10. Land Use Right

	2007 USD	2006 USD	2005 USD
Land use right	1,346,895	1,280,562	1,262,586

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

10. Land Use Right  – (continued)

Amount represents prepaid lease payments to Local Government for land use right held for a period of 50 years from July 9, 2004 to June 30, 2054 in Zhengzhou, People's Republic of China. The Company's liability will be paid in full by the end of 2008.

Land use right is amortized using the straight-line method over the lease term of 50 years. The amortization expense for the years 2007, 2006 and 2005 was USD27,641, USD26,388 and USD38,496 respectively.

11. Notes Payable

Notes payable consist of:

	2007 USD	2006 USD	2005 USD
Classifed by financial institutions:
China Citic Bank	3,194,143	13,826,065	10,434,782
Zhengzhou City Rural Credit Cooperative	—	2,562,755	20,953,631
Commercial Bank of Zhengzhou	411,263	11,429,889	12,948,873
Guangdong Development Bank	2,330,491	640,688	1,239,126
Shanghai Pudong Development Bank	8,842,157	4,869,235	7,248,890
China Merchants Bank	5,702,849	2,159,124	4,671,511
	20,480,903	35,487,756	57,496,813
Additional information:
Maximum balance outstanding during the year	55,568,497	59,457,304	60,465,973
Finance cost	1,133,708	888,520	681,764
Finance charge per contract (basis point)	2.7 – 3.4pt	1.6 – 3.6pt	1.6pt
Weighted average interest rate	1.56%	1.24%	0.71%

All of the above notes payable are secured by either 50% or 100% corresponding restricted cash. As at December 31, 2007, 2006, and 2005, the Company's cash of approximately USD19,226,551, USD27,562,435 and USD48,822,926 were restricted on the such purpose respectively. All the notes payable have terms of six months.

12. Accrued Liabilities and Other Payables

Accrued liabilities and other payables consist of the following:

	2007 USD	2006 USD	2005 USD
Accrued expenses	989,030	668,235	439,604
Other payables	4,140,392	4,786,520	661,513
Other tax payables	159,749	351,420	142,304
	5,289,171	5,806,175	1,243,421

Other tax payables represent payables other than income tax which consist of value added tax and city maintainance and construction tax.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

13. Short Term Loans

In order to smooth working capital of daily operations, the Company entered into the following short term loan agreements:

	2007 USD	2006 USD	2005 USD
Classifed by financial institutions:
China Citic Bank	2,056,315	—	—
China Merchants Bank	1,370,877	1,281,378	—
Commercial Bank of Zhengzhou	6,854,385	3,203,444	—
Guangdong Development Bank	1,782,140	640,688	—
Shanghai Pudong Development Bank	4,112,631	1,922,067	—
Zhengzhou City Rural Credit Cooperative	1,178,955	1,101,985	1,065,648
Zhengzhou City Urban Credit Cooperative	—	—	904,563
	17,355,303	8,149,562	1,970,211
Additional information:
Maximum balance outstanding during the year	17,355,303	8,149,562	6,963,891
Interest paid during the year	974,940	340,761	353,489
Range of interest rate (basis point)	52.2 – 96.0pt	52.2 – 96.0pt	74.4 – 96.0pt
Weighted average interest rate	4.14%	2.67%	0.90%

All of the above short terms loans are fixed term loans with a period of 12 months or less. These short terms loans are either secured by the Company's fixed assets, including its machinery and land use right, or guaranteed and secured by a related party — Zhengzhou No. 2 Iron and Steel Company Limited's fixed assets, or guaranteed the Company's owners or other third parties.

14. Owners’ Equity and Retained Earnings

(a) Registered Capital

The Company was incorporated on December 31, 2000. The registered capital of the Company is USD3,335,043 originally contributed by thirteen natural persons.

On August 7, 2008, the Company has changed from a joint stock company to a company with limited liability. Then on October 21, 2008, the Company has become a wholly foreign owned enterprise. Its sole shareholder is Wealth Rainbow Development Limited.

(b) Retained Earnings

	2007 USD	2006 USD	2005 USD
Retained earnings	24,703,102	17,187,413	8,772,439
Statutory surplus reserves	1,582,902	1,582,902	1,582,902
	26,286,004	18,770,315	10,355,341

In accordance with PRC Company Law, the Company is required to allocate at least 10% profit to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

14. Owners’ Equity and Retained Earnings  – (continued)

must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the owners' equity. This statutory surplus reserve is not distributable in the form of cash dividends.

As the statutory surplus reserve has reached 50% of the owners' equity in 2005, the Company ceased to allocate.

15. Income Taxes

All of the Company's income is generated in the PRC. Income tax expense for the years ended December 31, 2007, 2006 and 2005:

	2007 USD	2006 USD	2005 USD
Current income tax expense	11,421,638	7,770,317	3,780,287

The Company income tax provision in respect of operations in PRC is calculated at the applicable tax rates on the estimated assessable profits for the year based on existing legislation, interpretations and practices in respect thereof. The standard tax rate applicable to the Company is 33%.

A reconciliation of the expected income tax expense to the actual income tax expense for the years ended December, 2007, 2006 and 2005 are as follows:

	2007 USD	2006 USD	2005 USD
Income before tax	35,071,772	23,649,369	11,568,027
Expected PRC income tax expense at statutory tax rate of 33%	11,573,684	7,804,291	3,817,448
Effect on exchange rate	(152,046)	(33,974)	(37,161)
Actual income tax expense	$11,421,638	$7,770,317	$3,780,287

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Company to substantial PRC taxes in the future.

No deferred taxation has been provided as the effect of all temporary differences is immaterial.

16. Related Party Transactions

Before 2007, Zhengzhou No. 2 Iron and Steel Company Limited was one of owners of the Company with 76.93% of the total ownership. In December 2006, Zhengzhou No. 2 Iron and Steel Company Limited sold all of its ownership to Lu Mingwang and others, in which Lu Mingwang becomes the principal owner holding 40% of the total ownership. Lu Mingwang is the majority owner of the Company and Zhengzhou No. 2 Iron and Steel Company Limited. Zhengzhou No. 2 Iron and Steel Company Limited engaged in the same type of industry as the Company but ceased its processing and selling of steel operation in 2003. Zhengzhou No. 2 Iron and Steel Company Limited's principal business activity after the cessation of its steel operations is receiving rental income from its investments.

In 2004, the Company entered into a rental agreement for land use right with Zhengzhou No. 2 Iron and Steel Company Limited with the period from January 1, 2005 to December 31, 2014. During the years ended 2007, 2006 and 2005, the rental paid to Zhengzhou No. 2 Iron and Steel Company Limited for the land use right was USD8,016 (RMB60,900), USD7,653 (RMB60,900) and USD7,443 (RMB60,900) respectively.

HENAN GREEN COMPLEX MATERIALS CO., LTD

NOTES TO THE FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006 and 2005

17. Significant Concentrations

One customer accounted for 16% of net sales for the year ended December 31, 2007. This customer also accounted for 10% of receipts in advance for 2007. There are no other major customers with sales amount over 5% for the years ended December 31, 2006 and 2005.

All of the Company's suppliers locate in the PRC. Four suppliers represented 64%, 47% and 32% of total purchase for 2007, 2006 and 2005 respectively.

18. Operating Lease Commitments

Rental expense for obligations under operating leases was USD21,178 (RMB160,900), USD20,218 (RMB160,900) and USD19,663 (RMB160,900) for the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

December 31,	Land Use Right	Reservoir Rental	Total
2008	8,348	13,708	22,056
2009	8,348	13,708	22,056
2010	9,183	13,708	22,891
2011	10,101	13,708	23,809
2012	11,112	13,708	24,820
2013	12,223	13,708	25,931
Over five years	13,445	68,540	81,985
	72,760	150,788	223,548

Land use right is granted by Zhengzhou No. 2 Iron and Steel Company Limited, who sub-lets part of its land with 27,066m2 to the Company for use. The rental period is from January 1, 2005 to December 31, 2014. Annual rental paid for the land use right was USD8,015 (RMB60,900) for the period of January 1, 2005 to December 31, 2009. The rental payment will increase 10% annually from 2009 onwards.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$191,549	$256,253
Prepaid expenses	69,651	24,458
Total current assets	261,200	280,711
Cash held in trust	40,995,551	40,786,353
Total assets	$41,256,751	$41,067,064
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,991	$33,141
Taxes payable	49,433	109,494
Deferred underwriters’ fees	414,000	414,000
Common stock, subject to possible redemption, 2,759,310 shares at redemption value	16,394,121	16,310,462
Total current liabilities	16,868,545	16,867,097
Commitments
Stockholders’ equity
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value. Authorized 30,000,000 shares; issued and outstanding 5,640,690 shares (excluding 2,759,310 shares subject to possible redemption)	564	564
Additional paid-in capital	23,380,467	23,464,126
Retained earnings accumulated during the development stage	1,007,175	735,277
Total stockholders’ equity	24,388,206	24,199,967
Total liabilities and stockholders’ equity	$41,256,751	$41,067,064

See Accompanying Notes to Unaudited Condensed Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED STATEMENTS OF INCOME

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007
Operating expenses:
General and administrative costs	$97,228	$89,567
Operating loss	(97,228)	(89,567)
Other Income:
Interest income	4	1,157
Interest on Trust Fund	196,294	355,697
Net income before provision for income taxes	99,070	267,287
Provision for income taxes	11,373	404
Net Income	87,697	266,883
Accretion of trust fund relating to common stock subject to possible conversion	78,498	142,243
Net income attributable to common stockholders	$9,199	$124,640
Weighted average shares outstanding subject to possible conversion	2,759,310	2,759,310
Basic and diluted net income per share subject to possible conversion	$.03	$.05
Weighted average common shares outstanding (excluding shares subject to possible conversion)	5,640,690	5,640,690
Basic and diluted net income per share	$.00	$.02

See Accompanying Notes to Unaudited Condensed Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED STATEMENTS OF INCOME

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Period from August 7, 2006 (Inception) to June 30, 2008
Operating expenses:
General and administrative costs	$157,999	$106,334	$423,505
Operating loss	(157,999)	(106,334)	(423,505)
Other Income:
Interest income	921	1,157	5,788
Interest on Trust Fund	459,199	373,215	1,528,552
Other income	—	—	1,071
Net income before provision for income taxes	302,121	268,038	1,111,906
Provision for income taxes	30,223	2,019	104,731
Net Income	271,898	266,019	1,007,175
Accretion of trust fund relating to common stock subject to possible conversion	83,659	149,249	511,293
Net income attributable to common stockholders	$188,239	$116,779	$495,882
Weighted average shares outstanding subject to possible conversion	2,759,310	2,748,179
Basic and diluted net income per share subject to possible conversion	$.03	$.05
Weighted average common shares outstanding (excluding shares subject to possible conversion)	5,640,690	3,710,092
Basic and diluted net income per share	$.03	$.03

See Accompanying Notes to Unaudited Condensed Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit) Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Common shares issued August 7, 2006 at $.0167 per share	1,500,000	$150	$24,850	$—	$25,000
Net Loss for the period ended December 31, 2006	—	—	—	(1,594)	(1,594)
Balance at December 31, 2006	1,500,000	150	24,850	(1,594)	23,406
Sale of 6,900,000 units at $6.00 per share, net of underwriters’ discount and offering expenses (2,759,310 shares subject to possible redemption)	6,900,000	690	38,389,362	—	38,390,052
Proceeds from issuance of underwriters’ option	—	—	100	—	100
Proceeds subject to possible redemption of 2,759,310 shares	(2,759,310)	(276)	(15,882,552)	—	(15,882,828)
Sale of 2,266,667 warrants to initial stockholders	—	—	1,360,000	—	1,360,000
Accretion of trust fund relating to common stock subject to possible conversion	—	—	(427,634)	—	(427,634)
Net income for the year ended December 31, 2007	—	—	—	736,871	736,871
Balance, December 31, 2007	5,640,690	564	23,464,126	735,277	24,199,967
Net income for the period ended June 30, 2008 (Unaudited)				271,898	271,898
Accretion of trust fund relating to common stock subject to possible conversion			(83,659)		(83,658)
Balance, June 30, 2008 (Unaudited)	5,640,690	$564	$23,380,467	$1,007,175	$24,388,206

See Accompanying Notes to Unaudited Condensed Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Period from August 7, 2006 (Inception) to June 30, 2008
Cash flow from operating activities
Net income	$271,898	$266,019	$1,007,175
Adjustments to reconcile net income to net cash used by operating activities
Dividend income earned on funds held in trust	(459,198)	(373,215)	(1,528,552)
(Increase)/decrease in prepaid expenses	(45,193)	(41,352)	(69,650)
Increase/(decrease) in accounts payable and accrued expense	(22,150)	22,732	7,710
Increase (decrease) in taxes payable	(60,061)	—	49,433
Net cash used by operating activities	(314,704)	(125,816)	(533,884)
Cash flows from investing activities
Payments to trust fund	—	(42,760,000)	(42,760,000)
Withdrawals from trust fund	250,000	3,043,000	3,293,000
Net cash provided (used) by investing activities	250,000	(39,717,000)	(39,467,000)
Cash flows from financing activities
Proceeds from sale of common shares to initial stockholders	—	—	25,000
Gross proceeds from public offering	—	41,400,000	41,400,000
Proceeds from underwriters’ purchase option	—	100	100
Repayment of note payable, stockholder	—	(125,000)	(125,000)
Proceeds from note payable, stockholder	—	—	125,000
Proceeds from issuance of insider warrants	—	1,360,000	1,360,000
Deferred costs associated with public offering	—	—	(121,707)
Payment of costs of public offering	—	(2,470,960)	(2,470,960)
Net cash provided by financing activities	—	40,164,140	40,192,433
Net (decrease) increase in cash and cash equivalents	(64,704)	321,324	191,549
Cash and cash equivalents at beginning of period	256,253	26,699	—
Cash and cash equivalents at end of period	$191,549	$348,023	$191,549
Supplemental schedule of non-cash financing activity:
Fair value of underwriter purchase option included in offering costs	$—	$2,259,000	$2,259,000
Increase (decrease) in accrual of offering costs	$—	$(17,719)	$3,281
Reclass deferred offering cost to additional paid-in capital	$—	$121,707	$121,707
Deferred underwriters’ fees	$—	$414,000	$414,000
Accretion of trust fund relating to common stock subject to possible conversion	$83,659	$149,249	$511,293
Cash paid for income taxes:	$109,286	$2,090	$111,376

See Accompanying Notes to Unaudited Condensed Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. Basis of Presentation

The following unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company’s latest shareholders’ annual report Form 10KSB filed on March 26, 2008.

All adjustments that, in the opinion of management, are necessary for a fair presentation for the periods presented have been reflected as required by Regulation S-X, Rule 10-01. All such adjustments made during the six month periods ended June 30, 2008 and 2007 are of a normal, recurring nature. These results are not necessary indicative of the results of operations for an entire year.

The financial statements include the accounts of the Company. The Company has not commenced operations. All activity through June 30, 2008, is related to the Company's formation and preparation for and consummation of the Offering as defined below. The Company has selected December 31 as its fiscal year end.

2. Significant Accounting Policies

Organization and Business Operations

China Opportunity Acquisition Corp. (a Corporation in the development stage) (the “Company”) was incorporated in Delaware on August 7, 2006 as a blank check company whose objective is to acquire, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business through contractual arrangements, that has its principal operations located in the People’s Republic of China.

All activity from August 7, 2006 (inception) through March 26, 2007 relates to the Company’s formation and initial public offering described below. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective March 20, 2007. The Company consummated the offering on March 26, 2007 (Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating the acquisition, through a stock exchange, asset acquisition or other similar business combination, of an operating business, or the acquisition of control of such operating business through contractual arrangements, that has its principal operations located in the People’s Republic of China (“Business Combination”). Furthermore, there can be no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, including the over-allotment option, an amount of $39,717,000 of the net proceeds was deposited in an interest/dividend-bearing trust fund (“Trust fund”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust fund, funds will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The remaining net proceeds (not held in the Trust fund) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 40% or more of the shares

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

2. Significant Accounting Policies  – (continued)

sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock in accordance with the vote of the majority interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust fund, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 39.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per-share interest in the Trust fund computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering, plus interest or dividend income earned (39.99% of the amount held in the Trust fund) has been classified as common stock subject to possible conversion in the accompanying June 30, 2008 and December 31, 2007 balance sheets.

The Company’s Certificate of Incorporation provides that the Company will continue in existence only until March 20, 2009. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 3).

Net Income Per Common Share

Basic income per share is computed by dividing net income applicable to common stock by the weighted average common shares outstanding during the period.

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 1,500,000 initial shares outstanding throughout the period from August 7, 2006 (inception) to March 26, 2007 and 7,500,000 common shares outstanding after the effective date of the offering on March 26, 2007 and 8,400,000 after the exercise of the underwriters’ option. Net income per share subject to possible conversion is calculated by dividing accretion of trust fund relating to common stock subject to possible conversion by 2,759,310 common shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At June 30, 2008 and June 30, 2007, there were no such potentially dilutive securities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period including contingent assets and liabilities. Actual results could differ from those estimates.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

2. Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to be in conformity with current year presentation. Such reclassifications had no effect on prior reported net income.

Recent Accounting Pronouncements

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (SFAS 157). In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company evaluated its financial assets (cash equivalents) and they are all measured at their carrying value. The Company has no financial assets (cash equivalents) measured at fair value on a recurring basis as of June 30, 2008 in accordance with SFAS 157.

The adoption of this statement did not have a material impact on the Company's consolidated results of operations and financial condition.

Effective January 1, 2008, the Company adopted SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. The Company did not elect to adopt the fair value option under this Statement.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

2. Significant Accounting Policies  – (continued)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Please refer to Company’s latest shareholders’ annual report Form 10-KSB for other new accounting pronouncements.

3. Initial Public Offering

On March 26, 2007, the Company sold 6,000,000 units (“Units”) in the Offering. On March 29, 2007, the Company consummated the closing of an additional 900,000 Units which were subject to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 upon the completion of a Business Combination expiring March 19, 2011. The Warrants will be redeemable, at the Company’s option, with the prior consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company paid the underwriters in the Offering an underwriting discount of 5.5% of the gross proceeds of the Offering and a non-accountable expense allowance of 0.5% of the gross proceeds of the Offering. However, the underwriters agreed that 1% of the underwriting discount would be deferred and would not be paid unless and until the Company consummated a Business Combination. In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Representative to purchase 600,000 Units at an exercise price of $6.60 per Unit. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of the Option was approximately $2,259,000 ($3.77 per Unit) using a Black-Scholes option-pricing model. The fair value of the Option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 75%, (2) risk-free interest rate of 4.8% and (3) expected life of 5 years. The Option may be exercised on a “cashless” basis, at the holder's option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $5.00 per share.

4. Commitments

The Company occupies office space provided by an affiliate of the Company’s Chairman of the Board and Chief Executive Officer. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing March 20, 2007. The Company paid the affiliate $45,000 and $25,403 for the six months ended June 30, 2008 and 2007 respectively.

Pursuant to an agreement between Company and the Representative, underwriting fees of approximately $414,000 due to the underwriters of the Company’s initial public offering have been deferred and are payable to the underwriters only upon completion of a Business Combination. Management has concluded that since the primary business objective of the Company is to complete a business combination, it would be appropriate to reflect these deferred underwriting fees as an accounting estimate at the time of the initial public offering. However, there can be no assurance the Company will be successful in completing a business combination. In

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

4. Commitments  – (continued)

the event the Company has not completed a business combination by March 20, 2009, the Company will reverse the deferred underwriters’ fees payable against additional paid-in capital.

Pursuant to letter agreements dated as of August 15, 2006 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company’s directors and certain special advisors and their members purchased 2,266,667 Warrants (“Insider Warrants”) at $0.60 per Warrant (for an aggregate purchase price of $1,360,000) privately from the Company. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust fund. The Insider Warrants purchased by such purchasers are identical to the Warrants underlying the Units offered in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants will not be redeemable by the Company so long as such securities are held by such purchasers or their affiliates. Furthermore, the purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

The Company’s Chairman of the Board and Chief Executive Officer has entered into an agreement with the Representative which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of the Company’s common stock commencing ten business days after the Company files its Current Report on Form 8-K announcing its execution of a definitive agreement for a Business Combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such Business Combination is to be approved. The Company’s Chairman of the Board and Chief Executive Officer has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after the Company has completed the Business Combination. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act. These purchases will be made at a price equal to the per share amount held in the Company’s trust fund as reported in such Form 8-K and will be made by the Representative or another broker dealer mutually agreed upon between the parties in such amounts and at such times as the representative or such other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price.

The Initial Stockholders and the holders of the Insider Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities) pursuant to an agreement signed prior to the effective date of the Offering. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Representative has been engaged by the Company to act as the Company’s non exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay the Representative a cash transaction fee equal to 1% of the total consideration paid in connection with the Business Combination, with a maximum fee to be paid of $360,000. Additionally, the Company paid the fees and issued the securities to the underwriters in the Offering as described in Note 3 above.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

5. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust fund or which votes as a class with the Common Stock on a Business Combination.

6. Common Stock

The Company is authorized to issue 30,000,000 shares of common stock, of which 8,400,000 were issued and outstanding as of June 30, 2008, including 2,759,310 common shares subject to possible conversion.

In connection with the issuance of 2,759,310 common shares subject to possible conversion, the Company has recorded the proceeds related to these shares in accordance with EITF Topic D-98.

The following is a summary of activity related to these shares:

Proceeds received related to the sale of 2,759,310 shares subject to possible redemption	$15,882,828
Accretion of trust fund income related to possible redeemable shares	511,293
Balance at June 30, 2008	$16,394,121

At June 30, 2008, 17,866,667 shares of common stock were reserved for issuance upon exercise of the Warrants and the Option.

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering is expected to occur.

7. Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

A provision of $30,223 was made for state and local income taxes. Since the majority of the Company’s interest income is not subject to federal income taxes, the Company generated a net operating loss of approximately $187,301 in the six months ended June 30, 2008 for federal income tax purposes. Since inception, the Company has incurred a cumulative net operating loss for federal tax purposes of approximately $521,377. A full valuation allowance was made for the resulting deferred tax asset, as it is uncertain if and when the Company will be able to utilize this net operating loss.

Franchise taxes incurred in the State of Delaware for the six months ended June 30, 2008 of $20,775 are included in general and administrative expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Opportunity Acquisition Corp.

We have audited the accompanying balance sheets of China Opportunity Acquisition Corp. (a corporation in the development stage) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2007 to December 31, 2007, August 7, 2006 (inception) to December 31, 2006, and August 7, 2006 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Opportunity Acquisition Corp. as of December 31, 2007, and the results of its operations and its cash flows for the periods from January 1, 2007 to December 31, 2007, August 7, 2006 (inception) to December 31, 2006, and from August 7, 2006 (inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

/s/ WithumSmith+Brown, P.C.
New Brunswick, New Jersey
March 25, 2008

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$256,253	$26,699
Prepaid expenses	24,458	—
Total current assets	280,711	26,699
Cash held in trust	40,786,353	—
Deferred offering costs	—	142,707
Total assets	$41,067,064	$169,406
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$33,141	$21,000
Taxes payable	109,494	—
Note payable to stockholder	—	125,000
Total current liabilities	142,635	146,000
Deferred underwriters’ fees	414,000	—
Common stock, subject to possible redemption, 2,759,310 shares at redemption value	16,310,462	—
Commitments
Stockholders’ equity
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value. Authorized 30,000,000 shares; issued and outstanding 5,640,690 shares (excluding 2,759,310 shares subject to possible redemption) at December 31, 2007 and 1,500,000 shares at December 31, 2006	564	150
Additional paid-in capital	23,464,126	24,850
Retained earnings (deficit) accumulated during the development stage	735,277	(1,594)
Total stockholders’ equity	24,199,967	23,406
Total liabilities and stockholders’ equity	$41,067,064	$169,406

See Accompanying Summary of Significant Accounting Policies and Notes to Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007	Period from August 7, 2006 (Inception) to December 31, 2006	Period from August 7, 2006 (Inception) to December 31, 2007
Operating expenses:
General and administrative costs (Notes 3 and 8)	$263,912	$1,594	$265,506
Operating loss	(263,912)	(1,594)	(265,506)
Other Income:
Interest income	4,867	—	4,867
Interest on Trust Fund	1,069,353	—	1,069,353
Other income	1,071	—	1,071
Net income before provision for income taxes	811,379	(1,594)	809,785
Provision for income taxes (Note 8)	74,508	—	74,508
Net Income	736,871	(1,594)	735,277
Accretion of trust fund relating to common stock subject to possible conversion	427,634	—	427,634
Net income (loss) attributable to common stockholders	$309,237	$(1,594)	$307,643
Shares outstanding subject to possible conversion	2,759,310	—
Basic and diluted net income per share subject to possible conversion	$.15	$—
Weighted average common shares outstanding	4,683,325	1,500,000
Basic and diluted net income per share	$.07	$—

See Accompanying Summary of Significant Accounting Policies and Notes to Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional Paid-in Capital	Retained Earnings (Deficit) Accumulated During the Development Stage	Total Stockholders’ Equity

	Common Stock
	Shares	Amount
Common shares issued August 7, 2006 at $.0167 per share	1,500,000	$150	$24,850	$—	$25,000
Net Loss for the period ended December 31, 2006	—	—	—	(1,594)	(1,594)
Balance at December 31, 2006	1,500,000	150	24,850	(1,594)	23,406
Sale of 6,900,000 units at $6.00 per share, net of underwriters’ discount and offering expenses (2,759,310 shares subject to possible redemption)	6,900,000	690	38,389,362	—	38,390,052
Proceeds from issuance of underwriters’ option	—	—	100	—	100
Proceeds subject to possible redemption of 2,759,310 shares	(2,759,310)	(276)	(15,882,552)	—	(15,882,828)
Sale of 2,266,667 warrants to initial stockholders	—	—	1,360,000	—	1,360,000
Accretion of trust fund relating to common stock subject to possible conversion			(427,634)		(427,634)
Net income for the year ended December 31, 2007	—	—	—	736,871	736,871
Balance, December 31, 2007	5,640,690	$564	$23,464,126	$735,277	$24,199,967

See Accompanying Summary of Significant Accounting Policies and Notes to Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	Period from August 7, 2006 (Inception) to December 31, 2006	Period from August 7, 2006 (Inception) to December 31, 2007
Cash flow from operating activities
Net income (loss)	$736,871	$(1,594)	$735,277
Adjustments to reconcile net income (loss) to net cash used by operating activities
Dividend income earned on funds held in trust	(1,069,353)	—	(1,069,353)
Increase in prepaid expenses	(24,458)	—	(24,458)
Increase in accounts payable and accrued expense	29,860	—	29,860
Increase in taxes payable	109,494		109,494
Net cash used by operating activities	(217,586)	(1,594)	(219,180)
Cash flows from investing activities
Payments to trust fund	(42,760,000)	—	(42,760,000)
Withdrawals from trust fund	3,043,000	—	3,043,000
Net cash used by investing activities	(39,717,000)	—	(39,717,000)
Cash flows from financing activities
Proceeds from sale of common shares to initial stockholders	—	25,000	25,000
Gross proceeds from public offering	41,400,000	—	41,400,000
Proceeds from underwriters’ purchase option	100	—	100
Repayment of note payable, stockholder	(125,000)	—	(125,000)
Proceeds from note payable, stockholder	—	125,000	125,000
Proceeds from issuance of insider warrants	1,360,000	—	1,360,000
Deferred costs associated with public offering	—	(121,707)	(121,707)
Payment of costs of public offering	(2,470,960)	—	(2,470,960)
Net cash provided by financing activities	40,164,140	28,293	40,192,433
Net increase in cash and cash equivalents	229,554	26,699	256,253
Cash and cash equivalents at beginning of period	26,699	—	—
Cash and cash equivalents at end of period	$256,253	$26,699	$256,253
Supplemental schedule of non-cash financing activity:
Fair value of underwriter purchase option included in offering costs	$2,259,000	$—	$2,259,000
Increase (decrease) in accrual of offering costs	(17,719)	21,000	3,281
Reclass deferred offering cost to additional paid-in capital	121,707	—	121,707
Deferred underwriters’ fees	414,000	—	414,000
Total	$2,776,988	$21,000	$2,797,988

See Accompanying Summary of Significant Accounting Policies and Notes to Financial Statements.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies

Organization and Business Operations

China Opportunity Acquisition Corp. (a Corporation in the development stage) (the “Company”) was incorporated in Delaware on August 7, 2006 as a blank check company whose objective is to acquire, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business through contractual arrangements, that has its principal operations located in the People’s Republic of China.

All activity from August 7, 2006 (inception) through March 26, 2007 relates to the Company’s formation and initial public offering described below. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective March 20, 2007. The Company consummated the offering on March 26, 2007 (Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating the acquisition, through a stock exchange, asset acquisition or other similar business combination, of an operating business, or the acquisition of control of such operating business through contractual arrangements, that has its principal operations located in the People’s Republic of China (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, including the over-allotment option, an amount of $39,717,000 of the net proceeds was deposited in an interest/dividend-bearing trust fund (“Trust fund”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust fund, funds will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The remaining net proceeds (not held in the Trust fund) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 40% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock in accordance with the vote of the majority interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust fund, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 39.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per-share interest in the Trust fund computed without regard to the shares held by Initial Stockholders. Accordingly, a

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

portion of the net proceeds from the offering, plus interest or dividend income earned (39.99% of the amount held in the Trust fund) has been classified as common stock subject to possible conversion in the accompanying December 31, 2007 balance sheet.

The Company’s Certificate of Incorporation provides that the Company will continue in existence only until March 20, 2009. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 3).

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), “Accounting for Income Taxes” which is an asset and liability approach that has been recognized in the Company’s financial statements. The Company has a net operating loss carryforward of approximately $261,602 to reduce any future federal income taxes. The tax benefit of this loss, approximately $85,275, has been fully offset by a valuation allowance due to the uncertainty of its realization.

Net Income per Common Share

Basic income per share is computed by dividing net income applicable to common stock by the weighted average common shares outstanding during the period.

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Calculation of the weighted average common shares outstanding during the period is based on 1,500,000 initial shares outstanding throughout the period from August 7, 2006 (inception) to March 26, 2007 and 7,500,000 common shares outstanding after the effective date of the offering on March 26, 2007 and 8,400,000 after the exercise of the underwriters option. Net income per share subject to possible conversion is calculated by dividing accretion of trust fund relating to common stock subject to possible conversion by 2,759,310 common shares subject to possible conversion. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At December 31, 2006 and 2007, there were no such potentially dilutive securities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period including contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations, or SFAS No. 141R. SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141R will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until January 1, 2009. We expect SFAS No. 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time. We are still assessing the impact of this pronouncement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51, or SFAS No. 160”. SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. We believe that SFAS 160 should not have a material impact on our financial position or results of operations.

In June 2007, the Financial Accounting Standards Board (FASB) ratified the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards.” This EITF indicates that tax benefits of dividends on unvested restricted stock are to be recognized in equity as an increase in the pool of excess tax benefits. Should the related awards forfeit or no longer become expected to vest, the benefits are to be reclassified from equity to the income statement. The EITF is effective for fiscal years beginning after December 15, 2007. The Company will adopt the EITF as required and management does not expect it to have a significant impact on the Company’s results of operations, financial condition or liquidity.

In February 2007, the FASB issued Statement of Financial Accounting Standards (FAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” FAS No. 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007. This standard is not expected to have any impact on the Company’s results of operations, financial condition and liquidity.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements.” FAS No. 157 provides guidance for using fair value to measure assets and liabilities and only applies when other standards require or permit the fair value measurement of assets and liabilities. It does not expand the use of fair value measurement. FAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt this standard as required and adoption is not expected to have a significant impact on the Company’s results of operations, financial condition and liquidity.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109”. FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. This standard, which became effective in 2007, did not have any impact on the Company’s results of operations, financial condition and liquidity.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2. Basis of Presentation

The financial statements include the accounts of the Company. The Company has not commenced operations. All activity through December 31, 2007, is related to the Company’s formation and preparation for and consummation of the Offering. The Company has selected December 31 as its fiscal year end.

3. Initial Public Offering

On March 26, 2007, the Company sold 6,000,000 units (“Units”) in the Offering. On March 29, 2007, the Company consummated the closing of an additional 900,000 Units which were subject to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination expiring March 19, 2011. The Warrants will be redeemable, at the Company’s option, with the prior consent of EarlyBird Capital, Inc., the representative of the underwriters in the Offering (“Representative”), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company paid the underwriters in the Offering an underwriting discount of 5.5% of the gross proceeds of the Offering and a non-accountable expense allowance of 0.5% of the gross proceeds of the Offering. However, the underwriters agreed that 1% of the underwriting discount would be deferred and would not be paid unless and until the Company consummated a Business Combination. In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Representative to purchase 600,000 Units at an exercise price of $6.60 per Unit. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of the Option was approximately $2,259,000 ($3.77 per Unit) using a Black-Scholes option-pricing model. The fair value of the Option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expec- ted volatility of 75%, (2) risk-free interest rate of 4.8% and (3) expected life of 5 years. The Option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $5.00 per share.

4. Note Payable Stockholder

The Company issued an unsecured promissory note in aggregate amount of $125,000 to an officer. The note was non-interest bearing and was repaid from the net proceeds of the Offering in 2007.

5. Commitment

The Company occupies office space provided by an affiliate of the Company’s chairman of the board and chief executive officer. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing March 20, 2007. The Company paid the affiliate $70,403 for the twelve months ended December 31, 2007.

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

5. Commitment  – (continued)

Future minimum payments for the next five years are as follows:

	Payment Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Administrative services agreement	109,597	90,000	19,597	—	—
Fee due to investment banker on completion of business combination	414,000	—	414,000	—	—
Total	523,597	90,000	433,597	—	—

Pursuant to letter agreements dated as of August 15, 2006 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company’s directors and certain special advisors and their members purchased 2,266,667 Warrants (“Insider Warrants”) at $0.60 per Warrant (for an aggregate purchase price of $1,360,000) privately from the Company. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust fund. The Insider Warrants purchased by such purchasers are identical to the Warrants underlying the Units offered in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants will not be redeemable by the Company so long as such securities are held by such purchasers or their affiliates. Furthermore, the purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

The Company’s Chairman of the Board and Chief Executive Officer has entered into an agreement with the Representative which is intended to comply with Rule 10b5-1 under the Exchange Act, pursuant to which he, or an entity or entities he controls, will place limit orders for $3 million of the Company’s common stock commencing ten business days after the Company files its Current Report on Form 8-K announcing its execution of a definitive agreement for a Business Combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such Business Combination is to be approved. The Company’s Chairman of the Board and Chief Executive Officer has agreed that he will not sell or transfer any shares of common stock purchased by him pursuant to this agreement until one year after the Company has completed the Business Combination. It is intended that these purchases will comply with Rule 10b-18 under the Exchange Act. These purchases will be made at a price equal to the per share amount held in the Company’s trust fund as reported in such Form 8-K and will be made by the Representative or another broker dealer mutually agreed upon between the parties in such amounts and at such times as the representative or such other broker dealer may determine, in its sole discretion, so long as the purchase price does not exceed the above-referenced per share purchase price.

The Initial Stockholders and the holders of the Insider Warrants (or underlying securities) will be entitled to registration rights with respect to their founding shares or Insider Warrants (or underlying securities) pursuant to an agreement signed prior to the effective date of the Offering. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Representative has been engaged by the Company to act as the Company’s non exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and

CHINA OPPORTUNITY ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

5. Commitment  – (continued)

negotiating the terms of a Business Combination, the Company will pay the Representative a cash transaction fee equal to 1% of the total consideration paid in connection with the Business Combination, with a maximum fee to be paid of $360,000. Additionally, the Company paid the fees and issued the securities to the underwriters in the Offering as described in Note 4 above.

6. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust fund or which votes as a class with the Common Stock on a Business Combination.

7. Common Stock

The Company is authorized to issue 30,000,000 shares of common stock, of which 8,400,000 were issued and outstanding as of December 31, 2007, including 2,759,310 common shares subject to possible conversion.

In connection with the issuance of 2,759,310 common shares subject to possible conversion, the Company has recorded the proceeds related to these shares in accordance with EITF Topic D-98.

The following is a summary of activity related to these shares:

Proceeds received related to the sale of 2,759,310 shares subject to possible redemption	$15,882,828
Accretion of trust fund income related to possible redeemable shares	427,634
Balance at December 31, 2007	$16,310,462

At December 31, 2007, 17,866,667 shares of common stock were reserved for issuance upon exercise of the Warrants and the Option.

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering is expected to occur.

8. Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

A provision of $74,508 was made for state and local income taxes. Since the majority of the Company’s interest income is not subject to federal income taxes, the Company generated a net operating loss of approximately $332,482 for federal income tax purposes. A full valuation allowance was made for the resulting deferred tax asset, as it is uncertain if and when the Company will be able to utilize this net operating loss.

Franchise taxes incurred in the State of Delaware of $36,928 are included in general and administrative expenses.

Annex A

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
BY AND AMONG
CHINA OPPORTUNITY ACQUISITION CORP.,
GOLDEN GREEN ENTERPRISES LIMITED,
WEALTH RAINBOW DEVELOPMENT LIMITED,
HENAN GREEN COMPLEX MATERIALS CO., LTD
and
THE SHAREHOLDERS OF
GOLDEN GREEN ENTERPRISES LIMITED

DATED AS OF NOVEMBER 12, 2008

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	BVICo Memorandum and Articles of Association
Exhibit B	BVICo Share Ownership
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Opinion of Graubard Miller
Exhibit G	Form of Opinion of PRC counsel to BVICo and Shareholders

Schedules

Schedule 1.12	Distribution of Shares Pursuant to Section 1.12
Schedule 1.15	Warrant Exercise Payments
Schedule 1.16	Lock-Up Periods
Schedule 2	BVICo Schedule
Schedule 3	COAC Schedule
Schedule 5.2	Directors and Officers of BVICo

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into as of November 12, 2008, by and among China Opportunity Acquisition Corp., a Delaware corporation (“COAC”), Golden Green Enterprises Limited, a British Virgin Islands company (“BVICo”), Wealth Rainbow Development Limited, a Hong Kong corporation (“HKCo”), Henan Green Complex Materials Co., Ltd, a People’s Republic of China limited liability company (“Ge Rui”), and each of the persons listed as “Shareholders” on the signature page hereof, such persons being all of the shareholders of BVICo (each a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004, of the British Virgin Islands (“Companies Act”) and other applicable law, COAC and BVICo intend to enter into a business combination transaction by means of a merger in which COAC will merge into BVICo and BVICo will be the surviving entity.

B. The Shareholders own all of the outstanding shares of BVICo and HKCo is a wholly owned subsidiary of BVICo.

C. The boards of directors of each of COAC and BVICo have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective shareholders.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the United States Income Tax regulations thereunder.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Companies Act, COAC shall be merged with and into BVICo (the “Merger”), the separate corporate existence of COAC shall cease and BVICo shall continue as the surviving corporation. BVICo as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” The term “Agreement” as used herein refers to this Agreement of Merger and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the BVICo Schedule and the COAC Schedule, as defined in the preambles to Articles II and III hereof, respectively).

1.2 Effective Time; Closing.  Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by (a) filing Articles of Merger (the “Articles of Merger”) with the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the applicable provisions of the Companies Act and (b) filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with applicable provisions of the DGCL (the time of such filing with the Registrar of Corporate Affairs of the British Virgin Islands, or such later time as may be agreed in writing by COAC and BVICo and specified in the Articles of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, counsel to COAC, 405 Lexington Avenue, New York, New York 10174-1901 or at such other place as the parties mutually agree in writing at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or as an e-mail pdf attachment.

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1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Companies Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of COAC shall vest in the Surviving Corporation, and all debts, liabilities and duties of COAC shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Memorandum of Association; Articles of Association.  At the Effective Time, the Memorandum and Articles of Association of BVICo shall be amended and restated substantially in the form of Exhibit A, which shall be the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended as provided by law.

1.5 Effect on COAC Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of COAC or the holders of any of the securities of COAC, the following shall occur:

(a) Conversion of COAC Common Stock.  Other than any shares to be canceled pursuant to Section 1.5(c), each share of common stock, par value $.0001, of COAC (“COAC Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.5(e)) into one (1) Ordinary Share of BVICo (“BVICo Ordinary Shares”). The numbers of BVICo Ordinary Shares that would otherwise be issuable pursuant to this Section 1.5(a) to Persons who hold Dissenting Shares (as defined in Section 1.13(b)) and exercise their appraisal rights pursuant to applicable Delaware Law shall not be issued to such Persons and shall be canceled.

(b) Uncertificated COAC Shares.  All shares of COAC Common Stock that are not certificated that are converted into BVICo Ordinary Shares pursuant to Section 1.5(a) shall be replaced by uncertificated BVICo Ordinary Shares on the books and records of COAC’s transfer agent and all other entities that maintain records with respect thereto.

(c) Certificates for Shares.  Certificates representing the BVICo Ordinary Shares issuable pursuant to Section 1.5(a) shall be issued to the holders of certificates representing the shares of COAC Common Stock (“COAC Certificates”) upon surrender of COAC Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(d) Cancellation of Treasury and BVICo-Owned Stock.  Each share of COAC Common Stock held by COAC or owned by BVICo or any direct or indirect wholly-owned subsidiary of COAC or of BVICo immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Adjustments to Exchange Ratios.  The numbers of BVICo Ordinary Shares that the holders of COAC Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into BVICo Ordinary Shares or COAC Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BVICo Ordinary Shares or COAC Common Stock occurring on or after the date hereof and prior to the Effective Time except that no such adjustment shall be made as a result of the recapitalization provided for in Section 1.10.

(f) Fractional Shares.  No fraction of a BVICo Ordinary Share will be issued by virtue of the Merger, and each holder of shares of COAC Common Stock who would otherwise be entitled to a fraction of BVICO Ordinary Share (after aggregating all fractional BVICo Ordinary Shares that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from BVICo, in lieu of such fractional share, one (1) BVICo Ordinary Share.

(g) Conversion of COAC Warrants.  Each warrant (“COAC Warrant”) to purchase shares of COAC Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant (“BVICo Warrant”) to purchase the equivalent number of BVICo Ordinary

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Shares having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the COAC Warrants. The BVICo Warrants shall be governed by the Warrant Agreement dated March 20, 2007 between COAC and Continental Stock Transfer & Trust Company (“Continental”), as Warrant Agent.

(h) Conversion of COAC Units.  Each unit (“COAC Unit”) consisting of one (1) share of COAC Common Stock and two (2) COAC Warrants issued and outstanding immediately prior to the Effective Time shall be automatically converted into a unit (“BVICo Unit”) consisting of one (1) BVICo Ordinary Share and two (2) BVICo Warrants.

(i) Conversion of COAC Unit Purchase Option.   The unit purchase option issued by COAC to EarlyBirdCapital, Inc. (the “COAC Unit Purchase Option”) to purchase six hundred thousand (600,000) COAC Units, if outstanding immediately prior to the Effective Time, shall be automatically converted into a unit purchase option to purchase six hundred thousand (600,000) BVICo Units having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the COAC Unit Purchase Option.

1.6 Surrender of Certificates.

(a) Exchange Procedures.  Upon surrender of COAC Certificates at the Closing, the holders of such COAC Certificates shall receive in exchange therefor certificates representing the BVICo Ordinary Shares into which their shares of COAC Common Stock shall be converted at the Effective Time and COAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding COAC Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of BVICo Ordinary Shares issuable pursuant to Section 1.5(a).

(b) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to BVICo Ordinary Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered COAC Certificates with respect to the BVICo Ordinary Shares to be issued upon surrender thereof until the holders of record of such COAC Certificates shall surrender such COAC Certificates. Subject to applicable law, following surrender of any such COAC Certificates with a properly completed letter of transmittal, BVICo shall promptly deliver to the record holders thereof, without interest, the certificates representing BVICo Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such BVICo Ordinary Shares.

(c) Transfers of Ownership.  If certificates representing BVICo Ordinary Shares are to be issued in a name other than that in which COAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that COAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to BVICo or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing BVICo Ordinary Shares in any name other than that of the registered holder of COAC Certificates surrendered, or established to the satisfaction of BVICo or any agent designated by it that such tax has been paid or is not payable.

(d) Required Withholding.  BVICo and the Surviving Corporation shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of COAC Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 1.6, neither BVICo, COAC, the Surviving Corporation nor any other party hereto shall be liable to a holder of BVICo Ordinary Shares or COAC Common Stock, whether or not certificated, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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1.7 No Further Ownership Rights in COAC Stock.  All BVICo Ordinary Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of COAC Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of COAC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, COAC Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates.  In the event that any COAC Certificates shall have been lost, stolen or destroyed, BVICo shall issue in exchange for such lost, stolen or destroyed COAC Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the BVICo Ordinary Shares that the shares of COAC Common Stock formerly represented by such COAC Certificates were converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition precedent to the issuance of such certificates representing BVICo Ordinary Shares and other distributions, the owner of such lost, stolen or destroyed COAC Certificates shall indemnify BVICo against any claim that may be made against BVICo or the Surviving Corporation with respect to COAC Certificates alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the United States Income Tax Regulations thereunder. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of the United States Income Tax Regulations issued with respect to Section 368(a)(1)(A).

1.10 BVICo Recapitalization.  On or before the Closing Date, BVICo shall recapitalize so that there are thirty million (30,000,000) BVICo Ordinary Shares issued and outstanding immediately prior to the Closing, owned by the Shareholders as set forth in Exhibit B under the column entitled “Share Ownership on Closing Date.” No other BVICo Ordinary Shares shall be outstanding immediately prior to the Closing and, except as provided for in this Agreement, there shall be no options, warrants or other rights to purchase or otherwise acquire BVICo Ordinary Shares outstanding on the Closing Date or commitments for any thereof.

1.11 Escrow.  As security for the indemnity obligations set forth in Article VII, at the Closing, Oasis Green Investments Limited (“Oasis Green”) shall deposit in escrow three million (3,000,000) of the BVICo Ordinary Shares owned by it on the Closing Date (the “Indemnity Escrow Shares”), all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between BVICo, Oasis Green and Continental, as Escrow Agent, in the form annexed hereto as Exhibit C (the “Escrow Agreement”). On the date (the “Indemnity Escrow Termination Date”) that is the later of (i) thirty (30) days after the date on which BVICo has filed its Annual Report on Form 10-K pursuant to the United States Securities Exchange Act of 1934, as amended (“Exchange Act”), or, if BVICo is deemed to be a “foreign private issuer” (as defined in the Exchange Act), its Annual Report of Form 20-F pursuant to the Exchange Act (in either case, hereinafter referred to as the “Annual Report”), for its 2009 fiscal year or (ii) one year after the Closing Date, the Escrow Agent shall release the Indemnity Escrow Shares, less that number of Indemnity Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to Oasis Green. Any Indemnity Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to Oasis Green promptly upon such resolution.

1.12 Additional Shares.

(a) 2009 Shares.  If, for the fiscal year ending December 31, 2009 BVICo has net income after tax (“After Tax Income”) of at least Forty Five Million Dollars ($45,000,000.00), BVICo shall issue One Million (1,000,000) BVICo Ordinary Shares to the Shareholders as set forth on Schedule 1.12.

(b) 2010 Shares.  If, for the fiscal year of BVICo ending December 31, 2010, BVICo has After Tax Income of at least Sixty Million Dollars ($60,000,000.00), BVICo shall issue One Million (1,000,000) BVICo Ordinary Shares to the Shareholders as set forth on Schedule 1.12.

(c) 2011 Shares.  If, for the fiscal year of BVICo ending December 31, 2011, BVICo has After Tax Income of at least Eighty Million Dollars ($80,000,000.00), BVICo shall issue One Million (1,000,000) BVICo Ordinary Shares to the Shareholders as set forth on Schedule 1.12.

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(d) Share Adjustments.  The number of BVICo Ordinary Shares issuable pursuant to Sections 1.12(a), 1.12(b) and 1.12(c) shall be adjusted from time to time as follows:

(i) Subdivision; Combination.  If the outstanding BVICo Ordinary Shares shall be subdivided or reclassified into a greater number of shares of BVICo Ordinary Shares, the number of BVICo Ordinary Shares issuable pursuant to any of Sections 1.12(a), 1.12(b) and 1.12(c) after the occurrence of such event shall be equitably and proportionately increased, and conversely, in the outstanding BVICo Ordinary Shares shall be combined or reclassified into a smaller number of BVICo Ordinary Shares, the number of BVICo Ordinary Shares issuable pursuant to any of Sections 1.12(a), 1.12(b) and 1.12(c) after the occurrence of such event shall be equitably and proportionately reduced.

(ii) Other Business Combinations.  If all outstanding BVICo Ordinary Shares are acquired for, exchanged for or converted into securities (other than BVICo Ordinary Shares) or into a combination of securities and/or other property in a transaction or series of related transactions (whether by exchange offer, merger or otherwise), the board of directors of BVICo shall make an appropriate equitable adjustment in the number of BVICo Ordinary Shares issuable pursuant to any of Sections 1.12(a), 1.12(b) and 1.12(c) after the occurrence of such event, as determined in the good faith judgment of the board of directors of BVICo.

(iii) General.  Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the number of BVICo Ordinary Shares to preserve the economic benefits intended to be provided to the Shareholders under the terms of this Agreement in the event there is any change in or conversion of the BVICo Ordinary Shares, including as a result of any merger, reorganization, acquisition or other business combination transaction, and accordingly, the board of directors of BVICo, as determined in its good faith judgment, shall make appropriate equitable adjustments in connection therewith.

(e) Determination of After Tax Income.  After Tax Income shall be determined in accordance with United States generally accepted accounting principles by the independent accountants serving BVICo based on the audited financial statements of BVICo included in the Annual Report filed by BVICo for each applicable fiscal year. After Tax Income shall not take into account revenues or expenses attributable to businesses acquired by BVICo in return for equity securities of BVICo.

(f) Issuance of Additional Shares.  BVICo Ordinary Shares issuable to Oasis Green pursuant to this Section 1.12 shall be issued by BVICo to Oasis Green within thirty (30) days after the Annual Report for the applicable fiscal year has been filed by BVICo.

(g) Termination on Disposition.  Upon any disposition of Ge Rui by BVICo, whether directly or indirectly, by means of sale of stock of HKCo or Ge Rui or sale of assets of Ge Rui or merger or otherwise, the obligation of BVICo is issue additional Ordinary Shares to Oasis Green pursuant to this Section 1.12 shall terminate with respect to all fiscal years ending on or after the date of disposition.

1.13 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.13(b)) shall not be converted into a right to receive BVICo Ordinary Shares. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however,that (i) if any stockholder of COAC who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the shares of COAC Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive BVICo Ordinary Shares as provided in Section 1.5. COAC shall give BVICo prompt notice of any demands for payment received by COAC from a person asserting appraisal rights, and BVICo shall have

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the right to participate in all negotiations and proceedings with respect to such demands. COAC shall not, except with the prior written consent of BVICo, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of COAC Common Stock held by stockholders of COAC who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

1.14 Shareholder Matters.

(a) Each Shareholder, for himself, herself or itself only, represents, warrants and acknowledges as follows:

(i) such Shareholder has had both the opportunity to ask questions and receive answers from the officers and directors of COAC and BVICo and all persons acting on their behalf concerning the business and operations of COAC and BVICo and to obtain any additional information to the extent COAC or BVICo possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii) such Shareholder has had access to the COAC SEC Reports (as defined in Section 3.7) filed prior to the date of this Agreement;

(iii) the execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (A) for applicable requirements, if any, of the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, United States state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(a)) on such Shareholder, BVICo, HKCo or Ge Rui or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(b) Each Shareholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the provisions of Section 1.14(a).

1.15 Warrant Exercise Payment.  Upon the exercise of at least 75% of the BVICo Warrants at an exercise price not less than the exercise price in effect on the Closing Date, BVICo shall pay to the Shareholders the amounts as set forth on Schedule 1.15.

1.16 Lock-Up Agreement.  At the Closing, the Shareholders and each Person (as defined in Section 9.2(c)) who was a stockholder of COAC prior to COAC’s initial public offering (“COAC Insiders”) shall execute a Lock-Up Agreement substantially in the form of Exhibit D providing that they shall not sell or otherwise dispose of any BVICo Ordinary Shares they owned immediately prior to the Effective Time or they receive in the Merger, as the case may be, during the period following the Closing Date that is specified next to such Person’s name in Schedule 1.16; provided that such Lock-Up Agreement shall not apply to BVICo Ordinary Shares received by any COAC Insider in exchange for shares of COAC Common Stock that were originally issued in COAC’s initial public offering.

1.17 Assignment of Rights.  HKCo hereby assigns, conveys and transfers to BVICo all of HKCo’s rights pursuant to the Equity Transfer Agreement of Henan Green Complex Materials Co., Ltd. dated August 10, 2008 entered into among Lu Mingwang and twelve other shareholders as one party, HKCo and Ge Rui, including without limitation HKCo’s rights to indemnification pursuant to such agreement and the enforcement thereof.

1.18 Further Assurances; Post-Closing Cooperation.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such

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other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING BVICo

Subject to the exceptions set forth in Schedule 2 (the “BVICo Schedule”) and the opinion of Jingtian & Congcheng dated the date of this Agreement and delivered to COAC (the “PRC Counsel Signing Opinion”), BVICo, HKCo, Ge Rui and Oasis Green hereby represent and warrant to, and covenant with, COAC as follows:

2.1 Organization.

(a) BVICo is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. BVICo is not engaged in any business operations and its only activity is being the holder of all of the outstanding capital stock of HKCo. BVICo has no liabilities and its only asset is all of the outstanding capital stock of HKCo. Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of BVICo, as amended and currently in effect, have been heretofore made available to COAC or COAC’s counsel. BVICo is not in violation of any of the provisions of its Charter Documents.

(b) HKCo is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. HKCo is not engaged in any business operations and its only activity is being the holder of all of the registered capital of Ge Rui. HKCo has no liabilities and its only asset is all of the registered capital of Ge Rui. Complete and correct copies of the Charter Documents of HKCo, as amended and currently in effect, have been heretofore made available to COAC or COAC’s counsel. HKCo is not in violation of any of the provisions of its Charter Documents.

(c) Ge Rui is a limited liability company, duly organized, validly existing and in good standing under the laws of the Peoples Republic of China (“PRC”) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Ge Rui to be conducted. Ge Rui is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ge Rui. Complete and correct copies of the articles of association (or other comparable governing instruments with different names) of Ge Rui, as amended and currently in effect, have been heretofore made available to COAC or COAC’s counsel. Ge Rui is not in violation of any of the provisions of its Charter Documents.

(d) The minute books of BVICo, HKCo and Ge Rui contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the times of their respective incorporations. Copies of such Corporate Records have been made available to COAC or COAC’s counsel.

(e) The stock transfer, warrant and option transfer and ownership records of BVICo, HKCo and Ge Rui contain true, complete and accurate records of the securities ownership as of the date of such records

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and the transfers involving the capital stock, shares and other securities of such corporations since the times of their respective incorporations. Copies of such records have been made available to COAC or COAC’s counsel.

2.2 Subsidiaries.  BVICo has no direct or indirect subsidiaries other than HKCo and Ge Rui. HKCo has no direct or indirect subsidiaries other than Ge Rui. Ge Rui has no direct or indirect subsidiaries or participations in joint ventures or other entities and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3 Capitalization.

(a) The authorized shares of BVICo consists of 50,000 Ordinary Shares, par value $1.00, of which 100 shares are issued and outstanding as of the date of this Agreement and all of which are validly issued, fully paid and nonassessable. Other than BVICo Ordinary Shares, BVICo has no class or series of securities authorized by its Charter Documents. Exhibit B contains a list of all of the shareholders of BVICo (who constitute all of the Shareholders) and the number of BVICo Ordinary Shares owned by each shareholder on the date of this Agreement. No BVICo Ordinary Shares are reserved for issuance upon the exercise of outstanding options, warrants or other securities to purchase BVICo Ordinary Shares. All outstanding BVICo Ordinary Shares have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable contracts to which BVICo is a party.

(b) Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which BVICo is a party or by which it is bound obligating BVICo to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests or obligating BVICo to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which BVICo is a party or by which BVICo is bound with respect to any equity security of any class of BVICo.

(d) No outstanding BVICo Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement to which BVICo is a party or by which it is bound.

(e) The registered capital of Ge Rui is RMB26 million (an equivalent of approximately US$3,808,017). HKCo owns all of the registered capital of Ge Rui, free and clear of all Liens. There are no outstanding options, warrants or other rights to purchase securities of Ge Rui.

(f) The authorized capital of HKCo is 10,000 shares, HK$1.00, of which two shares are issued and outstanding and are owned by BVICo. There are no outstanding options, warrants or other rights to purchase securities of HKCo. All outstanding shares of capital stock of HKCo have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable contracts to which HKCo is a party.

2.4 Authority Relative to this Agreement.  Each of BVICo, HKCo and Ge Rui has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of

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this Agreement and the consummation by each of BVICo, HKCo and Ge Rui of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of BVICo, HKCo and Ge Rui (including the approval by its board of directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of any of BVICo, HKCo or Ge Rui or any of their respective shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each of BVICo, HKCo and Ge Rui and, assuming the due authorization, execution and delivery thereof by the other parties hereto other than the Shareholders, constitutes the legal and binding obligation of each of BVICo, HKCo and Ge Rui enforceable against each of BVICo, HKCo and Ge Rui in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of BVICo, HKCo and Ge Rui does not, and the performance of this Agreement by each of BVICo, HKCo and Ge Rui shall not, (i) conflict with or violate the Charter Documents of each of BVICo, HKCo and Ge Rui, (ii) conflict with or violate any Legal Requirements (as defined in Section 9.2(c)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of any of BVICo, HKCo and Ge Rui or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of their properties or assets pursuant to, any Company Contracts (as defined in Section 2.19(a)) or contract to which BVICo, HKCo or Ge Rui is a party or by which it is bound or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, or contract to which BVICo, HKCo or Ge Rui is a party or by which it is bound except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on any of BVICo, HKCo or Ge Rui.

(b) The execution and delivery of this Agreement by each of BVICo, HKCo and Ge Rui does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) the filing of the Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities where each of BVICo, HKCo and Ge Rui is licensed or qualified to do business, (iii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations and permits described in Schedule 2.5, all of which have been obtained and are in full force and effect, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of BVICo, HKCo or Ge Rui or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance.  Each of BVICo, HKCo and Ge Rui has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on HKCo or Ge Rui. The businesses and activities of BVICo, HKCo and Ge Rui have not been and are not being conducted in violation of any Legal Requirements. Neither BVICo, HKCo nor Ge Rui is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by BVICo, HKCo or Ge Rui (and neither BVICo, HKCo nor Ge Rui has any knowledge of any such

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notice delivered to any other Person). Ge Rui is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on BVICo, HKCo or Ge Rui.

2.7 Financial Statements.

(a) BVICo has provided to COAC a correct and complete copy of the audited financial statements (including any related notes thereto) of Ge Rui for the fiscal years endedDecember 31, 2007, December 31, 2006 and December 31, 2005 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of all applicable Governmental Entities and United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Ge Rui at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(b) Ge Rui has provided to COAC a correct and complete copy of the unaudited financial statements of Ge Rui for the six month period ended June 30, 2008 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of all applicable Governmental Entities and U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of Ge Rui at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on Ge Rui.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of Ge Rui have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of Ge Rui reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of Ge Rui.

2.8 No Undisclosed Liabilities.  Ge Rui has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Ge Rui, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of Ge Rui’s business since December 31, 2007, none of which, individually or in the aggregate, would have a Material Adverse Effect on Ge Rui.

2.9 Absence of Certain Changes or Events.  Except as set forth in the Unaudited Financial Statements or in Schedule 2.9, since December 31, 2007, there has not been: (i) any Material Adverse Effect on BVICo, HKCo or Ge Rui, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of BVICo’s, HKCo’s or Ge Rui’s stock, or any purchase, redemption or other acquisition by BVICo, HKCo or Ge Rui of any of BVICo’s, HKCo’s or Ge Rui’s capital stock or any other securities of BVICo, HKCo or Ge Rui or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of BVICo’s,

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HKCo’s or Ge Rui’s capital stock, (iv) any granting by Ge Rui of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Ge Rui of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Ge Rui of any increase in severance or termination pay or any entry by Ge Rui into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Ge Rui of the nature contemplated hereby, (v) entry by Ge Rui into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Ge Rui with respect to any Governmental Entity, (vi) any material change by BVICo, HKCo or Ge Rui in its accounting methods, principles or practices, (vii) any change in the auditors of BVICo, HKCo or Ge Rui, (viii) any issuance of capital stock of BVICo, HKCo or Ge Rui, (ix) any revaluation by BVICo, HKCo or Ge Rui of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of BVICo, HKCo or Ge Rui other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of BVICo and the Shareholders, threatened against BVICo, HKCo or Ge Rui before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11 [Intentionally Omitted.]

2.12 [Intentionally Omitted.]

2.13 Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon any of BVICo, HKCo and Ge Rui or their respective assets or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any of BVICo, HKCo and Ge Rui, any acquisition of property by each of BVICo, HKCo and Ge Rui or the conduct of business by each of BVICo, HKCo and Ge Rui as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on any of BVICo, HKCo and Ge Rui.

2.14 Property.

(a) Neither BVICo nor HKCo owns, leases or occupies any real property. All real property owned by Ge Rui (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of Ge Rui included in the Unaudited Financial Statements. Ge Rui has good, legal and marketable title to the real property owned by it, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which Ge Rui has a right to acquire or the obligation to sell any interest in real property. Ge Rui neither owns, nor has any other interest in, real property located in the United States.

(b) All leases of real property held by Ge Rui, and all personal property and other property and assets of Ge Rui owned, used or held for use in connection with the business of Ge Rui (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by IFRS, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those entered into or acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) contains a list of all leases of real property and Personal Property held by Ge Rui. Ge Rui has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule

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2.14(b), none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Ge Rui.

(c) All leases pursuant to which Ge Rui leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Ge Rui or, to the knowledge of BVICo and the Shareholders, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Ge Rui.

(d) Ge Rui is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.15 Taxes.

(a) Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all British Virgin Islands (“BVI”), Hong Kong, PRC, national and local taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits.

(i) BVICo, HKCo and Ge Rui each has timely filed all BVI, Hong Kong, PRC, national and local returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof, except such Returns that are not material to BVICo, HKCo or Ge Rui. All such Returns are true, correct and complete in all material respects. Each of BVICo, HKCo and Ge Rui has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that BVICo, HKCo or Ge Rui is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) Neither BVICo, HKCo nor Ge Rui has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against it, nor has BVICo, HKCo or Ge Rui executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Each of BVICo, HKCo and Ge Rui has complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of BVICo and Oasis Green, no audit or other examination of any Return of BVICo, HKCo or Ge Rui by any Tax authority is presently in progress, nor has BVICo, HKCo or Ge Rui been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by BVICo, HKCo or Ge Rui has been proposed in writing, formally or informally, by any Tax authority to BVICo, HKCo or Ge Rui or any representative thereof.

(vi) Neither BVICo, HKCo nor Ge Rui has any liability for any unpaid Taxes that have not been accrued for or reserved on the balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other

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than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Ge Rui in the ordinary course of business.

2.16 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Ge Rui has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by Ge Rui (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, operated or constructed by Ge Rui were not contaminated with Hazardous Substances during the period of ownership, operation or construction by Ge Rui or, to Ge Rui’s knowledge, during any prior period; (iv) Ge Rui is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) Ge Rui has not been associated with any release or threat of release of any Hazardous Substance; (vi) Ge Rui has not received any notice, demand, letter, claim or request for information alleging that Ge Rui may be in violation of or liable under any Environmental Law; and (vii) Ge Rui is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any national or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of the PRC or any other jurisdiction to which Ge Rui is subject relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses.  Neither BVICo nor, to the knowledge of BVICo and Oasis Green, any Shareholder has incurred, nor will BVICo, HKCo, Ge Rui nor any Shareholder incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as contemplated by this Agreement, no shares of capital stock, options, warrants or other securities of any of BVICo, HKCo, Ge Rui, or COAC are issuable or payable to any third party by BVICo, HKCo or Ge Rui or, to the knowledge of BVICo and Oasis Green, any Shareholder as a result of the Merger.

2.18 Intellectual Property.

(a) Schedule 2.18 contains a description of all material Intellectual Property of Ge Rui. HKCo neither owns nor licenses (as licensor or licensee) any Intellectual Property. For the purposes of this Agreement, “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

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(b) Ge Rui owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. No Intellectual Property owned, licensed or otherwise used by Ge Rui is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Ge Rui, or which may affect the validity, use or enforceability of such Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on Ge Rui.

(c) Ge Rui owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Ge Rui is the exclusive owner of all material registered Intellectual Property registered under the Legal Requirements of any country and used in connection with the operation or conduct of the business of Ge Rui including the sale of any products or the provision of any services by Ge Rui.

(d) The operation of the business of Ge Rui as such business currently is conducted, including Ge Rui’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and Ge Rui has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which any of BVICo, HKCo or Ge Rui is a party or by or to which any of their properties or assets may be bound, subject or affected (including without limitation notes or other instruments payable to Ge Rui) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for payments (present or future) to BVICo, HKCo or Ge Rui in excess of $100,000 in the aggregate or (B) under or in respect of which any of BVICo, HKCo or Ge Rui presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of BVICo, HKCo or Ge Rui, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from BVICo, HKCo or Ge Rui and by or to any officer, director, employee, shareholder or holder of derivative securities of BVICo, HKCo or Ge Rui (“BVICo Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from a BVICo Insider by BVICo, HKCo or Ge Rui;

(iii) any guaranty, direct or indirect, by BVICo, HKCo or Ge Rui or any BVICo Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management;

(v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of BVICo, HKCo or Ge Rui or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of BVICo, HKCo or Ge Rui;

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(vi) any obligation to register any shares of the capital stock or other securities of BVICo, HKCo or Ge Rui with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by BVICo, HKCo or Ge Rui of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi) any Company Contract to which any BVICo Insider or any entity owned or controlled by a BVICo Insider, is a party; and

(xii) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of BVICo and the Shareholders, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the knowledge of BVICo and Oasis Green, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been heretofore delivered to COAC or COAC’s counsel.

(c) Except as set forth in Schedule 2.19, neither BVICo, HKCo or Ge Rui nor, to the knowledge of BVICo and Oasis Green, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on BVICo, HKCo or Ge Rui. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20 Insurance.  Schedule 2.20 sets forth Ge Rui’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for Ge Rui’s business and operations, including any insurance required to be maintained by Company Contracts. HKCo maintains no insurance.

2.21 Governmental Actions/Filings.

(a) Each of BVICo, HKCo and Ge Rui has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by BVICo, HKCo or Ge Rui, and true, complete and correct copies of which have heretofore been delivered to COAC. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2009 and each of BVICo, HKCo and Ge Rui is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental

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Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon BVICo, HKCo or Ge Rui.

(b) No Governmental Action/Filing is necessary to be obtained, secured or made by BVICo, HKCo or Ge Rui to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any national, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions.  Except as set forth in the Schedule 2.22, no employee, officer, director or shareholder of BVICo, HKCo or Ge Rui or a member of his or her immediate family is indebted to BVICo, HKCo or Ge Rui, nor is BVICo, HKCo or Ge Rui indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of any of BVICo, HKCo or Ge Rui, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the knowledge of BVICo and Oasis Green, none of such individuals has any direct or indirect ownership interest in any Person with whom BVICo, HKCo or Ge Rui is affiliated or with whom BVICo, HKCo or Ge Rui has a contractual relationship, or in any Person that competes with Ge Rui, except that each BVICo Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Ge Rui. Except as set forth in Schedule 2.22, to the knowledge of BVICo and Oasis Green, no BVICo Insider or any member of a BVICo Insider’s immediate family is, directly or indirectly, interested in any Material Company Contract with BVICo, HKCo or Ge Rui (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of BVICo, HKCo or Ge Rui or such Person’s employment with BVICo, HKCo or Ge Rui).

2.23 Board Approval.  The boards of directors of BVICo, HKCo and Ge Rui (including any required committee or subgroup thereof) have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24 No Illegal or Improper Transactions.  Since January 1, 2002, neither BVICo, HKCo or Ge Rui, or, to the knowledge of BVICo and Oasis Green, any Shareholder, nor any officer, director, employee, agent or Affiliate of BVICo, HKCo or Ge Rui on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for BVICo, HKCo or Ge Rui, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of BVICo, HKCo and Ge Rui, taken as a whole. To the knowledge of BVICo and the Shareholders, no employee of BVICo, HKCO or Ge Rui has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither BVICo, HKCo or Ge Rui nor any officer, employee, contractor, subcontractor or agent of BVICo, HKCo or Ge Rui has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of BVICo, HKCo or Ge Rui in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.25 Equity Transfer Agreement.  The Equity Transfer Agreement (the “Equity Transfer Agreement”) dated August 10, 2008 between HKCo and Lu Mingwang et al. is valid, binding and enforceable under, and will not result in any violation of, the Legal Requirements. All necessary PRC government approvals have been obtained for (a) the Equity Transfer Agreement, (b) the acquisition of the entire equity interest in Ge Rui contemplated thereunder and (c) the conversion of Ge Rui into a wholly foreign-owned enterprise with limited liability. The representation and warranties made therein by the parties to the Equity Transfer Agreement are true, accurate and not misleading in any material respect.

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2.26 Representations and Warranties Complete.  The representations and warranties of BVICo and the Shareholders included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.27 Survival of Representations and Warranties.  The representations and warranties of BVICo and the Shareholders set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COAC

Subject to the exceptions set forth in chedule 3 (the “COAC Schedule”), COAC represents and warrants to, and covenants with, BVICo, HKCo and the Shareholders, as follows:

3.1 Organization and Qualification.

(a) COAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by COAC to be conducted. COAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by COAC to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COAC. Complete and correct copies of the Charter Documents of COAC, as amended and currently in effect, have been heretofore delivered to Ge Rui. COAC is not in violation of any of the provisions of COAC’s Charter Documents.

(b) COAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COAC.

3.2 Subsidiaries.  COAC has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and COAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of COAC consists of 30,000,000 shares of common stock, par value $0.0001 per share (“COAC Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“COAC Preferred Stock”), of which 8,400,000 shares of COAC Common Stock and no shares of COAC Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3, (i) no shares of COAC Common Stock or COAC Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase COAC Common Stock or COAC Preferred Stock granted to employees of COAC or other parties (“COAC Stock Options”) and there are no outstanding COAC Stock Options; (ii) no shares of COAC Common Stock or COAC Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase COAC Common Stock or COAC Preferred Stock (“COAC Warrants”) and there are no outstanding COAC Warrants; and (iii) no shares of COAC Common Stock or COAC Preferred Stock are reserved for

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issuance upon the conversion of the COAC Preferred Stock or any outstanding convertible notes, debentures or securities (“COAC Convertible Securities”). All shares of COAC Common Stock and COAC Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of COAC Common Stock and all outstanding COAC Warrants have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations. COAC has heretofore delivered to HKCo true, complete and accurate copies of the COAC Warrants, including any and all documents and agreements relating thereto.

(c) Except as set forth in Schedule 3.3 or as contemplated by this Agreement or the COAC SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which COAC is a party or by which COAC is bound with respect to any equity security of any class of COAC.

(d) Except as contemplated by this Agreement or as set forth in Schedule 3.3, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of COAC are issuable and no rights in connection with any shares, warrants, options or other securities of COAC accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4 Authority Relative to this Agreement.  COAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that COAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out COAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by COAC and the consummation by COAC of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of COAC (including the approval by its board of directors), and no other corporate proceedings on the part of COAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the COAC Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by COAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of COAC, enforceable against COAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by COAC do not, and the performance of this Agreement by COAC shall not: (i) conflict with or violate COAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair COAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of COAC pursuant to, any contract to which COAC is a party or to which either of them is bound, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on COAC.

(b) The execution and delivery of this Agreement by COAC o does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which COAC is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on COAC or BVICo, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

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3.6 Compliance.  COAC has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on COAC. The business and activities of COAC and BVICo have not been and are not being conducted in violation of any Legal Requirements. COAC is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by COAC.

3.7 SEC Filings; Financial Statements.

(a) COAC has made available to BVICo and the Shareholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by COAC with the SEC (the “COAC SEC Reports”), which are all the forms, reports and documents required to be filed by COAC with the SEC prior to the date of this Agreement. All COAC SEC Reports required to be filed by COAC in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the COAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such COAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, COAC makes no representation or warranty whatsoever concerning any COAC SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7, each set of financial statements (including, in each case, any related notes thereto) contained in COAC SEC Reports, including each COAC SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of COAC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on COAC taken as a whole.

3.8 No Undisclosed Liabilities.  COAC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in COAC SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of COAC, except (i) liabilities provided for in or otherwise disclosed in COAC SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since June 30, 2008 in the ordinary course of business, none of which would have a Material Adverse Effect on COAC.

3.9 Absence of Certain Changes or Events.  Except as set forth in COAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2008, there has not been: (i) any Material Adverse Effect on COAC, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of COAC’s capital stock, or any purchase, redemption or other acquisition by COAC of any of COAC’s capital stock or any other securities of COAC or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of COAC’s capital stock, (iv) any granting by COAC of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by COAC of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by COAC of any increase in severance or termination pay or any entry by COAC into any currently effective employment,

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severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving COAC of the nature contemplated hereby, (v) entry by COAC into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by COAC with respect to any Governmental Entity, (vi) any material change by COAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of COAC, (vii) any issuance of capital stock of COAC, or (viii) any revaluation by COAC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of COAC other than in the ordinary course of business.

3.10 Litigation.  There are no claims, suits, actions or proceedings pending or to COAC’s knowledge, threatened against COAC, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Business Activities.  Since its organization, COAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the COAC Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon COAC or to which COAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of COAC, any acquisition of property by COAC or the conduct of business by COAC as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on COAC.

3.12 Brokers.  Except as set forth in Schedule 3.12, COAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.13 Indebtedness.  COAC has no indebtedness for borrowed money.

3.14 Board Approval.  The board of directors of COAC (including any required committee or subgroup of the board of directors of COAC) have, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of COAC, and (iii) determined that the fair market value of BVICo is equal to at least 80% of COAC’s net assets.

3.15 Trust Fund.  As of the date hereof and at the Closing Date, COAC has and will have more than $40,000,000 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the United States Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as COAC is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of COAC’s Charter Documents, (ii) deferred underwriters’ compensation in connection with COAC’s initial public offering, (iii) repayment of loans made to COAC pursuant to Section 5.20, and (iv) third parties (e.g., professionals, printers, etc.) who have rendered services to COAC in connection with its efforts to effect a business combination, including the Merger.

3.16 Representations and Warranties Complete.  The representations and warranties of COAC included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.17 Survival of Representations and Warranties.  The representations and warranties of COAC set forth in this Agreement shall survive until the Closing.

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ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business by BVICo, HKCo, Ge Rui and COAC.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of BVICo, HKCo, Ge Rui and COAC shall, except to the extent that COAC, with respect to BVICo, HKCo and Ge Rui, and BVICo, with respect to COAC, shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of COAC, with respect to BVICo, HKCo and Ge Rui, and BVICo, with respect to COAC, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, none of BVICo, HKCo, Ge Rui or COAC shall do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any of its Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall any of them license on an exclusive basis or sell any of its Intellectual Property;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services.

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For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Registration Statement (as defined in Section 5.1);

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except, with respect to COAC, as permitted pursuant to Section 5.20, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the COAC SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP or as set forth in Schedule 4.1, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Settle any litigation where the consideration given is other than monetary or to which an COAC Insider or BVICo Insider is a party;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

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(t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice; or

(w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Registration Statement; Special Meeting; Exchange Act Registration.

(a) As soon as is reasonably practicable after receipt by COAC from BVICo and the Shareholders of all financial and other information relating to BVICo, HKCo and Ge Rui as COAC may reasonably request for its preparation, COAC and BVICo shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 (“Registration Statement”) with respect to the BVICo Ordinary Shares to be issued to the holders of COAC Common Stock, which shall include proxy materials for the purpose of soliciting proxies from holders of COAC Common Stock to vote at a meeting of holders of COAC Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of the adoption of this Agreement and the approval of the Merger (“COAC Stockholder Approval”). Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of COAC Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing BVICo Ordinary Shares to the holders of the COAC Common Stock (the “Proxy Statement/Prospectus”). BVICo and the Shareholders shall furnish to COAC all information concerning BVICo, HKCo, Ge Rui and the Shareholders as COAC may reasonably request in connection with the preparation of the Registration Statement. BVICo and the Shareholders and their counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. COAC, with the assistance of BVICo and the Shareholders, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. COAC shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, COAC shall distribute the Proxy Statement/Prospectus to the holders of COAC Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of COAC for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) COAC shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, COAC shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that COAC shall not be responsible for the accuracy or completeness of any information relating to BVICo, HKCo, Ge Rui or the Shareholders or any other information furnished by BVICo or the Shareholders for inclusion in the Proxy

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Statement/Prospectus). BVICo and each of the Shareholders represents and warrants that the information relating to them supplied by them for inclusion in the Proxy Statement/Prospectus will not as of the date on which the Registration Statement is declared effective or as the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to holders of COAC Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) COAC, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of COAC Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use best efforts to obtain the COAC Stockholder Approval.

(e) As soon as practicable after the date of this Agreement, BVICo shall file a registration statement on Form 8-A to register the BVICo Ordinary Shares under the Exchange Act.

5.2  Directors and Officers of BVICo After Merger; Voting Agreement. The parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of BVICo, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by COAC shall be made by the Person serving in the capacity of Chairman of COAC immediately prior to the Closing. The Shareholders and those holders of COAC Common Stock stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit E on or before the Closing Date.

5.3  HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, COAC and Oasis Green Investments Limited shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. COAC and Oasis Green Investments Limited shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by BVICo.

5.4  Document Review. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of BVICo, the Shareholders and COAC shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appears in any filing made with, or written materials, including press releases, submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of BVICo, the Shareholders and COAC shall act reasonably and as promptly as practicable. Any language included in any such materials that reflects comments of BVICo and the Shareholders, as well as any text as to which BVICo and the Shareholders have not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.1(a) and Section 5.7, be deemed to have been approved by BVICo and the Shareholders and may henceforth be used by COAC in other filings made by it with the SEC and in other documents distributed by COAC in connection with the transactions contemplated by this Agreement without further review or consent of BVICo or the Shareholders.

5.5  Required Information. In connection with the preparation of the Registration Statement or any other statement, filing notice or application made by or on behalf of COAC and/or BVICo or any of the Shareholders to any Government Entity or other third party in connection with Merger and the other transactions

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contemplated hereby, and for such other reasonable purposes, BVICO, the Shareholders and COAC each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of BVICo, HKCo and Ge Rui to be elected effective as of the Closing pursuant to Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6  Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Subject to the provisions of Section 5.7, each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law or stock exchange or regulatory authority rule. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information. BVICo and the Shareholders will afford COAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of HKCo and Ge Rui during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of HKCo and Ge Rui, as COAC may reasonably request. No information or knowledge obtained by COAC in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7  Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of COAC (in the case of BVICo or the Shareholders) or BVICo (in the case of COAC), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.8  Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,

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(ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the BVICo Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. This obligation shall include, on the part of COAC, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between COAC and Continental dated as of March 19, 2007. In connection with and without limiting the foregoing, COAC and its board of directors and BVICo, HKCo, Ge Rui and their boards of directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require COAC, BVICo, HKCo or Ge Rui to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9  Sale Restriction. No public market sales of BVICo Ordinary Shares owned by the Shareholders or issued to the COAC Insiders as a result of the Merger, including shares issued pursuant to Section 1.12, shall be made for a period of twelve (12) months following the date of their issuance other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit D executed by such Person prior to or on the Closing Date. No private sales, transfers or other dispositions of BVICo Ordinary Shares owned by the Shareholders or issued to COAC Insiders as a result of the Merger shall be made unless the purchaser or other recipient acknowledges and agrees to the restriction stated in the preceding sentence by delivery to BVICo of a written document to such effect. Certificates representing BVICo Ordinary Shares owned by the Shareholders or issued to COAC Insiders as a result of the Merger shall bear a prominent legend to such effect.

5.10  Certain Claims. As additional consideration for the issuance of COAC Common Stock pursuant to this Agreement, each of the Shareholders hereby releases and forever discharges, effective as of the Closing Date, BVICo, HKCo, Ge Rui and their respective directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Shareholder’s (i) status as a holder of an equity interest in BVICo; and (ii) employment, service, consulting or other similar agreement entered into with BVICo, HKCo or Ge Rui prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of COAC set forth in this Agreement or any of the other documents executed in connection with the transactions contemplated hereby.

5.11  No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, BVICo and each of the Shareholders acknowledge that they have read COAC’s final prospectus dated March 20, 2007 and understand that COAC has established the Trust Fund for the benefit of COAC’s public stockholders and that COAC may disburse monies from the Trust Fund only (a) to COAC’s public stockholders in the event they elect to convert their shares into cash in accordance with COAC’s Charter Documents and/or the liquidation of COAC or (b) to COAC after, or concurrently with, the consummation of a business combination. BVICo and the Shareholders further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by March 20, 2009, COAC will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly,

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BVICo and each of the Shareholders, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waives all rights, title, interest or claim of any kind against COAC to collect from the Trust Fund any monies that may be owed to it by COAC for any reason whatsoever, including but not limited to a breach of this Agreement by COAC or any negotiations, agreements or understandings with COAC (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This Section 5.11 will survive this Agreement and will not expire and will not be altered in any way without the express written consent of COAC.

5.12  Disclosure of Certain Matters. Each of COAC and BVICo and the Shareholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of BVICo, HKCo or Ge Rui, or (e) would require any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the BVICo Schedule and the COAC Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13  Securities Listing. COAC, BVICo and the Shareholders shall use best efforts to obtain the listing for trading of the BVICo Ordinary Shares, the BVICo Warrants and the BVICo Units on the Nasdaq Stock Market. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.14  Non-Competition; Non-Solicitation; Non-Hire.

(a) For a period of three (3) years from the Closing Date, no Shareholder shall, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person other than BVICo, HKCo, Ge Rui or their respective subsidiaries or Affiliates own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.14(b), in the management or operation of metal rolling and fabrication facilities or the provision of products or services that are substantially similar to or competitive with the business of BVICo, HKCo, Ge Rui or any of their respective subsidiaries or Affiliates.

(b) The geographical areas in which the restrictions provided for in this Section 5.14 apply include the PRC and all other countries in which BVICo, HKCo, Ge Rui (or any of their respective subsidiaries or Affiliates) are conducting business at the time in question, whether or not any of BVICo, HKCo, Ge Rui (or such subsidiary or Affiliate) has an actual physical presence in such location. Each Shareholder acknowledges that (i) the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of BVICo, HKCo, Ge Rui and their respective subsidiaries and Affiliates, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating COAC to enter into this Agreement.

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(c) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section 5.14, each Shareholder agrees with BVICo, HKCo and Ge Rui that, for a period of three (3) years from the Closing Date, he, she or it will not, either for himself, herself or itself or for any other Person or entity, directly or indirectly (other than for BVICo, HKCo or Ge Rui and any of their respective subsidiaries and Affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, by BVICo, HKCo, Ge Rui or any subsidiary or Affiliate thereof to any customer of BVICo, HKCo, Ge Rui or their respective subsidiaries or Affiliates.

(d) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, each Shareholder agrees that, for a period of three (3) years from the Closing, he, she or it will not, either for himself, herself or itself or for any other Person or entity, directly or indirectly, recruit, attempt to hire, solicit, induce or attempt to induce any executive, employee, consultant or contractor of BVICo, HKCo, Ge Rui or any subsidiary or Affiliate thereof, to terminate his, her or its employment or his, her or its services with, BVICo, HKCo, Ge Rui or any subsidiary or Affiliate thereof or to take employment with another Person.

(e) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 5.14 is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this Section 5.14(e) in the particular jurisdiction in which such adjudication is made.

5.15  Exclusivity.

(a) None of BVICo or any Shareholder shall, and each of them shall use its best efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than COAC) concerning any Acquisition Transaction (as defined below) or (ii) take any other action intended or designed to facilitate the efforts of any Person (other than COAC) relating to a possible Acquisition Transaction. For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving BVICo, HKCo, Ge Rui or any subsidiary thereof: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of BVICo, HKCo, Ge Rui or their subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of BVICo, HKCo, Ge Rui or any subsidiary thereof in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated to BVICo or any Shareholder or any of their representatives or agents, such Person shall immediately (and in no more than 48 hours) give written notice thereof to COAC.

5.16  Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of COAC as provided in the Charter Documents of COAC or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, BVICo shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by COAC (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If BVICo or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case,

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to the extent necessary, proper provision shall be made so that the successors and assigns of BVICo assume the obligations set forth in this Section 5.16.

(d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of COAC for all periods ending on or before the Closing Date and may not be changed without the consent of the Person who served as Chairman of COAC immediately prior to the Closing Date.

5.17  Insider Loans; Equity Ownership in Subsidiaries. Each Shareholder and each present or former shareholder of Ge Rui and HKCo, at or prior to Closing, shall (i) repay to BVICo, HKCo or Ge Rui any loan by BVICo, HKCo or Ge Rui to such Shareholder or present or former shareholder and any other amount owed by the Shareholder or present or former shareholder to BVICo, HKCo or Ge Rui; (ii) cause any guaranty or similar arrangement pursuant to which BVICo, HKCo or Ge Rui has guaranteed the payment or performance of any obligations of such Shareholder or present or former shareholder to a third party to be terminated; and (iii) cease to own any direct equity interests in any subsidiary of BVICo, HKCo or Ge Rui or in any other Person that utilizes the names “Henan Green Complex Materials” or “Ge Rui.” BVICo, HKCo and Ge Rui shall each use its best efforts to enable the Shareholders and present and former shareholders to accomplish the foregoing.

5.18  Certain Financial Information. Within fifteen (15) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, BVICo shall deliver to COAC unaudited consolidated financial statements of BVICo, HKCo and Ge Rui for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of BVICo, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of BVICo, HKCo and Ge Rui at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on BVICo, HKCo or Ge Rui.

5.19  Access to Financial Information. BVICo, HKCo and Ge Rui will, and will cause their auditors to, (a) continue to provide COAC and its advisors full access to all of BVICo’s, HKCo’s and Ge Rui’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by COAC or its advisors of any such financial statements or information.

5.20  COAC Borrowings. Through the Closing, COAC shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of COAC in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of COAC’s directors, officers or stockholders.

5.21  Trust Fund Disbursement. COAC shall cause the Trust Fund to be disbursed to BVICo immediately upon the Closing. All liabilities of COAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all COAC tax liabilities and the payment at Closing of deferred underwriting discounts and commissions, professional fees related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.

5.22  Ge Rui Chief Financial Officer. Prior to the commencement of presentations to investors by COAC with respect to the transactions contemplated by this Agreement, BVICo shall cause Ge Rui to hire a chief financial officer or other senior executive who is fluent in English and who will be able to participate in such presentations.

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ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) COAC Stockholder Approval. The COAC Stockholder Approval shall have been duly approved and adopted by the stockholders of COAC by the requisite vote under the law of the State of Delaware and the COAC Charter Documents.

(b) COAC Common Stock. Holders of less than forty percent (40%) of the shares of COAC Common Stock issued in COAC’s initial public offering of securities and outstanding immediately before the Closing shall have voted against the Merger and correspondingly exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with COAC’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

6.2  Additional Conditions to Obligations of BVICo and the Shareholders. The obligations of BVICo and the Shareholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by BVICo:

(a) Representations and Warranties. Each representation and warranty of COAC contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.12, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. BVICo shall have received a certificate with respect to the foregoing signed on behalf of COAC by an authorized officer of COAC (“COAC Closing Certificate”).

(b) Agreements and Covenants. COAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of COAC) does not, or will not, constitute a Material Adverse Effect with respect to COAC, and the COAC Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. COAC shall have obtained all consents, waivers and approvals required to be obtained by COAC in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on COAC and the COAC Closing Certificate shall include a provision to such effect.

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(e) Material Adverse Effect. No Material Adverse Effect with respect to COAC shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, COAC shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. BVICo shall have received from (i) Graubard Miller, United States counsel to COAC, an opinion of counsel in substantially the form of Exhibit G.

(h) Voting Agreement. The Voting Agreement substantially in the form of Exhibit E shall be in full force and effect.

(i) Other Deliveries. At or prior to Closing, COAC shall have delivered to BVICo (i) copies of resolutions and actions taken by COAC’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by BVICo and its counsel in order to consummate the transactions contemplated hereunder.

(j) Trust Fund. COAC shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, disbursed to BVICo immediately upon the Closing.

6.3  Additional Conditions to the Obligations of COAC. The obligations of COAC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by COAC:

(a) Representations and Warranties. Each representation and warranty of BVICo and the Shareholders contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.12, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. COAC shall have received a certificate with respect to the foregoing signed on behalf of BVICo by an authorized officer of BVICo and by the Shareholders (“BVICo Closing Certificate”).

(b) Agreements and Covenants. BVICo and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of BVICo or the Shareholders) does not, or will not, constitute a Material Adverse Effect on BVICo, HKCo and Ge Rui, and the BVICo Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of BVICo to own, operate or control any of the assets and operations of BVICo, HKCo and Ge Rui following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. BVICo and the Shareholders shall have obtained all consents, waivers, permits and approvals required to be obtained by them in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BVICo, HKCo and Ge Rui and the BVICo Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to BVICo, HKCo and Ge Rui shall have occurred since the date of this Agreement.

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(f) Ancillary Agreements. The Escrow Agreement substantially in the form of Exhibit C, the Lock-Up Agreements substantially in the form of Exhibit D and the Voting Agreement substantially in the form of Exhibit E shall be in full force and effect.

(g) Opinion of PRC Counsel. COAC shall have received from PRC counsel to BVICo and the Shareholders an opinion of counsel in substantially the form of Exhibit G.

(h) Opinion of Other Counsel. COAC shall have received from United States, British Virgin Islands and Hong Kong counsel to BVICo and the Shareholders (each of which counsel shall be reasonably acceptable to COAC) opinions reasonable satisfactory in form and substance confirming the matters referred to in Sections 2.1(a), 2.1(b), 2.1(c), 2.3(a), 2.4, 2.5, 2.6 and 2.21 (as appropriate for each such jurisdiction) and addressing such other matters as are customary for transactions of the type contemplated by this Agreement and as COAC may reasonably request.

(i) Other Deliveries. At or prior to Closing, BVICo and the Shareholders shall have delivered to COAC: (i) copies of resolutions and actions taken by BVICo’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by COAC and its counsel in order to consummate the transactions contemplated hereunder.

(j) [Intentionally Omitted.]

(k) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire BVICo Ordinary Shares or other securities of BVICo, HKCo or Ge Rui.

(l) Appraisal Rights. The holders of no more than (i) 5% of the outstanding shares of COAC Common Stock or (ii) 39.99% of the outstanding shares of COAC Common Stock on a cumulative basis with any stockholder seeking conversion rights shall have taken action to exercise their appraisal rights pursuant to the DGCL.

(m) Insider Loans; Equity Ownership in Subsidiaries. All outstanding indebtedness owed by BVICo Insiders and present and former shareholders of HKCo and Ge Rui to BVICo, HKCo or Ge Rui shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; all outstanding guaranties and similar arrangements pursuant to which BVICo, HKCo or Ge Rui has guaranteed the payment or performance of any obligations of any BVICo Insider or present or former shareholder of HKCo or Ge Rui to a third party shall have been terminated; and (iii) no BVICo Insider or present or former shareholder of HKCo or Ge Rui shall own any direct equity interests in any Person that utilizes in its name “Henan Green Complex Materials” or “Ge Rui.”

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification of BVICo.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), BVICo, HKCo, Ge Rui and their respective representatives, successors and permitted assigns (the “BVICo Indemnitees”) shall be indemnified, defended and held harmless by Oasis Green from and against all Losses asserted against, resulting to, imposed upon, or incurred by any BVICo Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of BVICo or the Shareholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by BVICo or the Shareholders to COAC pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of BVICo or the Shareholders contained in this Agreement;

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(iii) any assessment or penalty against BVICo, HKCo or Ge Rui for Taxes for any period ending prior to the Closing Date;

(iv) the operation of Ge Rui, HKCo and BVICo prior to the Closing Date;

(v) the matters referred to in Appendix III of the PRC Counsel Signing Opinion; and

(vi) the matters referred to in Schedule 2.20 hereto and Section 2.25 herein.

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a BVICo Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2  Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a BVICo Indemnitee by a Person other than a Shareholder (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. BVICo will give Oasis Green prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and Oasis Green shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. Oasis Green shall have the right, at its option (subject to the limitations set forth in Section 7.2(c)) and at its expense, by written notice to BVICo, to assume the entire control of, subject to the right of BVICo to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to BVICo to be the lead counsel in connection with such defense. If Oasis Green is permitted and elects to assume the defense of a Third Party Claim:

(i) it shall diligently and in good faith defend such Third Party Claim and shall keep BVICo reasonably informed of the status of such defense; provided, however, that BVICo shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) BVICo shall cooperate fully in all respects with Oasis Green in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and BVICo shall make available to Oasis Green all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. Oasis Green shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by BVICo if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against a BVICo Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect a BVICo Indemnitee other than as a result of money damages or other money payments.

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(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to the obligations of Oasis Green to defend against any Third Party Claim and shall not affect Oasis Green’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of Oasis Green to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which Oasis Green is obligated to be greater than such damages would have been had BVICo given Oasis Green prompt notice hereunder. So long as Oasis Green is defending any such action actively and in good faith, BVICo shall not settle such action. BVICo shall make available to Oasis Green all relevant records and other relevant materials required by them and in the possession or under the control of BVICo, for the use of Oasis Green and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If Oasis Green, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, BVICo, at the reasonable cost and expense of Oasis Green, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Oasis Green shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) BVICo’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, Oasis Green shall not, without the written consent of BVICo, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to BVICo of a full and unconditional release from all liability and obligation in respect of such action without any payment by BVICo.

(g) Oasis Green Consent. Unless Oasis Green has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3  Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by BVICo, HKCo or Ge Rui prior to the Closing, BVICo shall use best efforts to obtain the maximum recovery under such insurance; provided that BVICo shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by BVICo for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Oasis Green. If BVICo has received the payment required by this Agreement from Oasis Green in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of Oasis Green and shall pay to Oasis Green, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from Oasis Green pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4  Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by BVICo or the Shareholders to BVICo or COAC in connection with this Agreement (including the BVICo Closing Certificate) and the indemnification obligations of Oasis Green pursuant to Section 7.1(a)(iii),Section 7.1(a)(iv), Section 7.1(a)(v) and Section7.1(a)(vi) shall survive the Closing for the period that ends on the Indemnity Escrow Termination Date. Notwithstanding the foregoing, the representations, warranties and covenants in each of Section 1.14 (Shareholder Matters), Sections 2.1(a), (b) and (c) (Organization), Section 2.2 (Subsidiaries), Section 2.3 (Capitalization)

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and Section 2.4 (Authority Relative to this Agreement) shall survive without limitation as to time and the representations, warranties and covenants in each of Section 2.14 (Title to Property) and Section 2.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations.

(b) A claim for indemnification under this Article VII may be brought at any time prior to the end of the relevant period specified in Section 7.4(a) notwithstanding the release of any Indemnity Escrow Shares to Oasis Green upon the expiration of the Indemnity Escrow Termination Date; provided that any indemnification claim made subsequent to the Indemnity Escrow Termination Date shall be limited to the number of Indemnity Escrow Shares so released to Oasis Green. Any indemnification claim made prior to the termination of the applicable period shall be preserved despite the subsequent termination of such period and any claim set forth in a Notice of Claim sent prior to the expiration of such period shall survive until final resolution thereof.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deductible”), in which event the amount payable shall be the full amount of all Indemnifiable Losses from the first dollar thereof, and all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses resulting with respect to the representations, warranties and covenants referred to in the last sentence of Section 7.4(a) or an indemnification claim made pursuant to Section 7.1(a)(iii), Section 7.1(a)(v) or Section 7.1(a)(vi), all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

7.5  Exclusive Remedy. BVICo, on behalf of itself and the other BVICo Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the BVICo Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a BVICo Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6  Application of Indemnity Escrow Shares. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of COAC and BVICo at any time;

(b) by either COAC or BVICo if the Merger shall not have been consummated by March 19, 2009 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either COAC or BVICo if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

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(d) by BVICo, upon a material breach of any representation, warranty, covenant or agreement on the part of COAC set forth in this Agreement, or if any representation or warranty of COAC shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by COAC is curable by COAC prior to the Closing Date, then BVICo may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from BVICo to COAC of such breach, provided COAC continues to exercise best efforts to cure such breach (it being understood that BVICo may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by COAC is cured during such thirty (30)-day period);

(e) by COAC, upon a material breach of any representation, warranty, covenant or agreement on the part of BVICo or the Shareholders set forth in this Agreement, or if any representation or warranty of BVICo or the Shareholders shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by BVICo or the Shareholders prior to the Closing Date, then COAC may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from COAC to BVICo of such breach, provided BVICo and the Shareholders continue to exercise best efforts to cure such breach (it being understood that COAC may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by BVICo or the Shareholders is cured during such thirty (30)-day period); or

(f) by either COAC or BVICo, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of COAC Common Stock required under COAC’s certificate of incorporation, or the holders of 40% or more of the number of shares of COAC Common Stock issued in COAC’s initial public offering and outstanding as of the date of the record date of the Special Meeting vote against the Merger and correspondingly exercise their rights to convert the shares of COAC Common Stock held by them into cash in accordance with COAC’s certificate of incorporation.

8.2  Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3  Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

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if to COAC, to:

China Opportunity Acquisition Corp.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
Attention: Harry Edelson,
Chief Executive Officer
Telephone: 201-930-9898
Facsimile: 201-930-8899

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Facsimile: 212-818-8881

if to BVICo, or the Shareholders, to:

Lu Yu Ying
c/o Lu Ming Wang
Henan Green Complex Materials Co., Ltd
Henan Zhengzhou Xinzheng
Shuanghujingjikaifaqu 1 hao
Xinzheng City Zip Code 451191
Henan Province
People's Republic of China
Phone: 86-371-62568634
Fax: 86-371-62568683

with a copy to:

Wong Kwok Keung,
Block 12, Unit 902,
1555, Kai Xuan Bei Lu,
Shanghai, Zip Code 200063
Shanghai,
People's Republic of China
Phone: 86-13918955538
Fax: 86-21-52680233
Email: kkwong1612gmail.com

if to HKCo, to:

Lu Yu Ying
c/o Lu Ming Wang
Henan Green Complex Materials Co., Ltd
Henan Zhengzhou Xinzheng
Shuanghujingjikaifaqu 1 hao
Xinzheng City Zip Code 451191
Henan Province
People's Republic of China
Phone: 86-371-62568634
Fax: 86-371-62568683

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with a copy to:

Wong Kwok Keung
Block 12, Unit 902,
1555, Kai Xuan Bei Lu
Shanghai, Zip Code 200063
Shanghai,
People's Republic of China
Phone: 86-13918955538
Fax: 86-21-52680233
Email: kkwong1612gmail.com

9.2  Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions that do not adversely affect the businesses of BVICo, HKCo, Ge Rui or the business of COAC, as the case may be, any more than such changes generally affect other businesses, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any national, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest); and

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of

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this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

9.3  Counterparts; Facsimile and E-Mail Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or as an e-mail pdf attachment to a party or its counsel of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.4  English Language Version Controls. Notwithstanding that both English language and Chinese language versions of this Agreement are executed by the parties hereto, the English language version shall control for all purposes of interpretation and enforcement hereof.

9.5  Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Term Sheet between COAC and Ge Rui dated June 12, 2008 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

9.6  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, County of New York, with respect to any action or proceeding that may arise out of this Agreement or the interpretation thereof and agrees that service of process in any such action or proceeding may be made by registered mail.

9.9  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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9.10  Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11  Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

9.12  Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.13  Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City, New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City or such other place as the parties shall agree. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

9.14  Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[Signatures are on the following two pages.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CHINA OPPORTUNITY ACQUISITION CORP.

By:	/s/ Harry Edelson
Title:	Chairman and CEO

GOLDEN GREEN ENTERPRISES LIMITED

By:	/s/ Yu Ying Lu
Title:	Director

WEALTH RAINBOW DEVELOPMENT LIMITED

By:	/s/ Yu Ying Lu
Title:	Director

HENAN GREEN COMPLEX MATERIALS CO., LTD

By:	/s/ In Chinese Language
Title:	In Chinese Language

SHAREHOLDERS:

OASIS GREEN INVESTMENTS LIMITED

By:	/s/ Yu Ying Lu
Title:	Director

PLUMPTON GROUP LIMITED

By:	/s/ Pinger Zhang
Title:	Director

HONEST JOY GROUP LIMITED

By:	/s/ [Illegible]
Title:	Director

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SCHEDULE 1.12

ALLOCATION OF ADDITIONAL SHARES

Oasis Green Investments Limited	— 92%
Plumpton Group Limited	— 5%
Honest Joy Group Limited	— 3%

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SCHEDULE 1.15

ALLOCATION OF WARRANT EXERCISE AGREEMENT

Oasis Green Investments Limited shall be paid the sum of One Million Five Hundred Thousand Dollars ($1,500,000) and Plumpton Group Limited shall be paid the sum of Three Million Five Hundred Thousand Dollars ($3,500,000).

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SCHEDULE 1.16

LOCK-UP PERIOD

Period will be one year for Oasis Green Investments Limited and six months for other Shareholders.

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SCHEDULE 2

BVICo SCHEDULE
(Information Furnished Separately)

Schedule 2.5 –	Consents
Schedule 2.9 –	Absence of Certain Changes
Schedule 2.14 –	Title to Property
Schedule 2.18 –	Intellectual Property
Schedule 2.19 –	Agreements, Contracts and Commitments
Schedule 2.20 –	Insurance
Schedule 2.22 –	Interested Party Transactions

45

SCHEDULE 3

COAC SCHEDULE
(Information Furnished Separately)

Schedule 3.3 –	Capitalization
Schedule 3.7 –	SEC Filings
Schedule 3.12 –	Brokers

46

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF BVICo

Directors
Mingwang Lu
Yi Lu
Maotong Xu
Yunlong Wang
Wong Kwok Keung
Harry Edelson
J.P. Huang
Officers (Senior Vice President and Above)
Mingwang Lu
Liyong Qu

47

Annex B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

GOLDEN GREEN ENTERPRISES LIMITED

(Adopted by way of resolution of members on [ ] 2008)

1.	NAME

The name of the company is Golden Green Enterprises Limited (the “Company”).

2.	STATUS

The Company was first incorporated as an international business company under the International Business Companies Act (Cap.291) on 31 January 2002 and was automatically re-registered as a BVI business company under Part III of Schedule 2 of the BVI Business Companies Act on 1 January 2007. The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Company is [  ], Road Town, Tortola, British Virgin Islands VG1110.

The registered agent of the Company is [   ] of [  ], Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

a.	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and
b.	for the purposes of paragraph (a), full rights, powers and privileges.
5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue an unlimited number of shares without par value.

6.	RIGHTS ATTACHING TO SHARES

Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a share of the Company confers on the holder:

a.	the right to one vote at a meeting of the Members or on any Resolution of Members;
b.	the right to an equal share in any Distribution paid by the Company; and
c.	the right to an equal share in the distribution of the surplus assets of the Company on a winding up.
7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject to Clause 7, the Company may only amend its Memorandum or Articles by a Special Resolution of Members provided that Clauses 5 and 6 of the Memorandum may be amended by a Resolution of Directors for purposes of creating new classes or series of shares and the rights attached thereto and the Articles may similarly be amended to take account of any ancillary changes required as a consequence of the creation of such new classes or series of shares.

11.	DEFINITIONS

The meanings of words in this Memorandum are as defined in the Articles annexed hereto.

We, TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 31st day of January, 2002.

in the presence of:

Witness	Subscriber

TrustNet Chambers	TrustNet (British Virgin Islands) Limited
P.O. Box 3444
Road Town, Tortola
(Sgd. Melinda McGlore)	(Sgd. Nicole Wheatley)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GOLDEN GREEN ENTERPRISES LIMITED
(a company limited by shares)

(Adopted by way of resolution of members on [ ] 2008)

INTERPRETATION

1. Definitions

SHARES

2. Power to Issue Shares

3. Power of the Company to Purchase its Shares

4. Treatment of Purchased, Redeemed or Acquired Shares

5. Treasury Shares

6. Consideration

7. Forfeiture of Shares

8. Share Certificates

9. Fractional Shares

REGISTRATION OF SHARES

10. Register of Members

11. Registered Holder Absolute Owner

12. Transfer of Registered Shares

13. Transmission of Registered Shares

ALTERATION OF SHARES

14. Power to Alter Shares

15. Restrictions on the Division of Shares

DISTRIBUTIONS

16. Distributions

17. Power to Set Aside Profits

18. Unauthorised Distributions

19. Distributions to Join

MEETINGS OF MEMBERS

20. General Meetings

21. Location

22. Requisitioned General Meetings

23. Notice

24. Giving Notice

25. Service of Notice

26. Participating in Meetings

27. Quorum at General Meetings

28. Chairman to Preside

29. Voting on Resolutions

30. Power to Demand a Vote on a Poll

31. Voting by Joint Holders of Shares

32. Instrument of Proxy

33. Representation of Members

34. Adjournment of General Meetings

35. Business at Adjourned Meetings

36. Directors Attendance at General Meetings

DIRECTORS AND OFFICERS

37. Election of Directors

38. Number and Classes of Directors

39. Term of Office of Directors

40. Alternate and Reserve Directors

41. Removal of Directors

42. Vacancy in the Office of Director

43. Remuneration of Directors

44. Resignation of directors

45. Directors to Manage Business

46. Board Committees

47. Officers and Agents

48. Removal of Officers and Agents

49. Duties of Officers

50. Remuneration of Officers

51. Standard of Care

52. Conflicts of Interest

53. Indemnification and Exculpation

MEETINGS OF THE BOARD OF DIRECTORS

54. Board Meetings

55. Notice of Board Meetings

56. Participation in Meetings by Telephone

57. Quorum at Board Meetings

58. Board to Continue in the Event of Vacancy

59. Chairman to Preside

CORPORATE RECORDS

60. Documents to be Kept

61. Form and Use of Seal

ACCOUNTS

62. Books of Account

63. Form of Records

64. Financial Statements

65. Distribution of Accounts

AUDITS

66. Audit

67. Appointment of Auditor

68. Duties of Auditor

69. Access to Records

70. Auditor Entitled to Notice

BUSINESS COMBINATIONS

71. Business Combinations

FUNDAMENTAL CHANGES

72. Changes

73. Continuation under Foreign Law

INTERPRETATION

1.	Definitions
1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	BVI Business Companies Act, 2004, as from time to time amended or restated.
Articles	these Articles of Association as originally registered or as from time to time amended or restated.
Board	the board of directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Act and these Articles or the directors present at a meeting of directors at which there is a quorum.
Company	Golden Green Enterprises Limited.
Designated Stock Exchange	the New York Stock Exchange/ [ ].
Dollars and $	dollars, the legal currency of the United States of America.
Exchange Act	the Securities Exchange Act of 1934, as amended.
Distribution	(a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or
(b) the incurring of a debt to or for the benefit of a Member, in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend.
Group	the Company and every company which is for the time being controlled by or under common control with the Company (for these purposes, “control” means the power to direct management or policies of the person in question, whether by means of an ownership interest or otherwise).
Member	a person whose name is entered in the Register as the holder of one or more shares, or fractional shares, in the Company.
Memorandum	the Memorandum of Association of the Company as originally registered or as from time to time amended or restated.
Ordinary Resolution of Members	a resolution approved at a duly constituted meeting of Members by the affirmative vote of a simple majority of the votes of those Members entitled to vote and voting on the resolution.
Register	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the British Virgin Islands as the Board shall determine from time to time.

Resolution of Directors	(a) a resolution approved at a duly constituted meeting of directors or of a board committee of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or
(b) a resolution consented to in writing by all of the directors or of all the members of the committee, as the case may be, provided that for this paragraph (b) only, “director” shall not include an alternate.
Resolution of Members	a Special Resolution of Members or an Ordinary Resolution of Members.
Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.
Seal	the common seal of the Company.
SEC	the United States Securities and Exchange Commission.
Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary.
Special Resolution of Members	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given.
a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Act.
Treasury Share	a share of the Company that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

1.2	In these Articles, where not inconsistent with the context:
(a)	words denoting the plural number include the singular number and vice versa;
(b)	words denoting the masculine gender include the feminine and neuter genders;
(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;
(d)	a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;
(e)	a reference to money is unless otherwise stated a reference to the currency in which shares of the Company shall be issued;
(f)	the words:
(i)	“may” shall be construed as permissive; and
(ii)	“shall” shall be construed as imperative; and
(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.
1.3	In these Articles, expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.
1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares
2.1	Subject to the provisions of the Memorandum, the Act and the rules of the Designated Stock Exchange, the unissued shares of the Company shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by Resolution of Directors determine.
2.2	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.
3.	Power of the Company to Purchase its Shares
3.1	The Company may purchase, redeem or otherwise acquire and hold its own shares.
3.2	The directors may make an offer to purchase, redeem or otherwise acquire shares issued by the Company if the offer is
(a)	an offer to all Members that would, if accepted, leave the relative voting and distribution rights of the Members unaffected and affords each Member a reasonable opportunity to accept the offer; or

(b)	an offer to one or more Members to which all Members have consented in writing.
3.3	The Company may not purchase, redeem or otherwise acquire its own shares without the consent of Members whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any provision of the Memorandum or these Articles to purchase, redeem or otherwise acquire the shares without their consent.
3.4	The directors shall not make an offer under this Article unless they have passed a Resolution of Directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining Members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to the Company and to the remaining Members, and setting out the reasons for their opinion.
3.5	The Company may only offer to acquire shares if at the relevant time the directors determine by Resolution of Directors that immediately after the acquisition the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due.
3.6	The Company may purchase, redeem or otherwise acquire its shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of the Memorandum or Articles or a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.
4.	Treatment of Purchased, Redeemed or Acquired Shares
4.1	Subject to Paragraph 4.2, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a Treasury Share.
4.2	The Company may only hold a share that has been purchased, redeemed or otherwise acquired as a Treasury Share if the number of shares purchased, redeemed or otherwise acquired, when aggregated with shares of the same class already held by the Company as Treasury Shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.
5.	Treasury Shares
5.1	Treasury Shares may be transferred by the Company and the provisions of the Act, the Memorandum and these Articles that apply to the issue of shares apply to the transfer of Treasury Shares.
5.2	All the rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by or against the Company while it holds the share as a Treasury Share.
6.	Consideration
6.1	A share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.
6.2	No share may be issued for a consideration other than money unless the directors pass a resolution stating:
(a)	the amount to be credited for the issue of the share;
(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and
(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the share.

6.3	No share may be issued by the Company that:
(a)	increases the liability of a person to the Company; or
(b)	imposes a new liability on a person to the Company,

unless that person, or an authorised agent of that person, agrees in writing to becoming the holder of the share.

6.4	Shares in the Company may be issued for such amount of consideration as the Board may from time to time determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud, the decision of the Board as to the value of the consideration received by the Company in respect of the issue in conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.
7.	Forfeiture of Shares
7.1	Where a share is not fully paid for on issue, the directors may, subject to the terms on which the share was issued, at any time serve upon the Member a written notice of call specifying a date for payment to be made.
7.2	The written notice of call shall name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the share will be liable to be forfeited.
7.3	Where a notice complying with the foregoing provisions has been issued and the requirements of the notice have not been complied with, the directors by Resolution of Directors may, at any time before tender of payment forfeit and cancel the share to which the notice relates.
7.4	Upon forfeiture and cancellation pursuant to Paragraph 7.3, the Company shall be under no obligation to refund any moneys to that Member and that Member shall be discharged from any further obligation to the Company as regards the forfeited share.
7.5	The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every other share standing registered in the name of a Member, whether singly or jointly with any other person, for all such promissory notes or other binding obligations of such Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member of the Company or not. The Company’s lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.
7.6	In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by Resolution of Directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.
7.7	The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.
8.	Share Certificates
8.1	Every Member shall be entitled to a certificate signed by a director or officer of the Company specifying the share or shares held by him and the signature of the director or officer may be facsimile.
8.2	Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.
9.	Fractional Shares

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

REGISTRATION OF SHARES

10.	Register of Members
10.1	The directors shall cause there to be kept a Register in which there shall be recorded the name and address of each Member, the number of each class and series of shares held by each Member, the date on which the name of each Member was entered in the Register and the date upon which any person ceased to be a Member.
10.2	The Register may be in such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Unless the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register.
10.3	The Company may keep an overseas or local or other branch Register resident in any place (in accordance with the laws applicable to maintaining such an overseas or local or other branch Register in such place), and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.
10.4	The Register including any overseas or local or other branch Register may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.
11.	Registered Holder Absolute Owner
11.1	The entry of the name of a person in the Register as a holder of a share in the Company is prima facie evidence that legal title in the share vests in that person.
11.2	The Company may treat the holder of a registered share as the only person entitled to:
(a)	exercise any voting rights attaching to the share;

(b)	receive notices;
(c)	receive a distribution in respect of the share; and
(d)	exercise other rights and powers attaching to the share.
12.	Transfer of Registered Shares
12.1	Registered shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. Shares may be transferred without a written instrument if transferred in accordance with the Act.
12.2	The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee.
12.3	The instrument of transfer shall be sent to the Company for registration.
12.4	The Company shall, on receipt of an instrument of transfer, enter the name and address of the transferee of the share in the Register unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.
12.5	The directors are permitted to pass a Resolution of Directors refusing or delaying the registration of a transfer where they reasonably determine that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, the directors may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares.
12.6	Where the directors pass a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.
12.7	The transfer of a share is effective when the name of the transferee is entered in the Register and the Company shall not be required to treat a transferee of a share in the Company as a Member until the transferee’s name has been entered in the Register.
12.8	If the directors are satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, they may resolve:
(a)	to accept such evidence of the transfer of the shares as they consider appropriate; and
(b)	that the transferee’s name should be entered in the Register.
13.	Transmission of Registered Shares
13.1	The personal representative of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.
13.2	Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent or bankrupt Member and the directors shall treat it as such.
13.3	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.
13.4	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

13.5	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Member or of the appointment of a guardian of an incompetent Member or the trustee of a bankrupt Member shall be accepted by the Company even if the deceased, incompetent or bankrupt Member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executed appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

ALTERATION OF SHARES

14.	Power to Alter Shares
14.1	Subject to the Memorandum and these Articles, the Company may:
(a)	divide its shares, including issued shares, into a larger number of shares; or
(b)	combine its shares, including issued shares, into a smaller number of shares;

provided that, where shares are divided or combined, the aggregate par value (if any) of the new shares must be equal to the aggregate par value (if any) of the original shares.

14.2	A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.
15.	Restrictions on the Division of Shares

The Company shall not divide its shares if it would cause the maximum number of shares that the Company is authorised to issue to be exceeded.

DISTRIBUTIONS

16.	Distributions
16.1	The directors may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect.
16.2	Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in the manner provided in Article 24.
16.3	No Distribution shall bear interest as against the Company.
16.4	Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed distribution may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.
16.5	The Company shall be entitled to cease sending distributions by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Article in respect of any Member shall cease if the Member claims a distribution or cashes a cheque or warrant.

17.	Power to Set Aside Profits

The directors may, before authorising any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

18.	Unauthorised Distributions
18.1	If, after a Distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due, such Distribution is deemed not to have been authorised.
18.2	A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.
19.	Distributions to Join

If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

MEETINGS OF MEMBERS

20.	General Meetings
20.1	A meeting of Members for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at least once in every calendar year on such date and at such times and in such manner as the directors consider desirable.
20.2	The directors, by Resolution of Directors, may convene such other meetings of Members at such times and in such manner as the directors consider necessary or desirable.
21.	Location

Any meeting of the Members may be held in such place within or outside the British Virgin Islands as the directors consider appropriate.

22.	Requisitioned General Meetings

The directors shall call a meeting of the Members if requested in writing to do so by Members entitled to exercise at least thirty percent of the voting rights in respect of the matter for which the meeting is being requested.

23.	Notice
23.1	The directors shall give not less than 10 days and not more than 60 days prior written notice of meetings of Members to those persons whose names on the date the notice is given appear as Members in the Register of the Company and are entitled to vote at the meeting.
23.2	The directors may fix the date notice is given of a meeting, or such other date as may be specified in the notice, as the record date for determining those members that are entitled to vote at the meeting, provided any such date shall not be more than 60 days nor less than 10 days before the date of such meeting.
23.3	The notice shall include the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an annual meeting, shall indicate that the notice is being issued by or at the direction of the person calling the meeting.
23.4	The inadvertent failure of the directors to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

24.	Giving Notice
24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register or to such other address given for the purpose. Notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible form.
24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register and notice so given shall be sufficient notice to all the holders of such shares.
25.	Service of Notice
25.1	Save as provided in Article 25.2, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.
25.2	Mail notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or the British Virgin Islands.
25.3	The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.
26.	Participating in Meetings
26.1	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.
26.2	The Board and/or the chairman of a meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a meeting, including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and/or the chairman are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.
27.	Quorum at General Meetings
27.1	A meeting of Members is properly constituted if at the commencement of the meeting there are 2 Members present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on Resolutions of Members to be considered at the meeting.
27.2	If within thirty minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within half an hour from the time appointed for the meeting in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, the meeting shall be dissolved.

27.3	If a quorum is present, notwithstanding the fact that such quorum may be represented by only two persons then such persons may resolve any matter and a certificate signed by such persons accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid Resolution of Members.
28.	Chairman to Preside

At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose some one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

29.	Voting on Resolutions
29.1	At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.
29.2	Notwithstanding any other provision of the Memorandum or Articles (other than Article 29.3), a Special Resolution of Members shall be required in order for the Company to:
(a)	approve or adopt a share option or purchase plan or other arrangement pursuant to which shares of the Company or Securities convertible into shares of the Company may be acquired by officers or directors of the Company, provided that a Resolution of the Members shall not be required: (i) where shares of the Company or Securities convertible into shares of the Company are issued to all Members, (ii) where the plan or arrangement includes other employees of the Company (such as an employee share option plan), (iii) where shares of the Company are issued to a person not previously employed by the Company as an inducement to such person’s entering into an employment agreement with the Company; or (iv) where the number of shares of the Company which may be issued under the plan or other arrangement or pursuant to the exercise of rights attached to Securities which are convertible into shares of the Company which are to be issued under the plan or other arrangement does not exceed the lesser of 1% of the number of shares of the Company issued and outstanding assuming that all Securities which are convertible into shares of the Company are so converted, such number of shares of the Company as would constitute 1% of all the votes attached to the issued and outstanding shares of the Company, or 10,000 shares of the Company;
(b)	issue shares of the Company or Securities convertible into shares of the Company resulting in a change of control of the Company
(c)	issue shares of the Company or Securities convertible into shares of the Company in connection with the acquisition of shares, stock or assets of another person if:
(i)	any director or officer of the Company or Member holding 5% or more of the shares of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the entity or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions, and the number of shares of the Company to be issued in connection with the acquisition or upon the exercise of rights attached to Securities which are to be issued in connection with the acquisitions and which are convertible into shares of the Company could result in a 5% or more increase in issued and outstanding shares of the Company; or
(ii)	the number of shares of the Company to be issued in connection with the acquisition or upon the exercise of rights attached to Securities which are to be issued in connection with the acquisition and which are convertible into shares of the Company constitute 20% of the shares of the Company outstanding prior to the issuance (other than a public offering for cash).

(d)	issue shares of the Company or Securities convertible into shares of the Company in connection with a transaction (other than a public offering) involving:
(i)	the issue by the Company of shares (or Securities convertible into or exercisable for shares of the Company) at a price less than the greater of book or market value which together with sales by officers or directors of the Company or Members holding 5% or more of the shares equals 20% or more of the shares of the Company (assuming the conversion of the Securities into shares of the Company); or
(ii)	the issue by the Company of shares (or Securities convertible into or exercisable into shares of the Company) equal to 20% or more of the shares of the Company (assuming the conversion of the Securities into shares) outstanding before the issuance for less than the greater of book or market value of the shares of the Company.
29.3	A Special Resolution of Members is not required for a transaction referred to in Article 29.2 if approval for the transaction has been obtained from the Designated Stock Exchange or other securities exchange on which the shares of the Company are then listed and:
(a)	the delay in obtaining a Resolution of the Members would seriously jeopardize the financial viability of the Company;
(b)	the Audit Committee of the Company has approved not seeking a Special Resolution of Members; and
(c)	the Company has given to all Members not later than ten days before issuance of the shares of the Company or Securities convertible into shares of the Company notice that it does not intend to seek the Resolution of the Members that would otherwise be required and indicating that the Audit Committee has expressly approved proceeding without obtaining a Resolution of Members.

For purposes of this Article, only shares of the Company actually issued and outstanding (excluding Treasury shares or shares of the Company held by a subsidiary) are to be used in making any calculation. Unissued shares of the Company reserved for issuance upon conversion of shares of the Company or upon exercise of options or warrants will not be regarded as outstanding.

30.	Power to Demand a Vote on a Poll

If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

31.	Voting by Joint Holders of Shares

The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

32.	Instrument of Proxy
32.1	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.
32.2	An instrument appointing a proxy shall be in such form as the directors may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

32.3	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.
32.4	The Company shall solicit proxies and provide proxy statements for all meetings of Members. The instrument appointing a proxy shall be delivered to such place or places (if any) as may be specified for that purpose in or by way of not to or in any document accompanying the notice convening the meeting not less than 48 hours before the time appointed for the meeting or adjourned meeting at which the person named in the instrument proposes to vote and in default the instrument of proxy shall not be treated as valid.
32.5	No instrument of proxy shall valid after the expiration of 12 months from the date named in it as the date of its execution.
32.6	Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.
32.7	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no notification in writing of such death, insanity or revocation shall have been received by the Company at such place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith two hours at least before the commencement of the meting at which the instrument of proxy is used.
33.	Representation of Members
33.1	Any person other than an individual which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this Article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual.
33.2	The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Member.
34.	Adjournment of General Meetings
34.1	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place.
34.2	The chairman may adjourn the meeting to another time and place without consent or direction of the meeting if it appears to him that:
(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or
(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or
(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

35.	Business at Adjourned Meetings

No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36.	Directors Attendance at General Meetings

Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

DIRECTORS AND OFFICERS

37.	Election of Directors
37.1	The first registered agent of the Company shall appoint one or more persons as the first director or directors of the Company. The first director or directors may at the first meeting of directors elect any number of additional directors as it or they may determine up to the maximum number set by Article 38. Thereafter, the directors shall be elected in accordance with the following Articles.
37.2	Only persons who are proposed or nominate din accordance with this Article shall be eligible for election as directors. Any Member or the Board may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice much be given to the Company of the intention to propose him and of his willingness to serve as a director. Such notice must be given not later than 10 days following the earlier of the date on which notice of the general meeting was posted to the Members or the date on which public disclosure of the date of the next general meeting was made.
37.3	Where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.
37.4	A director shall not require a share qualification, and may be an individual or a company.
37.5	Any director which is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.
38.	Number and Classes of Directors
38.1	The number of directors shall be fixed by the first director or directors of the Company, and thereafter by an Ordinary Resolution of Members.
38.2	Directors shall thereafter be divided into three classes designated as Class I, Class II and Class III. Each class of directors shall consist, as nearly as possible, as one third of the total number of directors constituting the entire Board.
39.	Term of Office of Directors

At the first general meeting which is held after the date of the adoption of these Articles for the purpose of electing directors, the Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office, and the Class III directors shall be elected for a one year term of office. At a general meeting in each year, successors to the class of directors whose term expires in that year shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case shall a decrease in the number of directors shorten the term of any director then in office.

40.	Alternate and Reserve Directors
40.1	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote in place of the director.
40.2	Where the Company has only one Member who is an individual and that Member is also the sole director, the sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under the Act as a reserve director in the event of his death.
40.3	The nomination of a person as a reserve director ceases to have effect if: (a) before the death of the sole Member/director who nominated him he resigns as reserve director, or the sole Member/director revokes the nomination in writing, or (b) the sole Member/director who nominated him ceases to be the sole Member/director for any reason other than his death.
41.	Removal of Directors
41.1	A director may be removed from office, with cause by an Ordinary Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director.
41.2	Notice of a meeting called under Paragraph 41.1(a) shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a director.
41.3	For the purposes of article 41.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the director or the Company into disrepute and which results in material financial detriment to the Company.
42.	Vacancy in the Office of Director
42.1	Notwithstanding Article 37, the directors may appoint one or more directors to fill a vacancy on the Board.
42.2	For the purposes of this Article, there is a vacancy on the Board if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office of there is otherwise a vacancy in the number of directors as fixed pursuant to Article 38.
42.3	The term of any appointment under this Article may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.
43.	Remuneration of Directors
43.1	With the prior or subsequent approval by an Ordinary Resolution of Members, the directors may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.
43.2	The Board shall obtain the approval of the Company in general meeting before making any payment to any director or past director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the director is contractually entitled).
44.	Resignation of Directors

A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

45.	Directors to Manage Business
45.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors.

45.2	The directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company.
45.3	The directors may authorise the payment of all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by an Ordinary Resolution of Members; but no requirement made by an Ordinary Resolution of Members shall prevail if it is inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.
45.4	Subject to the provisions of the Act, all cheques, promissory notes, draft, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.
46.	Board Committees
46.1	The directors may, by a Resolution of Directors, designate one or more board committees, each consisting of one or more directors.
46.2	The directors, by Resolution of Directors, shall designate three permanently sitting committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee shall consist of at least two independent directors. The Audit Committee shall be solely consisted of independent directors.
46.3	The Board shall adopt a formal written committee charter for each of the board committees and review and assess the adequacy of such formal written charters on an annual basis. The charters shall comply with applicable laws, rules and the rules of the Designated Stock Exchange.
46.4	Each of the board committees has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors establishing the committee, except that the directors have no power to delegate the following powers to a board committee:
(a)	to amend the Memorandum or these Articles;
(b)	to designate board committees;
(c)	to delegate powers to a board committee;
(d)	to appoint or remove directors;
(e)	to appoint or remove an agent;
(f)	to approve a plan of merger, consolidation or arrangement;
(g)	to make a declaration of solvency or approve a liquidation plan; or
(h)	to make a determination that the company will, immediately after a proposed distribution, meet the solvency test set out in the Act.
46.5	The directors may, by Resolution of Directors, designate such other board committees, each consisting of one or more directors, as they deem necessary or desirable.
46.6	The meetings and proceedings of each board committee shall be governed mutatis mutandis by the provisions of those Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

47.	Officers and Agents
47.1	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Such officers may consist of a chairman of the Board, a vice chairman of the Board, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.
47.2	Each officer or agent has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the following:
(a)	to amend the Memorandum or these Articles;
(b)	to change the registered office or agent;
(c)	to designate board committees;
(d)	to delegate powers to a board committee;
(e)	to appoint or remove directors;
(f)	to appoint or remove an agent;
(g)	to fix emoluments of directors;
(h)	to approve a plan of merger, consolidation or arrangement;
(i)	to make a declaration of solvency or approve a liquidation plan;
(j)	to make a determination that the company will, immediately after a proposed distribution, meet the solvency test set out in the Act; or
(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.
48.	Removal of Officers and Agents

The officers and agents of the Company shall hold office until their successors are duly elected and qualified, but any officer or agent elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

49.	Duties of Officers
49.1	In the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the Secretary to maintain the Register, register or directors, minute books, records (other than financial records) of the Company, and Seal and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.
49.2	Every officer has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution appointing the officer or agent, except that no officer has any power or authority with respect to fixing the emoluments of directors.
50.	Remuneration of Officers

The emoluments of all officers shall be fixed by Resolution of Directors.

51. Standard of Care

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the Company, (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him.

52.	Conflicts of Interest
52.1	A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.
52.2	A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with Paragraph 52.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by an Ordinary Resolution of Members or (b) the company received fair value for the transaction.
52.3	For the purposes of this Article, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.
52.4	A director who is interested in a transaction entered into or to be entered into by the Company may vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.
53.	Indemnification and Exculpation
53.1	Subject to Paragraph 53.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or
(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.
53.2	Paragraph 53.1 does not apply to a person referred to in that Paragraph unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.
53.3	The decision of the directors as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.
53.4	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

53.5	If a person referred to in this Article has been successful in defense of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.
53.6	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Paragraph 53.1.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The directors of the Company shall meet at such times and in such manner and places within or outside the British Virgin Islands as they may determine to be necessary or desirable, provided that a meeting of directors shall be held at least once in every quarter of each calendar year unless otherwise determined by Ordinary Resolution of Members. Any director or the secretary of the Company may call a meeting of directors.

55.	Notice of Board Meetings

A director shall be given reasonable notice of a meeting of directors, but a meeting of directors held without reasonable notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting, and for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (except where a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not properly called). The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

56.	Participation in Meetings by Telephone

A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of directors shall be two directors.

58.	Board to Continue in the Event of Vacancy

The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of the directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of Members.

59.	Chairman to Preside

At every meeting of the directors the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

CORPORATE RECORDS

60.	Documents to be Kept
60.1	The Company shall keep the following documents at the office of its registered agent:
(a)	the Memorandum and these Articles;
(b)	the Register or a copy of the Register;
(c)	the register of directors or a copy of the register of directors;
(d)	the register of charges or a copy of the register of charges;
(e)	copies of all notices and other documents filed by the Company in the previous ten years.
60.2	Where the Company keeps a copy of its Register or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original Register or the original register of directors is kept.
60.3	Where the place at which the original Register or the original register of directors is changed, the company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.
60.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	the minutes of meetings and Resolutions of Members and of classes of Members; and
(b)	the minutes of meetings and Resolutions of Directors and board committees.
60.5	Where any of the minutes or resolutions described in the previous paragraph are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.
60.6	Where the place at which any of the records described in Paragraph 60.4 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.
60.7	The Company’s records shall be kept in written form or either wholly or partly as electronic records.
61.	Form and Use of Seal

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

ACCOUNTS

62. Books of Account

The Company shall keep records that:

(a)	are sufficient to show and explain the Company’s transactions; and
(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.
63.	Form of Records

The records required to be kept by the Company under the Act, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

64.	Financial Statements

If the Members, by an Ordinary Resolution of Members, determine, the directors shall cause to be made out and served on the Members or laid before a meeting of Members at some date not later than eighteen months after the incorporation of the Company, and subsequently once at least in every calendar year, a profit and loss account for a period in the case of the first account since the incorporation of the Company and in any other case, since the preceding account, made to a date not earlier than the date of the notice by more than twelve months, and a balance sheet as at the date to which the profit and loss account is made up. The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.

65.	Distribution of Accounts

A copy of such profit and loss account and balance sheet shall be served on every Member in the manner and with similar notice to that prescribed herein for calling a meeting of Members or upon such shorter notice as the Members may agree to accept.

AUDITS

66.	Audit

The Company may by Ordinary Resolution of Members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period. The Company shall prepare and serve on Members copies of an annual report of the Company containing audited financial statements of the Company and its Subsidiaries. The annual report shall be distributed to Members prior to the Company’s annual general meeting and shall be laid before the annual general meeting. The Company shall cause such annual report to be filed with the Designated Stock Exchange or other securities exchange on which the Shares are then listed for trading at the time such annual report is distributed to Members. The Company may by Ordinary Resolution of Members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period. The Company shall make available to Members any interim financial statements or report which the Company may be required to file with the United States Securities and Exchange Commission and any other United States federal or state regulatory authority at the same time or as soon as practicable following filing with such regulatory authority. If required by the Designated Stock Exchange or other securities exchange on which the Shares are then listed, the Company shall file copies of such financial statements or reports therewith.

67.	Appointment of Auditor

The Directors may appoint an auditor of the Company who shall hold office until removed from office by an Ordinary Resolution and may fix his or their remuneration. Notwithstanding the above, for so long as the ordinary shares of the Company are listed or quoted on the Designated Stock Exchange, the Audit Committee is directly responsible for the appointment, remuneration, retention and oversight of the Company’s Auditors.

68.	Duties of Auditor
68.1	The auditor shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and
(b)	all the information and explanations required by the auditor have been obtained.
68.2	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members.
69.	Access to Records

Every auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditor.

70.	Auditor Entitled to Notice

The auditor of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

BUSINESS COMBINATIONS

71.	Business Combinations
71.1	(a) Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person become an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:
(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or
(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.
(b)	The restrictions contained in this Article 71.1 shall not apply if:
(i)	a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(i)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:
(a)	a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);
(b)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or
(c)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Article 71 only, the term:
(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;
(ii)	“associate,” when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;
(ii)	“Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:
(a)	any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

(b)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;
(c)	any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;
(d)	any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or
(e)	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;
(iv)	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v)	“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(vi)	“person” means any individual, company, partnership, unincorporated association or other entity;
(vii)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;
(viii)	“owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
(a)	beneficially owns such shares, directly or indirectly; or
(b)	has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.
71.2	In respect of any Business Combination to which the restrictions contained in Article 71.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in these Articles.
71.3	The Board shall ensure that the Articles or other constitutional documents of each entity wholly-owned or majority-owned by the Company shall contain any provisions necessary to ensure that the intent of Article 71.1, as it relates to the actions of such entities, is achieved.

FUNDAMENTAL CHANGES

72.	Changes

Notwithstanding section 175 of the Act, the directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by an Ordinary Resolution of Members.

73.	Continuation under Foreign Law

The Company may by Special Resolution of Members or by unanimous Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to these Articles of Association the 31st day of January, 2002.

in the presence of:

Witness	Subscriber

TrustNet Chambers	TrustNet (British Virgin Islands) Limited
P.O. Box 3444
Road Town, Tortola
(Sgd. Melinda McGlore)	(Sgd. Nicole Wheatley)

Annex C

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated [Closing Date] by and among GOLDEN GREEN ENTERPRISES LIMITED, a British Virgin Islands company (“BVICo”), OASIS GREEN INVESTMENTS LIMITED, a British Virgin Islands company (“Shareholder”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

BVICo, China Opportunity Acquisition Corp. (“COAC”), Wealth Green Development Limited, Henan Green Complex Materials Co., Ltd and the shareholders of BVICo are the parties to a Merger Agreement dated as of November 12, 2008 (the “Merger Agreement”) pursuant to which COAC has merged with and into BVICo. Pursuant to the Merger Agreement, BVICo is to be indemnified in certain respects. The parties desire to establish an escrow fund as collateral security for the indemnification obligations under the Merger Agreement that is to consist of 3,000,000 Ordinary Shares of BVICo to be deposited by the Shareholder (the “Escrow Shares”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, the Shareholder is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, share certificates issued in the name of the Shareholder representing the Escrow Shares, together with five (5) share transfer instruments separate from certificate executed in blank by the Shareholder, with medallion signature guaranties. The Ordinary Shares of BVICo represented by the share certificates so delivered by the Shareholder to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.”

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of BVICo. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c) Except as herein provided, the Shareholder and all Permitted Transferees (as hereinafter defined and, together with the Shareholder, the “Owners”) shall retain all of their rights as shareholders of BVICo with respect to the BVICo Ordinary Shares constituting the Escrow Fund during the period any portion of the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their BVICo Ordinary Shares included in the Escrow Fund.

(d) During the Escrow Period, all dividends payable in cash with respect to the BVICo Ordinary Shares included in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the BVICo Ordinary Shares in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of the Shareholder’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) the Shareholder and/or members of the Shareholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) the Shareholder and/or a member of the Shareholder’s Immediate Family is a general partner and in which the Shareholder and/or members of the Shareholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Shareholder during his lifetime for the benefit of the Shareholder or for the exclusive benefit of all or any of the Shareholder’s Immediate Family. As used in this Agreement, the term “Immediate Family” means, with respect to the Shareholder, a spouse, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Shareholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the Shareholder, with medallion signature guaranty, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with two (2) assignments separate from certificate executed in blank by the Permitted Transferee, with medallion signature guaranties, with respect to the shares transferred to the Permitted Transferee. Upon receipt of such documents, the Escrow Agent shall deliver to BVICo’s transfer agent the original share certificate out of which the assigned shares are to be transferred, together with the executed share transfer instrument separate from certificate executed by the Shareholder, or a copy of the applicable court order, and shall request that BVICo issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Shareholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. BVICo, the Shareholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s BVICo Ordinary Shares included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2. Indemnification Claims Procedure.

(a) BVICo, acting through the current or former member or members of COAC’s Board of Directors who has or have been appointed by BVICo to take all necessary actions and make all decisions on behalf of BVICo with respect to its rights to indemnification under Article VII of the Merger Agreement (the “Committee”), may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Shares in the Escrow Fund by giving notice (a “Notice”) to the Shareholder (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles BVICo to indemnification and (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim. The Committee also shall deliver to the Escrow Agent (with a copy to the Shareholder), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Shareholder.

(b) If the Shareholder shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Shareholder of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Merger Agreement, the Committee and the Shareholder shall attempt to resolve such dispute by voluntary settlement as provided in Section 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Shareholder within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Shareholder delivers a Counter Notice to the Escrow Agent, the Committee and the Shareholder shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Shareholder shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Shareholder shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to Section 2(d) below.

(d) If the Committee and the Shareholder cannot resolve a dispute prior to expiration of the 60-day period referred to in Section 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) to arbitration as set forth in Section 7 hereof.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2(b) above, (ii) Indemnification Claim resolved in favor of BVICo by settlement pursuant to Section 2(c) above, resulting in a dollar award to BVICo, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to Section 2(d) above, resulting in a dollar award to BVICo, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Shareholder have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

(f) (i) Promptly after an Indemnification Claim becomes an Established Claim, the Committee and the Shareholder shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to BVICo, and the Escrow Agent promptly shall pay to BVICo, an amount equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made from Escrow Shares pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to BVICo in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to BVICo out of the Escrow Fund that number of BVICo Ordinary Shares necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Committee and the Shareholder concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Shareholder in accordance with the procedures specified in Section 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to BVICo one or more share certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with share transfer instruments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the share certificates and share transfer assignments, BVICo shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in BVICo Ordinary Shares may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of BVICo or otherwise. The Committee and the Shareholder shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used herein, “Fair Market Value” means the average reported closing price for the BVICo Ordinary Shares for the ten trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the Indemnity Escrow Termination Date, and (y) the Indemnity Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Indemnity Escrow Termination Date.

(iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Shareholder shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Shareholder shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to BVICo in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Shareholder.

(g) On the first Business Day after the Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing Escrow Shares then in such Owner’s account in the Escrow Fund less that number of shares in such Owner’s account equal to the sum of (i) the number of shares applied in satisfaction of Indemnification Claims made prior to that date and (ii) the number of shares in the Pending Claims Reserve allocated to such Owner’s account, as provided in the following sentence. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of BVICo, would result in a payment to BVICo, the Escrow Agent shall retain in the Pending Claims Reserve that number of BVICo Ordinary Shares having a Fair Market Value equal to the dollar amount for which indemnification is sought in such Indemnification Claim, allocated pro rata from the account maintained on behalf of each Owner. The Committee shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of BVICo Ordinary Shares to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Shareholder shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to BVICo the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with Section 2(f) above and to deliver to each Owner the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against BVICo, the Committee and the Shareholder shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner its pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve.

(h) As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of Escrow Shares in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

3. The Escrow Agent, the Committee and the Shareholder shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to BVICo and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

4. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to BVICo pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Shareholder, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to BVICo the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 4(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Shareholder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) The Escrow Agent shall be indemnified and held harmless by BVICo from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the United States District Court for the Central Division of California in Orange County, California.

(g) The Escrow Agent shall be entitled to reasonable compensation from BVICo for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from BVICo for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h) From time to time on and after the date hereof, the Committee and the Shareholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

6. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Shareholder and the Escrow Agent.

7. All disputes arising under this Agreement between the Committee and the Shareholder, including a dispute arising from a party’s failure or refusal to sign a Joint Notice, shall be submitted to arbitration in the same manner as disputes under the Merger Agreement are to be arbitrated pursuant to Section 9.13 thereof. The Committee and the Shareholder each hereby consents to the exclusive jurisdiction of the federal and state courts sitting in New York County, New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Shareholder in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 8, with copies delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq., and to [BVICo to specify name and address of party to be copied on its behalf].

8. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

Golden Green Enterprises Limited
No. 69 Hualibei Street
Longhai Middle Road
Henan, China Telecopier No.:

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Shareholder, to it at:

[To follow]
with a copy to:
[To follow]

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Steven G. Nelson
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

9. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration as provided for herein.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to BVICo.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

[Signatures are on following page]

[Signature Page to Escrow Agreement]

GOLDEN GREEN ENTERPRISES LIMITED

By:
Name:
Title:

OASIS GREEN INVESTMENTS LIMITED

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Annex D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this [Closing Date] (“Agreement”), among each of the persons listed under the caption “BVICo Group” on Exhibit A attached hereto (the “BVICo Group”), each of the persons listed under the caption “COAC Group” on Exhibit A attached hereto (the “COAC Group”) and Golden Green Enterprises Limited, a British Virgin Islands corporation (“BVICo”). Each of the BVICo Group and the COAC Group is sometimes referred to herein as a “Group.” For purposes of this Agreement, each person who is a member of either the BVICo Group or the COAC Group is referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, on November 12, 2008, each of BVICo, China Opportunity Acquisition Corp. (“COAC”), Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and the shareholders of BVICo have entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of COAC into BVICo (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder owns beneficially and of record Ordinary Shares of BVICo (“BVICo Shares”) as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING OF SHARES FOR DIRECTORS

SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the BVICo Shares he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of BVICo:

(a) Five (5) persons, (i) three of whom shall at all times be “independent directors,” within the meaning of the NASDAQ rules, and (ii) all of whom shall be designees of BVICo; with one of such designees to stand for election in 2009 (“Class A Directors”), who shall initially be Maotong Xu and who will be an “independent director”; one of such designees to stand for election in 2010 (“Class B Directors”), who shall initially be Wong Kwok Keung and who will be an “independent director,” and three of such designees, to stand for election in 2011 (“Class C Directors”), who shall initially be Mingwang Lu, Yi Lu and Yunlong Wang, of which Yunlong Wang will be an “independent director” (collectively, the “BVICo Directors”); and

(b) Harry Edelson, who shall be elected as a Class B Director, and J.P. Huang or another person who shall be designated by Mr. Edelson and, who, shall, at all times, be an independent director and shall be elected as a Class A Director (the “COAC Directors” and, together with the BVICo Directors, the “Director Designees”).

The persons designated as independent directors by BVICo and Mr. Edelson shall be subject to the reasonable approval of the Mr. Edelson and BVICo, respectively.

Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and BVICo’s governing documents except that each Stockholder agrees that he, she or it will not, as a holder of BVICo Shares, vote for the removal of any director who is a member of a Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

SECTION 1.02 Obligations of BVICo. BVICo shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the BVICo Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.

SECTION 1.03 Term of Agreement. The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of BVICo that will be held in 2011.

SECTION 1.04 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of BVICo from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of BVICo and shall not apply to his or her actions, judgments or decisions as a director or officer of BVICo if he or she is such a director or officer.

SECTION 1.05 Transfer of Shares. If a member of the BVICo Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement of even date herewith executed by such member or pursuant to the Escrow Agreement dated as of [Closing Date], it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows:

SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by BVICo and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Merger, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III
GENERAL PROVISIONS

SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a) If to BVICo:

No. 69 Hualibei Street
Longhai Middle Road
Henan, China
Telecopier No.:

with a mandatory copy to

Lu Yu Ying
Henan Green Complex Materials Co., Ltd
Shuanghujingikaifaqu 1 hao
Xinzheng City, Henan, China 451191
Telecopier No.: 86-371-62568683

If to a member of the BVICo Group, to the address set forth opposite his, her or its name on Exhibit A.

with a mandatory copy to

Lu Yu Ying
Henan Green Complex Materials Co., Ltd
Shuanghujingikaifaqu 1 hao
Xinzheng City, Henan, China 451191
Telecopier No.: 86-371-62568683

If to a member of the COAC Group, to the address set forth opposite his, her or its name on Exhibit A.

with a mandatory copy to

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1901
Attention: David Alan Miller, Esq.
Telecopy No.: 212-818-8881

SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of New York applicable to contracts executed in and to be performed therein.

SECTION 3.07 Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in New York City, New York, in the manner proscribed in Section 9.13 of the Merger Agreement.

SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10 Merger Agreement. All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN GREEN ENTERPRISES LIMITED

By:
    Name:
    Title:

STOCKHOLDERS:

The COAC Group:

The BVICo Group:

EXHIBIT A

STOCKHOLDERS

Name and Address	Number of Shares
The COAC Group:
The BVICo Group:

[Insert name address and fax number for each person.]

Annex E

FORM OF LOCK-UP AGREEMENT

[Note: Each person subject to the Lock-Up Agreement will sign a separate agreement.]

[Closing Date]

Golden Green Enterprises Limited
[Post-Closing Address]

Ladies and Gentlemen:

In connection with the Agreement of Merger and Plan of Reorganization dated _______, 2008 by and among China Opportunity Acquisition Corp. (“COAC”), Golden Green Enterprises Limited (“BVICo”), Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and the shareholders of BVICo (the “Merger Agreement”), to induce COAC to consummate the Merger (as defined in the Merger Agreement), the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined):

(1)	sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in any Ordinary Shares of BVICo (“BVICo Shares”) issued to the undersigned [prior to the date hereof](1) [in connection with the Merger](2) (the “Restricted Securities”), or
(2)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise,

As used herein, “Restricted Period” means the period commencing on the Closing Date (as defined in the Stock Purchase Agreement) and ending on the day preceding [the first anniversary of the Closing Date](3) [the day this is six months after the Closing Date].(4)

It is understood that the BVI Shares owned by the undersigned and held in escrow pursuant to that certain Escrow Agreement (as defined in the Merger Agreement) shall be considered part of the “Restricted Securities” and shall, for purposes of calculating the number of Restricted Securities the undersigned is entitled to Transfer hereunder, be entirely included in that portion of the Restricted Securities that remain subject to the restrictions of this Agreement.(5)

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned’s lifetime or on the undersigned’s death, by gift, will or intestate succession, or by judicial decree, to the undersigned’s “family members” (as defined below) or to trusts, family limited partnerships and similar entities primarily for the benefit of the undersigned or the undersigned’s “family members”; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this sub-paragraph, “family member” shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the

(1)	For agreements signed by original BVICo shareholders.

(2)	For agreements signed by COAC Insiders.

(3)	For all shareholders other than Plumpton Group Limited and Honest Joy Group Limited.

(4)	For Plumpton Group Limited and Honest Joy Group Limited.

(5)	This paragraph will be only in agreement for Golden Green Enterprises Limited.

E-1

Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement.

Any of the Restricted Securities subject to this Lock-Up Agreement may be released in whole or part from the terms hereof only upon the approval of the Board of Directors of BVICo and a majority of the persons serving as directors of COAC immediately prior to the Merger.

The undersigned hereby authorizes BVICo’s transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the law of New York.

Very truly yours,

[Signature]

              [Typed Name]

E-2

Annex F

November 5, 2008

Mr. Harry Edelson
President
China Opportunity Acquisition Corp.
300 Tice Boulevard
Woodcliff Lake, NJ 07677

RE: COAC/BVICo Merger

Dear Mr. Edelson:

You have engaged us and our partner Chengjun Wang, Phd., Chairman of DeveChina International Appraisal Company, to provide the board of directors of China Opportunity Acquisition Corp. (“COAC”) a “fairness opinion” as to whether the terms of the proposed merger of COAC into Golden Green Enterprises Limited, a British Virgin Islands corporation (“BVICo”), is fair, from a financial point of view, to the stockholders of COAC and whether the fair market value of BVICo is at least equal to 80% of COAC’s net assets at the time of the proposed merger. For purposes of this opinion, we have assumed that BVICo’s sole business is being the indirect owner of all of the outstanding capital of Henan Green Complex Materials Co., Ltd, a People’s Republic of China limited liability company (“Ge Rui”), and that, other than its interest in Ge Rui, BVICo has no material assets or obligations. As a consequence, for purposes of this opinion, the value of BVICo is the same as the value of Ge Rui.

Our opinion is for the use and benefit of COAC’s board of directors in connection with its consideration of the transaction and is not intended to be, and does not constitute a recommendation to your shareholders as to how they should vote or proceed with respect to the transaction. We do not express any opinion as to the future performance of the subject Company or the price at which either COAC’s or the subject Company’s securities might trade at any time in the future, and its opinion does not in any manner address, the relative merits of the transaction as compared to any alternative business strategy that might exist for COAC, COAC’s underlying business decision to proceed with or effect the transaction, and other alternatives to the transaction that might exist for COAC.

In arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us without assuming any responsibility for any independent verification of any such information. Further, we relied upon the assurances of COAC’s and Ge Rui’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of our fairness opinion. Investors should not place reliance upon such projections, as they are not necessarily an indication of what COAC’s revenues and profit margins will be in the future. The projections were prepared by Ge Rui’s management and are not to be interpreted as projections of future performance (or “guidance”) by COAC or Ge Rui and were not audited or reviewed by the auditors of either COAC or Ge Rui. We did not evaluate the solvency or fair value of COAC or Ge Rui under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We did make a physical inspection of the properties and facilities of Ge Rui but did not make or obtain any evaluations or appraisals of Ge Rui’s assets and

F-1

liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, we did not attempt to confirm whether COAC and Ge Rui had good title to their respective assets.

We assume that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable foreign, federal and state statutes, rules and regulations. Furthermore, we assume that the transaction will be consummated substantially in accordance with the terms set forth in the draft merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to COAC’s stockholders. In addition, based upon discussions with COAC management, we assume that the transaction will qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“IRC”).

In connection with rendering our opinion, we performed certain financial, comparative and other analyses. Each of the analyses conducted by us was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. We did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to COAC’s stockholders.

In arriving at our opinion, we made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, we may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be our view of the value of Ge Rui’s assets. The estimates contained in our analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals, nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, our analyses and estimates are inherently subject to substantial uncertainty. We believe that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by us in connection with the preparation of its opinion.

Based on the information provided and analyses set forth above, BMCG calculated the fair market value of Ge Rui to be a range from $205 million as indicated by the guideline company method to $219.75 million as indicated by the discounted cash flow method with and average indicator of $212.375 million of Ge Rui as of November 5, 2008. Furthermore, it was determined that COAC’s net assets as of the most recent June 30, 2008 10-Q, was $40,782,327. Therefore, it is our opinion, as of November 5, 2008, based upon and subject to the assumptions made, matters considered, and limitations on our review, that the terms of the proposed merger of COAC into BVICo are fair, from a financial point of view, to the stockholders of COAC and that the fair market value of BVICo was at least equal to 80% of COAC’s net assets.

We hereby consent to the use of and references to this opinion in the registration statement that COAC and BVICo will file relating to the transaction referred to herein.

Yours very truly,

Paul Baumann, CPA/ABV, CFF, ASA
Baumann Moreau Consulting Group

F-2

Annex G

GRAUBARD MILLER

The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1901
(212) 818-8800

November   , 2008

China Opportunity Acquisition Corp.
300 Tice Boulevard
Woodcliff Lake, NJ 07677

Re: Merger into BVI Company owning Chinese Subsidiary

Dear Sirs:

We have acted as counsel to China Opportunity Acquisition Corp. (“COAC”), a corporation organized under the laws of the state of Delaware, in connection with its proposed merger into Golden Green Enterprises Limited, a British Virgin Islands company (“BVICo”). You have requested our opinion in connection with the federal income tax consequences of the proposed merger to COAC and the stockholders of COAC.

FACTS

The relevant facts are set forth in the Registration Statement No. - originally filed with the Securities and Exchange Commission on November 12, 2008, as amended (the “Registration Statement”), and the Agreement of Merger and Plan of Reorganization by and among COAC, BVICo, Wealth Rainbow Development Limited (“HKCo”), Henan Green Complex Materials Co., Ltd (“Ge Rui”) and the three current shareholders of BVICo, dated November 12, 2008 (“Merger Agreement”). For purposes of this opinion we have assumed and rely upon the truth and accuracy of the facts as set forth in the aforesaid documents.

A summary of the facts are as follows: COAC was organized on August 7, 2006 to effect a business combination with an operating business that has its principal operations located in the People’s Republic of China. Its assets consist primarily of approximately $41 million cash held in deposit in a trust account. COAC has outstanding 931,186 units, each consisting of one share of common stock and two warrants, 8,400,000 shares of common stock (including shares included in the units, warrants to purchase 16,066,667 shares of COAC common stock (including warrants included in the units) and one Representative’s unit purchase option to purchase 600,000 units. The shares of common stock, warrants and Representative unit purchase options were issued at the following times:

	Common Stock	Warrants
Acquired by Initial Stockholders prior to IPO	1,500,000
Units sold in IPO on Mar. 26-29, 2007 – Each unit consists of one share of common stock and two warrants	6,900,000	13,800,000
Private sale to Initial Stockholders on Mar. 26, 2007 at $0.60 per warrant		2,266,667
Totals	8,400,000	16,066,667
Representative unit purchase options which were subject to the underwriters over allotment sold March 29, 2007	600,000	1,200,000

Each warrant entitles the registered holder to purchase one share of COAC common stock at a price of $5.00 per share, subject to certain adjustments and time periods.

The COAC units, common stock and warrants are publicly held and are currently quoted on the OTCBB.

BVICo was incorporated in 2008 solely for the purpose of acquiring the capital stock of HKCo, a Hong Kong corporation. There are three current stockholders of BVICo, Oasis Green Investments Limited (BVI),

Plumpton Group Limited (BVI), and Honest Joy Group Limited (BVI). The three stockholders own an aggregate of 30,000,000 BVICo Ordinary Shares, 92%, 5% and 3% respectively. BVICo is a holding company that owns all of the outstanding capital stock of HKCo that in turn owns all of the registered capital of Ge Rui, a limited liability company organized under the law of the People’s Republic of China on December 31, 2000. Ge Rui is one of the leading private manufacturers of high precision cold-rolled specialty steel products in China. It utilizes a variety of processes and technological methodologies to convert steel manufactured by third party into thin steel sheet and plates. Ge Rui’s product offerings are focused predominantly on high-end, value-added finished steel products.

Under the terms of the Merger Agreement, among other things:

•	COAC will merge into BVICo, with BVICo being the surviving entity of the merger;
•	In the merger all of the assets and liabilities of COAC become assets and liabilities of BVICo and the separate corporate existence of COAC shall cease;
•	The holders of 8,400,000 shares of common stock, warrants to purchase 16,066,667 shares of COAC common stock and one Representative’s unit purchase option to purchase 600,000 units are to receive like securities of BVICo, on a one-to-one basis, in exchange for their existing COAC securities;
•	The current three shareholders of BVICo will continue to own their 30,000,000 BVICo Ordinary Shares;
•	Oasis Green Investments Limited (“Oasis Green”), the principal current shareholder of BVICo, will also be entitled to be issued 1,000,000 BVICo Ordinary Shares for each of the years ending on December 31, 2009, 2010 and 2011 in which BVICo has net after tax income that equals or exceeds the target specified for such year in the merger agreement ($45 million, $60 million and $80 million, respectively);
•	If the warrants that BVICo will issue to the public holders of COAC’s current warrants are exercised, Oasis Green and another of the current BVICo shareholders will be entitled to an aggregate cash payment of $5 million;
•	To provide a fund for payment to BVICo with respect to its post-closing rights to indemnification under the Merger Agreement, at the closing of the merger, Oasis Green will place in escrow (with an independent escrow agent) an aggregate of 3,000,000 BVICo Ordinary Shares;

Holders of COAC Public Shares have the right to vote against the merger proposal and demand that COAC convert such shares into a pro rata portion of the trust account (“conversion rights”).

Immediately after the merger, assuming no cash conversion of Public Shares, BVICo will have 38,400,000 Ordinary Shares outstanding, of which 8,400,000, or approximately 22% will be owned by former COAC stockholders and 30,000,000, or approximately 78% will be owned by existing stockholders of BVICo. In addition, there will be outstanding 16,066,667 warrants, each to purchase one Ordinary Share, and Representative unit purchase options which are exercisable for 600,000 units, comprised of 600,000 Ordinary Shares and 1,200,000 warrants. If all of the warrants and Representative unit purchase options are treated as exercised, BVICo would be treated as having 56,266,667 Ordinary Shares outstanding, of which 26,266,667, or approximately 47% would be owned by former COAC stockholders and 30,000,000, or approximately 53% would be owned by existing stockholders of BVICo.

COAC believes that the fair market value of BVICo exceeds the fair market value of COAC. In connection with the opinion Baumann Moreau Consulting Group issued on the fair market value of BVICo, BMCG determined that BVICo had a fair market value of between approximately $   million to approximately $   million. COAC’s total assets, consisting primarily of cash deposited in the trust account, is approximately $41 million.

After the merger, the Board of Directors of BVICo will consist of seven directors, five of whom are designees of the BVICo shareholders and two of whom are the current COAC Chairman and his designee.

DISCUSSION OF LAW AND OPINION

A. Inversion Provisions of 2004 Tax Act

Under the American Jobs Creation Act of 2004 (“2004 Act”) adding section 7874 to the Internal Revenue Code of 1986 (“Code”), a United States corporation which reincorporates itself into a foreign jurisdiction will continue to be subject to United States taxation in certain circumstances.

Code sections 7874 (a) and (b) of the Code provide that a foreign corporation shall be treated as a domestic corporation if:

pursuant to a plan (or series of related transactions) — (i) a [foreign corporation] completes the direct or indirect acquisition of substantially all of the properties held ...by a domestic corporation ....(ii) after the acquisition at least [80] percent of the stock... of the [foreign corporation] is held ...by former shareholders of the domestic corporation by reason of holding stock in the domestic corporation...and (iii) after the acquisition the expanded affiliated group which includes the [foreign corporation] does not have substantial business activities in the foreign country in which ... the [foreign corporation] is created or organized ... .

If less than 80 percent, but at least 60 percent, of the stock of the foreign corporation is held by former shareholders of the domestic corporation, then the foreign corporation is respected as a foreign corporation, is denominated an “expatriated entity” and its taxable income for United States tax purposes for the next ten years includes corporate-level income or gain required to be recognized on the transfer of assets or license of assets, without offset for any tax attributes such as net operating losses or foreign tax credits. Code section 7874(a), (d) and (e).

Code section 7874(c)(6) provides that the Secretary of the Treasury “shall prescribe such regulations as may be appropriate to determine whether a corporation is a surrogate foreign corporation, including regulations — (A) to treat warrants, options ...as stock.” On June 5, 2006 the Internal Revenue Service (“IRS”) issued temporary and proposed regulations §1.7874-2T(f)(1) and (2) providing that “options ...shall be treated as exercised.”

Following consummation of the proposed COAC merger, if all Ordinary Shares, warrants and Representative unit purchase options that can possibly be issued are treated as outstanding immediately after the merger, the former shareholders of COAC would be treated as owning approximately 47% of the total outstanding Ordinary Shares of BVICo. As this is less than 60 percent of the outstanding Ordinary Shares of BVICo, BVICo will be respected as a foreign corporation and BVICo will not be classified as an expatriated entity.

B. Corporate Reorganization

Code section 61 provides that gross income includes “gains derived from dealings in property.” Code section 1001 provides that the sale or exchange of property shall be a taxable event and gain “shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property.

Certain types of exchanges, however, are afforded nonrecognition treatment where the exchange does not change the taxpayer’s capital investment, but merely the form in which the taxpayer holds it. In these cases, the potential gain for recognition is preserved by substituting the basis of the relinquished property for the basis of the property received.

To qualify for nonrecognition of gain and tax free exchange treatment the exchange of property and exchange of stock or securities for stock or securities must be pursuant to a “reorganization.” The term “reorganization” is defined by Code section 368(a)(1)(A) to include mergers. Under Treasury Regulations § 1.368-2(b)(1)(ii), a statutory merger is a transaction effected pursuant to the statute or statutes necessary to effect the merger. Example 13 confirms that a merger effected pursuant to the statute of a foreign country qualifies as a statutory merger for purposes of Code section 368(a)(1)(A).

C. Treatment of Transferor Corporation

Code section 361(a) provides that “[n]o gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.” Code section 361(b) provides that the target corporation does not recognize gain or loss on the exchange even if it receives other property in addition to stock or securities if the corporation distributes the other property pursuant to the plan of reorganization.

Code section 367(a)(1) provides that if a United States corporation transfers property to a foreign corporation in connection with any exchange described in section 361, the foreign corporation shall not be considered to be a corporation. The purpose of this rule is to ensure that the United States corporation recognizes gain when it transfers its property to the foreign corporation pursuant to the plan or reorganization. Code section 367(a)(5) provides that the exceptions to the rule made in sub-sections (a)(2) and (a)(3) do not apply to an exchange described in section 361.

Accordingly it becomes relevant to determine what assets did the transferor United States corporation possess at the time of its merger into a foreign corporation. Treas. Regs § 1.367(a)-1T(b)(3) states that when gain is required to be recognized under Code section 367(a), the gain shall in no event exceed the gain that would have been recognized on a taxable sale of those items of property if sold individually and without offsetting individual losses against individual gains.

COAC’s only assets consist of cash in a trust account. A sale of cash results in no gain because the cost basis for these assets is equal to its face value. No gain or loss will be recognized by COAC on the transfer of its cash assets to BVICo in the merger.

It is necessary however for COAC to obtain an evaluation to establish whether it possesses any intangible assets which will be transferred to BVICo in connection with the merger. If there are any such intangible assets and value can be ascribed to such assets, gain will be recognized and subject to United States corporation income tax. COAC’s existence as a corporation with its common stock and warrants publicly owned and quoted on the OTCBB can be said to possibly be an intangible asset, analogous to the value at times ascribed to a shelf company. Such shelf companies have values that are in the range of a few hundred’s of thousands of dollars, depending on the percentage of share ownership retained by the company’s shareholders, the length of time before it must liquidate, etc. However, COAC’s corporate existence is by the nature of it being a Special Purpose Acquisition Corporation with a life limited by its certificate of incorporation to terminating on or about March 20, 2009 and requirement to liquidate if it does make an acquisition by that date, diminishes its salability as a shelf company. A purchaser of COAC as a shelf company would have to make extensive changes in its charter documents and change its characterization so radically that it may not be worth the trouble. As the valuation of such an intangible is so speculative and so limited, the maximum the United States corporate income tax is a rather small number in comparison to the approximately $41 million of COAC’s cash assets. Accordingly, COAC should not incur any material amount of United States corporate income tax as a result of the merger into BVICo.

Following the closing of the merger, COAC is required to file a corporation income tax return on Form 1120 for its final year of existence and attach to this return the statement required by Treas. Regs. § 1.367(a)(3)(c)(6) which describes the transfer transaction. In addition COAC is required to complete Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, which sets forth a description of property transferred.

If in the merger COAC is deemed to constructively receive the BVICo Ordinary Shares in exchange for COAC’s assets and then constructively distribute the BVICo Ordinary Shares to COAC’s stockholders, this distribution is governed by Code section 361(c) which exempts from recognition of gain or loss to a corporation the distribution to its shareholders of “qualified property” in pursuance of the plan or reorganization. The overriding requirement to recognize gain on the transfer on appreciated assets under Code section 367(a)(5) referred to above applies only to “an exchange described in subsection (a) or (b) of section 368(c)” and does not apply to the distribution of stock governed by Code section 361(c). Thus no gain is recognized by COAC on any deemed distribution of the BVICo Ordinary Shares. IRS Field Service Advise Memorandum 199915005. Davis, 919-2nd T.M., Outbound Transfer Under Section 367(a), A-83-84.

D. Treatment of Stockholders

Code section 354(a)(1) provides that, with respect to a stockholder, “no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.” A stockholder is taxable to the extent cash is received. Code section 356(a) provides that if property other than stock or securities is received by a stockholder pursuant to a plan of reorganization, gain is recognized in an amount not in excess of the sum of money and the fair market value of other property received.

With respect to warrants, Treasury Regulations section 1.354-1(e) provides that, “for purposes of section 354, the term ‘securities’ includes rights issued by a party to the reorganization to acquire its stock.” Treasury Regulations section 1.356-3(b) states that “a right to acquire stock that is treated as a security for purposes of section 354...has no principal amount. Thus, such right is not other property when received in a transaction to which section 356 applies (regardless of whether securities are surrendered in the exchange).” Thus in a statutory merger a stockholder who exchanges stock and warrants for stock and warrants, or a warrant holder who exchanges warrants for warrants, recognizes no gain. Ginsburg and Levin, Mergers, Acquisitions and Buyouts, ¶604.1.2, p.6-43 (July 2008 Edition).

Code section 358 provides that in the case of an exchange to which section 354 applies, the “basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.”

Code section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property. Code section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

Code section 1223(1) provides that if a capital asset has the same basis as the property for which it is being exchanged, the taxpayer’s holding period includes the period the taxpayer held the property surrendered.

When an exchange of stock or securities under section 354 involves a foreign corporation, Code section 367(a) provides that the foreign corporation is not treated as a corporation for purposes of determining the extent to which gain is recognized on the exchange, except to the extent provided in regulations. Pursuant to Treasury Regulations § 1.367(a)-3(c)(1) no gain will be recognized on the exchange of the common stock and warrants held by COAC stockholders for common stock and warrants of BVICo if:

(1) not more than 50% of the outstanding stock of BVICo by vote or value are issued in connection with the merger to the COAC stockholders that are U.S. persons (treating any shares owned by a partnership or other entity or arrangement taxed as a partnership for U.S. federal income purposes as owned proportionately by its partners;

(2) 50% or less of each of the total voting power and the total value of the stock of BVICo is owned, in the aggregate, immediately after the transactions by U.S. persons that are either officers or directors of COAC or that are five-percent COAC shareholders;

(3) BVICo, or any 80-percent owned subsidiary, has been engaged for the past three years in an active trade or business outside the United States;

(4) the fair market value of BVICo is at least equal to the fair market value of COAC;

(5) the U.S. shareholder of COAC owns less than 5 percent of BVICo; and

(6) COAC attaches to its U.S. income tax return for the year of merger a statement in the form set forth in the regulations.

If an COAC stockholder owns 5-percent or more of the Ordinary Shares of BVICo (either by vote or value) that stockholder will be taxable on any gain realized upon the exchange of such stockholder’s stock and warrants in COAC into Ordinary Shares of BVICo unless such stockholder files a gain recognition agreement with the stockholder’s income tax return for the taxable year that includes the date of the merger. Gain is measured by the difference between the fair market value of the BVICo Ordinary Shares and warrants received and the tax basis of that stockholder’s shares of COAC’s common stock and warrants. The gain recognition agreement requires the 5-percent or more COAC stockholder:

•	To waive the statute of limitations on a Form 8838,
•	to file a statement with his or her income tax return for each of the five full taxable years following the year of the COAC merger certifying that a taxable disposition of substantially all of the assets of BVICo has not occurred; and
•	if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares, file an amended income tax return for the year in which the redomestication took place and pay interest on any resulting tax.

In the COAC merger into BVICo, no more than 47% of the BVICo Ordinary Shares will be owned by former COAC stockholders even if warrants and the Representative unit purchase option are included in the calculation. In measuring whether the percentage of BVICo Ordinary Shares that is issued to the COAC stockholders in the merger will 50% or less of the outstanding shares of BVICo Ordinary Shares for the purposes of complying with section 367 treasury regulations, options and warrants are not counted, except in a very special case. Treas. Regs. § 1.367(a)-3(c)(4)(ii), Treatment of Options, provides that options (or an interest similar to an option)

will be treated as exercised and thus will be counted as stock for purposes of determining whether the 50-percent threshold is exceeded or whether a control group exists if a principal purpose of the issuance or the acquisition of the option (or other interest) was the avoidance of the general rule contained in section 367(a)(1).

The outstanding warrants of COAC were issued in connection with the raising of capital at the time of the initial public offering of shares In March 2007, long before there was any contemplation of an acquisition of a business which would find it advisable to redomesticate to the British Virgin Islands. The Representative unit purchase option was issued in connection with the COAC initial public offering. The option and warrants should not be counted in determining whether the 50% threshold is exceeded. Without counting such option and warrants, in the COAC merger into BVICo, no more than 22% of the BVICo Ordinary Shares will be owned by former COAC stockholders (8,400,000 shares held by former COAC shares ÷ 38,400,000 total outstanding shares).

The 3,000,000 Ordinary Shares to be placed in escrow by Oasis Green, one of the BVICo shareholders, and which may have to be returned to indemnify BVICo for breaches of representations and warranties made and covenants undertaken by BVICo in the Merger Agreement should not be counted in determining whether 50% or more of the BVICo Ordinary Shares will be owned by former COAC stockholders. The issued shares carry the right to vote and to receive dividends and are treated as issued and outstanding. The long outstanding revenue rulings by the Internal Revenue Service confirm that when stock which is issued, and carries voting and dividends rights, is placed in escrow to indemnify the acquiring corporation against breach of warranties, such stock is treated as transferred to the acquired corporation’s shareholders as of the effective date of the reorganization. Rev. Rul. 76-334, 1976-2 C.B. 108; Rev. Rul. 72-256, 1972-1 C.B. 222. Even if it would hypothetically have to be subtracted from the number of shares retained by the BVICo stockholders following the merger, the Ordinary Shares owned by the former COAC stockholders would be approximately 24%.

As noted in the second paragraph of page 4, the belief of COAC that the fair market value of BVICo equals or exceeds the fair market value of COAC is factually supported.

The proposed merger meets each of the requirements of Treasury Regulations § 1.367(a)-3(c)(1) for non-recognition of gain if compliance is made with the following described filing requirements. Provided COAC files the statement required by Treasury Regulations §1.367(a)-3(c) (6) with its United States income tax return for the taxable years in which the merger takes place, no gain or loss will be recognized on the exchange of the COAC common stock and warrants held by COAC’s stockholders for stock and warrants of BVICo if such COAC stockholder does not own 5 percent or more of BVICo Ordinary Shares, or if a COAC stockholder owns 5 percent or more of BVICo’s Ordinary Shares, such COAC stockholder files a gain recognition agreement as described above.

In determining whether an COAC stockholder owns 5 percent or more of BVICo Ordinary Shares, the attribution of ownership rules of Code section 318, as modified by the rules of Code section 958(b) shall apply. Under Code section 318(a)(4) if any person has an option to acquire stock, such stock shall be considered as owned by such person.

If a COAC stockholder does not own 5 percent or more of the Ordinary Shares of BVICo, the federal tax basis and holding period of the Ordinary Shares of BVICo and warrants of BVICo received in the merger will be same as such stockholder’s tax basis and holding period for the COAC common stock and warrants exchanged.

If a COAC stockholder owning 5 percent or more does not recognize gain on the exchange by reason of filing the gain recognition agreement, the federal tax basis and holding period of the Ordinary Shares and warrants of BVICo received in the merger will be same as for a less than 5 percent holder of COAC common stock. If such COAC stockholder is required to recognize gain on the conversion, the federal tax basis of the Ordinary Shares and warrants of BVICo received in the merger will be their fair market value on such date and a new holding period for such Ordinary Shares and warrants will begin with such date.

E. Treatment of COAC Stockholder Who Exercises Conversion Rights

A stockholder of COAC who exercises conversion rights and effects a termination of the stockholder’s interest in COAC will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of COAC for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of COAC common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the shares of COAC common stock is more than one year.

We consent to the inclusion of a copy of this opinion as an exhibit to the Registration Statement, and to the references to this opinion and to this firm in the Registration Statement.

Very truly yours,

Annex H

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.
(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders’ shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. ‘98. Eff. 7-1-98.)

Annex I

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHINA OPPORTUNITY ACQUISITION CORP.

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Pursuant to Section 245 of the

Delaware General Corporation Law

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CHINA OPPORTUNITY ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “China Opportunity Acquisition Corp.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 7, 2006.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is China Opportunity Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,000,000 of which 30,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174

SIXTH: The Corporation’s existence shall terminate on March 20, 2009 (the “Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

SEVENTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business, or of control of such operating business through contractual arrangements, which has its principal operations located in the People’s Republic of China (“Target Business”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 40% or more of the IPO Shares exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

C. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled only to receive distributions from the Trust Fund in the event (i) he demands conversion of his shares in accordance with paragraph B above, or (ii) that the Corporation has not consummated a Business Combination by the Termination Date in accordance with paragraph C above, in which case distributions may be made without regard to whether the Corporation has been dissolved and liquidated. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Harry Edelson, its Chief Executive Officer, as of the 20th day of March, 2007.

/s/ Harry Edelson

 Harry Edelson, Chief Executive Officer

Annex J

Adopted as of August 7, 2006
Amended as of November 6, 2007

BY LAWS
OF
CHINA OPPORTUNITY ACQUISITION CORP.

ARTICLE I
OFFICES

1.1 Registered Office. The registered office of China Opportunity Acquisition Corp. (the “Corporation”) in the State of Delaware shall be established and maintained at 615 S. DuPont Highway, Kent County, Dover, Delaware and National Corporate Research, Ltd. shall be the registered agent of the corporation in charge thereof.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2 Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the Chief Executive Officer or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5 Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7 Action of Shareholders Without Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.8 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10 Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11 Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12 Judges. All votes by ballot at any meeting of stockholders shall be conducted by two judges appointed for the purpose either by the directors or by the meeting. The judges shall decide upon the qualifications of voters, count the votes and declare the result.

ARTICLE III
DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Article III Section 1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which his Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3 Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5 Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6 Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these By-Laws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filled with the minutes of proceedings of the Board of Directors or committee.

3.8 Removal of Directors by Stockholders. The entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. In case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed.

3.9 Resignations. Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV
OFFICERS

4.1 General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6 Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.9 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.11 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14 Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V
CAPITAL STOCK

5.1 Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, signed, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes of series of the Corporation’s stock shall be in uncertified form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chief Executive Officer or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2 Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agent may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5 Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)	The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
(b)	The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.
(c)	The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6 Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State Delaware.

ARTICLE VI
NOTICES

6.1 Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2 The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4 Any indemnification under sections 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)	By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
(b)	If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
(c)	By the stockholders.

7.5 Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6 The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.8 For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

7.9 For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2 Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.3 Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

8.4 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7 Amendments. The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

8.8 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

China Opportunity Acquisition Corp. (“COAC”)

COAC’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by COAC to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to COAC’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, COAC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, COAC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by COAC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Ninth of COAC’s amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

COAC’s bylaws further provide that any indemnification shall be made by COAC only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Pursuant to COAC’s bylaws, COAC also maintains a directors’ and officers’ insurance policy which insures the directors and officers of COAC against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Golden Green Enterprises Limited (“BVICo”)

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. BVICo’s memorandum and articles of association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BVICo pursuant to the foregoing provisions, BVICo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008 by and among China Opportunity Acquisition Corp., Golden Green Enterprises Limited, Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and certain shareholders of Golden Green Enterprises Limited (included as Annex A to the proxy statement/prospectus).
3.1	Amended and Restated Certificate of Incorporation (included as Annex I to the proxy statement/prospectus).
3.2	By-laws (included as Annex J to the proxy statement/prospectus).
3.1	BVICo Memorandum and Articles of Association (included as Annex B to the proxy statement/prospectus).
4.1	Specimen Unit Certificate.(1)

Exhibit No.	Description
4.2	Specimen Common Stock Certificate.(1)
4.3	Specimen Warrant Certificate.(1)
4.4	Form of Unit Purchase Option granted to Representative.(1)
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.(1)
4.6	Specimen Unit Certificate of BVICo.*
4.7	Specimen Ordinary Share Certificate of BVICo.*
4.8	Specimen Warrant Certificate of BVICo.*
5.1	Opinion of Conyers Dill & Pearman.*
8.1	Tax opinion of Graubard Miller (included as Annex G to the proxy statement/prospectus).
10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Harry Edelson.(1)
10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Barry M. Shereck.(1)
10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Nicholas Puro.(1)
10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Rose-Marie Fox.(1)
10.5	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Shengyung Qiu.(1)
10.6	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Daxi Li.(1)
10.7	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and China Investment Group LLC.(1)
10.8	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.(1)
10.9	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.(1)
10.10	Form of Letter Agreement between Edelson Technology Partners, Inc. and Registrant regarding administrative support.(1)
10.11	Promissory Note, dated as of August 9, 2006, issued to Harry Edelson.(1)
10.12	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.(1)
10.13	Form of Subscription Agreement among the Registrant, Graubard Miller and each of Harry Edelson, Nicholas Puro, Barry M. Shereck, Rose-Marie Fox, Daxi Li, Eliot Clauss and John Allen.(1)
10.14	Form of Escrow Agreement by and among Golden Green Enterprises Limited, Oasis Green Investments Limited and Continental Stock Transfer & Trust Company (included as Annex C to the proxy statement/prospectus).
10.15	Form of Voting Agreement (included as Annex D to the proxy statement/prospectus).
10.16	Form of Lock-Up Agreement (included as Annex E to the proxy statement/prospectus).
10.17	[Material Contracts of BVICo]*
23.1	Consent of WithumSmith+Brown, P.C.
23.2	Consent of UHY Vocation HK CPA Limited.
23.3	Consent of Baumann Moreau Consulting Group (included in Annex F to the proxy statement/prospectus).
23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*
99.1	Consent of Mingwang Lu (Director nominee)*

Exhibit No.	Description
99.2	Consent of Yi Lu (Director nominee)*
99.3	Consent of Yunlong Wang (Director nominee)*
99.4	Consent of Maotong Xu (Director nominee)*
99.5	Consent of Wong Kwok Keung (Director nominee)*
99.6	Consent of J.P. Huang (Director nominee)*
99.7	Form of Proxy Card of China Opportunity Acquisition Corp.

*	To be filed by amendment
(1)	Incorporated by reference to China Opportunity Acquisition Corp.’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-137716).

Item 22. Undertakings.

Each of the undersigned, COAC and BVICo, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

Each of the undersigned undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mingwang Lu and Harry Edelson, acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

GOLDEN GREEN ENTERPRISES LIMITED

By:	/s/ Lu Yu Ying Lu Yu Ying Chief Executive Officer (Principal executive officer)

Name	Position	Date
/s/ Lu Yu Ying Lu Yu Ying	Chief Executive Officer and Director (Principal executive officer)	November 12, 2008
/s/ Liyong Qu Liyong Qu	Chief Accounting Officer (Principal financial officer)	November 12, 2008

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry Edelson and Nicholas Puro, acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

CHINA OPPORTUNITY ACQUISITION CORP.

By:	/s/ Harry Edelson Harry Edelson Chairman of the Board and Chief Executive Officer (Principal executive officer)

Name	Position	Date
/s/ Harry Edelson Harry Edelson	Chairman of the Board, Chief Executive Officer and Director (Principal executive officer)	November 12, 2008
/s/ Nicholas Puro Nicholas Puro	President and Director	November 12, 2008
/s/ Barry M. Shereck Barry M. Shereck	Chief Financial Officer and Director (Principal financial officer)	November 12, 2008
/s/ Rose-Marie Fox Rose-Marie Fox	Director	November 12, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008 by and among China Opportunity Acquisition Corp., Golden Green Enterprises Limited, Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and certain shareholders of Golden Green Enterprises Limited (included as Annex A to the proxy statement/prospectus).
3.1	Amended and Restated Certificate of Incorporation (included as Annex I to the proxy statement/prospectus).
3.2	By-laws (included as Annex J to the proxy statement/prospectus).
3.1	BVICo Memorandum and Articles of Association (included as Annex B to the proxy statement/prospectus).
4.1	Specimen Unit Certificate.(1)
4.2	Specimen Common Stock Certificate.(1)
4.3	Specimen Warrant Certificate.(1)
4.4	Form of Unit Purchase Option granted to Representative.(1)
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.(1)
4.6	Specimen Unit Certificate of BVICo.*
4.7	Specimen Ordinary Share Certificate of BVICo.*
4.8	Specimen Warrant Certificate of BVICo.*
5.1	Opinion of Conyers Dill & Pearman.*
8.1	Tax opinion of Graubard Miller (included as Annex G to the proxy statement/prospectus).
10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Harry Edelson.(1)
10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Barry M. Shereck.(1)
10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Nicholas Puro.(1)
10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Rose-Marie Fox.(1)
10.5	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Shengyung Qiu.(1)
10.6	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Daxi Li.(1)
10.7	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and China Investment Group LLC.(1)
10.8	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.(1)
10.9	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.(1)
10.10	Form of Letter Agreement between Edelson Technology Partners, Inc. and Registrant regarding administrative support.(1)
10.11	Promissory Note, dated as of August 9, 2006, issued to Harry Edelson.(1)
10.12	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.(1)
10.13	Form of Subscription Agreement among the Registrant, Graubard Miller and each of Harry Edelson, Nicholas Puro, Barry M. Shereck, Rose-Marie Fox, Daxi Li, Eliot Clauss and John Allen.(1)
10.14	Form of Escrow Agreement by and among Golden Green Enterprises Limited, Oasis Green Investments Limited and Continental Stock Transfer & Trust Company (included as Annex C to the proxy statement/prospectus).
10.15	Form of Voting Agreement (included as Annex D to the proxy statement/prospectus).
10.16	Form of Lock-Up Agreement (included as Annex E to the proxy statement/prospectus).

Exhibit No.	Description
10.17	[Material Contracts of BVICo]*
23.1	Consent of WithumSmith+Brown, P.C.
23.2	Consent of UHY Vocation HK CPA Limited.
23.3	Consent of Baumann Moreau Consulting Group (included in Annex F to the proxy statement/prospectus).
23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*
99.1	Consent of Mingwang Lu (Director nominee)*
99.2	Consent of Yi Lu (Director nominee)*
99.3	Consent of Yunlong Wang (Director nominee)*
99.4	Consent of Maotong Xu (Director nominee)*
99.5	Consent of Wong Kwok Keung (Director nominee)*
99.6	Consent of J.P. Huang (Director nominee)*
99.7	Form of Proxy Card of China Opportunity Acquisition Corp.

*	To be filed by amendment
(1)	Incorporated by reference to China Opportunity Acquisition Corp.’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-137716).